As filed with the Securities and Exchange Commission on November 30, 2016

Registration No. 333-214426

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

THE FIRST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

MISSISSIPPI (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	64-0862173 (I.R.S. Employer Identification No.)

6480 U.S. Hwy. 98 West

Hattiesburg, Mississippi 39402, Suite A

(601) 268-8998

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Donna T. (Dee Dee) Lowery

Chief Financial Officer

6480 U.S. Hwy. 98 West, Suite A

Hattiesburg, Mississippi 39402

(601) 268-8998

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig N. Landrum, Esq. Neal C. Wise, Esq. Jones Walker LLP 190 E. Capitol Street, Suite 800 Jackson, Mississippi 39201 (601) 949-4789	John P. "Jack" Greeley Smith Mackinnon, PA 255 South Orange Avenue Suite 1200 Orlando, FL 32801 Telephone (407) 843-7300 Facsimile (407) 843-2448

Approximate Date of Commencement of Proposed Sale of the Securities to the Public:

As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the enclosed proxy statement/prospectus.

___________________________

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ____________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

       If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 30, 2016

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On October 12, 2016, The First Bancshares, Inc. (“First Bancshares”), First Bancshares’ wholly-owned subsidiary, The First, A National Banking Association (“The First”) and Gulf Coast Community Bank (“Gulf Coast”) announced a strategic business combination in which Gulf Coast will merge (the “merger”) with and into The First. We believe the proposed merger will result in a stronger financial institution, with a diverse revenue stream, a well-balanced loan portfolio and an attractive funding base. The combined company, which will retain The First’s name, will have approximately $1.4 billion in assets and operate 28 full-service branches and one motorbank across the states of Mississippi, Alabama, Louisiana and Florida. We are sending you this proxy statement/prospectus to invite you to attend a special meeting of shareholders being held by Gulf Coast to allow you to vote on the merger agreement.

If the merger is completed, holders of Gulf Coast common stock will receive in exchange for each outstanding share of Gulf Coast common stock that is issued and outstanding (other than shares held by First Bancshares or Gulf Coast, or, shares with respect to which the holders thereof have perfected dissenters’ rights) their pro rata portion of the number of whole shares of First Bancshares common stock obtained by (i) dividing $0.50 by (ii) the average of the closing prices of First Bancshares common stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) business days prior to the closing of the transaction and (iii) multiplied by the total number of shares of Gulf Coast common stock issued and outstanding. The total consideration to be paid in connection with the merger will be $2,257,718.50, as more specifically described in this document. Based on the total number of shares of Gulf Coast Class A common stock, par value $10.00 per share, and Gulf Coast Class B common stock, par value $1.00 per share, (collectively, “Gulf Coast common stock”), issued and outstanding as of October 12, 2016, and the exchange of each such share of Gulf Coast common stock for shares of First Bancshares common stock, First Bancshares anticipates that it will issue between 126,695 and 94,663 shares of First Bancshares common stock. This estimated range is based on the lowest and highest closing prices of First Bancshares common stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) business days prior to the date of this registration statement, which were $17.82 (October 13, 2016) and $23.85 (November 21, 2016), respectively. As of the most recently practicable date prior to the date of this registration statement, which was November 29, 2016, and based on the foregoing formula, First Bancshares would issue 102,951 shares of its common stock to Gulf Coast shareholders.

We urge you to obtain current market quotations for First Bancshares (trading symbol “FBMS”) on the NASDAQ Stock Exchange.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Gulf Coast common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Gulf Coast common stock for shares of First Bancshares common stock in the merger, except with respect to any cash received in lieu of fractional shares of First Bancshares common stock..

At the special meeting of Gulf Coast shareholders to be held on Wednesday, December 28, 2016, holders of Gulf Coast common stock will be asked to vote to adopt and approve the Agreement and Plan of Merger dated as of October 12, 2016 by and between First Bancshares, The First and Gulf Coast, which we refer to as the merger agreement, and certain other matters. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Gulf Coast common stock, assuming that a quorum is present.

The Gulf Coast board of directors recommends that Gulf Coast common shareholders vote “FOR” the adoption and approval of the merger agreement.

This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 13 for a discussion of the risks relating to the proposed merger and owning First Bancshares common stock after the merger.

If you have any questions concerning the merger, please contact Gulf Coast’s Walter J. Ritchie, Jr. at 850-434-9300.

/s/ M. Ray (Hoppy) Cole, Jr.	/s/ Walter J. Ritchie, Jr.
President and Chief Executive Officer The First Bancshares, Inc.	Chairman of the Board and Chief Executive Officer of Gulf Coast Community Bank

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of First Bancshares common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of First Bancshares common stock to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated December 2, 2016, and it is first being mailed to Gulf Coast shareholder, along with the enclosed proxy card, on or about December 2, 2016.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

 GULF COAST COMMUNITY BANK

40 N. PALAFOX ST.,

 PENSACOLA, FL 32502

 To be held on Wednesday, December 28, 2016

On Wednesday, December 28, 2016, Gulf Coast Community Bank (“Gulf Coast”) will hold a Special Meeting of Shareholders at Heritage Hall located at 130 E. Government Street, Pensacola, Florida 32502 at 10:00 a.m., central time, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of October 12, 2016, by and among The First Bancshares, Inc. (“First Bancshares”), The First, A National Banking Association (“The First”) and Gulf Coast, as it may be amended from time to time (referred to as the “merger agreement”);

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	any other business properly brought before the special meeting or any adjournment or postponement thereof.

The attached proxy statement/prospectus describes the terms and conditions of the merger agreement and includes the complete text of the merger agreement as Annex A. We urge you to read the enclosed materials carefully for a complete description of the merger agreement and the merger. The accompanying proxy statement/prospectus forms a part of this notice.

The Gulf Coast board of directors has fixed the close of business on November 22, 2016, as the record date for the special meeting. Only Gulf Coast shareholders of record at that time are entitled to notice of, and, if a holder of Gulf Coast common stock, to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Gulf Coast common stock and each of the other proposals requires the affirmative vote of a majority of the votes cast, in all cases assuming that a quorum is present.

Federal law provides that shareholders may dissent from the merger. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements set forth in the governing statute will be entitled to receive payment of the value of their shares in accordance with applicable law. A copy of the relevant law governing dissenters rights is attached as Annex D hereto. For more information, see “THE MERGER—Gulf Coast Shareholders Have Appraisal Rights in the Merger.”

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by submitting your proxy card by mail or in person. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum. Any holder of record of Gulf Coast common stock who is present at the special meeting may vote in person instead of by proxy, thereby cancelling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

The Gulf Coast board of directors has unanimously adopted and approved the merger agreement and recommends that Gulf Coast shareholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the Gulf Coast special meeting, if necessary or appropriate, to permit further solicitation of proxies.

By Order of the Board of Directors

/s/ Walter J. Ritchie, Jr.

Walter J. Ritchie, Jr. Chairman of the Board and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY.

TABLE OF CONTENTS

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QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Gulf Coast special meeting and the merger. We urge you to read carefully the remainder of this document (including the Risk Factors beginning on page 13) because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this document.

Q: What are holders of Gulf Coast common stock being asked to vote on?

A: Holders of Gulf Coast common stock are being asked to vote (1) to adopt and approve an Agreement and Plan of Merger by and among First Bancshares, The First and Gulf Coast, attached hereto as Annex A and (2) to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption and approval of the merger agreement. Throughout the remainder of this proxy statement/prospectus, the agreement and plan of merger is referred to as the “merger agreement.” In the merger, Gulf Coast will be merged with and into The First, and The First will be the surviving banking association. References to the “merger” refer to the merger of Gulf Coast with and into The First, unless the context clearly indicates otherwise.

Q: What do holders of Gulf Coast common stock need to do now?

A: After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to (1) the adoption and approval of the merger agreement and (2) approval of the adjournment of the Gulf Coast special meeting, if necessary or appropriate, to solicit additional proxies. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Submitting your proxy by mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Gulf Coast special meeting. Your proxy card must be received prior to the special meeting on Wednesday, December 28, 2016, in order to be counted. If you would like to attend the Gulf Coast special meeting, see “Can I attend the Gulf Coast special meeting and vote my shares in person?” below.

Q: What will I receive in exchange for my shares of Gulf Coast common stock if the merger is approved?

A: If the merger is completed, you will receive in exchange for each outstanding share of Gulf Coast common stock that you own (other than shares with respect to which the you have perfected dissenters’ rights) a pro rata portion of the number of whole shares of First Bancshares common stock obtained by (i) dividing $0.50 by (ii) the average of the closing prices of First Bancshares common stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) business days prior to the closing of the transaction and (iii) multiplied by the total number of shares of Gulf Coast common stock issued and outstanding. Each shareholder’s pro rata portion of the merger consideration is calculated by dividing the number of shares that such shareholder owns by the total number of shares of Gulf Coast common stock, which was 4,515,437 as of October 12, 2016. First Bancshares will not issue fractional shares of First Bancshares common stock, but will pay cash in lieu of any fractional shares of First Bancshares common stock. The total consideration to be paid in connection with the merger will be $2,257,718.50, as more specifically described in this document. Please see “THE MERGER AGREEMENT – Terms of the Merger” in this proxy statement/prospectus for more information on the method of calculating First Bancshares common stock to be received in the merger.

Q: Why is my vote as a holder of Gulf Coast common stock important?

A: If you do not vote by proxy or vote in person at the Gulf Coast special meeting, it will be more difficult for Gulf Coast to obtain the necessary quorum to hold its special meeting. In addition, approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Gulf Coast common stock, assuming that a quorum is present. The Gulf Coast board of directors recommends that you vote to adopt and approve the merger agreement.

Q: If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A: No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted and will not count toward a quorum.

Q: Can I attend the Gulf Coast special meeting and vote my shares in person?

A: Yes. All holders of Gulf Coast common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Gulf Coast special meeting. Holders of record of Gulf Coast common stock as of the record date can vote in person at the Gulf Coast special meeting. If you choose to vote in person at the special meeting and if you are a registered shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity. Even if you plan to attend the special meeting, Gulf Coast encourages you to vote by proxy through the mail so your vote will be counted if you later decide not to attend the special meeting.

Q: What constitutes a quorum for the Gulf Coast special meeting?

A: The presence at the Gulf Coast special meeting, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote thereat will constitute a quorum for the transaction of business. If a quorum is not present, the Gulf Coast special meeting will be postponed until the holders of the number of shares of Gulf Coast common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Gulf Coast common stock will be counted for purposes of

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determining whether a quorum is present at the Gulf Coast special meeting. If additional votes must be solicited to approve the merger agreement, it is expected that the Gulf Coast special meeting will be adjourned to solicit additional proxies.

Q: Is the merger expected to be taxable to Gulf Coast shareholders?

A: The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Gulf Coast common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Gulf Coast common stock for shares of First Bancshares common stock in the merger, except with respect to any cash received instead of fractional shares of First Bancshares common stock.

For further information, see “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.”

The U.S. federal income tax consequences described above may not apply to all holders of Gulf Coast common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q: If I am a holder of Gulf Coast common stock, can I change or revoke my vote?

A: Yes. You may revoke any proxy at any time before it is voted in any of the following ways: (1) by personally appearing and choosing to vote at the special meeting, if you are the shareholder of record, or you obtain and bring a broker representation letter in your name from your bank, broker or the holder of record and, in all cases, you bring proof of identity; (2) by written notification to Gulf Coast which is received prior to the exercise of the proxy; or (3) by a subsequent proxy executed by the person executing the prior proxy and presented at the special meeting. Gulf Coast shareholders should send their written revocation letter to Gulf Coast Community Bank, Attention: Corporate Secretary, 40 N. Palafox Street Pensacola, FL 32503.

Any shareholder entitled to vote in person at the Gulf Coast special meeting may vote in person regardless of whether a proxy previously has been given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q: Do I have dissenters’ rights in connection with the merger?

Yes. Gulf Coast shareholders have dissenters’ rights in connection with the proposed merger under federal law, which provides that a dissenting shareholder is entitled to receive the value of his or her shares in cash (which may be more or less than the value of the consideration that such holder would receive in the merger) if the dissenting shareholder complies with all of the requirements set forth in the applicable statute.

To perfect dissenters’ rights, a Gulf Coast shareholder must (i) either give Gulf Coast written notice of his or her intent to dissent from the merger prior to Gulf Coast’s special meeting or vote against the merger at Gulf Coast’s special meeting, and (ii) deliver to First Bancshares a written request for appraisal and any certificates representing the shareholder’s shares of Gulf Coast common stock within 30 days after consummation of the merger.

Pursuant to the merger agreement, First Bancshares’ board of directors may terminate the merger agreement and abandon the merger transaction if dissenters’ rights of appraisal are properly asserted with respect to more than 10% of the outstanding shares of Gulf Coast common stock. See “THE MERGER - Dissenters’ Rights of Appraisal” as well as the full text of the relevant statutory provisions, which are attached to this proxy statement/prospectus as Annex D for additional information on how to assert dissenters’ rights.

Q: Should I send in my Gulf Coast stock certificates now?

A: No. You should not send in your Gulf Coast stock certificates at this time. After completion of the merger, First Bancshares will cause instructions to be sent to you for exchanging Gulf Coast stock certificates for shares of First Bancshares common stock and/or cash to be paid in lieu of a fractional share of First Bancshares common stock. The shares of First Bancshares common stock that holders of Gulf Coast common stock will receive in the merger will be issued in book-entry form unless you specifically elect to receive your shares of First Bancshares common stock in certificated form (the instructions that First Bancshares provides you will give you the option to elect to receive certificated shares). Please do not send in your stock certificates with your proxy card.

Q: Whom can I contact if I cannot locate my Gulf Coast stock certificate(s)?

A: If you are unable to locate your original Gulf Coast stock certificate(s), you should contact Jean Nelson, Senior Vice President Investor Relations at 850-434-9300. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as First Bancshares may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q: When do you expect to complete the merger?

A: We currently expect to complete the merger during the fourth quarter of 2016. However, we cannot assure you when or if the merger will occur. We must, among other things, first obtain the approvals of holders of Gulf Coast common stock at its special meeting and the required regulatory approvals described below in “The Merger—Regulatory and Third Party Approvals.”

Q: Whom should I call with questions?

A: Gulf Coast shareholders should contact Walter J. Ritchie, Jr., Gulf Coast’s President and CEO, by telephone at 850-434-9300.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are made part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission, which is sometimes referred to as the SEC, include various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about First Bancshares and Gulf Coast that are subject to risks and uncertainties. Congress passed the Private Securities Litigation Reform Act of 1995 in an effort to encourage corporations to provide information about companies’ anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This document reflects management’s current views and estimates of future economic circumstances, industry conditions, company performance, and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause First Bancshares’, Gulf Coast’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements. Forward-looking statements speak only as of the date they are made and neither First Bancshares nor Gulf Coast assumes any duty to update forward-looking statements.

In addition to factors previously disclosed in reports filed with the SEC and those identified elsewhere herein, forward-looking statements include, but are not limited to, statements about (1) the expected benefits of the transaction between The First and Gulf Coast, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (2) First Bancshares’ and Gulf Coast’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. The statements are based upon the current beliefs and expectations of First Bancshares’ and Gulf Coast’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, the forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those indicated or implied in the forward-looking statements.

The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the businesses of First Bancshares, The First and Gulf Coast may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected;

•	the expected growth opportunities or costs savings from the transaction may not be fully realized or may take longer to realize than expected;

•	revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•	deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•	governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe;

•	the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions;

•	Gulf Coast common stock shareholders may fail to approve the transaction;

•	reputational risks and the reaction of the companies’ customers to the transaction;

•	diversion of management time on merger related issues;

•	changes in asset quality and credit risk;

•	inflation;

•	customer acceptance of the combined company’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

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•	the introduction, withdrawal, success and timing of business initiatives;

•	the impact, extent, and timing of technological changes;

•	a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results;

•	the U.S. legal and regulatory framework, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as Dodd-Frank, could adversely affect the operating results of the combined company;

•	the interest rate environment may compress margins and adversely affect net interest income; and

•	competition from other financial services companies in the combined company’s markets could adversely affect operations.

All subsequent written and oral forward-looking statements concerning First Bancshares, The First, Gulf Coast or the proposed merger or other matters and attributable to First Bancshares, The First, Gulf Coast or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. First Bancshares and Gulf Coast do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

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SUMMARY

This summary highlights the material information from this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document in order to fully understand the merger and the related transactions, including the risk factors set forth on page 13. See “Where You Can Find More Information” on page 103. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

In the Merger, Holders of Gulf Coast Common Stock Will Have a Right to Receive Shares of First Bancshares Common Stock Subject to Certain Conditions (see page 71)

First Bancshares and Gulf Coast are proposing the merger of Gulf Coast with The First. If the merger is completed, Gulf Coast will merge with and into The First, with The First being the surviving banking association, and Gulf Coast common stock will no longer be outstanding. Under the terms of the merger agreement, holders of Gulf Coast common stock will receive in exchange for each outstanding share of Gulf Coast common stock that is issued and outstanding (other than shares held by First Bancshares or Gulf Coast, or, shares with respect to which the holders thereof have perfected dissenters’ rights) their pro rata portion of the number of whole shares of First Bancshares common stock obtained by (i) dividing $0.50 by (ii) the average of the closing prices of First Bancshares common stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) business days prior to the closing of the transaction and (iii) multiplied by the total number of shares of Gulf Coast common stock issued and outstanding. The total consideration to be paid in connection with the merger will be $2,257,718.50, as more specifically described in this document.

First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Instead, a holder of Gulf Coast common stock who otherwise would have received a fraction of a share of First Bancshares common stock will receive an amount in cash. This cash amount will be determined by multiplying the fraction of a share of First Bancshares common stock to which the holder would otherwise be entitled by the average closing price of one share of First Bancshares common stock as reported on the NASDAQ for the 30 trading days prior to the 5th business day prior to the date on which the merger is completed, and then rounded to the nearest cent.

The merger agreement between First Bancshares and Gulf Coast governs the merger. The merger agreement is included in this document as Annex A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

The Merger Is Intended to Be Tax-Free to Holders of Gulf Coast Common Stock as to the Shares of First Bancshares Common Stock They Receive (see page 80)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the merger generally will be tax-free to a holder of Gulf Coast common stock for U.S. federal income tax purposes as to the shares of First Bancshares common stock he or she receives in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of First Bancshares common stock that such holder of Gulf Coast common stock would otherwise be entitled to receive.

For further information, see “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 80.

The U.S. federal income tax consequences described above may not apply to all holders of Gulf Coast common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Accounting Treatment of Merger (see page 63)

The merger will be accounted for as an “acquisition,” as that term is used under accounting principles generally accepted in the United States of America, for accounting and financial reporting purposes.

Comparative Market Prices and Share Information (see page 12)

First Bancshares common stock is listed on the NASDAQ under the symbol “FBMS.” The following table shows the closing sale prices of First Bancshares common stock as reported on the NASDAQ on October 13, 2016, the last trading day before we announced the merger, and on November 29, 2016, the last practicable trading day before the distribution of this document.

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First Bancshares Common Stock
October 13, 2016	$17.82
November 29, 2016	$24.00

The market price of First Bancshares common stock will fluctuate prior to the merger. Gulf Coast shareholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

Monroe Financial Partners, Inc. Has Provided an Opinion to the Gulf Coast Board of Directors Regarding the Merger Consideration (see page 50 and Annex B)

On September 7, 2016, Monroe Financial Partners, Inc., sometimes referred to as Monroe, rendered its oral opinion to the board of directors of Gulf Coast, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions described to the Gulf Coast board of directors during its presentation and set forth in its written opinion, the consideration to be paid to the holders of Gulf Coast common stock in the proposed merger was fair, from a financial point of view, to holders of Gulf Coast common stock. The full text of Monroe’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. Gulf Coast shareholders are urged to read the opinion in its entirety. Pursuant to an engagement letter between Gulf Coast and Monroe, Gulf Coast has agreed to pay Monroe a customary transaction fee in connection with the merger, which is payable upon completion of the merger. Monroe’s written opinion is addressed to the board of directors of Gulf Coast, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any holder of Gulf Coast common stock should vote with respect to the merger or any other matter. Monroe has consented to the use of its opinion letter dated October 12, 2016, and the references to such letter in this proxy statement/prospectus.

Performance Trust Capital Partners Has Provided an Opinion to First Bancshares’ Board of Directors Regarding the Merger Consideration (see page 56)

In deciding to approve the merger, First Bancshares board of directors considered the opinion of its financial advisor, Performance Trust Capital Partners, sometimes referred to as Performance Trust, provided to First Bancshares’ board of directors on August 18, 2016, (subsequently confirmed in writing) that as of the date of the opinion, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the merger consideration payable to holders of Gulf Coast common stock pursuant to the merger agreement was fair from a financial point of view to First Bancshares. The opinion of Performance Trust will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Pursuant to an engagement letter between First Bancshares and Performance Trust, First Bancshares has agreed to pay Performance Trust fees in connection with the merger, which is contingent upon completion of the merger, and a fee for rendering its fairness opinion, which was due upon issuing its fairness opinion. Performance Trust addressed its opinion to First Bancshares’ board of directors, and the opinion is not a recommendation as to any action that a shareholder should take relating to the merger.

The Gulf Coast Board of Directors Recommends that Holders of Gulf Coast Common Stock Vote “FOR” the Adoption and Approval of the Merger Agreement (see page 64)

The Gulf Coast board of directors believes that the merger is in the best interests of Gulf Coast and its shareholders and has unanimously approved the merger and the merger agreement. The Gulf Coast board of directors unanimously recommends that holders of Gulf Coast common stock vote “FOR” the adoption and approval of the merger agreement. In reaching its decision, the Gulf Coast board of directors considered a number of factors, which are described in more detail in “THE MERGER—Gulf Coast’s Reasons for the Merger; Recommendation of the Gulf Coast Board of Directors.” The Gulf Coast board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the Gulf Coast board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Gulf Coast board of directors may have given weights to different factors.

Gulf Coast’s Directors and Executive Officers May Receive Additional Benefits from the Merger (see page 64)

When considering the information contained in this proxy statement/prospectus, including the recommendation of Gulf Coast’s board of directors to vote to adopt and approve the merger agreement, holders of Gulf Coast

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common stock should be aware that Gulf Coast’s executive officers and members of Gulf Coast’s board of directors may have interests in the merger that are different from, or in addition to, those of Gulf Coast shareholders generally. Gulf Coast’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger (to the extent these interests were in existence at the time of the evaluation and negotiation of the merger agreement and the merger), and in recommending that the merger agreement be adopted and approved by holders of Gulf Coast common stock. For information concerning these interests, please see the discussion under the caption “THE MERGER—Interests of Gulf Coast’s Directors and Executive Officers in the Merger.”

Holders of Gulf Coast Common Stock Have Appraisal Rights (see page 62)

A Gulf Coast stockholder who wishes to exercise dissenters’ rights of appraisal with respect to the merger must (i) either give written notice to Gulf Coast prior to the special meeting that he or she dissents from the plan of merger or vote against the merger at the special meeting, and (ii) deliver to The First a written request for an appraisal of his or her shares, along with any certificates representing such shares, within 30 days after the consummation of the merger. Failure to adhere strictly to the requirements and procedures of the applicable dissenters’ rights provisions may result in the loss, termination or waiver of your right to dissent. The value of your shares determined for this purpose may be more or less than the per-share consideration to be paid in the merger. Pursuant to the merger agreement, First Bancshares’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 10% of the outstanding shares of Gulf Coast common stock.

If you sign and send in your proxy card and do not indicate how you want to vote on the merger proposal, your proxy will be voted FOR the proposal to approve the merger agreement, and you will effectively waive your appraisal rights. Therefore, a Gulf Coast stockholder who submits a proxy and who also wishes to exercise appraisal rights must either (i) submit a proxy containing instructions to vote against the adoption of the merger agreement or (ii) abstain from voting on the adoption of the merger agreement and submit a written notice to Gulf Coast prior to the special meeting of his or her intent to dissent from the merger.

Appendix D includes the relevant statutory provisions regarding these rights. See “THE MERGER - Dissenters’ Rights of Appraisal” for additional information on how to assert dissenters’ rights. In view of the complexity of the procedures specified under applicable law, stockholders who wish to pursue dissenters’ appraisal rights should promptly consult their legal, financial and tax advisors.

If you hold your shares of Gulf Coast common stock through a bank, brokerage firm, trust or other nominee and you wish to exercise dissenters’ appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal through your nominee.

Conditions Exist That Must Be Satisfied or Waived for the Merger to Occur (see page 77)

Currently, First Bancshares and Gulf Coast expect to complete the merger during the fourth quarter of 2016. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of holders of Gulf Coast common stock, the receipt of all required regulatory approvals (including approval, or waiver therefrom, by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (the “OCC”). The merger agreement also contains a condition that the Gulf Coast classified assets not exceed $28.5 million prior to the closing date of the merger. As of October 31, 2016, the Gulf Coast classified assets were approximately $27.0 million. For more information on the conditions that must be satisfied or waived for the merger to occur, please see “THE MERGER AGREEMENT - Conditions to the Completion of the Merger.”

First Bancshares and Gulf Coast cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Gulf Coast or First Bancshares May Terminate the Merger Agreement Under Certain Circumstances (see page 78)

Gulf Coast and First Bancshares may mutually agree to terminate the merger agreement before completing the merger, even after Gulf Coast shareholder approval, as long as the termination is approved by each of the Gulf Coast and First Bancshares boards of directors.

The merger agreement may also be terminated by either party in the following circumstances:

•	if the merger has not been completed on or before April 30, 2017, unless the required regulatory approvals are pending and have not been finally resolved, in which event such date shall be automatically extended 60 days, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate;

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•	if there has been a final, non-appealable denial of required regulatory approvals or an injunction prohibiting the transactions contemplated by the merger agreement;

•	if the requisite shareholder vote in connection with the merger agreement is not obtained at the Gulf Coast shareholder meeting (or any adjournment or postponement thereof), unless the failure to obtain the requisite shareholder vote shall be due to the failure of the applicable party to perform or observe its agreements set forth in the merger agreement;

•	if there is a breach of the merger agreement that would result in the failure of any of the closing conditions or a material breach of a representation, warranty, covenant or other agreement and such failure or breach cannot or has not been cured within 30 days after the breaching party receives written notice of such breach;

•	by First Bancshares board of directors, if prior to receipt of the Gulf Coast’s shareholder approval, the Gulf Coast board of directors (1) withdraws, changes or fails to make, the recommendation that its shareholders approve the merger agreement or (2) adopts, approves, recommends, endorses or otherwise declares advisable certain business combination proposals; or

•	by First Bancshares board of directors, if the Gulf Coast shareholders exercising dissenter’s rights represent more than 10% in the aggregate of the Gulf Coast common stock immediately prior to the record date for the Gulf Coast shareholders’ meeting.

Expenses and Termination Fees (see page 79)

In general, each of Gulf Coast and First Bancshares will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, subject to specific exceptions discussed in this document. Upon termination of the merger agreement under specified circumstances, Gulf Coast may be required to pay First Bancshares a termination fee of $500,000. See “THE MERGER AGREEMENT—Termination Fee” for a complete discussion of the circumstances under which the termination fee will be required to be paid.

Regulatory Approvals Required for the Merger (see page 63)

Gulf Coast and First Bancshares have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. The required regulatory approvals include approval, or waiver therefrom, from the Federal Reserve, the OCC, the United States Department of Justice, state securities authorities, and various other federal and state regulatory authorities and self-regulatory organizations. Gulf Coast and First Bancshares have filed all applications and notifications believed to be necessary to obtain the required regulatory approvals.

Although we do not know of any reason why we cannot obtain the required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

The Rights of Holders of Gulf Coast Common Stock Will Change as a Result of the Merger (see page 65)

The rights of holders of Gulf Coast common stock are governed by Florida law, as well as Gulf Coast’s Articles of Incorporation, as amended (which we refer to as the Gulf Coast Articles), and Gulf Coast’s Bylaws (or, the Gulf Coast Bylaws). After completion of the merger, the rights of former Gulf Coast shareholders will be governed by Mississippi law and by First Bancshares’ Amended and Restated Articles of Incorporation (which we refer to as the First Bancshares Articles), and First Bancshares’ Amended and Restated Bylaws (or, the First Bancshares Bylaws).

Gulf Coast Will Hold its Special Meeting on Wednesday, December 28, 2016 (see page 25)

The Gulf Coast special meeting will be held on Wednesday, December 28, 2016, at Heritage Hall, located at 130 E. Government Street, Pensacola, FL at 10:00 a.m., central time. At the special meeting, holders of Gulf Coast common stock will be asked to:

•	adopt and approve the merger agreement;

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•	approve the adjournment of the special meeting, if necessary or appropriate, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	vote on any other business properly brought before the special meeting or any adjournment or postponement thereof.

Record Date. Only holders of record of Gulf Coast common stock at the close of business on November 22, 2016, will be entitled to vote at the special meeting. Each share of Gulf Coast common stock is entitled to one vote. As of the record date of November 22, 2016, there were 4,515,437 shares of Gulf Coast common stock entitled to vote at the special meeting.

Required Vote. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Gulf Coast common stock, and the other proposals require the affirmative vote of a majority of the votes cast, in all cases assuming that a quorum is present.

All of the directors of Gulf Coast have entered into agreements with First Bancshares pursuant to which they have agreed, in their capacity as holders of Gulf Coast common stock, to vote all of their shares in favor of the adoption and approval of the merger agreement, subject to certain exceptions. As of the record date, these directors of Gulf Coast and their affiliates had the right to vote approximately 1,648,503 shares of Gulf Coast common stock, or approximately 36.5% of the outstanding Gulf Coast shares entitled to be voted at the special meeting. We expect these individuals to vote their Gulf Coast common stock in favor of the approval of the merger agreement in accordance with those agreements. If these directors each vote their shares in favor of the approval of the merger agreement, only approximately 1,361,788 additional shares will be needed to vote in favor of the merger agreement.

Information about the Companies (see page 27)

Gulf Coast Community Bank

Gulf Coast is a Florida-chartered bank established in 2003. Its main office is located at 40 N. Palafox St., Pensacola, FL 32502 (Telephone Number: (850) 434-9300). As of September 30, 2016, Gulf Coast had total assets of approximately $135.4 million, deposits of approximately $116.6 million and total stockholders’ equity of approximately $5.79 million. Gulf Coast operates five banking offices in Escambia and Santa Rosa Counties, Florida. Gulf Coast’s deposits are insured by the FDIC.

The First Bancshares, Inc.

First Bancshares is a Mississippi corporation incorporated in 1995 that is the owner of, The First, A National Banking Association, incorporated in 1996. As of September 30, 2016, First Bancshares had total assets of approximately $1.3 billion, deposits of approximately $1.1 billion and total shareholders’ equity of approximately $112.7 million. First Bancshares operates 28 full service branches, one motor branch and four loan production offices throughout central and south Mississippi, Louisiana and south Alabama. The First’s deposits are insured by the FDIC.

The principal executive offices of First Bancshares are located at 6480 U.S. Hwy. 98 West, Hattiesburg, Mississippi 39402, and its telephone number is (601) 268-8998. See “WHERE YOU CAN FIND MORE INFORMATION.”

Pending Acquisition with Iberville Bank

On October 12, 2016, we executed a Stock Purchase Agreement (the “Iberville Acquisition Agreement”) with A. Wilbert’s Sons Lumber and Shingle Co. (“Iberville Parent”) pursuant to which, if consummated in accordance with its terms, the Company would acquire 100% of the common stock of Iberville Bank, Plaquemine, Louisiana, and immediately thereafter would merge Iberville Bank with and into The First. Under the terms of the Iberville Acquisition Agreement, the Company has agreed to pay Iberville Parent a total of $31.1 million in cash. Approximately 8% of the purchase price payable to Iberville Parent would be held in escrow as contingency for flood-related losses in the loan portfolio that may be incurred due to recent flooding in Iberville Bank’s market area.

At June 30, 2016, Iberville Bank had $258.5 million in total assets, $140.8 million loans net of allowance for loan losses, $230.6 million in deposits and $26.2 million in stockholders’ equity.

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST BANCSHARES

First Bancshares is providing the following information to help you analyze the financial aspects of the merger. First Bancshares derived this information from its audited financial statements for the years 2011 through 2015, and from its unaudited financial statements for the nine months ended September 30, 2016 and 2015. This information is only a summary, and you should read it in conjunction with the historical financial information for First Bancshares filed attached hereto as Annex E. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

(In Thousands, Except Share Data)	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Consolidated Statements of Income:
Net interest income	$29,597	$27,382	$36,994	$33,398	$28,401	$22,194	$19,079
Provision for loan
losses	538	400	410	1,418	1,076	1,228	1,468

Noninterest income	8,542	5,686	7,588	7,803	7,083	6,324	4,598
Noninterest expense	26,730	23,887	32,161	30,734	28,165	22,164	18,870
Net income	7,811	6,441	8,799	6,614	4,639	4,049	2,871
Net income
applicable to common
stockholders	7,554	6,184	8,456	6,251	4,215	3,624	2,529

Per common share data:
Basic net income per
Share	$1.39	$1.15	$1.57	$1.20	$.98	$1.17	$.83
Diluted net income per
Share	1.38	1.14	1.55	1.19	.96	1.16	.82
Per share data:
Basic net income
per share	$1.44	$1.20	$1.64	$1.27	$1.07	$1.31	$.94
Diluted net income
per share	1.43	1.18	1.62	1.25	1.06	1.29	.93

Consolidated
Balance Sheets:

Total assets	$1,266,638	$1,137,849	$1,145,131	$1,093,768	$940,890	$721,385	$681,413
Securities	251,684	253,113	254,959	270,174	258,023	226,301	221,176
Loans, net of
allowance	856,322	740,912	769,742	700,540	577,574	408,970	383,418
Deposits	1,071,789	963,840	916,695	892,775	779,971	596,627	573,394
Stockholders’ equity	112,658	101,622	103,436	96,216	85,108	65,885	60,425

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF Gulf Coast

Gulf Coast is providing the following information to help you analyze the financial aspects of the merger. Gulf Coast derived this information from its audited financial statements for the years 2011 through 2015, and from its unaudited financial statements for the nine months ended September 30, 2016 and 2015. This information is only a summary, and you should read it in conjunction with the historical financial information for Gulf Coast, which can be obtained from Gulf Coast. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

(In Thousands, Except Share Data)	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Statements of Income:
Net interest income	$3,566	3,927	$4,628	$4,984	$5,090	$5,492	$5,921
Provision for loan	-	-	-	-	193	146	3,107
losses

Noninterest income	1,162	886	1,496	1,455	1,505	2,573	1,918
Noninterest expense	4,905	4,784	6,599	6,224	6,603	11,372	6,608
Net income (loss)	(96)	(313)	(476)	215	(201)	(3,453)	(6,491)
Net income (loss)	(96)	(313)	(476)	215	(201)	(3,453)	(6,491)
applicable to common
stockholders

Per common share data:
Basic net income (loss) per
share	$(0.02)	(0.07)	$(0.11)	$0.05	$(0.16)	$(2.71)	$(2.55)

Balance Sheets:

Total assets	$135,417	137,741	$132,094	$137,283	$159,236	$185,164	$218,476
Securities	14,377	18,287	18,273	20,868	22,609	29,203	31,383
Loans, net of allowance	87,133	80,234	83,237	82,636	94,200	110,608	135,163
Deposits	116,615	120,773	114,498	120,108	146,081	162,176	185,636
Stockholders’ equity	5,788	5,761	5,585	6,098	2,142	3,775	7.733

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COMPARATIVE PER SHARE MARKET PRICE INFORMATION

First Bancshares common stock trades on the NASDAQ under the symbol “FBMS.” The following table sets forth, for the periods indicated, the high and low sales prices of shares of First Bancshares common stock, as reported on the NASDAQ and the quarterly cash dividends declared per share. As of November 29, 2016, the last date prior to the printing of this document for which it was practicable to obtain this information, there were 5,428,017 shares of First Bancshares common stock issued and outstanding, and approximately 1,734 shareholders of record.

		High	Low	Dividends Paid

2016

	4th quarter (through November 29)	$24.00	$17.82	$0.0375
	3rd quarter	$19.55	$16.99	$0.0375
	2nd quarter	$17.72	$15.50	$0.0375
	1st quarter	$18.50	$15.32	$0.0375

2015	4th quarter	$18.34	$15.58	$0.0375
	3rd quarter	$18.46	$16.10	$0.0375
	2nd quarter	$16.99	$15.50	$0.0375
	1st quarter	$17.70	$13.80	$0.0375

2014	4th quarter	$15.50	$14.29	$0.0375
	3rd quarter	$14.98	$14.20	$0.0375
	2nd quarter	$14.74	$14.11	$0.0375
	1st quarter	$14.82	$13.83	$0.0375

There is no established public trading market in which shares of Gulf Coast common stock are regularly traded, nor are there any uniformly quoted prices for shares of Gulf Coast common stock. The last sale of Gulf Coast common stock prior to the execution of the merger agreement known to Gulf Coast management occurred on September 30, 2014, at $1.00 per share. Gulf Coast has not paid any cash dividends on its shares of common stock.

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RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under the heading “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” of this proxy statement/prospectus, holders of Gulf Coast common stock should consider the matters described below in determining whether to adopt and approve the merger agreement. If any of the following risks or other risks, which have not been identified or which First Bancshares and Gulf Coast may believe are immaterial or unlikely, actually occur, the business, financial condition and results of operations of the combined company could be harmed. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements. For purposes of this section entitled Risk Factors, the terms “we”, “us”, “our”, “the Company” and similar words refer to First Bancshares unless the context clearly demonstrates otherwise.

Risks Related To The Merger

Holders of Gulf Coast common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Gulf Coast common stock currently have the right to vote in the election of the Gulf Coast board of directors and on other matters affecting Gulf Coast. When the merger occurs, each holder of Gulf Coast common stock that receives shares of First Bancshares common stock will become a shareholder of First Bancshares with a percentage ownership of the combined organization that is smaller than such shareholder’s current percentage ownership of Gulf Coast. Because of this, holders of Gulf Coast common stock will have less influence on the management and policies of First Bancshares than they now have on the management and policies of Gulf Coast.

The market price of First Bancshares common stock after the merger may be affected by factors different from those affecting the shares of Gulf Coast or First Bancshares currently.

Upon the effective time of the merger, holders of Gulf Coast common stock will become holders of First Bancshares common stock. First Bancshares’ business differs from that of Gulf Coast, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First Bancshares and Gulf Coast. For a discussion of the business of Gulf Coast and of certain factors to consider in connection with that business, see “CERTAIN INFORMATION ABOUT GULF COAST.” For a discussion of the business of First Bancshares and of certain factors to consider in connection with that business, “INFORMATION ABOUT FIRST BANCSHARES.”

First Bancshares may not be able to successfully integrate Gulf Coast or realize the anticipated benefits of the merger.

The First’s merger with Gulf Coast involves the combination of two banks that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on First Bancshares’ and The First’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. First Bancshares and The First may not be able to combine the operations of Gulf Coast with their operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions of governmental actions affecting the financial industry generally may inhibit First Bancshares’ and The First’s successful integration of Gulf Coast.

Further, First Bancshares entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market

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position for the combined company throughout First Bancshares’ footprint, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether First Bancshares and The First integrate Gulf Coast in an efficient and effective manner, and general competitive factors in the marketplace. First Bancshares also believes that its ability to successfully integrate Gulf Coast with The First’s operations will depend to a large degree upon its ability to retain Gulf Coast’s existing management personnel. Although First Bancshares has entered into retention agreements with certain key employees of Gulf Coast since the merger agreement was signed, there can be no assurances that these key employees will not depart. See “THE MERGER—Interests of Certain Gulf Coast Directors and Executive Officers in the Merger.”

First Bancshares’ failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results. In addition, the attention and effort devoted to the integration of Gulf Coast with The First’s existing operations may divert management’s attention from other important issues and could seriously harm its business. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The merger agreement limits Gulf Coast’s ability to pursue an alternative acquisition proposal and requires Gulf Coast to pay a termination fee of $500,000 under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Gulf Coast from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, unless the directors determine in good faith (after consultation with legal and financial advisors) that (1) a proposed acquisition transaction with an entity other than First Bancshares would be required in order for its directors to comply with their fiduciary duties and (2) that such alternative transaction is reasonably likely to be consummated and would result in a transaction more favorable to Gulf Coast’s shareholders from a financial point of view than the merger with First Bancshares. See “THE MERGER Agreement—No Solicitation.” The merger agreement also provides for the payment by Gulf Coast to First Bancshares of a termination fee in the amount of $500,000 in the event that Gulf Coast terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Gulf Coast from considering or proposing such an acquisition. See “THE MERGER AGREEMENT—Termination Fee.”

Gulf Coast has not obtained an updated fairness opinion from Monroe Financial Partners reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

Gulf Coast has not obtained an updated opinion as of the date of this document from Monroe Financial Partners, which is Gulf Coast’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be paid in connection with the merger. Changes in the operations and prospects of First Bancshares or Gulf Coast, general market and economic conditions and other factors which may be beyond the control of First Bancshares and Gulf Coast, and on which the fairness opinion was based, may have altered the value of First Bancshares or Gulf Coast or the prices of shares of First Bancshares common stock and shares of Gulf Coast common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of that opinion. For a description of the opinion Gulf Coast received from its financial advisor, please refer to “THE MERGER—Opinion of Gulf Coast’s Financial Advisor.” For a description of the other factors considered by Gulf Coast’s board of directors in determining to approve the merger, please refer to “THE MERGER—Gulf Coast’s Reasons for the Merger; Recommendation of the Gulf Coast Board of Directors.”

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve, the OCC, and various bank, securities, antitrust and other regulatory authorities. These government entities, including the Federal Reserve, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although First Bancshares and Gulf Coast do not currently expect that any material conditions or changes would be imposed, there can be no assurances that they will not be. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

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If the merger is not completed, First Bancshares and Gulf Coast will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of First Bancshares and Gulf Coast has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Bancshares and Gulf Coast would have to recognize these expenses without realizing the expected benefits of the merger.

Gulf Coast’s directors and certain executive officers have interests in the merger that may differ from the interests of Gulf Coast’s shareholders including, if the merger is completed, the receipt of financial and other benefits.

Gulf Coast’s directors and certain of Gulf Coast’s executive officers have interests in the merger that are in addition to, and may be different from, the interests of Gulf Coast shareholders generally. In the case of directors, they will receive ongoing indemnification for their acts as directors. In the case of certain executive officers, these interests are eighteen (18) month employment agreements to continue their employment under certain circumstances. See “THE MERGER—Interests of Certain Gulf Coast Directors and Executive Officers in the Merger” for a discussion of these interests.

The shares of First Bancshares common stock to be received by Gulf Coast shareholders as a result of the merger will have different rights from the shares of Gulf Coast common stock.

Upon completion of the merger, Gulf Coast shareholders will (unless dissenters’ rights are properly exercised) become First Bancshares shareholders and, in such event, their rights as shareholders will be governed by First Bancshares Articles and First Bancshares Bylaws. The rights associated with Gulf Coast common stock are different from the rights associated with First Bancshares common stock. Please see “COMPARISON OF RIGHTS OF SHAREHOLDERS OF GULF COAST AND FIRST BANCSHARES” for a discussion of the different rights associated with First Bancshares common stock.

Risks Related To First Bancshares

We may be vulnerable to certain sectors of the economy.

A significant portion of our loan portfolio is secured by real estate. If the economy deteriorates and real estate values depress beyond a certain point, as happened during the recent recession, the collateral value of the portfolio and the revenue stream from those loans could come under stress and possibly require additional loan loss accruals which would negatively impact our earnings. Our ability to dispose of foreclosed real estate at prices above the respective carrying values could also be adversely affected, causing additional losses.

Our use of appraisals in deciding whether to make a loan on or secured by real property does not ensure the value of the real property collateral.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property.

Difficult market conditions in past years have adversely affected the industry in which we operate.

The capital and credit markets are subject to volatility and disruption. Dramatic declines in the housing market in years past caused home prices to fall and increased foreclosures, unemployment and under-employment. These events, if they were to happen again, could negatively impact the credit performance of our mortgage loans and result in significant write-downs of asset values, including government-sponsored entities as well as major commercial and investment banks. Still wary about the stability of the financial markets generally and the strength of counterparties, many lenders still have reduced funding to borrowers, including to other financial institutions. Further market turmoil and tightening of credit could lead to an increased level of commercial and consumer delinquencies, lack of consumer confidence and widespread reduction of business activity generally. A worsening of these conditions would have an adverse effect on us and others in the financial institution industry generally, particularly in our real estate markets, as lower home prices and increased foreclosures would result in higher charge-offs and delinquencies.

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The Company participates in the U.S. Treasury’s Community Development Capital Initiative (“CDCI”).

The Company received $17,123,000 in funding under the CDCI in exchange for preferred stock and common stock warrants on September 29, 2010. Participation in this program constrains the Company’s ability to raise dividends and also places certain constraints on executive compensation arrangements. The dividend rate on the preferred stock issued under the CDCI increases from two percent (2%) to nine percent (9%) in 2018, and therefore the Company may have to repay these funds if it would like to avoid this increased payment. The CDCI is part of the Troubled Asset Relief Program (“TARP”) and the Company may repay the preferred stock at any time without penalty. The rules that govern the TARP include restrictions on certain compensation to executive officers and a number of others in the Company. Among other things, these rules include a prohibition on golden parachute payments, a prohibition on providing tax gross-ups, a bonus claw-back provision, and a prohibition on paying any bonus payment to the Company’s most highly compensated employee. It is possible that compensation restrictions imposed on TARP participants could impede our ability to attract and retain qualified executive officers. Our participation in the TARP limits our annual dividend payments to no more than $0.15 per share. Our ability to repurchase our common stock would also be restricted in the event that we failed to make our dividend payments.

General economic conditions in the areas where our operations or loans are concentrated may adversely affect our customers’ ability to meet their obligations.

A sudden or severe downturn in the economy in the geographic markets we serve in the states of Mississippi, Louisiana, or Alabama may affect the ability of our customers to meet loan payment obligations on a timely basis. The local economic conditions in these areas have a significant impact on our commercial, real estate, and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing such loans. Changes resulting in adverse economic conditions of these market areas could negatively impact the financial results of the Company’s banking operations, earnings, and profitability.

Additionally, adverse economic changes may cause customers to withdraw deposit balances, thereby causing a strain on our liquidity.

We are subject to a risk of rapid and significant changes in market interest rates.

Our assets and liabilities are primarily monetary in nature, and as a result we are subject to significant risks tied to changes in interest rates. Our ability to operate profitably is largely dependent upon net interest income. Unexpected movement in interest rates markedly changing the slope of the current yield curve could cause net interest margins to decrease, subsequently decreasing net interest income. In addition, such changes could adversely affect the valuation of our assets and liabilities.

At present the Company’s one-year interest rate sensitivity position is slightly asset sensitive, but a gradual increase in interest rates during the next twelve months should not have a significant impact on net interest income during that period. However, as with most financial institutions, the Company’s results of operations are affected by changes in interest rates and the Company’s ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and/or changes in the relationships between long-term and short-term market interest rates. A change in this difference might result in an increase in interest expense relative to interest income, or a decrease in the Company’s interest rate spread.

Greater loan losses than expected may adversely affect our earnings.

The First, as lender, is exposed to the risk that its customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on operating results. Credit risk with respect to our real estate and construction loan portfolio will relate principally to the creditworthiness of corporations and the value of the real estate serving as security for the repayment of loans. Credit risk with respect to its commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within our local markets.

The First makes various assumptions and judgments about the collectability of its loan portfolio and provides an allowance for estimated loan losses based on a number of factors. The First believes that its current allowance for loan losses is adequate. However, if our assumptions or judgments prove to be incorrect, the allowance for loan

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losses may not be sufficient to cover actual loan losses. We may have to increase the allowance in the future in response to the request of the OCC to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of the loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

Certain changes in interest rates, inflation, or the financial markets could affect demand for our products and our ability to deliver products efficiently.

Loan originations and refinancings, and therefore loan revenues, could be adversely impacted by sharply rising interest rates. Conversely, sharply falling rates could increase prepayments within our loan and securities portfolio lowering interest earnings from those assets. An unanticipated increase in inflation could cause operating costs related to salaries and benefits, technology, and supplies to increase at a faster pace than revenues.

The fair market value of the securities portfolio and the investment income from these securities also fluctuates depending on general economic and market conditions. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

Changes in the policies of monetary authorities and other government action could adversely affect our profitability.

The results of operations of the Company are affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks, Great Britain’s vote to leave the European Union, unrest in Eastern Europe and the current military operations in the Middle East, we cannot predict possible future changes in interest rates, deposit levels, loan demand or the Company’s business and earnings. Furthermore, the actions of the United States government and other governments in responding to these developing situations may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Natural disasters could affect our ability to operate.

Our market areas are susceptible to natural disasters such as hurricanes and tornados. Natural disasters can disrupt operations, result in damage to properties that may be securing our loan assets and negatively affect the local economies in which we operate. The Company cannot predict whether or to what extent damage caused by future hurricanes, tornados or other natural disasters will affect operations or the economies in our market areas, but such weather events could cause a decline in loan originations, a decline in the value or destruction of properties securing the loans and an increase in the risk of delinquencies, foreclosures or loan losses.

The Company may need to rely on the financial markets to provide needed capital.

The Company’s common stock is listed and traded on the NASDAQ stock market. Although the Company anticipates that its capital resources will be adequate for the foreseeable future to meet its capital requirements, at times we may depend on the liquidity of the NASDAQ stock market to raise equity capital. If the market should fail to operate, or if conditions in the capital markets are adverse, the Company may be constrained in raising capital. Should these risks materialize, the ability to further expand its operations through internal growth may be limited.

We are subject to regulation by various Federal and State entities.

The Company and The First are subject to the regulations of the Securities and Exchange Commission (“SEC”), the Consumer Financial Protection Bureau, the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the OCC. New regulations issued by these agencies may adversely affect the Company’s ability to carry on its business activities. The Company is subject to various Federal and state laws and certain changes in these laws and regulations may adversely affect operations.

The Company and The First are also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could adversely affect the reported financial statements or results of operations of the Company and may also require extraordinary efforts or additional costs to implement.

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Any of these laws or regulations may be modified or changed from time to time, and we cannot be assured that such modifications or changes will not adversely affect the Company.

We may engage in acquisitions of other businesses from time to time, which may not be well-received.

On occasion, the Company may engage in acquisitions of other businesses. Acquisitions may result in customer and employee turnover, thus increasing the cost of operating the new businesses. The acquired companies may also have legal contingencies, beyond those that the Company is aware of, that could result in unexpected costs. Difficulty in integrating an acquired business or company may cause the Company not to realize expected revenue increases, cost savings, increases in geographic or product presence, or other anticipated benefits from any acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of the Company’s business or the business of the acquired company, or otherwise adversely affect the Company’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. The Company may need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of any significant acquisition, which may adversely impact earnings.

We are subject to industry competition which may have an adverse impact upon our success.

The profitability of the Company depends on its ability to compete successfully with other financial services companies. We operate in a highly competitive financial services environment. Certain competitors are larger and may have more resources than we do. We face competition in our regional market areas from other commercial banks, savings and loan associations, credit unions, internet banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Some of the nonbank competitors are not subject to the same extensive regulations that govern the Company or The First and may have greater flexibility in competing for business.

Another competitive factor is that the financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. Our future success may depend, in part, on our ability to use technology competitively to provide products and services that provide convenience to customers and create additional efficiencies in operations.

Future issuances of additional securities could result in dilution of shareholders’ ownership.

The Company may determine from time to time to issue additional securities to raise additional capital, support growth, or to make acquisitions. Further, the Company may issue stock options or other stock grants to retain and motivate our employees. Such issuances of Company securities could dilute the ownership interests of the Company’s shareholders.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value.

Certain provisions of state and federal law and the Company’s articles of incorporation may make it more difficult for someone to acquire control of the Company. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring 10% or more of the outstanding voting stock of a bank holding company, including the Company’s shares. Banking agencies review the acquisition to determine if it will result in a change of control. The banking agencies have 60 days to act on the notice, and take into account several factors, including the resources of the acquiror and the antitrust effects of the acquisition. There also are Mississippi statutory provisions and provisions in the Company’s articles of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in the Company’s articles of incorporation could result in the Company being less attractive to a potential acquiror.

Securities issued by the Company, including the Company’s common stock, are not FDIC insured.

Securities issued by the Company, including the Company’s common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the Deposit Insurance Fund, or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

The failure of other financial institutions could adversely affect the Company.

The Company’s ability to engage in routine funding transactions could be adversely affected by the actions and potential failures of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. As a result, defaults by, or even rumors or concerns about, one or more

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financial institutions or the financial services industry generally have led to market-wide liquidity problems and could lead to losses or defaults by the Company or by other institutions.

Concern by customers over deposit insurance may cause a decrease in deposits and changes in the mix of funding sources available to the Company.

With increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured and some may seek deposit products or other bank savings and investment products that are collateralized. Decreases in deposits and changes in the mix of funding sources may adversely affect the Company’s funding costs and net income.

Evaluation of investment securities for other-than-temporary impairment involves subjective determinations and could materially impact the Company’s results of operations and financial condition.

The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties, and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuers’ financial condition or future recovery prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Estimating future cash flows involves incorporating information received from third-party sources and making internal assumptions and judgments regarding the future performance of the underlying collateral and assessing the probability that an adverse change in future cash flows has occurred. The determination of the amount of other-than-temporary impairments is based upon the Company’s quarterly evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.

Additionally, the Company’s management considers a wide range of factors about the security issuer and uses its reasonable judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Impairments to the carrying value of our investment securities may need to be taken in the future, which would have a material adverse effect on our results of operations and financial condition.

The Company may be required to pay additional insurance premiums to the FDIC, which could negatively impact earnings.

Pursuant to the Dodd-Frank Act, the limit on FDIC coverage has been permanently increased to $250,000, causing the premiums assessed to the Bank by the FDIC to increase. Depending upon any future losses that the Deposit Insurance Fund may suffer, there can be no assurance that there will not be additional premium increases in order to replenish the fund. The FDIC may need to set a higher base rate schedule or impose special assessments due to future financial institution failures and updated failure and loss projections. Potentially higher FDIC assessment rates than those currently projected could have an adverse impact on the Company’s results of operations.

Risks Related to Our Common Stock

Our common stock is not insured by the FDIC.

Shares of our common stock are not bank deposits and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this section and elsewhere in this prospectus and is subject to the same market forces that affect the price of securities in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

The price of our common stock is volatile and may decline.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

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•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing stockholders, including you, and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Risks Related to Our Banking Operations

Our results of operations depend upon the results of operations of our subsidiaries, primarily, The First.

We are a bank holding company that conducts substantially all of our operations through our subsidiary bank, The First. As a result, our ability to make dividend payments on our common stock will depend primarily upon the receipt of dividends and other distributions from The First.

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The ability of The First to pay dividends or make other payments to us is limited by its obligation to maintain sufficient capital and by other general regulatory restrictions on its dividends. If these requirements are not satisfied, we will be unable to pay dividends on our common stock. Additionally, our participation in the CDCI program constrains our ability to raise dividends by limiting our annual dividend payments to no more than $0.15 per share annually. For more information, see “Dividend Policy” below.

We are subject to significant competition within our market area as well as through financial technology companies.

The First faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in The First's market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon The First. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than The First and offer certain services such as trust banking that The First does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of The First that may provide these competitors with an advantage in geographic convenience that The First does not have at present. Currently there are numerous other commercial banks, savings institutions, and credit unions operating in The First's primary service area.

We also compete with numerous financial and quasi-financial institutions for deposits and loans, including providers of financial services over the internet and through mobile applications.  Recent technology advances and other changes have allowed non-bank parties to effectuate financial transactions that previously required the involvement of banks.  For example, consumers can maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits.  Consumers can also obtain loans from non-regulated companies over the internet or through mobile applications that have historically been originated at a bank. Consumers can also complete transactions such as paying bills and transferring funds directly without the assistance of banks.  The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee and interest income, as well as the loss of customer deposits and the related income generated from those deposits.  The loss of these revenue streams and access to lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds from this offering to finance a portion of the Iberville Bank Acquisition and pay related expenses, to support our capital ratios in connection with the Iberville Bank and Gulf Coast Acquisitions and for general corporate purposes. To the extent either the Iberville Bank Acquisition or the Gulf Coast Acquisition is not completed, the shares will remain outstanding and we will use the proceeds of this offering for general corporate purposes to support our growth strategy, which may include organic growth, funding acquisition opportunities, de novo branching into new markets or other organic expansion of our business and/or redeeming the preferred stock issued under the CDCI program, although we do not anticipate redeeming the CDCI preferred stock at this time. For more information, see “Use of Proceeds.” Accordingly, in the event the Iberville Bank Acquisition is not completed, we will retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. In such event you may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

A failure or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber-attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs, and cause losses.

The Company and The First rely heavily on communications and information systems to conduct business. Information security risks for financial institutions such as the Company and The First have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, nation-states, terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, our operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating

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properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunication outages, natural disasters such as earthquakes, tornadoes, and hurricanes, disease pandemics, events arising from local or larger scale political or social matters, including terrorist acts, and as described below, cyber-attacks.

As noted above, our business relies on our digital technologies, computer and email systems, software and networks to conduct our operations. Although we have information security procedures and controls in place, our technologies, systems and networks and our customers’ devices may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of ours or our customers’ or other third parties’ confidential information. Third parties with whom we do business or that facilitate our business activities, including financial intermediaries, or vendors that provide service or security solutions for our operations, and other unaffiliated third parties, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.

While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data, and networks from attack, damage or unauthorized access remain a significant focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber-attacks or security breaches of the networks, systems or devices that our clients use to access our products and services could result in client attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on our results of operations or financial condition.

Anti-takeover laws and provisions in our amended articles of incorporation could make a third party acquisition of us difficult.

In addition to certain provisions of state and federal law, provisions of our articles of incorporation may make it more difficult for someone to acquire control of the Company. Our articles of incorporation include a “control share acquisition” provision requiring any person who plans to acquire a control block of outstanding common stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the Board in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote. Any person who proposes to make or has made a control share acquisition may deliver a statement to the Company describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of the Company to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to the Company, the Company may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders. Additionally, our articles of incorporation provide for a Board composed of three separate classes, with each class being elected for a three-year term. These provisions and other provisions of state and federal banking laws could result in our Company being less attractive to a potential acquiror and could limit the price that investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock – Common Stock” in the accompanying prospectus.

Our growth and financial performance may be negatively impacted if we are unable to successfully execute our growth plans.

There can be no assurances that we will be successful in continuing our organic or internal growth, which depends upon economic conditions, our ability to identify appropriate markets for expansion, our ability to recruit and retain qualified personnel, our ability to fund growth at a reasonable cost, sufficient capital to support our growth initiatives, competitive factors, banking laws, and other factors.

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We expect to seek to supplement our internal growth through other acquisitions. We cannot predict the number, size or timing of such acquisitions, or whether any such acquisition will occur at all. Our acquisition efforts have traditionally focused on targeted banking entities in markets in which we currently operate and markets in which we believe we can compete effectively. However, as consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. We may compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than we have and may be able to pay more for an acquisition than we are able or willing to pay. We also may need additional debt or equity financing in the future to fund acquisitions. We may not be able to obtain additional financing or, if available, it may not be in amounts and on terms acceptable to us. If we are unable to locate suitable acquisition candidates willing to sell on terms acceptable to us, or we are otherwise unable to obtain additional debt or equity financing necessary for us to continue making acquisitions, we would be required to find other methods to grow our business and we may not grow at the same rate we have in the past, or at all.

In evaluating potential acquisition opportunities we may seek to acquire failed banks through FDIC-assisted transactions. While the FDIC may, in such transactions, provide assistance to mitigate certain risks, such as sharing in exposure to loan losses, and providing indemnification against certain liabilities, of the failed institution, we may not be able to accurately estimate our potential exposure to loan losses and other potential liabilities, or the difficulty of integration, in acquiring such institution.

We must generally receive federal regulatory approval before we can acquire a bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on the competition, financial condition, and future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience, and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act) and the effectiveness of the acquiring institution in combating money laundering activities. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We may also be required to sell banks or branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

In addition to the acquisition of existing financial institutions, as opportunities arise we plan to continue de novo branching as a part of our internal growth strategy and possible entry into new markets through de novo branching. De novo branching and any acquisition carries with it numerous risks, including the following:

•	significant costs and anticipated initial operating losses associated with establishing a de novo branch or a new bank;

•	the inability to secure the services of qualified senior management;

•	failure of the local market to accept the services of a new bank owned and managed by a bank holding company headquartered outside of the market area of the new bank;

•	economic downturns in the new market;

•	the inability to obtain attractive locations within a new market at a reasonable cost;

•	the additional strain on management resources and internal systems and controls; and

•	the inability to obtain all required regulatory approvals.

We have experienced to some extent many of these risks with our de novo branching to date.

Acquisitions may not produce revenue or earnings enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.

Difficulty in integrating an acquired business or company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, or other anticipated benefits from any acquisition. The integration could result in higher than expected deposit attrition (also known as run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. We are likely to need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of any significant acquisition, which may adversely impact our earnings. Also, the negative

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effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

Depending on the condition of any institution that we may acquire, any acquisition may, at least in the near term, adversely affect our capital, financial condition, and results of operations, and, if not successfully integrated following the acquisition, may continue to have such effects.

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THE GULF COAST SPECIAL MEETING

This section contains information about the special meeting of Gulf Coast shareholders that has been called to consider and approve the merger agreement. Together with this document, Gulf Coast also is sending you a notice of the special meeting and a form of proxy that the Gulf Coast board of directors is soliciting. The Gulf Coast special meeting will be held on Wednesday, December 28, 2016, at Heritage Hall located at 130 E. Government St, Pensacola, FL 32502 at 10:00 a.m. central time.

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	a proposal to adopt and approve the merger agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	any other business properly brought before the special meeting or any adjournment or postponement thereof.

Proxies

Each copy of this document mailed to holders of Gulf Coast common stock is accompanied by a form of proxy with instructions for voting by mail. If you hold stock in your name as a shareholder of record and are voting by mail, you should complete, sign, date and return the proxy card accompanying this document in the enclosed postage-paid return envelope to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to the Gulf Coast Corporate Secretary, or by attending the special meeting in person and voting by ballot at the special meeting.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy previously has been given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Gulf Coast Community Bank
Attn: Corporate Secretary
40 N. Palafox Street

Pensacola, FL 32502

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies. All shares represented by valid proxies that Gulf Coast receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement and merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

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Solicitation of Proxies

Gulf Coast will bear the entire cost of soliciting proxies from holders of Gulf Coast common stock. In addition to solicitation of proxies by mail, Gulf Coast will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Gulf Coast common stock and secure their voting instructions. If necessary, Gulf Coast may use several of its regular employees, who will not be specially compensated, to solicit proxies from holders of Gulf Coast common stock, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on November 22, 2016 has been fixed as the record date for determining the Gulf Coast shareholders entitled to receive notice of and to vote at the special meeting. At that time, 4,515,437 shares of Gulf Coast common stock were outstanding, held by approximately 475 holders of record.

Quorum

In order to conduct voting at the special meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting, either in person or by proxy. To have a quorum at the special meeting requires the presence of holders of Gulf Coast common stock or their proxies who are entitled to cast at least a majority of the votes that all holders of common stock are entitled to cast.

Votes Required

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of outstanding shares of Gulf Coast common stock, assuming that a quorum is present. You are entitled to one vote for each share of Gulf Coast common stock you hold as of the record date.

Approval of the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies requires the affirmative vote of a majority of the votes cast, assuming that a quorum is present. Assuming there is a quorum, your failure to vote, an abstention or a broker non-vote will have no effect on either proposal.

The Gulf Coast board of directors urges Gulf Coast shareholders to promptly vote by completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker.

If you are the registered holder of your Gulf Coast common stock or you obtain a broker representation letter from your bank, broker or other holder of record of your Gulf Coast common stock and in all cases you bring proof of identity, you may vote your Gulf Coast common stock in person by ballot at the special meeting. Votes properly cast at the special meeting, in person or by proxy, will be tallied by Gulf Coast’s inspector of elections.

As of the record date, directors of Gulf Coast had the right to vote approximately 1,648,503 shares of Gulf Coast common stock, or approximately 36.5% of the outstanding Gulf Coast shares entitled to vote at the special meeting. All of the directors of Gulf Coast have entered into agreements with First Bancshares pursuant to which they have agreed, in their capacity as holders of Gulf Coast common stock, to vote all of their shares in favor of the adoption and approval of the merger agreement, subject to certain exceptions. We expect these individuals to vote their Gulf Coast common stock in accordance with these agreements.

Recommendation of the Gulf Coast Board of Directors

The Gulf Coast board of directors has unanimously adopted and approved the merger agreement and the transactions it contemplates, including the merger. The Gulf Coast board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Gulf Coast and its shareholders and recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. See “THE MERGER—Gulf Coast’s Reasons for the Merger; Recommendation of the Gulf Coast Board of Directors” for a more detailed discussion of the Gulf Coast board of directors’ recommendation.

Attending the Special Meeting

All holders of Gulf Coast common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.

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Gulf Coast reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. Even if you plan to attend the special meeting, we encourage you to vote by mail proxy so your vote will be counted if you later decide not to attend the special meeting.

INFORMATION ABOUT FIRST BANCSHARES

The First Bancshares, Inc. was incorporated on June 23, 1995, to serve as a bank holding company for The First (which may be referred to herein as the “Bank”) located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which was on the outskirts of Hattiesburg but now is included in the city of Hattiesburg. The First Bancshares and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns and individuals. The First is a wholly-owned subsidiary bank of First Bancshares. At September 30, 2016, The First had total assets of $1.3 billion, which represented virtually all of the consolidated assets of First Bancshares.

Through The First, First Bancshares operates as a financial services organization providing banking and other financial solutions through approximately 33 offices and 308 full-time equivalent associates located in the states of Mississippi, Louisiana and Alabama.

As of September 30, 2016, on a consolidated basis, First Bancshares had total assets of approximately $1.3 billion, total net loans of approximately $856.3 million, total deposits of approximately $1.1 billion, and shareholders’ equity of approximately $112.7 million.

The principal executive offices of First Bancshares are located at 6480 U.S. Hwy. 98 West, Hattiesburg, Mississippi 39402, and its telephone number is (601) 268-8998.

Banking Services

Through The First, First Bancshares strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, The First offers products such as mortgage loans. The following is a description of the products and services offered or planned to be offered by the Bank.

•	Deposit Services. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered by other banks in the area. All deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the maximum amount allowed by law. The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs).

•	Loan Products. The Bank offers a full range of commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. The Bank also makes real estate construction and acquisition loans. The Bank’s lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank is subject to a loans-to-one-borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus. The Bank may not make any loans to any director, executive officer, or 10% shareholder unless the loan is approved by the Board of Directors of the Bank and is made on terms not more favorable to such a person than would be available to a person not affiliated with the Bank.

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•	Mortgage Loan Divisions. The Bank has mortgage loan divisions which originate loans to purchase existing or construct new homes and to refinance existing mortgages.

•	Other Services. Other bank services we offer include on-line internet banking services, voice response telephone inquiry service, commercial sweep accounts, cash management services, safe deposit boxes, travelers checks, mobile deposit, direct deposit of payroll and social security checks, and automatic drafts for various accounts. We are associated with the MasterCard, Cirrus, Pulse, and Community Cash networks of automated teller machines that may be used by our customers throughout our market area and other regions. The First also offers VISA credit card services through a correspondent bank.

Competition

The Bank generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Pursuant to Dodd-Frank, federal law generally permits statewide branching by banks and savings institutions, and many financial institutions in the state have branch networks. Consequently, commercial banking in Mississippi, Louisiana and Alabama is highly competitive. Many large banking organizations currently operate in First Bancshares’ market areas, several of which are controlled by out-of-state ownership. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Federal legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services.

The First Bancshares faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in First Bancshares’ market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon First Bancshares. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than First Bancshares and offer certain services such as trust banking that First Bancshares does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of First Bancshares that may provide these competitors with an advantage in geographic convenience that First Bancshares does not have at present.

Currently there are numerous other commercial banks, savings institutions, and credit unions operating in The First's primary service area.

Employees

As of September 30, 2016, First Bancshares had 303 full-time employees and 10 part-time employees.

Supervision And Regulation

The First Bancshares and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of First Bancshares. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and now, most recently the sweeping Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The operations of First Bancshares and the Bank may be affected by legislative changes and

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the policies of various regulatory authorities. The First Bancshares is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

Legislative and Regulatory Initiatives and First Bancshares Participation

The Congress, Treasury Department and the federal banking regulators, including the FDIC, have taken broad action since early September 2008 to address volatility in the U.S. banking system. In October 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted. The EESA authorized the Treasury Department to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a troubled asset relief program (“TARP”).  The purpose of TARP was to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  The Treasury Department allocated $250 billion towards the TARP Capital Purchase Program (“CPP”), pursuant to which the Treasury Department purchased debt or equity securities from participating institutions.  The TARP also included the Community Development Capital Initiative (“CDCI”), which was made available only to certified Community Development Financial Institutions (“CDFIs”) and imposed a lower dividend or interest rate, as applicable, than the CPP funding. Participants in the TARP are subject to executive compensation limits and are encouraged to expand their lending and mortgage loan modifications.

On February 6, 2009, as part of the CPP, First Bancshares entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the Treasury Department, pursuant to which First Bancshares sold (i) 5,000 shares of First Bancshares’ Fixed Rate Cumulative Perpetual Preferred Stock, Series UST (the “CPP Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 54,705 shares of First Bancshares’ Common Stock for an exercise price of $13.71 per share. On September 29, 2010, after successfully obtaining CDFI certification, First Bancshares exited the CPP by refinancing its CPP funding into lower-cost CDCI funding and also accepted additional CDCI funding. In connection with this transaction, First Bancshares retired its CPP Preferred Stock and issued to the Treasury Department 17,123 shares of First Bancshares’ Fixed Rate Cumulative Perpetual Preferred Stock, Series CD (the “CDCI Preferred Stock”). Including refinanced funding and newly obtained funding, First Bancshares’ total CDCI funding is $17,123,000.

The CDCI Preferred Stock qualifies as Tier 1 capital and, provided that First Bancshares maintains its CDFI eligibility and certification, is entitled to cumulative dividends at a rate of 2% per annum until 2018, and 9% per annum thereafter. The Warrant has a 10-year term and is immediately exercisable upon its issuance, and its exercise price is subject to anti-dilution adjustments.

In order to benefit from the lower dividend rate associated with the CDCI Preferred Stock, First Bancshares is required to maintain compliance with the eligibility requirements of the CDFI Program. These eligibility requirements include the following:

•	The First Bancshares must have a primary mission of promoting community development, based on criteria set forth in 12 C.F.R. 1805.201(b)(1);

•	The First Bancshares must provide Financial Products, Development Services, and/or other similar financing as a predominant business activity in arm’s-length transactions, as provided in 12 C.F.R. 1805.201(b)(2);

•	The First Bancshares must serve a Target Market by serving one or more Investment Areas and/or Targeted Populations, substantially in the manner set forth in 12 C.F.R. 1805.201(b)(3);

•	The First Bancshares must provide Development Services in conjunction with its Financial Products, either directly, through an Affiliate, or through a contract with a third-party provider, as provided in 12 C.F.R. 1805.201(b)(4);

•	The First Bancshares must maintain accountability to residents of the applicable Investment Area(s) and/or

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Targeted Population(s) through representation on its governing Board of Directors or otherwise, as provided in 12 C.F.R. 1805.201(b)(5); and

•	The First Bancshares must remain a non-governmental entity, which is not an agency or instrumentality of the United States of America, or any State or political subdivision thereof, as described in 12 C.F.R. 1805.201(b)(6) and within the meaning of any supplemental regulations or interpretations of 12 C.F.R. 1805.201(b)(6) or such supplemental regulations published by the Fund.

As used in the discussion above, the terms “Affiliate,” “Financial Products,” “Development Services,” “Target Market,” “Investment Area(s),” and “Targeted Population(s)” have the meanings ascribed to such terms in 12 C.F.R. 1805.104.

American Reinvestment and Recovery Act of 2009. The America Reinvestment and Recovery Act of 2009 (“ARRA”) contained expansive new restrictions on executive compensation for financial institutions and other companies participating in the TARP. These restrictions apply to First Bancshares and are further detailed in implementing regulations found at 31 CFR Part 30. (Any reference to “ARRA” herein includes a reference to the implementing regulations.)

ARRA prohibits bonus and similar payments to the most highly compensated employee of First Bancshares. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all TARP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

ARRA prohibits any payment to the principal executive officer, the principal financial officer, and any of the next eight most highly compensated employees upon departure from First Bancshares for any reason for as long as any TARP-related obligations remain outstanding.

Under ARRA TARP-participating companies are required to recover any bonus or other incentive payment paid to the principal executive officer, the principal financial officer, or any of the next 23 most highly compensated employees on the basis of materially inaccurate financial or other performance criteria.

ARRA prohibits TARP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of First Bancshares in order to enhance the compensation of any of its employees.

ARRA requires the principal executive officer and the principal financial officer of any publicly-traded TARP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in First Bancshares’ annual filings with the SEC beginning in 2010.

ARRA requires each TARP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the principal executive officer and the next four other highest paid executive officer of First Bancshares and the next 20 most highly compensated employees of each company receiving TARP assistance before ARRA was enacted, and to “seek to negotiate” with the TARP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with TARP or otherwise in conflict with the public interest.

ARRA also prohibits the payment of tax gross-ups; required disclosures related to perquisite payments and the engagement, if any, by the TARP participant of a compensation consultant; and prohibits the deduction for tax purposes of executive compensation in excess of $500,000 for each applicable senior executive.

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These standards could change based on subsequent guidance issued by the Treasury or the Internal Revenue Service. As long as the Treasury continues to hold equity interests in First Bancshares issued under the TARP, First Bancshares will monitor its compensation arrangements and modify such compensation arrangements, agree to limit and limit its compensation deductions, and take such other actions as may be necessary to comply with the standards discussed above, as they may be modified from time to time. The First Bancshares does not anticipate that any material changes to its existing executive compensation structure will be required to comply with the executive compensation standards included in the TARP.

Dodd-Frank Act. The enactment during 2010 of Dodd-Frank has resulted in increased regulation for the financial services industry. Provisions affecting the activities of First Bancshares and the Bank include, without limitation, the following:

•	Asset-based deposit insurance assessments. FDIC deposit insurance premium assessments are based on bank assets rather than domestic deposits.

•	Deposit insurance limit increase. The deposit insurance coverage limit has been permanently increased from $100,000 to $250,000.

•	Limitation on federal preemption. Limitations have been imposed on the ability of national bank regulators to preempt state law. Formerly, the national bank and federal thrift regulators possessed preemption powers with regard to transactions, operating subsidiaries and attorney general civil enforcement authority. These preemption requirements have been limited by the Dodd-Frank, which will likely impact state banks by affecting activities previously permitted through parity with national banks.

•	Changes to regulation of bank holding companies. Under Dodd-Frank, bank holding companies must be well-capitalized and well-managed to engage in interstate transactions. In the past, only the subsidiary banks were required to meet those standards. The Federal Reserve Board’s “source of strength doctrine” has now been codified, mandating that bank holding companies, such as First Bancshares, serve as a source of strength for their subsidiary banks, meaning that the bank holding company must be able to provide financial assistance in the event the subsidiary bank experiences financial distress.

•	Executive compensation limitations. The Dodd-Frank codified executive compensation limitations similar to those previously imposed on TARP recipients.

Summary. The foregoing is a brief summary of certain statutes, rules and regulations affecting First Bancshares and the Bank. It is not intended to be an exhaustive discussion of all the statutes and regulations having an impact on the operations of such entities. Additional bills may be introduced in the future in the United States Congress and state legislatures to alter the structure, regulation and competitive relationships of financial institutions. It cannot be predicted whether and what form any of these proposals will be adopted or the extent to which the business of First Bancshares and the Bank may be affected thereby.

First Bancshares

Because it owns the outstanding capital stock of the Bank, First Bancshares is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 (the "BHCA"). First Bancshares has also elected to be treated as a Financial Holding Company under the BHCA as discussed below.

The BHCA. Under the BHCA, First Bancshares is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The First Bancshares’ and the Bank’s activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

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Dodd-Frank removed many limitations on the Federal Reserve Board’s authority to make examinations of banks that are subsidiaries of bank holding companies. Under Dodd-Frank, the Federal Reserve Board is generally permitted to examine bank holding companies and their subsidiaries, provided that the Federal Reserve Board must rely on reports submitted directly by the institution and examination reports of the appropriate regulators (such as the OCC) to the fullest extent possible; must provide reasonable notice to, and consult with, the appropriate regulators before commencing an examination of a bank holding company subsidiary; and, to the fullest extent possible, must avoid duplication of examination activities, reporting requirements, and requests for information.

Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as First Bancshares. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either First Bancshares has registered securities under Section 12 of the Exchange Act (which First Bancshares has done) or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

The Federal Reserve Board has imposed certain capital requirements on First Bancshares under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, First Bancshares may borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to First Bancshares (although the ability of the Bank to pay dividends is subject to regulatory restrictions as described below in "The Bank - Dividends"). The First Bancshares is also able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, First Bancshares is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which First Bancshares might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

The Bank

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The Bank operates as a national banking association incorporated under the laws of the United States and subject to examination by the Office of Comptroller of the Currency ("OCC"). Deposits in the Bank are insured by the FDIC up to a maximum amount (generally $250,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor virtually all areas of the Bank’s operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires the Bank to maintain certain capital ratios and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank is required by the OCC to prepare quarterly reports on their financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

Under FDICIA, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

National banks and their holding companies which have been chartered or registered or undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board, respectively, to be troubled institutions must give the OCC or the Federal Reserve Board, respectively, thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A Deposit Insurance Fund ("DIF") is maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Assessments are calculated based on the depository institution’s average consolidated total assets, less its average amount of tangible equity.

Transactions With Affiliates and Insiders. The Bank is subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans to, and certain other transactions with, affiliates, as well as on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank's capital and surplus and, as to all affiliates combined, to 20% of the Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.

The Bank is also subject to Section 23B of the Federal Reserve Act, which prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution, as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated

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capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under FDICIA, the banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized. See "Capital Regulations" below.

Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Mississippi, Alabama and Louisiana law, banks may open branches throughout these states with the prior approval of the OCC or other primary federal regulator. In addition, with prior regulatory approval, banks are able to acquire existing banking operations in Mississippi, Alabama and Louisiana. Furthermore, federal legislation permits interstate branching.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, the OCC, or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank’s loan operations are subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Practices Act, concerning the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 6% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under the guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully

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secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 4%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

FDICIA established a capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a common equity Tier 1 risk-based capital ration of no less than 6.5%, a Tier 1 risk-based ratio of no less than 8%, and a total risk-based capital ratio of no less than 10%, and the Bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of September 30, 2016, First Bancshares and The First, were qualified as "well capitalized."

Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

These capital guidelines can affect First Bancshares in several ways. If First Bancshares continues to grow at a rapid pace, a premature "squeeze" on capital could occur making a capital infusion necessary. The requirements could impact First Bancshares’ ability to pay dividends. The First Bancshares’ present capital levels are more than adequate; however, rapid growth, poor loan portfolio performance, or poor earnings performance could change First Bancshares’ capital position in a relatively short period of time.

Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the Bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Enforcement Powers. FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, independent contractors such as attorneys and accountants, and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports; the filing of false or misleading information; or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications, or guarantees against loss. A financial institution may also be ordered to restrict its growth,

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dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Effect of Governmental Monetary Policies. The earnings of the Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments, and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Significant Legislation. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") permits eligible bank holding companies in any state, with regulatory approval, to acquire banking organizations in any other state. The Interstate Banking Act allows banks with different home states to merge, unless a particular state opts out of the statute. In addition, the Interstate Banking Act permits national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches.

The Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act") repealed the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHCA framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

Generally, the Financial Services Modernization Act:

•	Repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

•	Provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

•	Broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

•	Provides an enhanced framework for protecting the privacy of consumer information;

•	Adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

•	Modifies the laws governing the implementation of the Community Reinvestment Act ("CRA"); and

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•	Addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

In order for a bank holding company to take advantage of the ability to affiliate with other financial services providers, that company must become a "Financial Holding Company" as permitted under an amendment to the BHCA. To become a Financial Holding Company, a company would file a declaration with the Federal Reserve, electing to engage in activities permissible for Financial Holding Companies and certifying that it is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed. In addition, the Federal Reserve must also determine that each insured depository institution subsidiary of a company has at least a "satisfactory" CRA rating. First Bancshares has chosen to become a Financial Holding Company.

The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the BHCA or permitted by regulation.

A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed." The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

The Financial Services Modernization Act amended the Federal Deposit Insurance Act governing subsidiaries of state banks that engage in "activities as principal that would only be permissible" for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because Mississippi permits commercial banks chartered by the state to engage in any activity permissible for national banks, the state bank competitors of The First are permitted to form subsidiaries to engage in the activities authorized by the Financial Services Modernization Act, to the same extent as The First. In order to form a financial subsidiary, a state bank must be well-capitalized, and the state bank would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) broadened the application of anti-money laundering regulations to apply to additional types of financial institutions, such as broker-dealers, and strengthened the ability of the U.S. Government to detect and prosecute international money laundering and the financing of terrorism. The principal provisions of Title III of the USA Patriot Act require that regulated financial institutions, including state member banks: (i) establish an anti-money laundering program that includes training and audit components; (ii) comply with regulations regarding the verification of the identity of any person seeking to open an account; (iii) take additional required precautions with non-U.S. owned accounts; and (iv) perform certain verification and certification of money laundering risk for their foreign correspondent banking relationships. The USA Patriot Act also expanded the conditions under which funds in a U.S. interbank account may be subject to forfeiture and increased the penalties for violation of anti-money laundering regulations. Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. The Bank has adopted policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and implementing regulations.

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. Section 404 of the Sarbanes-Oxley Act, and regulations adopted by the SEC require First Bancshares to include in its Annual Report, a report stating management’s responsibility to establish and maintain adequate internal controls over financial reporting and management’s conclusion on the effectiveness of the internal controls at year end.

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From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The First Bancshares cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect First Bancshares.

Properties

The First Bancshares’ main office, which is the holding company headquarters, is located at 6480 U.S. Hwy 98 West in Hattiesburg, Mississippi. The First Bancshares operates 28full service banking and financial services offices (which we refer to as branches) and one motor bank facility as well as four loan production offices (which we refer to as LPOs). The First Bancshares maintains leases on the following branches: Hardy Court Branch, the Gulfport Downtown Branch, the Pascagoula Branch, the Ocean Springs Branch, the Fairhope Branch, the Bay Minette Branch, the Theodore Branch, the Dauphin Island Branch, the Ocean Springs LPO, the Madison LPO, the Bayley’s Corner Branch, the Brandon LPO and the Madison (LPO) (formerly of The Mortgage Connection, LLC). Management ensures that all properties, whether owned or leased, are maintained in suitable condition.

Legal Proceedings

From time to time First Bancshares and/or the Bank may be named as defendants in various lawsuits arising out of the normal course of business. At present, First Bancshares is not aware of any legal proceedings that it anticipates may materially adversely affect its business.

Market Information

Information about First Bancshares’ common stock and Gulf Coast’s common stock market price and dividends is set forth above in “COMPARATIVE PER SHARE MARKET PRICE INFORMATION.”

The principal sources of funds to First Bancshares to pay dividends are the dividends received from The First. Consequently, dividends are dependent upon the Bank’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancsharesregulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.

DESCRIPTION OF CAPITAL STOCK

General

First Bancshares has 20,000,000 shares of authorized common stock, $1.00 par value. As of October 31, 2016 there were 5,428,017 shares of common stock issued and outstanding. First Bancshares has 10,000,000 shares of authorized preferred stock, no par value. As of October 31, 2016 there were 17,123 shares of Series CD preferred stock outstanding and 5,563,380 of Series E Preferred Stock outstanding.

Common Stock

The material terms and provisions of First Bancshares’ common stock are summarized as set forth below. The following summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the Mississippi Business Corporation Act (“MBCA”) and by the Amended and Restated Articles of Incorporation (“Articles”) and Bylaws of First Bancshares. Copies of our Articles and Bylaws are available upon request from First Bancshares. See “Where You Can Find More Information.”

Voting Rights; Cumulative Voting. Pursuant to the MBCA and First Bancshares’ Bylaws, each outstanding share of First Bancshares’ common stock is entitled to one vote on each matter submitted to a vote. Holders of First Bancshares’ common stock do not have cumulative voting rights. Article 2.6 of First Bancshares’ Bylaws provides that unless otherwise required by the MBCA or the Articles, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.

Limitations on Directors’ and Officers’ Liability. Article 7 of First Bancshares’ Articles provide that no director of First Bancshares shall be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business

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opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, under Section 79-4-8.33 of the MBCA, or for any transaction from which the director derived an improper personal benefit. Article 8 of First Bancshares’ Bylaws provide for indemnification of directors and officers as discussed below under the caption “Indemnification.”

Supermajority Voting Requirements; Business Combinations or Control Share Acquisition. The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. First Bancshares’ Articles do not provide for a greater than majority vote on such a transaction.

First Bancshares’ Articles do include a “control share acquisition” provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.

Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.

Removal of Directors. Article 11 of First Bancshares’ Articles provide that no director of First Bancshares may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of First Bancshares’ Bylaws provides further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.

Board of Directors. Under Article 10 of First Bancshares’ Articles, the Board of Directors of First Bancshares is divided into three classes — Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the Bylaws establishes a minimum of 9 directors, and a maximum of 25 directors. At present there are a total of 9 directors divided as follows: 3 Class I directors, 3 Class II directors, and 3 Class III directors. The terms of the Class I directors will expire at the 2017 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2018 Annual Shareholders’ Meeting. The terms of the Class III directors will expire at the 2019 Annual Shareholders’ Meeting.

Vacancies in the Board of Directors. Under First Bancshares’ Bylaws, any vacancy, may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; and further provided that, if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.

Amendment of the Articles of Incorporation or Bylaws. Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of First Bancshares’ Bylaws provide that the Bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.

Under the MBCA, amendments to the Articles that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the Articles may be amended by a

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majority vote of the shares present at a meeting where a quorum is present.

Special Meetings of Shareholders. Under First Bancshares’ Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.

Shareholder Proposals and Nominations. First Bancshares’ Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. At least 60 days prior to the Annual Meeting, or 10 days after notice of the Annual Meeting is provided to shareholders, notice must be given to the Secretary of First Bancshares if a shareholder intends to nominate an individual for election to the Board of Directors or propose any shareholder action. These Bylaw provisions also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.

Indemnification. Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ Articles also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances. Pursuant to such authority and the provisions of First Bancshares’ Articles, First Bancshares intends to purchase insurance against certain liabilities that may be incurred by it and its officers and directors.

The Articles of First Bancshares contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to it or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

Under its Bylaws, First Bancshares must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or The First or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have First Bancshares advance any such expenses prior to final disposition of the proceeding, upon delivery of (1) a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

The board of directors of First Bancshares also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers,

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and controlling persons of First Bancshares pursuant to the Articles or Bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock. Our board of directors, without further approval of the shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

Series CD Preferred Stock. We have designated 17,123 shares of our preferred stock as Series CD (the “CDCI Preferred Shares”) which were issued as part of the CDCI.

Dividends Payable on Shares of the CDCI Preferred Shares. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% of the liquidation value of the shares, payable quarterly in arrears. Dividends on the CDCI Preferred Shares are cumulative.

Priority of Dividends; Consequences of Missed Dividends. With respect to the payment of dividends, the CDCI Preferred Shares will rank senior to our common stock and all other equity securities designated as ranking junior to the CDCI Preferred Shares (“junior stock”), and will rank at least equally with all other equity securities designated as ranking on a parity with the CDCI Preferred Shares (“parity stock”).

Restriction on Dividends. Generally, so long as any CDCI Preferred Shares remain outstanding, neither we nor any of our subsidiaries may pay any per share dividend or distribution on common stock or other capital stock or equity securities at a rate that is in excess of 100% of the aggregate per share dividends and distributions for the immediately prior fiscal year, provided that no increase in the aggregate amount of dividends or distributions on common stock shall be permitted for any twelve (12) month period, including, without limitation, as a result of any dividends or distributions paid in shares of common stock, any stock split or any similar transaction.

Additional Restrictions. Our ability to declare or pay dividends or repurchase our common stock, or other equity or capital securities, or any trust preferred securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the CDCI Preferred Shares.

Voting Rights. In general, the holders of the CDCI Preferred Shares shall not have any voting rights except as set forth in the terms of the CDCI Preferred Shares or as otherwise required by law.

Preemptive Rights. The CDCI Preferred Shares do not have preemptive rights as to any of our securities, or any warrants, rights or options to acquire any of our securities.

Liquidation Rights. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the CDCI Preferred Shares shall be entitled to receive for each share of CDCI Preferred Shares, out of our assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the liquidation amount per share, which is $1,000 per share, and the amount of any accrued and unpaid dividends on each share. Holders of CDCI Preferred Shares would be entitled to receive this amount before any distribution of assets or proceeds to holders of our common stock and any other stock ranking junior to the CDCI Preferred Shares. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of CDCI Preferred Shares and any outstanding shares of parity stock, holders of the CDCI Preferred Shares and parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

For purposes of the liquidation rights of the CDCI Preferred Shares, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

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Series E Preferred Stock. The board of directors has established out of the authorized preferred stock a series of preferred stock entitled Series E Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock.

Mandatory Conversion. The Series E Preferred Stock will convert into shares of common stock on the third business day following the approval by the holders of our common stock of the conversion as required by the applicable NASDAQ rules. Assuming shareholder approval is obtained, the number of shares of common stock into which each share of Series E Preferred Stock shall be converted will be the same number of shares of Series E Preferred Stock outstanding.

In connection with obtaining shareholder approval for the issuance of the common stock resulting from the conversion of the Series E Preferred Stock, First Bancshares filed preliminary proxy materials on Schedule 14A on October 24, 2016 and plans to file definitive proxy materials which will be sent to shareholders of the Company as soon as practicable following approval bythe SEC, and intends to hold a special meeting of its shareholders on December 7, 2016 for this purpose.

Dividends. The Series E Preferred Stock carries a non-cumulative cash dividend at a per annum rate equal to 6%. The dividend will not be declared or paid if the Series E Preferred Stock is converted into shares of common stock before April 12, 2017. Beginning on June 30, 2017, if the Series E Preferred Stock is still outstanding, dividends will be payable semi-annually in arrears on June 30 and December 31, if declared by the Board. If all dividends payable on the Series E Preferred Stock have not been declared and paid for an applicable dividend period, First Bancshares shall not declare or pay any dividends on any stock which ranks junior to the Series E Preferred Stock, or redeem, purchase or acquire any stock which ranks pari passu or junior to the Series E Preferred Stock, subject to customary exceptions. If all dividends payable on the Series E Preferred Stock have not been paid in full, any dividend declared on stock which ranks pari passu to the Series E Preferred Stock shall be declared and paid pro rata with respect to the Series E Preferred Stock and such pari passu stock.

Participation in Dividends on Common Stock. So long as any shares of Series E Preferred Stock are outstanding, if we declare any dividends on our common stock or make any other distribution to our common shareholders, the holders of the Series E Preferred Stock will be entitled to participate in such distribution on an as-converted basis.

Ranking. The Series E Preferred Stock ranks senior to all of First Bancshares’ common stock, pari passu to the Series CD Preferred Stock, and junior to First Bancshares’ outstanding trust preferred securities. The Series E Preferred Stock will rank pari passu or senior to all future issuances of First Bancshares’ preferred stock.

Voting Rights. Shares of Series E Preferred Stock generally have no voting rights other than as required by law except that the approval of the holders of a majority of the Series E Preferred Stock, voting as a single class, will be required with respect to certain matters, including (i) charter amendments adversely affecting the rights, preferences or privileges of the Series E Preferred Stock and (ii) the creation of any series of senior equity securities.

Liquidation. In the event First Bancshares liquidates, dissolves or winds up, the holders of the Series E Preferred Stock shall be entitled to liquidating distributions equal to the greater of $17.75 per share plus any declared and unpaid dividends, and the amount to which such holders would be entitled if the Series E Preferred Stock were converted into common stock immediately before such liquidation (before any distributions to holders of any junior securities).

Redemption. The Series E Preferred Stock will not be redeemable at the option of First Bancshares or any holder of Series E Preferred Stock at any time.

Anti-dilution Provisions. The conversion price of the Series E Preferred Stock is also subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions, stock splits, subdivisions and combinations, distributions of cash, debt or assets and tender offers and exchange offer.

Preemptive Rights. Holders of the Series E Preferred Stock have no preemptive rights.

Fundamental Change. If First Bancshares enters into a transaction constituting a consolidation or merger of First Bancshares or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of First Bancshares and its subsidiaries, taken as a whole (in each case pursuant to which its common stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of its common stock, then each share of Series E Preferred Stock will convert, effective on the day on which such share would automatically convert into common stock of First Bancshares, into the securities, cash and other property receivable

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in the transaction by the holder of the number of shares of common stock into which such share of Series E Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval..

Financial Statements of First Bancshares

The (i) audited consolidated financial statements of First Bancshares as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015 and (ii) unaudited consolidated financial statements of First Bancshares as of and for the nine-month period ended September 30, 2016, are attached hereto as Annex E.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Bancshares

First Bancshares Management’s Discussion and Analysis of Financial Condition and Results of Operation (i) as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015 and (ii) as of and for the nine-month period ended September 30, 2016, are attached hereto as Annex F.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

During each of First Bancshares’ fiscal years ended December 31, 2015 and December 31, 2014, there were no changes in or disagreements with First Bancshares’ accountants on Accounting and Financial Disclosures.

CERTAIN INFORMATION CONCERNING GULF COAST

General

Gulf Coast is a Florida-chartered bank established in 2003. Its main office is located at 40 N. Palafox St., Pensacola, FL 32502 (Telephone Number: (850) 434-9300). As of September 30, 2016, Gulf Coast had total assets of approximately $135.42 million, deposits of approximately $116.62 million and total stockholders’ equity of approximately $5.79 million. Gulf Coast operates five banking offices in Escambia and Santa Rosa Counties, Florida. Gulf Coast’s deposits are insured by the FDIC.

Gulf Coast Activities

Gulf Coast is a commercial bank that serves the needs of residents of Escambia and Santa Rosa Counties, Florida and contiguous counties.  Gulf Coast operates as a community bank with directors, management and personnel known to and who live in the community.

Gulf Coast focuses its marketing efforts on consumer banking products, commercial services to small businesses, and residential mortgage lending. Gulf Coast offers traditional retail deposit products with a strong emphasis on relationships with customers, both individuals and businesses. Gulf Coast focuses on the banking needs of the markets of Escambia and Santa Rosa Counties, Florida and contiguous counties. As a community bank, Gulf Coast believes that Gulf Coast provides more personalized service than is generally available in the markets it serves. Gulf Coast offers the following types of products and services:

●	personal checking and or savings accounts;

●	money market accounts;

●	NOW accounts;

●	certificates of deposit;

●	individual retirement accounts;

●	bill pay;

●	stop payment;

●	telephone banking;

●	commercial checking or savings accounts;

●	commercial money market accounts;

●	Internet banking;

●	ATM service;

●	safe deposit boxes;

●	cashier’s checks;

●	Remoted deposti capture;

●	collection of monetary items;
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●	bank-by-mail service;

●	night depository;

●	ATM cards;

●	credit cards (through another agency/correspondent bank);

●	automatic payroll deposit; and

●	automatic bill payment transfers (ACH).

Gulf Coast offers the following types of commercial and consumer loan products and services:

●	real estate loans (residential loans, construction and land development loans, real estate investment loans and owner occupied commercial real estate loans);

●	equipment financing loans;

●	accounts receivable and inventory financing loans;

●	revolving lines of credit;

●	lmerchant services;

●	Internet cash management;

●	commercial loans;

●	personal loans;

●	automobile loans;

●	home equity loans; and
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Competition

The banking business is highly competitive, and Gulf Coast’s profitability is dependent on the ability to compete in its market area. Gulf Coast competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, certain other non-financial entities, and certain governmental organizations which may offer more favorable financing than Gulf Coast offers. Gulf Coast expects competition from both financial and non-financial institutions to continue Gulf Coast’s competitive edge is built upon superior customer service and its long-term deposit and loan relationships.

Facilities

Gulf Coast operates from its main branch located at 40 N. Palafox St., Pensacola, Florida 32502. The following table sets forth specific information on Gulf Coast’s offices:

Banking Office	Real Estate Owned or Leased	Location
Gulf Breeze	Owned	2871 Gulf Breeze Parkway, Gulf Breeze, FL 32561
Pace Branch	Owned	4911 Highway 90, Pace, Florida 32571
Main Office	Leased	40 North Palafox Street, Pensacola, FL 32502
Cordova Branch	Owned	1177 College Boulevard, Pensacola, FL 32504
Nine Mile Road Branch	Owned	1554 West Nine Mile Road, Pensacola, FL 32534

All of Gulf Coast’s branches offer full banking operations provided by a full complement of lobby staff (including tellers, customer service representatives, and lending professionals on site), safe-deposit boxes, an automated teller machine, and drive-through banking services.

Employees

As of September 30, 2016, Gulf Coast had 50 full-time and 1 part-time employees. Management of Gulf Coast considers its relations with its employees to be good.

Consent Order

Effective January 29, 2010, Gulf Coast entered into a Consent Order with the Florida Office of Financial Regulation (OFR) and the FDIC.  The Consent Order contains certain operational and financial restrictions related primarily to Gulf Coast’s asset quality, concentrations of credit, allowance for loan and lease losses, and capital.  Under the terms of the Consent Order, Gulf Coast is required, among other things, to do the following:

•	Increase Board participation in the affairs of Gulf Coast and form a “Directors’ Committee” to oversee Gulf Coast’s compliance with the Order;

•	To have and retain qualified management and to develop a “Management Plan”;

•	Establish a comprehensive policy for determining the adequacy of the ALLL;

•	Achieve and maintain (i) a total risk-based capital ratio of at least 12%, and (ii) a Tier 1 Leverage capital ratio of at least 8%;

•	Review, revise and adopt the written liquidity, contingency funding and funds management policy;

•	Charge-off all assets classified as “Loss” and 50% of all assets classified as “Doubtful” in any official report of examination from the FDIC or OFR;

•	Reduce the aggregate balance of assets classified as “Substandard” in accordance with a prescribed schedule;

•	Refrain from extending credit to any borrower whose extension of credit has been, in whole or in part, charged-off or classified as “Loss” or “Substandard” and is uncollected;

•	Engage a qualified external loan review analyst who shall review all loans exceeding $400,000;

•	Review and revise Gulf Coast’s written lending, underwriting, and collection policies;

•	Perform a risk segmentation analysis with respect to the Concentrations of Credit;

•	Formulate and implement a written plan and a comprehensive budget;

•	Furnish quarterly written progress reports to the FDIC and OFR.

In addition, under the Consent Order, Gulf Coast cannot pay dividends or make any payments representing a reduction in capital without the prior written approval from the FDIC and the OFR, and Gulf Coast cannot accept, renew, or roll-over brokered deposits without a waiver from the FDIC.  Gulf Coast must also notify the FDIC and OFR before undertaking asset growth of 10% or more per year or initiating material changes in asset composition.

The Consent Order was modified in May 2015 to address the areas of Bank Secrecy Act (“BSA”) and Information Technology (“IT”). Under the modified terms of the Consent Order, Gulf Coast is also required, among other things, to do the following:

•	Develop and implement a BSA Compliance Program;

•	Prepare an initial BSA risk assessment and subsequent periodic risk assessments;

•	Develop a revised system of internal controls to ensure full compliance with BSA and the Office of Foreign Assets Control (“OFAC”) requirements;

•	Develop and implement effective training programs to ensure compliance with BSA and OFAC

•	Establish independent testing programs for BSA, OFAC and anti-money laundering requirements;

•	Designate a qualified BSA Officer and ensure adequate BSA staffing;

•	Develop and implement a comprehensive IT Plan; and

•	Ascertain that the Bank’s IT processing is in accordance with the IT Plan.

Gulf Coast believes it is in substantial compliance with the Consent Order, except for the requirements to achieve and maintain the capital ratios and reduce the levels of its classified assets. The requirements under the Consent Order will remain in place until terminated by the FDIC and the OFR.

Legal Proceedings

Gulf Coast is from time-to-time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to its business, Gulf Coast is not a party to, nor is any of its property the subject of, any material legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of Gulf Coast’s management, any such liability will not have a material adverse effect upon Gulf Coast’s financial condition, results of operations, or cash flows.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which accompanies this proxy statement/prospectus as Annex A. References in this discussion and elsewhere in this proxy statement/prospectus to the “merger” are to the merger of Gulf Coast into The First, unless the context clearly indicates otherwise.

General

On September 7 and October 7, 2016, Gulf Coast’s board of directors and First Bancshares’ board of directors, respectively, unanimously approved the merger agreement and the merger. If all of the conditions set forth in the merger agreement are satisfied or waived (to the extent permitted by law) and if the merger is otherwise completed, Gulf Coast will merge with and into The First, and The First will be the surviving banking association.

Under the terms of the merger agreement, holders of Gulf Coast common stock will receive in exchange for each outstanding share of Gulf Coast common stock that is issued and outstanding (other than shares held by First Bancshares or Gulf Coast, or, shares with respect to which the holders thereof have perfected dissenters’ rights) their pro rata portion of the number of whole shares of First Bancshares common stock obtained by (i) dividing $0.50 by

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(ii) the average of the closing prices of First Bancshares common stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) business days prior to the closing of the transaction and (iii) multiplied by the total number of shares of Gulf Coast common stock issued and outstanding. The total consideration to be paid in connection with the merger will be $2,257,718.50, as more specifically described in this document.

First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Instead, a holder of Gulf Coast common stock who otherwise would have received a fraction of a share of First Bancshares common stock will receive an amount in cash. This cash amount will be determined by multiplying the fraction of a share of First Bancshares common stock to which the holder would otherwise be entitled by the average closing price of one share of First Bancshares common stock as reported on the NASDAQ for the 30 trading days prior to the 5th business day prior to the date on which the merger is completed, and then rounded to the nearest cent.

Background of the Merger

Gulf Coast opened for business in 2003, as a state chartered commercial bank serving Pensacola, FL and surrounding markets. Through the following years, Gulf Coast experienced good growth and financial performance as it grew to five offices in Escambia and Santa Rosa Counties and over $275 million in total assets.

When the financial and market crisis began and the economic recession developed in Gulf Coast’s market area in 2008, Gulf Coast’s lending slowed and the quality of its loan portfolio began to deteriorate. Earnings decreased as loan losses grew, and Gulf Coast’s capital shrank rapidly. Gulf Coast was further impacted by the BP Deepwater Horizon spill (the “BP Oil spill”) in the Gulf of Mexico in April 2010 which also impacted multiple financial institutions in the Florida Panhandle.

Gulf Coast reported its first loss of $1.7 million in 2008 and has lost money in every year since then. All of Gulf Coast’s losses have been due to Gulf Coast’s asset quality problems due to the adverse market conditions and the BP Oil spill. Gulf Coast’s net losses peaked at $12.1 million in 2010, the same year that non-performing assets peaked at nearly 23% of assets. On January 29, 2010, Gulf Coast entered into a Consent Order (the “Order”) with the FDIC and the OFR. The Order required Gulf Coast to take a number of measures related to the resolution of problem assets, increasing regulatory capital, improving earnings, and other actions to improve Gulf Coast’s financial condition. The Order also required Gulf Coast to achieve and maintain a Tier 1 leverage capital ratio of at least 8% of total assets and a total risk based capital ratio of at least 12%. The Order was modified in May 2015 to include deficiencies in Bank Secrecy Act and Information Technology, which have subsequently been addressed and improved substantially.

Since 2010, Bank management and the board have spent considerable time and effort to achieve compliance with the Order, including a capital offering that raised nearly $3.2 million in additional capital in 2014 at a common equivalent price of $1.00 per share.

While asset quality has slightly improved, Gulf Coast has not established sustainable recurring earnings to enhance its regulatory capital ratios and remains in non-compliance of certain mandates of the Order, particularly regulatory capital and earnings. At June 30, 2016, Gulf Coast’s Tier 1 leverage capital ratio was 4.46%, and the total risk based capital ratio was 6.43%, both below the Order mandates of 8% and 12%, respectively. Non-performing assets, primarily Other Real Estate Owned (‘OREO”), were 16.58% of total assets at June 30, 2016.

The Board has determined that it will be unable to get the Order lifted without additional capital and further resolution of OREO properties. Management determined that Gulf Coast needs more than $6 million in capital to comply with the Order and provide for future growth. One source of capital was expected to be potential proceeds from the BP Oil spill as to which Gulf Coast had filed suit against BP and others related to the spill. Gulf Coast’s legal advisers in this matter had advised Gulf Coast that a claim of up to $15 million, inclusive of punitive damages, may be justified given Gulf Coast’s losses that could be attributed to the spill. While many affected parties had begun receiving settlements from BP in 2012, no financial institutions had yet to receive settlements in late 2015 and Gulf Coast’s legal advisers expected it could take several more years before Gulf Coast’s case was considered or any settlement received. Recognizing these challenges, the board has spent great time and effort since the Order was issued considering and carefully analyzing a number of strategic alternatives, including various potential capital raises and merger transactions.

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Gulf Coast has from time to time been contacted by potential investors and possible merger partners over this time period. While none of these inquiries resulted in any offers, the board asked management to seek out advice on Gulf Coast’s ability to successfully achieve either a capital infusion or merger transaction given its current circumstances. Gulf Coast management contacted Monroe Financial Partners, Inc. (“Monroe”) in mid July 2015 to discuss Gulf Coast’s position. Representatives of Monroe discussed with the Bank board the difficult environment for raising capital or consummating mergers for banks with significant asset quality problems and noted that any successful transactions that had taken place were at significant discounts to book value or were highly dilutive to existing shareholders.

On October 23, 2015, the board officially hired Monroe to perform a formal “market check” to identify and negotiate with potential strategic partners, including financial institutions and potential investors regarding an affiliation with Gulf Coast and the potential terms for such an affiliation. In late 2015 and early 2016, Monroe contacted 21 parties that it believed may have an interest in a transaction with Gulf Coast. Confidentiality agreements were signed by four of the parties, including FBMS, and the parties were provided with a detailed package of financial information on Gulf Coast. Two of the interested parties met with the Gulf Coast management team in Pensacola in February 2016 but ultimately did not make any formal offer for Gulf Coast.

On March 1, 2016, M. Ray (Hoppy) Cole, Jr., Vice Chairman, President and CEO of FBMS, and four other FBMS representatives, including their financial adviser, met with the Gulf Coast management team including Walter J. Ritchie (Chairman, President and CEO), Thomas R. Bailey (Chief Financial Officer), Debi Williams (Chief Operating Officer) and a representative from Monroe, its financial adviser. At that meeting, the FBMS representatives expressed their interest in putting an offer together for Gulf Coast but identified several issues in completing an offer. Those issues included how to value Gulf Coast given the likely need to further write down problem assets including OREO, purchase accounting adjustments potential write downs of Gulf Coast’s branches, and the capital needs of Gulf Coast. Mr. Ritchie expressed an interest in considering an offer from FBMS but indicated that it needed to be a minimum of $1 per share, the value of the most recent stock offering, Over the next several weeks, FBMS reviewed Gulf Coast’s information and held discussions with its management and financial adviser.

On April 20, 2016, Mr. Cole and two other FBMS representatives, including their financial adviser, met with the Gulf Coast management team, Richard Baker (a Gulf Coast director), and a representative from Monroe. At that meeting, FBMS discussed its preliminary review of Gulf Coast including information from third party firms regarding the costs to divest Gulf Coast’s OREO properties and the indicated write downs on Gulf Coast’s branch offices. FBMS provided an initial indication of value of $0.50 per share, which was below the minimum level previously indicated by Mr. Ritchie. FBMS also indicated that it was amenable to preserving the BP settlement for Gulf Coast’s shareholders as it had done for two of their previous acquired banks and that this offer could be in cash or stock. Mr. Ritchie expressed a greater interest in receiving FBMS stock with the potential for future value increases for Gulf Coast shareholders. He also indicated that Gulf Coast had a board meeting the following week and would discuss the FBMS preliminary offer at that meeting.

On April 27, 2016, the FBMS preliminary offer was discussed at Gulf Coast’s regularly scheduled board meeting. At that meeting, Monroe made a presentation to the board outlining the process it had undertaken to solicit an offer, certain financial and market information regarding FBMS and a valuation of Gulf Coast common stock considering current market conditions. Following Monroe’s presentation and exit from the meeting, Mr. Ritchie informed the board that it had received a settlement offer from BP of approximately $101,000, well below the amount that had been anticipated previously in discussions with their legal adviser on that matter. This legal adviser noted that there had been several adverse court rulings, in a ruling excluding punitive damages, relating to financial institutions and that most of their financial institution clients were reluctantly accepting their respective settlement offers. This legal advisor also reassured Gulf Coast that it was willing to continue to pursue a higher settlement but would need additional upfront funds to continue that effort. After much discussion, the board authorized Mr. Ritchie to solicit from and enter into a formal letter of intent (the “LOI”) with FBMS should the terms be as previously indicated.

FBMS subsequently submitted a preliminary LOI on April 29, 2016 which reflected a price of $0.50 per share in FBMS stock for all of the common and common equivalent shares of Gulf Coast. The offer was subject to satisfactory completion of FBMS’s due diligence and proposed an exclusivity period of 90 days, among other

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conditions. Mr. Ritchie board consulted with Smith Mackinnon, PA, its legal adviser, and Monroe, its financial adviser, regarding the financial and legal terms of the LOI. Following additional negotiations, FBMS submitted a revised LOI on May 5, 2016 which was also signed by Gulf Coast on May 5, 2016.

Over the next three months, FBMS conducted its due diligence review of Gulf Coast with much of this diligence related to the potential divestiture of Gulf Coast’s OREO properties to an unrelated third party. Gulf Coast also conducted its due diligence review of FBMS including an on-site visit by Mr. Ritchie and Ms. Williams on June 24, 2016. Concurrent with the respective due diligence reviews, Gulf Coast and FBMS began negotiations of the Agreement. In mid July 2016, FBMS sent a draft of the Agreement to Gulf Coast’s legal counsel.

On July 29, 2016, Mr. Cole and the FBMS financial adviser met with the Gulf Coast management team and Monroe (via telephone) to update the due diligence process and the status of negotiations related to the Agreement. At that meeting, Mr. Cole asked for an extension of the LOI noting that the exclusivity period was set to expire within the week. Mr. Cole informed the parties that it was in advanced negotiations to acquire another bank and conducting a stock offering to supplement its capital position. Mr. Cole indicated that neither of these transactions would preclude FBMS from moving forward on the transaction with Gulf Coast but expressed a desire to be able to announce all three transactions simultaneously. Mr. Cole requested a 30 day extension to the LOI with a target announcement date for all three transactions of September 9, 2016. On August 1, 2016, FBMS submitted a revised LOI requesting an extension of the exclusivity period. All other terms of the original LOI remained as agreed to in the original LOI executed on May 5, 2016. Gulf Coast’s board accepted the terms of the revised LOI on August 3, 2016.

Over the next six weeks, FBMS, Gulf Coast and their advisers negotiated the terms of the Agreement and reviewed the related disclosure schedules. During this time period, Gulf Coast’s directors had various discussions, including with Bank counsel and Monroe, regarding the status of the merger negotiations, agreement issues, employee issues, and related matters. At a special meeting on September 7, 2016, the board met, along with a Monroe representative and Bank counsel, to review the terms of the proposed Agreement and related agreements. At the meeting, Gulf Coast’s legal counsel reviewed a memorandum relating to the board’s fiduciary duties and responsibilities under law. The Monroe representative reviewed information relating to its fairness opinion and then advised that Monroe was issuing its oral opinion to the effect that the consideration in the proposed transaction was fair, from a financial point of view, to Gulf Coast’s shareholders. Gulf Coast’s legal counsel then reviewed the most recent draft of the proposed Agreement and related transaction documents. Gulf Coast’s legal counsel also reviewed a draft of proposed board resolutions relating to the Merger, the Agreement and related issues. Following extensive discussion, the board approved the terms of the draft Agreement and the transactions contemplated by the Agreement and authorized management and Gulf Coast’s advisers to complete the negotiation process and sign the final Agreement. The Board also recommended that Bank shareholders vote to approve the Agreement and the Merger. The FBMS board met on October 7, 2016 and approved the terms of the Agreement with Gulf Coast.

Over this same time period, FBMS continued its negotiations to acquire Iberville Bank, a $258 million in assets bank based in Plaquemine, LA (“Iberville”), and a potential stock offering. FBMS originally intended to announce all three transactions on September 9, 2016 which was then revised to September 13, 2016. However in mid August 2016, the Baton Rouge, LA market, including Iberville’s primary market, experienced unprecedented catastrophic flooding causing a delay in the Iberville negotiations. While none of these events impacted the transaction with Gulf Coast, FBMS asked to delay the announcement of the Agreement while it finalized its negotiations with Iberville and completed its stock offering.

On October 12, 2016, the Agreement was formally signed by FBMS and Gulf Coast. A joint press release was issued, announcing the execution of the Agreement and the terms of the Merger on October 14, 2016. The press release also included the announcement of an agreement by FBMS to acquire Iberville Bank in a $31.1 million all cash transaction and the private placement of approximately $63.3 million in FBMS capital stock.

Reasons for the Merger and Recommendation of Gulf Coast’s Board of Directors

The Gulf Coast board of directors, with the assistance of its financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the Merger. The terms of the Merger, including the Merger consideration, are a result of arm’s-length negotiations between the representatives of Gulf

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Coast and FBMS. In reaching its conclusion that the Agreement is in the best interest of Gulf Coast and its shareholders, the Board of Directors considered a number of factors, as noted below:

•	The value of the per share consideration to be received by Gulf Coast shareholders exceeds the value of Gulf Coast as an independent entity and the FBMS shares to be received provide a source of liquidity to Gulf Coast shareholders.

•	Monroe has provided a fairness opinion that the consideration to be received by the Shareholders is fair from a financial point of view.

•	It will be difficult for Gulf Coast to remain an independent community bank without raising capital to comply with the Consent Order and to provide opportunities for growth. Any capital that Gulf Coast raises will be further dilutive to the current Shareholders. As of June 30, 2016, Gulf Coast’s Tier 1 leverage capital ratio was 4.46% and its total risk based capital ratio was 6.43%, which are both below the mandate in the Order of 8% and 12%, respectively.

•	Gulf Coast could be subject to additional, heightened regulatory enforcement actions, including possible receivership, if additional capital is not raised or if Gulf Coast’s financial condition deteriorates

•	It will be difficult to remain an independent community bank in the current regulatory environment and enhance shareholder value in the face of limited earnings capacity, high level of OREO and regulatory pressure to raise capital levels in connection with the Order.

•	The current and prospective economic, regulatory, competitive and interest rate environment facing the financial services industry generally, and independent community banks like Gulf Coast in particular remains challenged with new capital requirements emerging as well as higher compliance-related costs due to new consumer protection regulations.

•	Gulf Coast’s customers will have a wider range of products and services to achieve their financial goals.

•	FBMS has strong financial performance and the regulatory standing to undertake the transaction. FBMS also has the resources to further our growth in the market and expansion in contiguous markets.

•	The assessment of the likelihood that the merger would be completed in a timely manner without regulatory conditions or requirements.

•	The review by the Gulf Coast board of directors with its legal and financial advisors of the provisions of the Agreement.

During its deliberations, the Board of Directors did not assign any relative or specific weight to any of the factors that are discussed above, and individual members of the Board of Directors may have given different weights to different factors as they were discussed. In addition, the discussion of the information above and factors considered is not intended to be an exhaustive list of the factors considered.

The Board believes that the merger is fair to and in the best interest of the shareholders. Accordingly, the Board has approved the merger agreement and the transactions contemplated thereby (including the merger), and recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby (including the merger).

In considering the recommendation of the Gulf Coast board of directors with respect to the proposal to adopt the merger agreement, holders of Gulf Coast common stock should be aware that Gulf Coast’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other Gulf Coast

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shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger (to the extent such interests existed at that time), and in recommending that the merger agreement be adopted by the holders of Gulf Coast common stock. See “THE MERGER—Interests of Certain Gulf Coast Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of Gulf Coast’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.”

Opinion of Gulf Coast’s Financial Advisor

Gulf Coast retained Monroe to act as its financial advisor in connection with the merger and participated in certain negotiations leading to the merger. As part of its engagement, Gulf Coast requested that Monroe provide it an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of Gulf Coast. Monroe is a nationally-recognized investment banking firm that provides specialized corporate finance and investment research services to financial institutions. In the ordinary course of its investment banking business, Monroe is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Gulf Coast selected Monroe as its financial advisor based upon Monroe’s qualifications, expertise, and reputation in such capacity.

On October 12, 2016, Monroe rendered its written fairness opinion to the board of directors of Gulf Coast that, as of such date and based upon and subject to various matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to the shareholders of Gulf Coast. The full text of Monroe’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein. Gulf Coast shareholders are urged to read the opinion in its entirety.

In performing its analyses, Monroe made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Monroe, Gulf Coast and First Bancshares. As part of its analysis, Monroe considered certain information provided to it by First Bancshares.  Any estimates contained in the analyses performed by Monroe are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Monroe also reviewed financial information prepared by First Bancshares as part of its application to the OCC in connection with the merger. This financial information was limited to a pro forma balance sheet, as of the end of the most recent quarter and for the first year of operation after the merger, if consummated. This financial information, which was submitted on a confidential basis to the OCC, was unaudited, was derived from the unaudited balance sheets of First Bancshares, The First, and Gulf Coast, contained certain assumptions used by First Bancshares with regards to the merger, none of which can be guaranteed and may not prove to be accurate, and certain purchase accounting adjustment called for under generally accepted accounting principles. Further, Monroe has advised that it only considered such financial information to determine independently whether First Bancshares was reasonably likely to obtain OCC approval for the merger and not as part of Monroe’s determination of whether the merger consideration was fair, from a financial point of view, to the Gulf Coast shareholders.

The summary that follows is not a complete description of the analyses underlying the Monroe opinion or the presentation made by Monroe to Gulf Coast board of directors, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

In arriving at its opinion, Monroe did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Monroe believes that its analyses and the summary of its analyses must be considered as a whole, and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

The Monroe opinion was among several factors taken into consideration by the Gulf Coast board of directors in making its determination to adopt the merger agreement and the related transactions. Consequently, the analyses described below should not be viewed as determinative of the decision of the Gulf Coast board of directors, or the decision of management, with respect to the fairness of the merger consideration to Gulf Coast shareholders.

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Summary of the Proposed Merger. Pursuant to the merger agreement, holders of Gulf Coast common stock will receive in exchange for each outstanding share of Gulf Coast common stock that is issued and outstanding their pro rata portion of the number of whole shares of First Bancshares common stock obtained by (i) dividing $0.50 by (ii) the average of the closing prices of First Bancshares common stock as reported on the Nasdaq Stock Market on each of the thirty trading days ending five business days prior to the closing of the transaction and (iii) multiplied by the total number of shares of Gulf Coast common stock issued and outstanding.

Based upon financial information at or for the twelve months ended June 30, 2016 and market information as of October 11, 2016, Monroe calculated the following merger transaction ratios:

Merger Consideration	Stock
Gulf Coast Shares Exchanged	4,515,437
Indicated Per Share Value	$0.50
Indicated Consideration Value	$2,257,719
First Bancshares 30-Day Avg. Price (10/11/16)	$18.12
Exchange Ratio	0.0276
First Bancshares Shares Received	124,626

Merger Multiples
(6/30/16)
Stated Book Value	39.0%
Tangible Book Value	39.0%
Last Twelve Months Earnings	NM
Total Assets	1.7%
Total Deposits	2.0%
Core Deposit Premium	(3.7%)

Contribution Analysis. In rendering its fairness opinion, Monroe computed the contribution of First Bancshares and Gulf Coast to various elements of the pro forma company. The following table compares the pro forma ownership in the combined company, based upon the exchange ratio, to each company’s respective contribution to various financial components of the pro forma company.

	Contribution
Balance Sheet at June 30, 2016	First Bancshares	Gulf Coast
Total Assets	90.2%	9.8%
Total Gross Loans	90.6%	9.4%
Total Nonperforming Assets	38.9%	61.1%
Total Deposits	89.9%	10.1%
Total Equity	95.0%	5.0%
Tangible Common Equity	94.2%	5.8%

Income Statement Twelve Months Ended June 30, 2016
Net Interest Income	89.1%	10.9%
Net Income	103.1%	(3.1%)

Pro Forma Ownership (at $0.50)	97.8%	2.2%

Comparable Whole Bank Transaction Analysis. In rendering its fairness opinion, Monroe analyzed the consideration paid in selected financial institution merger transactions that it deemed were similar to Gulf Coast and the terms of the merger. The objective of Monroe’s analysis was to determine an appropriate value for Gulf Coast common stock by analyzing data related to actual sales transactions of similar entities.

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Monroe selected a group of comparable distressed bank transactions and compared their implied pricing multiples to the multiples implied by the merger. Specifically, Monroe selected 14 bank merger transactions that were announced between January 1, 2014 and October 11, 2016 in which the selling bank had a nonperforming assets to assets ratio greater than 10% (the “Distressed Bank Transactions”). Monroe then compared the implied transaction multiples of the merger to certain of Gulf Coast’s financial indicators with the same multiples for the Distressed Bank Transactions The following table compares the mean, median, high, and low multiples of the those transactions with those of the merger.

Comparable Whole Bank Transaction Analysis

Distressed Bank Transactions
	Gulf Coast	Comparable Transactions
Pricing Multiples	Indicators	Mean		Median		High		Low
Purchase Price % of Tangible Book Value	39.0%	25.4%		35.5%		297.7%		6.7%
Purchase Price as a Multiple of LTM Earnings	NM	11.3	x	12.9	x	17.5	x	8.3	x
Purchase Price % of Total Assets	1.7%	4.1%		1.6%		12.9%		0.3%
Purchase Price % of Total Deposits	2.0%	4.4%		1.7%		14.0%		0.3%
Core Deposit Premium	(3.7)%	(2.3)%		(3.3)%		9.5%		(9.7)%

Monroe also applied the median multiples from the Distressed Bank Transactions to the appropriate Gulf Coast financial indicators, to determine an indicated value for Gulf Coast as shown in the following table.

Value Indicated by Comparable Whole Bank Transactions

Distressed Bank Transactions
Valuation Approach	Median
	Transaction		Indicated
	Multiple		Value
Tangible Book Value	35.5%		$0.46
LTM Earnings	12.9	x	NM
Total Assets	1.6%		$0.46
Total Deposits	1.7%		$0.44
Core Deposit Premium	(3.3)%		$0.59
Average Indicated Value			$0.49

Monroe noted that the indicated values ranged from $0.44 per share to $0.59 per share with an average of $0.49 per share, slightly below the merger consideration of $0.50 per share.

Discounted Cash Flow Analysis. In rendering its opinion, Monroe utilized a discounted cash flow analysis, an income-based valuation approach, to value Gulf Coast common stock utilizing future financial projections derived by Monroe and Gulf Coast management. These projections are discounted back to present value utilizing a certain cost of capital or required rate of return that is currently available in the market on alternative investments with comparable risk. The discount rate is derived from market evidence that includes current interest rates and equity returns for the market, adjusted for the risks inherent in the banking industry and for Gulf Coast.

Under the discounted cash flow analysis, Monroe assumed that Gulf Coast remains independent for approximately five years (until December 31, 2020) and then is sold at the median pricing multiples of the Distressed Bank Transactions. The value of Gulf Coast common stock is thus the present value of the cash flows received, i.e. dividends, and the present value of the proceeds received upon the sale of Gulf Coast, i.e. the terminal value. Monroe noted that it is unlikely that Gulf Coast could pay any dividends to its shareholders given Gulf

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Coast’s distressed condition and the Consent Order. Thus, the only value to be discounted to present value is the terminal value.

In order to derive the terminal value of Gulf Coast common stock in the discounted cash flow analysis, Monroe applied the median price to last twelve months earnings multiple of 12.9x to projected fiscal year 2020 earnings and the median price to tangible book value multiple of 35.5% to projected fiscal year 2020 tangible book value. These pricing multiples were derived from Distressed Bank Transactions. The resulting terminal values were then discounted to the present value at a discount rate of 14.0%, chosen to reflect the desired return for the risk of owning Gulf Coast common stock in the current environment. These values were averaged to derive a single indicated value under the discounted cash flow analysis. On the basis of these assumptions, Monroe calculated that the present value of Gulf Coast common stock under the discounted cash flow analysis, at a 14.0% discount rate, was $0.35 per share, which is below the merger consideration of $0.50 per share.

In order to determine the impact of changes in price to tangible book value multiples and discount rates to the terminal value of the Gulf Coast common stock, Monroe applied multiples of tangible book value ranging from 25% to 125% to projected fiscal year 2020 tangible book value, and discount rates ranging from 12.0% to 16.0%. The imputed range of per share values of Gulf Coast common stock, based on this range of tangible book value multiples, is illustrated below.

	Price to Tangible Book Multiples
Discount	25%	50%	75%	100%	125%
Rate
12%	$0.21	$0.41	$0.62	$0.83	$1.03
14%	$0.19	$0.38	$0.57	$0.76	$0.96
16%	$0.18	$0.35	$0.53	$0.71	$0.88

Monroe noted that the total merger consideration provided for in the merger is $0.50 per share, which is within the range of per share values determined.

In order to determine the impact of changes in price-to-earnings multiples and discount rates to the terminal value of the Gulf Coast common stock, Monroe applied multiples of last twelve months’ earnings ranging from 10.0x to 18.0x to projected fiscal year 2020 earnings, and discount rates ranging from 12.0% to 16.0%. The imputed range of per-share values of Gulf Coast common stock, based on this range of last twelve months’ earnings multiples, is illustrated below.

	Price to Earnings Sales Multiples
Discount	10.0x	12.0x	14.0x	16.0x	18.0x
Rate
12%	$0.36	$0.43	$0.50	$0.57	$0.64
14%	$0.33	$0.40	$0.46	$0.53	$0.59
16%	$0.30	$0.37	$0.43	$0.49	$0.55

Monroe noted that the total merger consideration provided for in the merger is $0.50 per share, which is within the range of per-share values determined.

Monroe also considered the overall sensitivity to Gulf Coast’s projected 2020 earnings based on variations in Gulf Coast’s projected earnings, ranging from a 50% discount to a 50% premium from the base forecast. Monroe then applied last twelve months’ earnings multiples ranging from 10.0x to 18.0x to derive the terminal value at the discount rate of 14.00%. The imputed range of per-share values of Gulf Coast common stock, utilizing these different terminal earnings scenarios, is illustrated below.

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	Price to Earnings Sales Multiples
Discount	10.0x	12.0x	14.0x	16.0x	18.0x
Rate
(50.0%)	$0.16	$0.20	$0.23	$0.26	$0.30
(25.0%)	$0.25	$0.30	$0.35	$0.40	$0.44
(10.0%)	$0.30	$0.36	$0.42	$0.47	$0.53
0.0%	$0.33	$0.40	$0.46	$0.53	$0.59
10.0%	$0.36	$0.44	$0.51	$0.58	$0.65
25.0%	$0.41	$0.49	$0.58	$0.66	$0.74
50.0%	$0.49	$0.59	$0.69	$0.79	$0.89

Monroe noted that the total merger consideration provided for in the merger is $0.50 per share, which is within the range of per-share values determined.

Monroe noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Recent Financial Performance – Gulf Coast. As part of its analyses, Monroe reviewed Gulf Coast’s recent financial performance, including balance sheet and income statement trends, profitability and net interest margin ratios, asset quality and capitalization levels. Monroe’s analysis included an assessment of the Gulf Coast’s current capital position, especially its compliance with the regulatory minimums and the mandates in the Consent Order. Monroe noted that as of June 30, 2016, Gulf Coast’s Tier 1 leverage ratio was 4.46% and total risk-based capital ratio was 6.43%, well below the Consent Order mandate ratios of 8% and 12%, respectively.

Selected Peer Group Analysis – Gulf Coast. As part of its analyses, Monroe used publicly available information to compare selected financial information for Gulf Coast to a peer group of publicly traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of Gulf Coast to those of nine commercial banks in the U.S. with a ratio of nonperforming assets to assets greater than 10% (the “Gulf Coast Peer Group”). Monroe noted the following financial performance based on results for the six months ended June 30, 2016 for Gulf Coast and the Gulf Coast Peer Group, and October 11, 2016 market data.

		Gulf Coast
	Gulf Coast	Peer Group
		Average
Assets ($ millions)	$133	$352
Return on Avg. Assets	0.04%	0.17%
Return on Avg. Equity	0.9%	(4.8%)
Tang. Equity/Assets	4.3%	11.1%
Net Interest Margin	4.42%	3.69%
Efficiency Ratio	101.8%	82.5%
Adj. NPAs/Assets(1)	16.58%	6.75%
NCOs/Avg. Loans	0.12%	0.61%

Price to LTM Earnings (x)		9.9x
Price to Tangible Book Value (%)		83%

(1) NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans, adjusted for any government guarantees

Monroe noted that Gulf Coast was less profitable, had a higher level of nonperforming assets, a higher efficiency ratio, and lower capital levels than the Gulf Coast Peer Group. However, Gulf Coast had a higher net interest margin and a lower level of charge offs than the Gulf Coast Peer Group.

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Recent Financial Performance – First Bancshares. As part of its analyses, Monroe reviewed the recent financial performance of First Bancshares, including balance sheet and income statement trends, profitability and net interest margin ratios, asset quality, and capitalization levels. Monroe’s analysis included an assessment of the current capital position of First Bancshares, especially its compliance with the regulatory minimums. Monroe noted that as of June 30, 2016, First Bancshares had a Tier 1 leverage ratio of 8.50% and a total risk-based capital ratio of 11.28%.

Selected Peer Group Analysis – First Bancshares. As part of its analyses, Monroe used publicly available information to compare selected financial information for First Bancshares to a peer group of publicly traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of First Bancshares to those of 25 commercial banks in the Southeast with total assets between $1 and $3 billion (the “First Bancshares Peer Group”). Monroe noted the following financial performance was based on results for the six months ended June 30, 2016 for First Bancshares and the First Bancshares Peer Group and October 11, 2016 market data.

		First
		Bancshares
	First	Peer Group
	Bancshares	Average
Assets ($ millions)	$1,225	$1,630
Return on Avg. Assets	0.87%	0.85%
Return on Avg. Equity	10.0%	8.0%
Tang. Equity/Assets	7.8%	10.1%
Net Interest Margin	3.63%	3.70%
Efficiency Ratio	67.1%	68.1%
Adj. NPAs/Assets(1)	1.13%	1.15%
NCOs/Avg. Loans	(0.03%)	0.12%

Price to LTM Earnings (x)	10.5x	17.2x
Price to Tangible Book Value (%)	128%	148%

(1)       NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans, adjusted for any government guarantees

Monroe noted that although First Bancshares had lower capital levels and a lower net interest margin, it was more profitable, with better efficiencies and better asset quality compared to the Southeast Peer Banks. In addition, the common shares of First Bancshares trade at a discount based on price to last twelve months’ earnings and price to tangible book value multiples compared to the Southeast Peer Banks.

Stock Performance – First Bancshares. As part of its analyses, Monroe evaluated the stock performance based on price to last twelve months’ earnings and price to tangible book value multiples of First Bancshares since 2006 compared to the KBW Bank Index and the First Bancshares Peer Group. Monroe also evaluated the stock performance of First Bancshares over the past year. Monroe noted that, over this period, the shares of First Bancshares generated a total return of approximately 8%, its share price ranged from $15.32 per share to $19.55 per share and its average daily trading volume equaled 4,944 shares.

Financial Impact Analysis. As part of its analyses, Monroe evaluated the pro forma effects of the merger on selected financial data of Gulf Coast and First Bancshares, assuming Monroe’s projections for both and certain merger-related accounting adjustments. The analysis indicated that the merger is expected to be accretive to the estimated earnings per share of both Gulf Coast and First Bancshares. The analysis also showed that the merger is expected to be initially dilutive to tangible book value per share for First Bancshares with a tangible book value

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earn-back period of less than 3 years and that the pro forma entity would maintain well-capitalized capital ratios. For all of the above analyses, the actual results achieved by First Bancshares following the merger may vary from the projected results, and the variations may be material.

Conclusion. Based on the results of the various analyses described above and all of the other relevant factors and information deemed appropriate in its professional judgment, Monroe concluded that the total merger consideration to be received under the terms of the merger is fair, from a financial point of view, to Gulf Coast’s shareholders.

In rendering its fairness opinion, Monroe made numerous assumptions with respect to industry performance, business and economic conditions and other matters. While Monroe believes that these projections and the assumptions upon which they were based were reasonable, Monroe has no control over the future occurrence of any of the events upon which the projections were based. Certain of the projections are based on factors, such as general and local economic conditions, that are beyond the control of First Bancshares, Gulf Coast and Monroe. In addition, estimates of values of other companies used in rendering the fairness opinion do not purport to be appraisals of those companies or necessarily reflect the prices at which those companies or their securities may actually be sold. Monroe selected comparable public companies and comparable whole bank acquisitions on the basis of various factors, including the size and similarity of selected companies, their business mix and similar characteristics of the transactions; however, no company or transaction utilized as a comparison in these analyses summarized above is identical to Gulf Coast or the transaction.

Monroe’s opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Monroe as of, the date of its opinion. Events occurring after the date of its opinion could materially affect Monroe’s views. Monroe has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Monroe expressed no opinion as to any of the legal, regulatory, tax or accounting matters relating to the merger or any other transactions contemplated in connection with the merger.

Opinion of First Bancshares’ Financial Advisor

First Bancshares’ board of directors requested that Performance Trust evaluate the fairness, from a financial point of view, to the shareholders of First Bancshares of the consideration to be paid by First Bancshares in connection with the proposed merger of Gulf Coast Community Bank with and into First Bancshares pursuant and subject to the merger agreement.

At an August 18, 2016 meeting of First Bancshares’ board of directors, Performance Trust provided the board an overview of its analyses performed as of the date of the meeting. Performance Trust advised the board of directors that its analyses were as of such date and based upon and subject to various qualifications and assumptions described in the meeting. At this meeting, Performance Trust rendered its fairness opinion to the board of directors of First Bancshares that, as of such date, the merger consideration was fair, from a financial point of view, to the common shareholders of First Bancshares.

The full text of the Performance Trust opinion, dated August 18, 2016, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex C to this registration statement. The summary of the opinion set forth in this registration statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, Performance Trust, among other things:

(i)       reviewed a draft, dated August 9, 2016, of the Acquisition Agreement;

(ii)       reviewed certain publicly available business and historical financial information relating to FBMS and Gulf Coast;

(iii)       met with, either by phone or in person, certain members of the management of FBMS and Gulf Coast to discuss the business and prospects of FBMS and Gulf Coast and the proposed Acquisition;

(iv)       reviewed and compared certain financial metrics of FBMS with certain financial metrics of Gulf

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Coast that PTCP deemed relevant;

(v)       reviewed certain other business, financial and operating information relating to FBMS and Gulf Coast and any respective subsidiaries provided to us by the management of the respective companies, including financial forecasts and estimates regarding certain pro forma financial effects of the Acquisition on FBMS (including without limitation the cost savings and expenses associated with the Acquisition);

(vi)       reviewed certain financial terms of the proposed Acquisition and compared certain of those terms with the publicly available financial terms of certain merger transactions that have recently been effected or announced in the banking industry;

(vii)       performed a comparison of certain financial and stock market information of FBMS and certain financial information of Gulf Coast with similar information for certain other publicly traded equity securities we deemed relevant; and

(viii)       considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In this review, Performance Trust has relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information reviewed by Performance Trust for purposes of this opinion. Performance Trust did not make an independent review of Gulf Coast Community Bank’s assets or liabilities but was provided with certain appraisals of Gulf Coast Community Bank’s assets and liabilities upon which it relied for this opinion. Performance Trust relied solely on First Bancshares and Gulf Coast Community Bank for information as to the adequacy of Gulf Coast Community Bank’s loan loss reserves and values of other real estate owned. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. In rendering this opinion, Performance Trust has, with First Bancshares’ consent, assumed that in all respects material to its analysis the merger will be consummated in accordance with the terms described in the merger agreement it has examined, without any material waiver, amendment or delay of any terms, condition or agreement. Performance Trust also has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effects on First Bancshares.

This fairness opinion has been approved and authorized for issuance by Performance Trust’s Fairness Opinion Review Committee. The opinion is provided solely for the benefit and use of the board of directors of First Bancshares, in their capacity as directors of First Bancshares, in connection with and for the purposes of their consideration of the proposed Merger.

The following summarizes the material financial analyses presented by Performance Trust to First Bancshares’ board of directors at its meeting on August 18, 2016, which material was considered by Performance Trust in rendering the opinion described below.

Transaction Overview

Based on the terms and conditions pursuant to the merger agreement, the merger consideration per share was $0.50. Performance Trust calculated the total merger consideration of Gulf Coast Community Bank pursuant to the merger agreement to be approximately $2.3 million. Based upon financial information for Gulf Coast Community Bank for the twelve months ended June 30, 2016, Performance Trust calculated the following transaction multiples:

Transaction Multiples

Gulf Coast Community Bank
Price/Tangible Book Value per Share	39.0%
Price/Last Twelve Months Earnings per Share	NM
Price/Assets per Share	1.7%
Price/Deposits per Share	2.0%
Tangible Book Premium/Core Deposits per Share(1)	(3.7%)

(1) Core deposits (defined as total deposits less time deposits > $100,000 and all brokered deposits).

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Selected Public Companies Analysis

Performance Trust used publicly available information to perform a comparison of Gulf Coast Community Bank’s financial performance and condition to the following institutions traded on the New York Stock Exchange (“NYSE”), NYSE Market Equities, NASDAQ, or OTC Markets and headquartered in the United States with total assets less than $1.0 billion, a nonperforming assets to total assets ratio greater than 3.0% (“Public Peer Group”). Performance Trust noted that none of the companies reviewed was identical to Gulf Coast and that, accordingly, the analysis of such companies necessarily involved complex qualitative considerations and judgments concerning differences in the business, operating and financial characteristics of each company, and other factors that affect the public market values of such companies. Companies included in this group were:

First Financial Northwest, Inc.	Northern States Financial Corporation
Parke Bancorp, Inc.	Village Bank and Trust Financial Corp.
Porter Bancorp, Inc.	Liberty Bell Bank
United Security Bancshares	Security First Bank
Peoples Financial Corporation	Independence Bancshares, Inc.

The analysis compared publicly available financial information for Gulf Coast Community Bank and the 25th percentile, median, and 75th percentile financial performance and condition and market trading data for the Public Peer Group as of and for the twelve months ended June 30, 2016. The following table sets forth the data for Gulf Coast Community Bank and the 25th percentile, median, and 75th percentile data for the Public Peer Group as of and for the twelve months ended June 30, 2016 with pricing data as of August 17, 2016.

Regional Public Peer Group Analysis

	Gulf Coast	Public	Public	Public
	Community	Peer Group	Peer Group	Peer Group
	Bank.	25th Percentile	Median	75th Percentile
Total Assets ($000s)	$133,444	$138,204	$584,112	$918,537
Total Common Equity	$5,794	$14,362	$49,152	$101,504
Tangible Common Equity/Tangible Assets	4.3%	7.3%	12.4%	14.2%
LTM Return on Average Assets	(0.22%)	0.00%	0.43%	1.26%
LTM Return on Average Common Equity	(5.16%)	1.10%	4.05%	10.08%
LTM Net Interest Margin	4.30%	3.27%	3.46%	4.09%
LTM Efficiency Ratio	106.2%	65.4%	85.9%	96.2%
Noninterest Income/Average Assets	1.01%	0.48%	0.60%	0.82%
NPAs/Assets	16.58%	3.48%	3.86%	4.32%
Price/Tangible Book Value per Share		79.9%	97.9%	117.8%

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Performance Trust then compared the transaction multiples implied in the acquisition with the corresponding trading multiples for the selected companies. A summary of the implied multiples is provided in the following table:

	Implied Transaction	Regional Public	Regional Public	Regional Public
	Multiples	Peer Group	Peer Group	Peer Group
	per Share	25th Percentile	Median	75th Percentile
Price/Tangible Book Value per Share	39.0%	79.9%	97.9%	117.8%

Performance Trust calculated the implied per share value based on the trading multiples of the Public Peer Group and compared such values to the per share value in the acquisition. The implied per share values are summarized in the following table:

	Implied per Share Value Regional Public Peer Group
	25th Percentile	Median	75th Percentile
Price/Tangible Book Value per Share	$1.03	$1.26	$1.51

Selected Acquisition Transactions Analysis

Performance Trust reviewed publicly available information related to selected acquisitions of national banks and thrifts announced between January 1, 2011 and August 17, 2016, with target total assets less than $500 million, a tangible equity to tangible assets ratio less than 5.0%, and a nonperforming assets to assets ratio greater than 5.0% at announcement (“Transaction Peer Group”). Performance Trust chose these acquisitions involving target companies that possessed general business, operating, and financial characteristics representative of companies in the industry in which Gulf Coast Community Bank operates. Performance Trust noted that none of the acquisitions or subject target companies reviewed was identical to the acquisition of Gulf Coast Community Bank, respectively, and that, accordingly, the analysis of such acquisitions necessarily involved complex qualitative considerations and judgments concerning differences in the business, operating, and financial characteristics of each subject target company and each acquisition and other factors that affect the values implied in such acquisitions. The transactions included in the group were:

Acquiror:	Target:
United Community Banks, Inc.	Tidelands Bancshares, Inc.
First National Bankers Bankshares, Inc.	Independent Bankers’ Bank of Florida
First Sound Bank	Eastside Commercial Bank, NA
D.L. Evans Bancorp	Idaho Banking Company
Central Bancompany, Inc.	Bank of Belton
Park Sterling Corporation	Provident Community Bancshares, Inc.
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Wintrust Financial Corporation	Diamond Bancorp, Inc.
C&F Financial Corporation	Central Virginia Bankshares, Inc.
BBCN Bancorp, Inc.	Foster Bankshares, Inc.
Home BancShares, Inc.	Premier Bank
SKBHC Holdings LLC	Viking Financial Services Corporation
SCJ, Inc.	Santa Lucia Bancorp
Palco Bankshares Inc.	Midwest Community Bank
Sequatchie Valley Bancshares, Inc.	Citizens Bank of Spencer

As illustrated in the following table, Performance Trust compared the total consideration paid for Gulf Coast Community bank to the 25th percentile, median, and 75th percentile bank level pricing multiples of the comparable transactions.

	Gulf Coast	Transaction	Transaction	Transaction
	Community	Peer Group	Peer Group	Peer Group
	Bank	25th Percentile	Median	75th Percentile
Total Assets ($000s)	$133,444	$84,979	$205,218	$392,110
LTM Return on Average Assets	(0.22%)	(2.53%)	(1.92%)	(0.53)%
LTM Return on Average Equity	(5.16%)	(60.74%)	(46.34%)	(26.75%)
Tangible Equity/Tangible Assets	4.3%	1.8%	3.3%	3.7%
NPAs/Assets	16.58%	6.10%	10.01%	13.92%
Price/Tangible Book Value per Share		28.8%	55.9%	67.9%
Price/Assets per Share		0.5%	1.9%	2.8%
Price/Deposits per Share		0.5%	1.6%	2.5%
Tangible Book Premium/Core Deposits		(2.5%)	(1.3%)	2.2%

Performance Trust then compared the transaction multiples implied in the acquisition with the corresponding pricing multiples for the selected companies. A summary of the implied multiples is provided in the following table:

	Gulf Coast	Transaction	Transaction	Transaction
	Community	Peer Group	Peer Group	Peer Group
	Bank	25th Percentile	Median	75th Percentile
Price/Tangible Book Value per Share	39.0%	28.8%	55.9%	67.9%
Price/Assets per Share	1.7%	0.5%	1.9%	2.8%
Price/Deposits per Share	2.0%	0.5%	1.6%	2.5%
Tangible Book Premium/Core Deposits	(3.7%)	(2.5%)	(1.3%)	2.2%

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Discounted Cash Flow Analysis

Performance Trust analyzed the discounted present value of each of Gulf Coast Community Bank’s projected free cash flows to equity for the years ending December 31, 2016 through December 31, 2021 on a standalone basis. PTCP calculated cash flows based on dividendable tangible common equity, which is defined as the tangible common equity in excess of a minimum 8.0% tangible common equity to tangible assets ratio. This analysis was based on the financial forecasts for Gulf Coast Community Bank approved for use in this analysis by First Bancshares management.

PTCP applied price to tangible book value multiples, ranging from 80% to 160%, to Gulf Coast Community Bank’s projected December 31, 2021 tangible book value and price to earnings multiples, ranging from 8.0x to 12.0x, to Gulf Coast Community Bank’s projected calendar year 2021 net income in order to derive a range of projected terminal values for each bank at December 31, 2021. The projected cash flows and terminal values were discounted using rates ranging from 15.18% to 19.18%, which reflected the cost of equity capital using a discount rate build-up method based on the sum of the risk-free free rate, industry equity risk premium, size premium, and specific company risk factors. The resulting range of present values was divided by the number of common shares outstanding in order to arrive at a range of present values per share of common stock for Gulf Coast Community Bank. The results of the dividend discount analysis are summarized below.

	Proposed Merger Consideration	Implied Value Per Share Midpoint	Implied Value Per Share Minimum	Implied Value Per Share Maximum
Terminal Value Based on TBV Multiple	$0.50	$2.85	$2.19	$3.62
Terminal Value Based on P/E Multiple	$0.50	$4.66	$3.71	$5.77

Additional Considerations

Additionally, Performance Trust used publicly available information to perform a comparison of First Bancshares’ financial performance and condition to the following institutions traded on the NYSE, NYSE Market Equities, or NASDAQ and headquartered in Alabama, Arkansas, Louisiana, and Mississippi with total assets between $1 billion and $10 billion as of August 10, 2016 (“First Bancshares Public Peer Group”). Companies included in this group were:

Home BancShares, Inc.	National Commerce Corporation
Renasant Corporation	Home Bancorp, Inc.
Simmons First National Corporation	First Guaranty Bancshares, Inc.
ServisFirst Bancshares, Inc.	Investar Holding Corporation
Bear State Financial	Citizens Holding Company
MidSouth Bancorp, Inc.

The analysis compared publicly available financial information for First Bancshares and the 25th percentile, median, and 75th percentile financial and market trading data for First Bancshares Public Peer Group as of and for the twelve months ended June 30, 2016. The following table sets forth the data for First Bancshares and the 25th

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percentile, median, and 75th percentile data for First Bancshares Public Peer Group as of and for the twelve months ended June 30, 2016 with pricing data as of August 10, 2016.

First Bancshares Public Peer Group Analysis

	First		First Bancshares Public Peer Group		First Bancshares Public Peer Group		First Bancshares Public Peer Group
	Bancshares		25th Percentile		Median		75th Percentile
Total Assets ($000s)	$1,224,900		$1,460,736		$1,922,524		$7,534,219
Total Equity ($000s)	$110,298		$127,414		$226,120		$1,090,711
Tangible Equity/Tangible Assets	7.8%		8.5%		9.1%		9.9%
LTM Return on Average Equity	9.59%		6.65%		8.56%		11.23%
LTM Efficiency Ratio	67.78%		58.41%		62.10%		69.85%
Nonperforming Assets/Total Assets	1.13%		0.62%		0.91%		2.12%
Price/Tangible Book Value per Share	122.7%		103.7%		168.8%		220.5%
Price/LTM Earnings per Share	9.3	x	14.1	x	15.6	x	17.2	x

First Bancshares’ Board of Directors retained Performance Trust to provide it with financial advisory services in connection with the merger and to render a fairness opinion in connection with the fairness of the merger consideration based upon Performance Trust’s reputation, experience and qualifications in mergers and acquisitions in the banking industry. Performance Trust has an investment banking division and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Performance Trust will receive a fee upon delivery of this opinion, no portion of which is contingent upon the consummation of the merger. Performance Trust will also receive an additional fee that is contingent upon the consummation of the merger. First Bancshares has agreed to reimburse Performance Trust for its expenses and to indemnify it for certain liabilities that may arise in connection with the merger. In the two years prior to the date hereof, Performance Trust and its affiliates have provided other services to First Bancshares and its subsidiary bank and have received fees for those services. Performance Trust and its affiliates have not provided services to Gulf Coast Community Bank within the last two years and have not received fees for any such services. Performance Trust is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Performance Trust and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of First Bancshares, Gulf Coast Community Bank and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities.

Dissenters’ Rights of Appraisal in the Merger

A stockholder of Gulf Coast may dissent from the merger and receive in cash the appraised value, as of the effective time of the merger, of the shares of Gulf Coast common stock held by such stockholder pursuant to Section 215a of the United States Code (the “Dissent Provisions”). Section 215a of the United States Code is the controlling provision relating to the dissent rights of Gulf Coast stockholders in light of Section 658.41(2) of the Florida financial institution codes (collectively, the “Florida Banking Code”), which provides that federal law, rather than Florida law, will be controlling with respect to stockholders’ rights in the merger of a Florida bank into a national bank. The appraised value of the Gulf Coast common stock may differ from the consideration that a

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stockholder of Gulf Coast is entitled to receive in the merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Appendix D to this proxy statement-prospectus.

Under the Dissent Provisions, a stockholder of Gulf Coast may dissent from the merger by (i) voting against the merger or by giving notice in writing to Gulf Coast at or prior to the special meeting of Gulf Coast stockholders that he or she dissents from the merger, and (ii) making a written request to First Bancshares to receive the value of such stockholder’s shares of Gulf Coast common stock, which request must be made within thirty (30) days after the effective time of the merger and must be accompanied by the surrender of the stockholder’s stock certificates.

The value of the shares held by any dissenting stockholder shall be determined as of the effective time of the merger by an appraisal made by a committee of three persons, composed of one person selected by the holders of a majority of the shares of Gulf Coast common stock for which rights of dissent are being asserted, one selected by the board of directors of The First and the third selected by the other two. The valuation agreed upon by any two of the three appraisers shall govern. However, if the value so fixed is not satisfactory to any dissenting stockholder who has requested payment, that stockholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the dissenting stockholder who has appealed to the Comptroller.

If, within ninety days from the effective time of the merger, for any reason one or more of the three appraisers is not selected as provided by the Dissent Provisions, or the appraisers shall fail to determine the value of the shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made, which shall be final and binding on all parties. In any event, the value of shares ascertained under the Dissent Provisions shall be promptly paid to the dissenting stockholders by First Bancshares. In addition, the First Bancshares common stock that would have been delivered to the dissenting stockholders but for their dissent may, if required by law, be sold at an advertised public auction at which First Bancshares may bid. If the shares are auctioned and are sold at a price greater than that paid to the dissenting stockholders, such excess amount would be remitted to the dissenting stockholders.

Any stockholder of Gulf Coast who perfects the right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.”

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under the Dissent Provisions and is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached to this proxy statement-prospectus as Appendix D. Gulf Coast urges any stockholder wishing to exercise appraisal rights to read this summary and the text of the Dissent Provisions carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in the Dissent Provisions may result in the loss of your statutory appraisal rights.

Accounting Treatment of the Merger

First Bancshares will account for the merger using the acquisition method of accounting. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Gulf Coast will be recorded, as of completion of the merger, at their respective fair values and added to those of First Bancshares. Any excess of the purchase price over fair values will be recorded as goodwill. Consolidated financial statements and reported results of operations of First Bancshares issued after completion of the merger will reflect these values but will not be restated retroactively to reflect the historical financial position or results of operations of Gulf Coast.

Regulatory and Third-Party Approvals

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. First Bancshares and Gulf Coast also have agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite

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regulatory filings and to obtain any necessary permits, consents approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of First Bancshares or Gulf Coast following completion of the merger. There can likewise be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect to the merger. See “THE MERGER AGREEMENT—Conditions to the Completion of the Merger”.

Office of the Comptroller of the Currency. Consummation of the merger is subject to receipt of the approval of the OCC under the Bank Merger Act. On October 20, 2016, The First filed an application with the OCC – Southern Disctrict in Dallas, Texas to obtain approval of the bank merger. Application for approval of the bank merger is subject to a 30-day public notice and comment period, as well as review and approval by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers the financial and managerial resources of the banks, the convenience and needs of the community to be served, the banks’ effectiveness in combating money-laundering activities as well as the import of the transaction on financial stability. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Federal Reserve. Consummation of the merger is also subject to the approval, or waiver therefrom, of the Federal Reserve. First Bancshares believes the merger is exempt from the Federal Reserve’s application process under 12 C.F.R. 225.12(d)(1). First Bancshares filed a notice of waiver request with the Federal Reserve on November 2, 2016.

First Bancshares and Gulf Coast are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. First Bancshares and Gulf Coast intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

Interests of Certain Gulf Coast Directors and Executive Officers in the Merger

When considering the recommendation of Gulf Coast’s board of directors that are holders of Gulf Coast common stock and vote to approve the merger agreement, holders of Gulf Coast common stock should be aware that Gulf Coast’s executive officers and members of Gulf Coast’s board of directors may have interests in the merger that are different from, or in addition to, those of Gulf Coast shareholders generally. Gulf Coast’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, to the extent these different interests existed at the time of the negotiation, evaluation and approval of the merger agreement, and in recommending that the merger agreement be approved by holders of Gulf Coast common stock.

Retention Agreements. During negotiations of the proposed merger, representatives of First Bancshares and Gulf Coast discussed certain executive officers and other key employees of Gulf Coast remaining with the combined company in order to preserve the value of the proposed transaction. The following executive officer of Gulf Coast has agreed to enter into an employment agreement with The First: Walter J. Ritchie, Jr. This agreement, which is contingent on the completion of the merger, is intended to incent Mr. Ritchie to continue their employment with First Bancshares following completion of the merger. The key terms of Mr. Ritchie’s employment agreement are summarized below:

Mr. Ritchie will be employed as the Florida Market President of The First for a term of eighteen (18) months. During the term, Mr. Ritchie’s salary will be One Hundred Fifty Six Thousand Five Hundred and no/100 Dollars ($156,500) annually with an incentive plan which will allow him an opportunity to earn up to ten percent (10%) of his base salary depending on the attainment of goals established from year to year under such incentive plan. Mr. Ritchie will further be able to participate in The First’s 401(k) and Employee Stock Ownership Plan, with credit granted for his years of service with Gulf Coast. Mr. Ritchie will also be entitled to standard benefits such as health insurance, dental insurance, vacation/leave and other benefits generally offered from time to time to officers of The First. First Bancshares will also grant Mr. Ritchie an award of one thousand (1,000) restricted shares of First Bancshares common stock which shall be subject to a three-year vesting period and will only be awarded if he remains employed with The First for the full term of his employment agreement. The employment agreement provides that Mr. Ritchie may be terminated upon death, disability or for cause (which includes Mr. Ritchie’s failure to substantially perform his duties, misconduct materially injurious to the Bank, and fraud or embezzlement, among other things). Upon termination, Mr. Ritchie will be entitled to his base salary and accrued benefits, unless he is terminated without cause, in which case, Mr. Ritchie will be entitled to his accrued salary and benefits plus his remaining base salary through the end of the employment agreement term. As part of his employment agreement, Mr. Ritchie has agreed to a standard non-compete provision pursuant to which he will not, for one (1) year, (i) compete, directly or indirectly, with The First, (ii) solicit any customer, supplier, vendor or other contractual party of The First, (iii) solicit any employee of The First for employment or (iv) interfere with The First and its relationship with customers.

Indemnification of Directors and Officers; Insurance. The merger agreement provides that following the closing date of the merger First Bancshares will indemnify and hold harmless from liability duly elected current or former directors and officers of Gulf Coast and Gulf Coast (as well as their heirs and estates). Gulf Coast directors and officers are entitled to indemnity if such persons allow First Bancshares to participate in or completely assume the defense of any claim for which indemnification may be sought. The indemnification applies to acts or omissions occurring at, prior to or after the closing date of the merger. First Bancshares will provide indemnification to the same extent as such Gulf Coast directors or officers would be indemnified under First Bancshares Articles or First Bancshares Bylaws as if they were directors or officers of First Bancshares.

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Gulf Coast also has agreed to obtain a six year “tail” prepaid directors’ and officers’ liability insurance policy or policies. The insurance policy(ies) must cover acts or omissions occurring prior to the closing date of the merger. The policy(ies) must be on terms and in amounts substantially similar to those in effect for Gulf Coast on the date of the merger agreement.

Directors and Executive Officers Following the Merger, If Approved

If the merger agreement and the merger are approved, following the effective time of the merger, no directors or executive officers of Gulf Coast will be directors or executive officers of First Bancshares.

Restrictions on Resales by Affiliates

The shares of First Bancshares common stock to be issued to Gulf Coast shareholders in the merger have been registered under the Securities Act of 1933, as amended, or the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Gulf Coast as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a company’s capital stock. Any shareholder deemed to be an affiliate of Gulf Coast may resell shares of First Bancshares common stock issued in the merger only in transactions permitted by Rule 144 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF GULF COAST AND FIRST BANCSHARES

This section of the proxy statement/prospectus describes material differences between the current rights of the holders of Gulf Coast common stock and rights those shareholders will have as First Bancshares shareholders following the merger. The rights of the holders of Gulf Coast common stock are governed by Florida law, as well as the Gulf Coast Articles and the Gulf Coast Bylaws. Upon completion of the merger, the rights of the holders of Gulf Coast common stock who become First Bancshares shareholders as a result of the merger will become governed by Mississippi law and the MBCA and will thenceforth be governed by the First Bancshares Articles and the First Bancshares Bylaws.

The following summary does not purport to be a complete statement of the provisions affecting the rights of a holder of Gulf Coast common stock and the rights of a First Bancshares shareholder. Rather, it is intended only to highlight certain aspects of the MBCA and certain material differences between the rights of First Bancshares shareholders and the holders of Gulf Coast common stock. Further, the identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the ABCL, the MBCA, First Bancshares Articles and First Bancshares Bylaws, and Gulf Coast’s Articles and Gulf Coast’s Bylaws.

Authorized Capital Stock

First Bancshares

First Bancshares’ authorized capital stock consists of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. The First Bancshares Articles authorize First Bancshares’ board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of First Bancshares preferred stock in each series. As of October 31, 2016, there were 5,428,017 shares of First Bancshares common stock outstanding and 17,123 shares of First Bancshares preferred stock outstanding.

Gulf Coast

Gulf Coast’s authorized capital stock consists of 5,000,000 shares of Gulf Coast Class A common stock, par value $10.00 per share, 30,000,000 shares of Gulf Coast Class B common stock (the Gulf Coast Class A common stock and the Gulf Coast Class B common stock are collectively referred to as the Gulf Coast common stock), par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. The Gulf Coast Articles authorize the Gulf Coast board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Gulf Coast preferred stock in each series. As of October 31, 2016, there were 1,272,437 shares of Gulf Coast Class A common stock

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outstanding and 3,243,000 shares of Gulf Coast Class B common stock outstanding. No shares of Gulf Coast preferred stock are outstanding..

Dividends and Other Distributions

First Bancshares

The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends, that would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

First Bancshares must also pay in full all dividends accrued on First Bancshares CDCI Preferred Stock prior to paying any dividends on its common stock. Subject to certain adjustments, dividends accrue on First Bancshares CDCI Preferred Stock at a rate of 2% per year until September 29, 2018 (which is the eighth anniversary of the issuance of First Bancshares CDCI Preferred Stock) and at a rate of 9% per year thereafter Only after all accrued dividends on First Bancshares CDCI Preferred Stock have been paid in full may First Bancshares pay cash dividends to holders of its common stock, which are also limited under the terms of First Bancshares CDCI Preferred Stock.

Gulf Coast

The Florida Business Corporation Act provides that no distribution may be made if, after giving it effect: (1) The corporation would not be able to pay its debts as they become due in the usual course of business; or (2) The corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The ability of First Bancshares and Gulf Coast to pay distributions to their respective shareholders depends to a large extent upon the amount of the dividends each company receives from its subsidiary bank. The First must obtain the approval of the OCC prior to paying dividend. Gulf Coast remains under a Consent Order which prohibits it from paying any dividends without the approval of the FDIC and Florida Office of Financial Regulation.

Board of Directors; Election of Directors

The First Bancshares Bylaws provide for a board of directors consisting of between 9 and 25 directors as fixed from time to time by First Bancshares’ board, while the Gulf Coast Bylaws provide that the number of directors should be between five (5) and 20. Currently, there are 9 directors on First Bancshares’ board of directors and 10 directors on Gulf Coast’s board of directors. The FBMS board of directors is classified into three classes, with one-third of the directors elected at each year’s annual meeting of shareholders. The Gulf Coast board of directors has one class, elected annually at the meeting of Gulf Coast shareholders.

In the election of directors, First Bancshares and Gulf Coast shareholders do not have the right to cumulate their votes. The candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.

Shareholder Nominations and Proposals

Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to First Bancshares. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.

First Bancshares

The First Bancshares Bylaws set forth advance notice procedures for the nomination, other than by First Bancshares’ board of directors or one of its committees, of candidates for election as directors and for other shareholder proposals. The bylaws provide that, for any shareholder proposal to be presented in connection with an

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annual meeting, the shareholder must give timely written notice thereof to First Bancshares’ Secretary in compliance with the advance notice and eligibility requirements contained in First Bancshares Bylaws. To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at First Bancshares’ corporate headquarters on or before the later to occur of (i) 60 days prior to the annual meeting or (ii) 10 days after notice of the meeting is provided to the shareholders pursuant to First Bancshares’ Bylaws.

First Bancshares Bylaws also provide that special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the board of directors, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such request must state the purpose or purposes of the proposed special meeting.

The notice must contain the detailed information specified in First Bancshares Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

Gulf Coast

Under the Gulf Coast Bylaws, a nomination for the election of a director at an annual meeting may be made by a shareholder only if written notice of such nomination or proposal has been received by Gulf Coast’s Corporate Secretary and the FDIC and the Florida Office of Financial Resulation not less than 14 days prior to the meeting. The notice must contain the detailed information specified in the Gulf Coast Bylaws.

Removal of Directors; Vacancies

Removal. The First Bancshares Bylaws provide that a director may only be removed for cause at a meeting of the shareholders for which notice of the removal action has been given.

The Gulf Coast Bylaws provide that a director may be removed for any purpose at a meeting of the shareholders called for that purpose upon the majority vote of the shareholders so entitled to vote.

Vacancies. Under First Bancshares Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on First Bancshares’ board may appoint a First Bancshares shareholder to serve until the next annual meeting of shareholders; provided however, that if the vacant director was elected by a particular voting group, then only the remaining directors elected by the voting group, or if none, the voting group, may elect the new director.

Gulf Coast treats vacancies differently. Under the Gulf Coast Bylaws, if a vacancy occurs on the Gulf Coast board at any time, that vacancy may be filled by a majority vote of the remaining directors.

Special Meetings of Shareholders

The First Bancshares Bylaws provide that a special meeting of shareholders may be called by First Bancshares board of directors, the Chairman of the board of directors, the Chief Executive Officer, or by First Bancshares shareholders owning at least 10% of First Bancshares’ stock entitled to be voted at such a meeting.

Under the Gulf Coast Bylaws, special meetings of shareholders may be called for any purpose by the Chairman of Gulf Coast, or by the board, or by shareholders owning at least 49% of the capital stock of Gulf Coast entitled to vote on the matter proposed to be considered at the special meeting.

Indemnification

First Bancshares

The First Bancshares Bylaws require First Bancshares to indemnify its directors (referred to in this subsection as the indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee is made a party to if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct was in First Bancshares’ best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise ordered by a court, First Bancshares is not obligated to indemnify an indemnitee in connection with (1) any appropriation, in violation of his duties, of any business opportunity of the Corporation, (b) acts or omissions not in good faith or

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which involve intentional misconduct or a knowing violation of law, (c) under Section 79-4-8.33 of the MBCA, or (d) any transaction from which the director derived an improper personal benefit.

The First Bancshares is allowed to extend its indemnification rights to any other officer, employee, or agent of the company upon a resolution of the board of directors to that effect.

An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under First Bancshares Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. First Bancshares must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding. First Bancshares generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding.

Gulf Coast

Under the Gulf Coast Bylaws, Gulf Coast must indemnify any director or officer to the fullest extent allowed by law.

Limitations on Director Liability

The First Bancshares Articles provide that no director of First Bancshares will be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, unless he or she has (i) appropriated any business opportunity that rightly belonged to First Bancshares, (ii) acted or omitted to act not in good faith or which involves the intentional misconduct or a knowing violation of law, (iii) provided under Section 79-4-8.33 of the MBCA, or (iv) derived an improper personal benefit for any transaction.

Under Miss. Code Ann. § 81-5-105(1), the duties of a director or officer of a bank or bank holding company to the bank or bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under Miss. Code Ann. § 81-5-105(2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. § 81-5-105(4) provides that the provisions of Miss. Code Ann. § 81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.

If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code Ann. § 79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.

The Florida Business Corporation Act generally provides that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director’s breach or failure to perform those duties constitutes: (i) a violation of the criminal law, unless the director had

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reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived any improper personal benefit, either directly or indirectly; (iii) an unlawful distribution; (iv) in a proceeding by or in the right of the corporation or in the right of a stockholder, conscience disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human right, safety or property.

Vote on Extraordinary Corporate Transactions; Anti-Takeover Provisions

Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout, except approval of a merger by shareholders of the surviving corporation is not required in the instances specified in the MBCA. Unless the Florida Business Corporations Act or the articles of incorporation require a greater or lesser vote or a vote by voting groups, or the board of directors requires a greater vote or a vote by voting groups, a plan of merger or share exchange to be authorized must be approved by each voting group entitled to vote separately on the plan by two thirds of all the votes entitled to be cast on the plan by that voting group; but in no case may the vote required for shareholder approval be set at less than a majority of the votes entitled to be cast on the plan by each voting group.

First Bancshares

The First Bancshares Articles do include a Control Share Acquisition provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.

Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.

Gulf Coast

The Florida Bank Code provides that no person or group of persons may purchase or acquire a controlling interest in a Florida bank and thereby change the control of that bank without obtaining a certificate of approval of such proposed change from the Florida Office of Financial Regulation. Under the Florida Banking Code, a rebuttable presumption of control arises if the acquirer: (i) owns, controls, or has power to vote 25% or more of any class of voting securities of the bank; (ii) controls in any manner the election of a majority of the directors of the bank; (iii) owns, controls, or has power to vote 10% or more of any class of voting securities of the bank and exercises a controling influence of the management or policies of the bank; or (iv) is determined by the Florida Office of Financial Regulation, afeter notice and opportunity for hearing, to directly or indirectly exercise a controlling influence over the management or policies of the bank.

Amendments to Articles of Incorporation

The MBCA provides that a corporation’s articles of incorporation may be amended by the board of directors without shareholder approval: (1) if the corporation has only one class of shares outstanding, (a) to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or (b) increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.

The Florida Business Corporations Act provides that a corporation’s board of directors may adopt one or more amendments to the corporation’s articles of incorporation without shareholder action to: (1) extend the duration of

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the corporation if it was incorporated at a time when limited duration was required by law; (2) delete the names and addresses of the initial directors; (3) delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the Secretary of State; (4) change the corporate name by substituting the word “corporation,” or “incorporated,” or an abbreviation of one of the words for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name; (5) delete information solely of historical significance, (6) delete a class or series of shares if none are outstanding, (7) change the par value of shares, or (8) make any other change expressly permitted by the Florida Business Corporations Act to be made without shareholder action.

Neither First Bancshares governing documents nor the Gulf Coast governing documents amends the voting requirements set forth in the MBCA and Florida Business Corporations Act, respectively.

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THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of First Bancshares’ and The First’s board of directors and the Gulf Coast board of directors has unanimously approved the merger agreement, which provides for the merger of Gulf Coast with and into The First. The First will be the surviving banking association in the merger. First Bancshares’ Articles and First Bancshares Bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation.

Under the terms of the merger agreement, holders of Gulf Coast common stock will receive in exchange for each outstanding share of Gulf Coast common stock that is issued and outstanding (other than shares held by First Bancshares or Gulf Coast, or, shares with respect to which the holders thereof have perfected dissenters’ rights) their pro rata portion of the number of whole shares of First Bancshares common stock obtained by (i) dividing $0.50 by (ii) the average of th closing prices of First Bancshares common stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) business days prior to the closing of the transaction and (iii) multiplied by the total number of shares of Gulf Coast common stock issued and outstanding. The total consideration to be paid in connection with the acquisition will be $2,257,718.50, as more specifically described in this document.

First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Instead, a holder of Gulf Coast common stock who otherwise would have received a fraction of a share of First Bancshares common stock will receive an amount in cash. This cash amount will be determined by multiplying the fraction of a share of First Bancshares common stock to which the holder would otherwise be entitled by the average closing price of one share of First Bancshares common stock as reported on the NASDAQ for the 30 trading days prior to the 5th business day prior to the date on which the merger is completed, and then rounded to the nearest cent.

The merger agreement allows First Bancshares to change the structure of the merger. No such change may alter the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay consummation of the potential business combination or cause any of the closing conditions to the merger to not be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.

Effective Time of the Merger

The merger will be completed on the fifth business day, or such later date as the parties mutually agree, following the receipt of all necessary approvals and consents of all governmental entities, the expiration of all statutory waiting periods and the satisfaction or waiver of all other conditions to the merger set forth in the merger agreement. See “Conditions to the Completion of the Merger” below. Articles of Merger will be filed in the offices of the OCC as required under the Bank Merger Act and will establish the effective time of the merger.

Treatment of Gulf Coast Stock Options and Other Equity-Based Awards of Gulf Coast

The merger agreement provides that, upon completion of the merger, each outstanding option or similar right to purchase Gulf Coast common stock granted under Gulf Coast’s equity incentive plans (each of which we refer to as a Gulf Coast Stock Option) will be cancelled.

Conversion of Shares; Exchange of Certificates

The conversion of Gulf Coast common stock, which we refer to herein as Gulf Coast capital stock, into the right to receive the applicable merger consideration will occur automatically upon completion of the merger. At or promptly after the effective time of the merger, Computershare Inc., which we refer to herein as the exchange agent, will exchange certificates representing shares of Gulf Coast capital stock for the merger consideration, without interest, to be received by holders of Gulf Coast capital stock in the merger pursuant to the terms of the merger agreement.

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As soon as reasonably practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each holder of Gulf Coast capital stock at the effective time of the merger. This mailing will contain instructions on how to surrender Gulf Coast capital stock in exchange for the applicable merger consideration.

If a certificate for Gulf Coast capital stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the claimant and the posting of a bond in such amount as First Bancshares or the exchange agent determine is reasonably necessary as indemnity.

Each of First Bancshares and the exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of Gulf Coast capital stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If First Bancshares or the exchange agent withholds any amounts, these amounts will be treated for all purposes as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until shares of Gulf Coast capital stock represented by certificates are surrendered for exchange, any dividends or other distributions with a record date on or after the effective time of the merger with respect to First Bancshares capital stock into which shares of Gulf Coast capital stock may have been converted will accrue but will not be paid. First Bancshares will pay to former Gulf Coast shareholders any unpaid dividends or other distributions with respect to First Bancshares shares, without interest and less any taxes withheld, only after they have duly surrendered their Gulf Coast shares.

Gulf Coast has agreed that, prior to the completion of the merger, it will not declare or pay any dividend or distribution on its capital stock.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of First Bancshares and Gulf Coast relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger.

First Bancshares and Gulf Coast have made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	its subsidiaries;

•	required governmental filings and consents;

•	financial statements and the absence of undisclosed liabilities, and in the case of First Bancshares, SEC filings;

•	legal proceedings; and

•	broker’s fees payable in connection with the merger.

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The merger agreement includes additional representations of Gulf Coast regarding, among other things:

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	compliance with applicable laws and permits;

•	tax matters;

•	certain material contracts;

•	insurance matters;

•	real and personal property;

•	matters relating to loans, the allowance for loan losses and other real estate owned;

•	deposit insurance and other bank regulatory matters;

•	Community Reinvestment Act compliance;

•	employee and employee benefit matters;

•	labor matters;

•	environmental matters; and

•	intellectual property matters.

None of the parties’ representations and warranties in the merger agreement survive the effective time of the merger.

Certain representations and warranties of First Bancshares and Gulf Coast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to First Bancshares or Gulf Coast, means a material adverse effect on the business, operations, assets or financial condition of the applicable party and its subsidiaries, taken individually or as a whole. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, First Bancshares and Gulf Coast will disregard any effects resulting from:

•	the act of actions or omissions of Gulf Coast or First Bancshares or any of their respective subsidiaries taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•	changes in laws or interpretations thereof that are generally applicable to the banking industry;

•	changes in generally accepted accounting principles; and

•	expenses incurred in connection with the merger agreement and the merger.

The representations and warranties of Gulf Coast are generally contained in Article 5 of the merger agreement. The representations and warranties of First Bancshares are generally contained in Article 6 of the merger agreement.

Covenants and Agreements

Gulf Coast has undertaken customary covenants that place restrictions on it and its respective subsidiaries until the completion of the merger. Gulf Coast has agreed not to, and not permit its subsidiaries to, among other things:

•	amend their articles of incorporation, bylaws or other governing instruments;

•	incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of business of Gulf Coast consistent with past practices and in no event greater than $100,000 (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any Gulf Coast entity of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the

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satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the merger agreement);

•	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of Gulf Coast’s capital stock, or declare or pay any dividend or make any other distribution in respect of Gulf Coast’s capital stock other than as set forth in the merger agreement;

•	issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Gulf Coast common stock or any other capital stock of any Gulf Coast entity, or any rights, or other equity right, or voting debt;

•	adjust, split, combine or reclassify any shares of Gulf Coast common stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Gulf Coast common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset other than in the ordinary course of business for reasonable and adequate consideration;

•	purchase any securities or make any material investment of more than $250,000, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures in the ordinary course of business;

•	enter into or amend any employment or change of control contract with any person (unless such amendment is required by law or the merger agreement);

•	adopt any new employee benefit plan or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of any Gulf Coast entity other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, except as contemplated by the merger agreement;

•	make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

•	increase (except for increases of not more than 5% consistent with past practices) the compensation including wages, salary, fees, bonuses, profit sharing, incentive, pension, retirement, severance of any such person whose work compensation would, following such increase, exceed $50,000;

•	commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of any Gulf Coast entity for over $25,000 in money damages or any restrictions upon the operations of any Gulf Coast entity;

•	except in the ordinary course of business, enter into, modify, amend or terminate any contract (including any loan contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $25,000 or that would otherwise be considered material under the merger agreement;

•	change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;

•	make any unsecured extension of credit to a borrower in excess of $25,000 or make any secured extension of credit to a borrower in excess of $250,000;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of any Gulf Coast entity;

•	enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any regulatory authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would

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be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

•	introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements;

•	take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 9 of the merger agreement not being satisfied or prevent or materially delay the consummation of the transactions contemplated thereby, except, in every case, as may be required by applicable law; or

•	agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Gulf Coast in support of, any of the actions prohibited by the above.

In addition to the general covenants above, Gulf Coast has further agreed not to withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to First Bancshares, the approval of the merger agreement or the recommendation of the Gulf Coast board of directors, except as permitted under the merger agreement, principally in the exercise of the Gulf Coast board of directors’s fiduciary duty.

No Solicitation

Gulf Coast has agreed that neither it, nor any of its respective officers, directors, managers, employees, agents, representatives or affiliates, including any investment banker, attorney, financial advisor, accountant or other representative retained by Gulf Coast, will solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group concerning any acquisition proposal. An “acquisition proposal” is defined in the merger agreement to mean an offer or proposal by a person or entity other than First Bancshares or The First for (1) a merger, tender offer, recapitalization or consolidation or similar transaction involving Gulf Coast that would result in such person acquiring 20% or more of the Gulf Coast capital stock, (2) a purchase, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Gulf Coast or (3) any substantially similar transaction.

The merger agreement does not prevent Gulf Coast, or its board of directors, from, prior to the receipt of Gulf Coast shareholder approval:

•	providing information in response to a request by a person who has made an unsolicited bona fide written proposal to engage in any acquisition proposal after receipt from such person of an executed confidentiality agreement;

•	engaging in any negotiations or discussions with a person who has made an unsolicited bona fide acquisition proposal;

•	failing to recommend, or withdrawing its recommendation of, the merger agreement and the merger and/or failing to hold the special meeting to consider this agreement; or

•	recommending an acquisition proposal to the shareholders of Gulf Coast.

The board of directors of Gulf Coast, however, may only undertake any of the foregoing actions after it has determined in good faith, after consultation with outside legal counsel or its financial advisers, as appropriate, that (1) such action would be required in order for the directors to fulfill their fiduciary duties and (2) such acquisition proposal both is likely to be consummated, taking into account all aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to Gulf Coast’s shareholders from a financial point of view than the merger with First Bancshares. Any proposal satisfying (1) and (2) is a “superior proposal” under the merger agreement.

Gulf Coast must communicate in writing to First Bancshares the terms of any proposal it receives to engage in an acquisition transaction no more than 48 hours after receipt. Within 5 days of receipt of such communication, First Bancshares has the right to match or better any superior proposal of which it has been notified. Upon such amendment, Gulf Coast may not terminate the merger agreement and must notify the party making the superior proposal that such proposal has been matched or bettered and that the merger agreement has been amended to reflect this fact. After such amendment to the merger agreement, Gulf Coast must, and must cause Gulf Coast and its

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representatives to, cease and terminate all discussions and negotiations regarding the superior proposal that has been matched or bettered. New proposals from the third party may be made, and First Bancshares retains the same rights set forth above regarding such new proposals. If Gulf Coast determines that the acquisition proposal is still a superior proposal, Gulf Coast may terminate the merger agreement and proceed with the superior proposal but it will be obligated to pay a termination fee to First Bancshares in the amount of $500,000 upon the consummation of the transaction contemplated by the superior proposal.

Board Recommendation

Except to the extent as it would cause the directors on Gulf Coast’s board of directors to breach their fiduciary duties under applicable law (as determined after consultation with legal counsel), the Gulf Coast board of directors, and any committee of such board, shall not:

•	withdraw, modify or qualify in any manner adverse to First Bancshares the approval of the merger agreement and/or its recommendation to shareholders of the approval of the merger agreement, or publicly propose to do any of the foregoing, or take any action or make any statement in connection with the special meeting inconsistent with such approval or its recommendation to the shareholders of Gulf Coast (collectively, a “change in recommendation”)

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or

•	cause Gulf Coast to enter into any letter of intent, agreement in principle or similar agreement related to an acquisition transaction.

A change in recommendation shall also include the failure by Gulf Coast’s board of directors to recommend against an unsolicited bona fide written proposal to engage in an acquisition transaction.

Reasonable Best Efforts

First Bancshares and Gulf Coast have agreed to use reasonable best efforts to take all actions that are necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable. First Bancshares and Gulf Coast have also agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents, approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable, except that neither First Bancshares nor Gulf Coast is required to take any such action if such action is reasonably likely to result in a material adverse effect.

Employee Matters

Employees of Gulf Coast immediately prior to the effective time of the merger who become employees of First Bancshares or its subsidiaries will be covered by First Bancshares employee benefit plans on substantially the same basis as the other employees of First Bancshares and its subsidiaries performing services in a comparable position. First Bancshares will recognize transferred employees’ service with Gulf Coast as service with First Bancshares or The First, as the case may be, for purposes of eligibility to participate and vesting under the benefit plans, policies or arrangements, subject to applicable break-in-service rules.

Gulf Coast has agreed to (i) terminate any and all 401(k) Plans effective as of the date immediately preceding the date on which the Effective Time occurs; (ii) with respect to each 401(k) plan that is a multiple employer plan, provide to the sponsor of such multiple employer plan any and all documentation and information required to confirm the revocation and withdrawal from participation in such plan, 100% vest all affected participants in their accounts balances thereunder and entitle the participants to distribution of their vested account balances following such revocation and withdrawal; (iii) with respect to any 401(k) plan being terminated, amend the 401(k) Plan, as necessary, to accomplish the termination and reserve the power in the Committee to further amend the 401(k) Plan following the date of termination to the extent necessary to comply with all applicable laws or to facilitate the termination thereof and obtain a favorable determination letter as to the effect of the termination on the qualified status of the 401(k) Plan; (iv) authorize the filing of the 401(k) Plan, other than a multiple employer plan, by the Committee with the IRS for a determination letter as to the effect of the termination on the qualified status of the Plan, and authorize the payment of the application fee in connection therewith; and (v) provide for the distribution of benefits from the 401(k) Plan as permitted under applicable law in connection with such termination after receipt of such favorable determination letter.

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Directors’ and Officers’ Insurance and Indemnification

The merger agreement provides that First Bancshares will indemnify and hold harmless the duly elected current and former directors and officers of Gulf Coast and Gulf Coast, and their heirs, personal representatives and estates, to the same extent as such persons would have been indemnified under the Gulf Coast Articles or the Gulf Coast Bylaws. The indemnification applies to acts or omissions occurring at or prior to the closing date of the merger. The agreement also requires such officer or director to cooperate in the defense of any action for which indemnification is sought. First Bancshares will indemnify such individuals against, and shall advance or reimburse any and all costs and expenses of, any judgments, interest, fines, damages or other liabilities, or amounts paid in settlement, as such are incurred in connection with any claim, action, suit or proceeding based upon or arising from the indemnified party’s capacity as an officer or director of Gulf Coast or Gulf Coast.

Gulf Coast has also agreed to obtain a six year “tail” prepaid directors’ and officers’ liability insurance policy(ies). The insurance policy(ies) must cover acts or omissions occurring prior to the closing date of the merger. The policy(ies) must be on terms and in amounts substantially similar to those in effect for Gulf Coast on the date of the merger agreement.

Other Agreements

Each director of Gulf Coast signed an agreement with First Bancshares on the date of the merger agreement obligating such person, in his or her capacity as a holder of Gulf Coast common stock, to vote his or her shares of Gulf Coast common stock in favor of the merger agreement.

Conditions to the Completion of the Merger

First Bancshares’ and Gulf Coast’s respective obligations to complete the merger are subject, but not limited, to the fulfillment or, in certain cases, waiver of the following conditions:

•	The requisite shareholder approval of Gulf Coast shall have been obtained.

•	All consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No consent obtained from any regulatory authority that is necessary to consummate the transactions contemplated by the merger agreement shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the board of directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the merger agreement.

•	Each party shall have obtained any and all consents required for consummation of the merger (other than as set forth otherwise in the merger agreement) or for the preventing of any default under any material contract or permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Gulf Coast or First Bancshares, as applicable. No consent which is necessary to consummate the transactions contemplated under the merger agreement shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the merger agreement.

•	No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by the merger agreement.

•	The Form S-4 shall have become effective under the Securities Act of 1933 and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

The obligations of First Bancshares under the merger agreement to complete the merger also are subject, but not limited, to the fulfillment, on or prior to the closing date of the merger, of the following conditions (any one or more of which may be waived by First Bancshares to the extent permitted by law):

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•	The representations and warranties of Gulf Coast being true and correct in all material respect as of the Effective Time.

•	All other agreements and covenants of Gulf Coast that are required to be fulfilled prior to the Effective Time have been so fulfilled.

•	First Bancshares shall have received employment agreements from certain employees.

•	First Bancshares shall have received a restrictive covenant agreement from each director of Gulf Coast.

•	Gulf Coast’s classified assets shall not exceed $28,510,763 on the Effective Date.

•	Gulf Coast shall have obtained the tail coverage specified in the merger agreement.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Amendment, Waiver and Termination of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement if so authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the merger agreement by holders of Gulf Coast common stock, there may not be, without further shareholder approval, any amendment of the merger agreement that requires such further shareholder approval under applicable law. Either party to the merger agreement may, subject to applicable law, extend the time for performance of any obligation of the other party, waive any inaccuracies in the representations and warranties of the other party, or may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Subject to certain limitations, the merger agreement may be terminated at any time prior to the closing date of the merger, whether before or after approval of the merger agreement by First Bancshares’ and/or Gulf Coast’s shareholders:

•	by mutual written consent of First Bancshares, The First and Gulf Coast;

•	by First Bancshares or Gulf Coast if:

o	the closing date of the merger shall not have occurred on or prior to April 30, 2017, unless delayed because approval by a governmental entity is pending and has not been finally resolved, in which event such date shall be automatically extended for 60 days, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate;

o	Holders of Gulf Coast common stock do not approve the merger agreement at the applicable special meeting;

o	any consent of any regulatory authority required for consummation of the merger and the other transactions contemplated thereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal;

o	any of the conditions precedent to the obligations of either party to consummate the merger cannot be satisfied or waived by April 30, 2017 (unless extended), provided that the failure to consummate the merger is not caused by the party electing to terminate; or

o	there has been a breach by the other party of (1) any covenant or undertaking in the merger agreement or (2) any representation or warranty of the other party contained in the merger agreement, where such breach prevents the breaching party from satisfying a condition to closing in the merger agreement and cannot be or has not been cured within 30 days following delivery of written notice of the breach.

•	by First Bancshares if:

o	Gulf Coast’s board of directors withdraws or qualifies the recommendation in this proxy statement/prospectus that Gulf Coast’s shareholders vote to adopt and approve the merger agreement, or resolves to do either of the foregoing;

o	Gulf Coast approves or recommends, or publicly proposes to approve or recommend, an acquisition proposal by a third party; or

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o	if dissenting shares represent more than 10% in the aggregate of the Gulf Coast common stock outstanding immediately prior to the record date of the special meeting.

•	by Gulf Coast if:

o	the board of directors of Gulf Coast effect a change in recommendation as allowed under the terms of the merger agreement.

Termination Fee

In the event the following conditions are met, Gulf Coast will have to pay First Bancshares a termination fee of $500,000 by wire transfer of immediately available funds. First, prior to any event allowing either party to terminate the merger agreement, an acquisition proposal must have been publicly announced or otherwise made known to Gulf Coast’s senior management, board of directors or shareholders generally. Second, Gulf Coast’s shareholders fail to approve the merger agreement or Gulf Coast affirmatively approves an alternative transaction. Third, First Bancshares terminates the merger agreement because of a willful breach by Gulf Coast of any covenant, undertaking, representation or warranty contained in the merger agreement. Fourth, prior to the date that is 18 months after the date of such termination, Gulf Coast consummates an alternative transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an alternative transaction.

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UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Gulf Coast common stock that exchange their shares of Gulf Coast common stock for shares of First Bancshares common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Gulf Coast common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Gulf Coast common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Gulf Coast common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation, holders who exercise appraisal rights, or holders who actually or constructively own more than 5 percent of Gulf Coast common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Gulf Coast common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Gulf Coast common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Gulf Coast common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Jones Walker LLP, tax counsel to First Bancshares, has rendered its tax opinion to First Bancshares addressing the U.S. federal income tax consequences of the merger as described below. The discussion below of the material United States federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of Jones Walker LLP as to the material United States federal income tax consequences of the Merger to the U.S. holders of Gulf Coast common stock. In rendering its tax opinion, Jones Walker LLP relied upon representations and covenants, including those contained in certificates of officers of First Bancshares and Gulf Coast, reasonably satisfactory in form and substance to Jones Walker LLP. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. A copy of the tax opinion is attached as Exhibit 8.1 to the Registration Statement on Form S-4.

The parties intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes. First Bancshares and Gulf Coast have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

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Upon exchanging your Gulf Coast common stock for First Bancshares common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of First Bancshares common stock (as discussed below). The aggregate tax basis of the First Bancshares common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of Gulf Coast common stock that you surrender in the merger. Your holding period for the shares of First Bancshares common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of Gulf Coast common stock that you surrender in the merger. If you acquired different blocks of Gulf Coast common stock at different times or at different prices, the First Bancshares common stock you receive will be allocated pro rata to each block of Gulf Coast common stock, and the basis and holding period of each block of First Bancshares common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Gulf Coast common stock exchanged for such block of First Bancshares common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of First Bancshares common stock, you will be treated as having received such fractional share of First Bancshares common stock pursuant to the merger and then as having received cash in redemption for such fractional share of First Bancshares common stock. Subject to the discussion below, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of First Bancshares common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Gulf Coast common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The cash you receive instead of a fractional share of First Bancshares common stock may in certain cases be treated as a dividend for U.S. federal income tax purposes to the extent of your ratable share of First Bancshares’ current and accumulated earnings and profits, without any reduction for your basis in the fractional share redeemed. In general, the determination of whether the deemed redemption results in the recognition of gain or loss as discussed above or in the receipt of a dividend distribution depends upon whether and to what extent the redemption reduces your deemed percentage share ownership of First Bancshares prior to the merger. The deemed redemption generally will result in the recognition of gain or loss as discussed above if the deemed redemption is (1) “substantially disproportionate” with respect to you or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to you if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” depends upon your particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in your deemed percentage share ownership of First Bancshares. In general, that determination requires a comparison of (1) the percentage of the outstanding shares of First Bancshares that you are deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding shares of First Bancshares that is actually and constructively owned by you immediately after the redemption. This comparison will take into account the dilution. In applying the above tests, you may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying an option to purchase in addition to the stock actually owned by you.

The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, in such case, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, you should consult your own tax advisor as to the potential application of these rules to the particular facts relevant to you.

Information Reporting and Backup Withholding

If you are a non-corporate holder of Gulf Coast common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28 percent) on any cash

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payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or
•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

This discussion of material U.S. federal income tax consequences is not tax advice. Holders of Gulf Coast common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty

CERTAIN BENEFICIAL OWNERS OF GULF COAST COMMON STOCK

As of October 31, 2016, Gulf Coast had 475 shareholders of record of its common stock. The following tables list the stock ownership of Gulf Coast’s directors, its executive officers, all directors and executive officers as a group, and those persons who, to Gulf Coast’s knowledge beneficially owned 5% or more of Gulf Coast’s common stock outstanding as of October 31, 2016. According to Securities and Exchange Commission rules, a “beneficial owner” of securities has or shares the power to vote securities or to direct their investment. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual includes any shares covered by the exercisable options and warrants issued to that individual.

Names of Directors, Executive Officers and 5% Shareholders:	Amount, and Nature of Beneficial Ownership of Gulf Coast Common Stock (1)	Percent of Total Class
Directors:
Diane P. Appleyard	42,500	1.21%
Richard R. Baker	54,433	9.23%
Lewis Bear, Jr.	416,850	5.81%
Scott J. Bell	262,313	1.74%
Eric L. Gleaton	78,358	0.91%
Douglas C. Halford	40,925	1.93%
Robert C. Harbour	87,313	3.45%
Janice R. Miller	155,750	3.52%
Susan K. O’Connor	158,813	6.80%
Walter J. “Buzz” Ritchie, Jr.	307,248	0.97%
John R. “Jack” Williams	44,000	0.94%
Executive Officers who are not directors:
Debi Williams	35,586	0.79%

Tom Bailey	35,000	0.78%
Directors and Executive Officers as a Group	1,719,089	38.07%
Other 5% Shareholders:
Quintan D. Studer and Mary P. Studer	300,000	6.64%

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(1)

Under SEC rules for determination of “beneficial ownership,” shares are considered to be “beneficially owned” where a person has, either alone or together with others, the power to vote or to direct the vote of shares, or the power to dispose or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date for the determination of beneficial ownership. Shares which a beneficial owner has the right to acquire within 60 days upon exercise of an option are considered outstanding for computing the percentage ownership, but not for the beneficial ownership of any other person. Shares set forth below also include as to each director the following presently exercisable stock options; however, under the terms of the merger agreement all options will be cancelled prior to the effective time of the merger and are not included in the stock ownership numbers above.

In addition, the directors of Gulf Coast currently have options to acquire shares of Gulf Coast common stock in the following amounts. However, pursuant to the terms of the merger agreement, Gulf Coast has agreed that as a condition precedent to the closing of the merger, Gulf Coast will have cancelled each such outstanding option.

Name of Director	Common Shares Underlying Outstanding Options and Warrants
Diane Appleyard	4,000
Dick Baker	4,000
Lewis Bear, Jr.	4,000
Scott Bell	4,000
Eric Gleaton	4,000
Doug Halford	4,000
Bob Harbour	4,000
Jan Miller	4,000
Susan O'Connor	4,000
Buzz Ritchie	10,000
Jack Williams	4,000

DIRECTORS AND EXECUTIVE OFFICERS OF FIRST BANCSHARES

The following sets forth certain information with respect to each person who will serve as a director or an executive officer of First Bancshares following the merger.

Directors

David W. Bomboy, M.D., 70, is a lifelong resident of Hattiesburg, Mississippi. He graduated with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopedic surgeon and has practiced orthopedics in southern Mississippi for 39 years. Dr. Bomboy is a member of the Mississippi State Medical Association, the American Medical Association, and the Mississippi Orthopedic Society and is past president. He served as president of the Methodist Hospital Medical Staff. Dr. Bomboy has been a director of First Bancshares since 1995 and is also a director of the bank.

Experience/Qualifications/Skills: Dr. Bomboy has served on the board of First Bancshares since its inception in 1995. He is the sole physician on First Bancshares’ board which enables him to bring a different perspective to the challenges the board faces. His background, experience, and knowledge of the medical and business communities

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are important in the board’s oversight of management. His past involvement in real estate development adds another perspective to board discussions.

E. Ricky Gibson, 59, has been president and owner of N&H Electronics, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He attended the University of Southern Mississippi. He is a member of Parkway Heights United Methodist Church. Mr. Gibson serves as Chairman of the Board and has been a director of First Bancshares since 1995 and is also a director of the bank.

Experience/Qualifications/Skills: Mr. Gibson has served on the board of First Bancshares since its inception in 1995. As the owner of wholesale electronics distributorships, Mr. Gibson is knowledgeable about all aspects of running a successful business and he understands the challenges business owners face. Also, he has developed an understanding of First Bancshares’ bank and the banking industry in general, particularly in the area of audit and executive compensation. He serves as Chairman of the Board of both First Bancshares and the bank and has served as chairman of the bank audit committee and is chairman of the compensation committee.

M. Ray (Hoppy) Cole, Jr., 54, currently serves as CEO and President of the bank and First Bancshares. Prior to joining the bank in September 2002, Mr. Cole was Secretary/Treasurer and Chief Financial Officer of the Headrick Companies, Inc. for eleven years. Mr. Cole began his career with The First National Bank of Commerce in New Orleans, Louisiana and held the position of Corporate Banking Officer from 1985-1988. In December of 1988, Mr. Cole joined Sunburst Bank in Laurel, Mississippi serving as Senior Lender and later as President of the Laurel office. Mr. Cole graduated from the University of Mississippi where he earned a Bachelor's and Master's Degree in Business Administration. Mr. Cole also attended the Stonier Graduate School of Banking at the University of Delaware. He served as director of First Bancshares from 1998 to 1999, and then from 2001 through the present. He also served as a director of First Bancshares’ Laurel bank prior to consolidation and currently serves on the board of the bank.

Experience/Qualifications/Skills: Mr. Cole has served on the board of First Bancshares for more than ten years.  Mr. Cole’s years of experience in banking as well as his experience as CFO of a large company lend expertise to the board. His insight is an essential part of formulating First Bancshares’ policies, plans and strategies.

Fred A. McMurry, 51, is a lifetime resident of the Oak Grove area. He is currently President and General Manager of Havard Pest Control, Inc. with over 33 years of experience in this family-owned business. He also serves on the board of the Bureau of Plant Industry of the Mississippi Department of Agriculture and Commerce and the Dixie National Junior Livestock Sales Committee. He served as President of the Lamar County 4-H. In addition, he is President of West Oaks, LLC. and Vice President of Oak Grove Land Company, Inc. Mr. McMurry has been a director of First Bancshares since 1995 and is also a director of the bank.

Experience/Qualifications/Skills: Mr. McMurry has been a director of First Bancshares since its inception in 1995. He contributes his extensive knowledge of the Lamar County area of Mississippi, which is one of First Bancshares’ primary markets. His many years of experience in family-owned businesses give him a broad understanding of the needs of First Bancshares’ customers as well as insight into the economic trends in the area. He also has been involved in real estate development which adds value to loan discussions.

Charles R. Lightsey, 76, owns his own business as a Social Security Disability Representative. Mr. Lightsey worked with the Social Security Administration for 39 years, serving as District Manager of the Laurel Office for 32 years. He is a recipient of The Commissioner's Citation, the highest accolade accorded by the SSA. His community involvement includes serving as a former deacon of the First Baptist Church of Laurel, member and Board of Directors of the Laurel Kiwanis Club, president of the Laurel-Jones County Council on Aging, member of the Pine Belt Mental Health Association Council and Chairman of the Federal, State and Local Government United Way. He received his degree in Management and Real Estate from the University of Southern Mississippi in 1961. Mr. Lightsey has been a director of First Bancshares since 2003 and served on the board of the Laurel bank prior to consolidation. He currently serves on the Laurel Advisory Board and the board of the bank.

Experience/Qualifications/Skills: Mr. Lightsey has served on First Bancshares’ board since 2003. His background as a manager with the Social Security Administration and his ownership of a business provide the board with a broad range of knowledge and business acumen.

Gregory H. Mitchell, 75, former Mayor of Picayune, Mississippi, retired as procurement manager for Mississippi Space Services at Stennis Space Center. Mr. Mitchell is a member of Salem Baptist Church and the National Management Association (NMA) and former member of the Board of Trustees for Pearl River Community

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College where he was elected President in January, 2008, for a two year term. He also served on the Board of Directors for the Picayune Chamber of Commerce; the Field Advisory Council, Division of Housing and Urban Development. Mr. Mitchell has been a director of First Bancshares since 2003 and also serves on the Picayune Advisory Board and on the board of the bank.

Experience/Qualifications/Skills: Mr. Mitchell has served on the board of First Bancshares since 2003. His experience as Mayor of the City of Picayune, MS , small business owner, and also as procurement manager provide the board with valuable insight in board discussions.

Ted E. Parker, 56, attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange. He has been in the stocker-grazer cattle business for more than 30 years. He is currently serving on Bayer Animal Health Advisory Board and on the Marketing and International Trade Committee of the National Cattleman’s Beef Association. He has served as a board member of Farm Bureau Insurance. He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association, Covington County Cattlemen’s Association, and the Seminary Baptist Church. Mr. Parker has been a director of First Bancshares since 1995 and is also a director of the bank.

Experience/Qualifications/Skills: Mr. Parker has served on the board of First Bancshares since its inception in 1995. His experience in the cattle business provides the board with insight into the needs of the agricultural community in First Bancshares’ markets. He is very familiar with the market in which he lives and works and is also very involved in his community.

Andrew D. Stetelman, 55, is the third generation of his family in London and Stetelman Realtors. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the National, State, and Hattiesburg Board of Realtors, and is past president and the Realtor of the Year in 1992 of the Hattiesburg Board of Realtors and the first Mississippi Commercial Realtor of the Year. He presently serves as the chairman of the Hattiesburg Convention Center, is a board member for the Area Development Partnership, and is a member of the Kiwanis International. Mr. Stetelman has been a director of First Bancshares since 1995 and is also a director of the bank.

Experience/Qualifications/Skills: Mr. Stetelman has been a director of First Bancshares since its inception in 1995. His experience in commercial real estate and real estate investments provides the board with insight in the trends and risks associated with residential, rental, and commercial real estate within all of First Bancshares’ markets. His advice on all real estate issues is very valuable to the board.

J. Douglas Seidenburg, 56, is the owner and president of Molloy-Seidenburg & Co., P.A. He has been a CPA for more than 30 years. Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area. Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, one of the founders of First Call for Help, a local United Way Agency started in 1990, treasurer of St. John's Day School, director of Leadership Jones County and Future Leaders of Jones County. Mr. Seidenburg is a graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting. Mr. Seidenburg has been a director of First Bancshares since 1998 and served as director of the Laurel bank prior to consolidation. He also serves on the board of the bank.

Experience/Qualifications/Skills: Mr. Seidenburg has served on the board of First Bancshares since 1998. He is Chairman of the Audit Committee and serves as the Financial Expert. His experience as a CPA and his knowledge of corporate governance help provide the board with an understanding of financial and accounting issues that are faced in today’s business environment.

Non-Director Executive Officer

Dee Dee Lowery, CPA, 49, serves as Executive Vice President and Chief Financial Officer of First Bancshares and the bank. Prior to joining the bank in February 2005, Mrs. Lowery was Vice President and Investment Portfolio Manager of Hancock Holding Company for 4 years. Mrs. Lowery began her career in 1988 with McArthur, Thames, Slay and Dews, PLLC as a staff accountant until joining Lamar Capital Corporation in 1993. From 1993 until the merger in 2001 with Hancock Holding Company, Mrs. Lowery held several positions beginning with Internal Auditor for 2 years, Comptroller for 3 years and then Chief Financial Officer and Treasurer for 3 years. Mrs. Lowery graduated from the University of Southern Mississippi where she earned a Bachelor’s Degree in Business Administration with an emphasis in Accounting. Mrs. Lowery is on the Advisory Board for the Business School at the University of Southern Mississippi. Mrs. Lowery is a member of the MS Society of Certified Public Accountants

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and the American Institute of Certified Public Accountants. Mrs. Lowery is a member of the Rotary Club of Petal and the Petal Children’s Task Force. Mrs. Lowery is also an active member of The Turning Pointe Church.

Family Relationships

M. Ray (Hoppy) Cole, Jr., Director, CEO and President of First Bancshares and the Bank, is the son of Ellen Cole, President, Pascagoula Branch and the father of Milton R. (Mit) Cole, III, President, Laurel Branch.

Director Independence

First Bancshares currently has eight independent directors out of nine. The independent directors are David W. Bomboy, E. Ricky Gibson, Charles R. Lightsey, Fred A. McMurry, Gregory H. Mitchell, Ted E. Parker, J. Douglas Seidenburg, and Andrew D. Stetelman. The Board of Directors has satisfied, and expects to continue to satisfy, its objective that at least a majority of the Board of Directors should consist of independent directors. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with First Bancshares. The Board of Directors has established guidelines to assist it in determining director independence which conform to the independence requirements of the NASDAQ listing standards. In addition to applying these guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

In the course of the Board of Director’s determination regarding independence, it considers any transactions, relationships and arrangements as required by First Bancshares’ independence guidelines.

All members of the Audit Committee, Compensation Committee, and Nominating Committee must be independent directors as defined by NASDAQ. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from First Bancshares or its subsidiaries other than their directors’ compensation.

Certain Relationships and Related Transactions

Officers and directors of First Bancshares and their associates, including members of their families or corporations, partnerships, or other organizations in which such officers and directors have a controlling interest, are customers of the bank and have transactions with the banks in the ordinary course of business, and may continue to do so in the future. First Bancshares has no beneficial owners of 10% or more of its common stock.

All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features. All directors other than M. Ray (Hoppy) Cole, Jr are independent as defined in pertinent Nasdaq rules.

EXECUTIVE COMPENSATION OF FIRST BANCSHARES

Compensation Discussion and Analysis

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with First Bancshares’ compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers in publicly traded financial institutions.

On February 6, 2009, First Bancshares became a participant in the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) by participating in the Capital Purchase Program. On September 29, 2010, First Bancshares refinanced First Bancshares’ Capital Purchase Program funding into Community Development Capital Initiative funding. The Community Development Capital Initiative is also a TARP program. As a result of First Bancshares’ participation in TARP, The First Bancshares, Inc. and certain of First Bancshares’ employees are subject to compensation related limitations and restrictions for the period that we continue to participate in TARP (referred to herein as the “TARP Period”). The TARP compensation limitations and restrictions include the following:

•	Except in limited circumstances, First Bancshares’ most highly compensated employee (as determined on an annual basis) is prohibited from receiving cash bonus payments during the TARP period. Mr. Cole was subject to this limitation during 2014.
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•	Except in limited circumstances, First Bancshares’ Named Executive Officers (NEOs) and First Bancshares’ next five most highly compensated employees (each as determined on an annual basis) are prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

•	First Bancshares’ NEOs and next 20 most highly compensated employees are subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statement or performance metrics. Further, no one in this group of employees may receive any tax gross-up payment during the TARP period.

•	First Bancshares is limited to an annual tax deduction of $500,000 with respect to the compensation paid to each of First Bancshares’ NEOs.

The TARP rules further required First Bancshares to adopt an “Excessive or Luxury Expenditure Policy.” First Bancshares’ Board of Directors has complied with this requirement and the policy is located on First Bancshares’ website, www.thefirstbank.com on the Investor Relations page. It is the intent of First Bancshares’ Board of Directors that the policy remain in full force and effect for the duration of the TARP period. The policy covers, in particular, entertainment or events, office and facility renovations, aviation or other transportation services and other similar items, activities or events for which First Bancshares may reasonably anticipate such expenditures that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of First Bancshares’ business operations. All of First Bancshares’ employees are required to comply with the policy. First Bancshares’ Chief Executive Officer and Chief Financial Officer are primarily accountable for ensuring adherence to the policy and for certifying that prior approval for any expenditure requiring such prior approval was properly obtained.

In addition to the foregoing limitations and restrictions, the TARP rules and regulations require the Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by First Bancshares, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a NEO. The risk assessments are intended to reduce the chance that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans, programs and arrangements.

As the TARP final rules were implemented in 2009, the Committee regularly discussed its compliance obligations with respect to First Bancshares’ executive compensation programs at each committee meeting. The Committee has depended upon guidance from First Bancshares’ legal counsel to fully interpret the extent of the application of each of these requirements in First Bancshares’ executive compensation programs.

On a related note, in June 2010 federal banking regulators issued final interagency guidance that set forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. The guidance focuses on balanced risk-taking incentives, compatibility with effective controls and risk management, and strong corporate governance.

The Compensation Committee believes that an awareness and assessment of the impact of risk has always been, and will continue to be, a component of its analysis of executive compensation. As such, the Committee recognizes the role of risk assessment in the overall processes and procedures for establishing such executive compensation. In this regard, the Committee believes that the TARP semi-annual risk assessment and the Fedeal Reserve’s rules will serve as a framework for reconfirming the appropriateness of the process and procedure the Committee has previously followed in reaching its decisions with respect to compensation related matters.

Throughout this proxy statement/prospectus, the individuals who served as First Bancshares’ Chief Executive Officer and Chief Financial Officer during fiscal 2015 as well as the other individuals included in the Summary Compensation Table below are referred to as the “named executive officers” or “NEO”s.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by First Bancshares, and which aligns the interests of the executive officers with First Bancshares’ overall business strategy, values and management initiatives. First Bancshares’ compensation policies are intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of

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internal goals. First Bancshares has also adopted a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the NEOs. Our philosophy generally targets near the market (peer) median for NEO base salaries with a strong emphasis on incentive compensation programs that provide an alignment between pay and performance.

The Committee evaluates both performance and compensation to ensure that First Bancshares maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To that end, the Committee believes in rewarding the NEOs with reasonable incentive compensation awards if First Bancshares performance meets budget and is comparable to peer group data. This is a critical piece in the compensation plan design at First Bancshares and is realized through the ability of the NEOs to annually earn both short-term (cash) and long-term (stock-based) incentive payouts when performance justifies such awards.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all named executive officers of First Bancshares. Decisions regarding the non-equity compensation of other executive officers are made by the Committee and the Chief Executive Officer.

The Committee and the Chief Executive Officer annually review the performance of each member of the named executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

 At our annual meeting of shareholders held in 2016 and as required by the “say-on-pay” rules of the Securities and Exchange Commission, we sought the approval, on an advisory basis, of our shareholders, concerning our executive compensation program as described in the proxy statement/prospectus for that meeting. A vast majority (more than 99%) of our shareholders whose shares were present at the 2016 annual meeting and who voted (or affirmatively abstained from voting (excluding broker non-votes)) on the say-on-pay proposal voted to approve such compensation. As a result, the Compensation Committee did not implement any specific changes to our executive compensation programs as a result of the 2016 shareholder advisory vote. The Compensation Committee intends to monitor the results of this year’s “say-on-pay” proposal vote and to incorporate such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor will likely be assigned a quantitative weighting.

Based on the foregoing objectives, the Committee has structured First Bancshares’ annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by First Bancshares and reward the executives for achieving such goals. To that end, the Committee has retained Blanchard Consulting Group, an independent third party consultant, to provide research for benchmarking purposes related to executive compensation. Additionally, First Bancshares subscribes to and participates in the Mississippi Bankers Association survey, which provides the Committee with comparative compensation data from First Bancshares’ market areas and its peer groups. This information is used by the committee to ensure that it is providing compensation opportunities comparable to its peer group, thereby allowing First Bancshares to retain talented executive officers who contribute to First Bancshares’ overall and long-term success.

The services provided by the independent third-party consultant , Blanchard Consulting Group, were used as the basis of comparison of compensation between First Bancshares and the companies in the Compensation Peer Group. Blanchard Consulting Group had no conflicts of interests.

In 2013 the Committee engaged Blanchard Consulting Group to conduct an executive total compensation review. This review focused on salary, cash compensation (salary plus bonus and/or annual cash incentive), direct compensation (cash compensation plus long-term incentives), and total compensation (direct compensation plus retirement benefits and any other compensation) for the NEOs. Results from this 2013 study were reviewed by the Committee in considering salary adjustments and executive total compensation targets for 2013, 2014, and 2015. In late 2014, the Committee again utilized Blanchard Consulting Group to assess CEO base salary as compared to a peer group of eight publicly traded banks. The peer companies include the following:

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1	MSL	MidSouth Bancorp Inc.
2	FFKT	Farmers Capital Bank Corp.
3	WBHC	Wilson Bank Holding Company
4	FGBI	First Guaranty Bancshares Inc.
5	HBOS	Heritage Financial Group Inc.
6	CBAN	Colony Bankcorp Inc.
7	FFMH	First Farmers and Merchants Corporation
8	CHFN	Charter Financial Corporation

Independent Compensation Consultant

Blanchard Consulting Group is a national firm with an exclusive focus on the banking and financial services industry. Blanchard Consulting Group does not provide any services to First Bancshares besides compensation consulting services. Blanchard Consulting Group reports directly to the Compensation Committee. The Compensation Committee and executive management utilized Blanchard Consulting Group’s reports and reviews to assist with decisions during 2015 but did not solely rely on them. The ultimate decisions made by the Committee and management were a balance between internal views and strategy along with the outside perspective of our independent consultant.

Compensation Policies and Practices as They Relate to Risk Management

As participants in TARP, First Bancshares is subject to the executive compensation requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) and as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”). In compliance therewith the Committee of the Board of Directors of First Bancshares meets at least semi-annually to discuss and evaluate employee compensation plans in light of its assessment of risk posed to First Bancshares from such plans and to ensure compliance with executive compensation rules and regulations implemented under EESA and ARRA. The Committee met twice in 2015 to review First Bancshares’ compensation plans and determined that First Bancshares had no compensation plans that would encourage manipulation of reported earnings to enhance compensation or encourage unnecessary or excessive risk-taking. The compensation plans at the Bank also use a proper balance of profitability and strategic goals (such as core deposit growth, asset quality, and audit/compliance) to ensure the officers of the Bank are focusing both on profits and strategic goals that are linked to the long-term viability of the organization. The Committee has determined that there are no compensation policies or procedures that are likely to have a material adverse effect on First Bancshares.

In addition, the Committee has incorporated restricted stock into the compensation package for the top executive officers to tie a portion of their total compensation package to the long-term performance of the Bank. The Committee utilizes a vesting provision with these equity grants to help retain key officers and allow these amounts to be eligible for any clawback policies implemented by the Board.

2015 Executive Compensation Components

Historically, and for the fiscal year ended December 31, 2015, the principal components of compensation for named executive officers were:

• base salary;

• performance-based cash incentive bonus compensation;

• equity incentive compensation;

• retirement and other benefits; and

• perquisites and other personal benefits.

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Base Salary

First Bancshares provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. When determining salary increases, the Committee uses a Compensation Philosophy that targets the median (50th percentile) of the competitive market for executives that are meeting performance expectations and the upper quartile of market (or the base salary range) for executives that are high performers or exceeding performance expectations. Base salary ranges for named executive officers are determined for each executive using market research and based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers: 1) performance of First Bancshares; 2) market data provided by First Bancshares’ outside consultants; 3) internal review of the executive’s compensation, both individually and relative to other officers; and 4) individual performance of the executive. Salary levels are typically considered annually as part of First Bancshares’ performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of the named executive officers are based on the Committee’s assessment of the individual’s performance. The Committee recommended to the Board that the CEO's and each named executive officer's 2015 salary be disclosed in the Summary Compensation Table (shown later in this document), and the Board accepted this recommendation. The base salary adjustments for each named executive officer for 2015 (as compared to their base salaries in 2014) ranged from approximately 2.74% up to 10% of salary.

Performance-Based Cash Incentive Bonus Compensation

First Bancshares has established an incentive bonus compensation plan that is based upon individual performance as well as team and corporate performance. All named executive officers, except for the Chief Executive Officer, as he did not have a cash incentive plan for 2015, in First Bancshares have unique performance goals in up to seven (7) categories. The incentive plan provides each eligible officer with a "balanced scorecard" for their short-term cash incentive award. The "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility, his or her business unit, and his or her expected individual level of contribution to First Bancshares’ achievement of its corporate goals. Cash incentive payments that are authorized to be paid to eligible officers under the Executive Incentive Plan are payable on an annual basis during the year following the year in which the services were performed and are contingent only upon such executive officer's continued employment with First Bancshares through the date of payment.

During the first quarter of 2015, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of NASDAQ's independence rules, and at the recommendation of the Committee) established short-term cash incentive awards for executive officers as percentages of their 2015 base salary (with maximum earning opportunities that ranged from 10% to 30% of base salary, depending upon the executive). The individual measures utilized in the plan design include a balance of profitability and strategic bank goals that relate primarily to sales, service quality, regulatory compliance, timeliness, and financial goals. The particular measures on an individual’s performance depend on the actions that are determined to be most important for that individual to achieve for the current year. The estimated bonus payouts are accrued throughout the year. Cash bonuses may be granted to executives at each year end depending on the achievement of performance targets that include growth, profitability, and quality control measures. First Bancshares’ Chief Executive Officer did not have a cash incentive plan during 2015. Performance goals for the NEOs included in the cash-based incentive plan for 2015 include Bank net income, loan growth, deposit growth, credit quality, audit results, compliance results, branch income, and individual performance. The Bank exceeded profitability goals and met or exceeded a majority of the department and individual goals in 2015; therefore the cash-based annual incentive payouts for the NEOs were near the maximum payout levels for most officers.

For the year ended December 31, 2015, the following cash bonuses were awarded:

M. Ray (Hoppy) Cole, Jr.	$0.00
Dee Dee Lowery	18,251.75
David A. Bush (1)	39,427.20
Ray L. Wesson, Jr. (1)	12,263.72
Douglas Eric Waldron (1)	12,551.00

(1) David A. Bush, Ray L. Wesson, Jr. and Douglas Eric Waldron are executive officers of the bank and not the holding company.

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Equity Incentive Compensation

2007 Stock Incentive Plan

In 2007, First Bancshares adopted The First Bancshares, Inc. 2007 Stock Incentive Plan (the “2007 Plan”)., and in 2014, the plan was amended to add an additional 300,000 shares. The 2007 Plan provides for the issuance of up to 615,000 shares of First Bancshares common stock, $1.00 par value per share. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

Awards of First Bancshares common stock under the 2007 Plan may take the form of a stock option, including an incentive stock option (a stock option which meets the applicable requirements of the Internal Revenue Code), stock appreciation rights (an award entitling a holder to receive an amount in cash, First Bancshares Common Stock, or a combination of both determined by reference to the excess of the fair market value of a specified number of shares of First Bancshares Common Stock over a specified price which shall not be less than the fair market value of such shares as of the date of the grant), restricted stock awards (a transfer of shares subject to certain restrictions on transfer or other incidents of ownership or subject to specified performance standards), dividend equivalent rights (an award entitling a holder to receive an amount in cash, First Bancshares common stock, or a combination of both determined by reference to the cash dividends paid on a specified number of shares of First Bancshares common stock from the date of grant), performance unit awards, restricted stock units or other stock-based awards (including without limitation, awards entitling recipients to receive shares of First Bancshares common stock to be delivered in the future) (collectively referred to as "Awards").

During the first quarter of 2016, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of NASDAQ's independence rules, and at the recommendation of the Committee) established long-term equity incentive awards for executive officers using shares of restricted stock (with maximum earning opportunities that ranged from up to 10,717 shares for the CEO and up to 4,000 shares for the other NEOs)., The Committee utilized restricted stock to help preserve shares in the 2007 Plan as compared to using stock options and to have a stronger immediate retention vehicle for key officers. Similar to the cash-based annual incentive plan, a pay-for-performance approach is used to determine the amount of equity awards granted to each plan participant. The performance goals utilized in the long-term plan design are linked to both corporate and shareholder performance criteria and include bank net income, asset growth and credit quality. For each of these criteria, the maximum performance level was achieved in 2015; therefore, based upon the recommendation from the Committee, the Board approved the maximum amount of shares to be granted to each officer.

For the year ended December 31, 2015, the following restricted stock grants were awarded:

	Granted for 2015	Granted for Acquisition
M. Ray (Hoppy) Cole, Jr.	8,778	1,903
Dee Dee Lowery	3,276	-
David A. Bush (1)	3,276	-
Ray L. Wesson, Jr. (1)	3,276	-
Douglas Eric Waldron	3,276	-

As of December 31, 2015, there were a total of 280,605 restricted stock awards which have been granted under the 2007 Plan and no other type awards have been granted under the 2007 Plan.

Vesting and Retention Provisions Applicable to Equity Awards

First Bancshares has implemented a policy that all shares granted through the 2007 Plan will include at least a three year vesting provision, unless extraordinary circumstances are determined by the Board. The Equity Awards

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earned beginning in 2014 (consisting of the Restricted Stock Awards) will vest and be paid, assuming the continued service of each of the holders through such vesting date, as follows: Awards will vest five years from date of grant. Vesting of such Equity Awards will be accelerated in the event of the holder's death or disability while in the service of First Bancshares or upon such other event as determined by the Committee in its sole discretion. First Bancshares has also implemented a double trigger change-in-control provision in the 2007 Plan where unvested shares of stock granted through the plan will be accelerated upon a change in control if the executive is terminated without cause as a result of the transaction (as long as the shares granted remain part of the company or are transferred into the shares of the new company). Unvested shares issued as Restricted Stock Awards must be retained by the executive officer subject to the clawback and forfeiture provisions applicable to such shares, and therefore may not be sold, pledged or otherwise transferred or hedged during the vesting periods.

In addition, the committee has established expectations for ownership of our common stock by our CEO and Corporate Officers. Under these guidelines, our CEO is expected to attain an investment position in our common shares equal to two times his or her base salary and our Corporate Officers are expected to attain an investment position in our common shares equal to one times his or her base salary. Exceptions to these ownership guidelines may be approved by Compensation Committee for good reason.

Clawback, Repricing, Underwater Grant Buyback and Hedging Policies

As a matter of policy, we expect incentive awards of executive compensation that are made on the basis of financial metrics to be structured with “clawback” provisions that would allow First Bancshares to recoup awards under certain circumstances such as a material misstatement of financial performance. The Committee plans to include “clawback” provisions in all short-term and long-term incentives utilized in 2016.

We also have a philosophy that we will not reprice options, stock appreciation rights, or other equity awards, the value of which derives from the value of our common shares, on account of declines in our stock price, or buy back “underwater” stock options from those who hold option grants for cash. First Bancshares’ Board has approved an amendment to the 2007 Plan to prohibit repricing of equity awards granted under the plan and to prohibit the cash buyback or exchange for other stock awards of underwater options and stock appreciation rights.

Certain transactions in First Bancshares’ equity securities, or which are linked to the value of First Bancshares’ equity securities, may be considered “short term” or “speculative” in nature. These transactions may create the appearance that they were based on non-public information or that the incentives of the employees are no longer aligned with, and may in fact be opposed to, the interests of First Bancshares and its shareholders. As a result, the Board of Directors has implemented a policy that prohibits Directors and Corporate Officers from undertaking these types of transactions, including hedging, holding stock in a margin account, or pledging stock as collateral for a loan.

Retirement and Other Benefits

All employees of First Bancshares, including named executive officers, are eligible to participate in the The First Bancshares, Inc. 401K Plan and Trust. We adopted the 401(k) plan to enable employees to save for retirement through a tax-advantaged combination of employee and First Bancshares contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) plan allows eligible employees to elect to contribute up to 100% of their eligible compensation, up to the annual IRS dollar limit. Eligible compensation generally means all wages, salaries and fees for services paid by us. We contribute 50% of employee’s deferral (up to a maximum of 6%) for each eligible employee per year to their 401(k) plan. We may also elect to make a discretionary profit sharing contribution for each eligible employee. In 2015, our employer contribution was $287,054.51, which was the employer matching contribution.

First Bancshares sponsors an Employee Stock Ownership Plan (ESOP), which was established in 2006 for employees who have completed one year of service for First Bancshares and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2015, the ESOP held 5,902 shares of First Bancshares common stock and had no debt obligation. In 2015 our contribution to the ESOP was $7,400.00.

Supplemental Executive Retirement Plans.

Mr. Cole and Ms. Lowery participate in a Supplemental Executive Retirement Plan (SERP) with First Bancshares that provides for a supplemental retirement benefit in the fixed amount of $98,039 for Mr. Cole and $53,252 for Ms. Lowery per year for fifteen years. Mr. Cole and Ms. Lowery are both 10% vested in the benefit and amounts become payable upon their death, disability, termination of employment, or retirement. The arrangement

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constitutes a non-qualified deferred compensation plan. The benefit is forfeited in the event of termination for "Cause" as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following their 65th birthday. This plan is in technical compliance with requirements of section 409A of the Internal Revenue Code of 1986.

Perquisites and Other Personal Benefits

First Bancshares provides named executive officers with perquisites and other personal benefits that First Bancshares and the Committee believe are reasonable and consistent with its overall compensation program to better enable First Bancshares to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers participate in First Bancshares’ broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. Some of the named executive officers are provided use of company automobiles. The vehicles are provided primarily for their business travel. Personal use is taxed through First Bancshares’ payroll process. Certain named executive officer and other members of senior management are entitled to receive a cash payment upon such executive’s death through the split dollar death benefit funded by bank owned life insurance.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2015, are included in the “Summary Compensation Table” on page 17.

First Bancshares has entered into a change of control agreement as part of the Employment Agreement with its President and CEO, and First Bancshares has agreed to take certain actions upon a change of control with respect to other key employees. The change of control provisions are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” on pages 23 - 25.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m)(5) of the Internal Revenue Code, which provides that First Bancshares may not deduct compensation of more than $500,000 that is paid to certain individuals. First Bancshares believes that compensation paid under the incentive plans are generally fully deductible for federal income tax purposes.

Board of Directors and Compensation Committee Discretion; Adjustments

Additional performance bonuses, restricted stock, and other stock-based awards may be made within the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee also may consider other factors, and may change the basis of assessing our performance in the future, based upon our annual or longer-term goals.

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The First Bancshares, Inc.

Summary Compensation Table (SCT)

For the Year Ended December 31, 2015

Name and Principal Position	Year	Salary	Non-equity Incentive Plan Compensation	Stock Awards (2)	All other Compensation	Total
M. Ray (Hoppy) Cole, Jr., President and Chief Executive Officer	2015	$309,999.41	$0.00	$122,955.30	$58,362.48	$491,317.19
	2014	289,272.21	0.00	145,372.48	36,486.49	471,131.18
	2013	269,188.32	0.00	112,389.80	36,147.91	417,726.03
Dee Dee Lowery, Chief Financial Officer	2015	164,529.64	18,251.75	55,800.00	15,302.64	253,884.03
	2014	162,046.52	22,552.88	54,933.60	7,334.08	246,867.08
	2013	157,824.03	14,076.00	43,052.69	7,060.07	222,012.79
David A. Bush, Executive Vice President – Private Banking (1)	2015	178,050.18	39,427.20	55,800.00	2,757.00	276,034.38
	2014	167,669.78	42,330.42	42,933.60	2,771.52	255,705.32
	2013	163,606.25	37,361.25	17,952.69	1,578.24	220,498.43
Ray L. Wesson, Jr., President, Southern Region (1)	2015	182,986.31	12,263.72	55,800.00	7,097.73	258,147.76
	2014	179,678.52	13,139.70	42,933.60	7,120.00	242,871.82
	2013	170,969.14	8,504.65	17,952.69	7,077.32	204,503.80
Douglas Eric Waldron, President, Northern Region (1)	2015	173,496.36	12,551.00	55,800.00	6,490.55	248,337.91
	2014	169,132.21	14,000.00	42,933.60	5,910.84	231,976.65
	2013	158,128.99	10,640.50	17,952.69	5,713.78	192,435.96

(1) David A. Bush, Ray L. Wesson, Jr., and Douglas Eric Waldron are executive officers of the Bank and not First Bancshares.

(2) Value based on value at grant date of $13.95 per share for 2-1-15, $15.00 per share for 11-3-14, $14.24 per share for 2-1-14, $12.55 per share for 8-1-2013, and $11.13 per share for 3-1-2013, valued in accordance with FASB Topic 718.

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SCT (Continued)

All Other Compensation

For the Year Ended December 31, 2015

Name	Year	Auto Allowance	401(k) Match	Group Term Life Insurance	Split Dollar Death Benefit BOLI	Supplemental Executive Retirement Plan	Additional Compensation (1)(2)	Total Compensation
M. Ray (Hoppy) Cole, Jr.	2015	$2,208.00	$7,695.44	$385.20	$180.00	$21,609.00	$26,284.84	$58,362.48
	2014	3,103.00	7,799.97	432.00	172.00	0.00	24,979.52	36,486.49
	2013	3,363.00	7,650.05	504.00	562.00	0.00	24,068.86	36,147.91
Dee Dee Lowery	2015	0.00	5,146.31	339.00	426.00	7,294.00	2,097.33	15,302.64
	2014	0.00	4,947.40	380.16	396.00	0.00	1,610.52	7,334.08
	2013	0.00	4,814.71	420.00	366.00	0.00	1,459.36	7,060.07
David A. Bush (3)	2015	0.00	0.00	357.00	0.00	0.00	2,400.00	2,757.00
	2014	0.00	0.00	371.52	0.00	0.00	2,400.00	2,771.52
	2013	0.00	0.00	408.24	0.00	0.00	1,170.00	1,578.24
Ray L. Wesson, Jr. (3)	2015	320.00	5,534.73	357.00	0.00	0.00	886.00	7,097.73
	2014	608.00	5,431.16	400.32	0.00	0.00	680.52	7,120.00
	2013	832.50	5,149.98	455.28	0.00	0.00	639.56	7,077.32
Douglas Eric Waldron (3)	2015	0.00	3,361.87	364.68	0.00	0.00	2,764.00	6,490.55
	2014	0.00	2,625.00	400.32	0.00	0.00	2,885.52	5,910.84
	2013	0.00	3,478.54	425.88	0.00	0.00	1,809.36	5,713.78

(1)	Represents reimbursement for club dues and cell phones for all named executives.
(2)	Includes fees paid to M. Ray (Hoppy) Cole, Jr. for 2015 in the amount of $21,800 representing Fees Earned or Paid in Cash, consisting of $11,300 in director fees and $10,500 in annual retainer fees, based on attendance, in the amount of $2,500 paid to Directors of First Bancshares and $8,000 paid to Directors of The First.

(3)	David A. Bush, Ray L. Wesson, Jr., and Douglas Eric Waldron are executive officers of the Bank and not First Bancshares.

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Grants of Plan-Based Awards

As of December 31, 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares Of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
M. Ray (Hoppy) Cole, Jr.	2/1/2015	-	-	-	-	-	-	8,814	-	-	$122,955.30
Dee Dee Lowery	2/1/2015	-	-	-	-	-	-	4,000	-	-	55,800.00
David A. Bush (1)	2/1/2015	-	-	-	-	-	-	4,000	-	-	55,800.00
Ray L. Wesson, Jr. (1)	2/1/2015	-	-	-	-	-	-	4,000	-	-	55,800.00
Douglas Eric Waldron (1)	2/1/2015	-	-	-	-	-	-	4,000	-	-	55,800.00

(1)	David A. Bush, Ray L. Wesson, Jr. and Douglas Eric Waldron are executive officers of the Bank and not First Bancshares.

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Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2015

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
M. Ray (Hoppy) Cole, Jr.	-	-	-	-	-	4,460	$49,639.80	-	-	3/1/2016
“	-	-	-	-	-	5,000	62,750.00	-	-	8/1/2016
“	-	-	-	-	-	8,102	115,372.48	-	-	2/1/2017
“	-	-	-	-	-	2,000	30,000.00	-	-	11/3/2019
“	-	-	-	-	-	8,814	122,955.30			2/1/2020
Dee Dee Lowery	-	-	-	-	-	1,613	17,952.69	-	-	3/1/2016
“	-	-	-	-	-	2,000	25,100.00	-	-	8/1/2016
“	-	-	-	-	-	3,015	42,933.60	-	-	2/1/2017
“	-	-	-	-	-	800	12,000.00	-	-	11/3/2019
“	-	-	-	-	-	4,000	55,800.00	-	-	2/1/2020
David A. Bush (1)	-	-	-	-	-	1,613	17,952.69	-	-	3/1/2016
	-	-	-	-	-	3,015	42,933.60	-	-	2/1/2017
	-	-	-	-	-	4,000	55,800.00	-	-	2/1/2020

Ray L. Wesson, Jr. (1)	-	-	-	-	-	1,613	17,952.69	-	-	3/1/2016
“	-	-	-	-	-	3,015	42,933.60	-	-	2/1/2017
“	-	-	-	-	-	4,000	55,800.00	-	-	2/1/2020
Douglas Eric Waldron (1)	-	-	-	-	-	1,613	17,952.69	-	-	3/1/2016
“	-	-	-	-	-	3,015	42,933.60	-	-	2/1/2017
“	-	-	-	-	-	4,000	55,800.00	-	-	2/1/2020

(1)	David A. Bush, Ray L. Wesson, Jr. and Douglas Eric Waldron are executive officers of the Bank and not First Bancshares.

97

The First Bancshares, Inc.

Options Exercised and Stock Vested

For the Year Ended December 31, 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
M. Ray (Hoppy) Cole, Jr.	-	-	5,514	$77,912.82
Dee Dee Lowery	-	-	2,000	28,260.00
David A. Bush (1)	-	-	0	0.00
Ray L. Wesson, Jr. (1)	-	-	2,000	28,260.00
Douglas Eric Waldron (1)	-	-	2,000	28,260.00

(1)	David A. Bush, Ray L. Wesson, Jr. and Douglas Eric Waldron are executive officers of the Bank and not First Bancshares.

98

The First Bancshares, Inc

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2015

Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement		Death		Disability		Termination without Cause or for Good Reason		Change in Control Only		Termination without Cause Following Change in Control
M. Ray (Hoppy) Cole, Jr.
Compensation:
Base Salary	$-		$-		$168,827	(2)	$346,530	(3)	$675,308	(4)	$-
Benefits & Perquisites:
BOLI Death Benefit	-		200,000		-		-		-		-
Restricted Stock Awards	520,416	(5)	520,416	(5)	-		-		520,416	(6)	520,416	(8)
Supplemental Executive
Retirement Plan (SERP)	551,792	(9)	1,470,585	(11)	96,709	(12)	9,671	(13)	551,792	(12)	551,792	(13)
Dee Dee Lowery
Compensation:
Base Salary	-		-		-		-		256,500	(7)	-
Benefits & Perquisites:
BOLI Death Benefit	-		200,000		-		-		-		-
Restricted Stock Awards	209,590	(5)	209,590	(5)	-		-		209,590	(6)	209,590	(8)
Supplemental Executive
Retirement Plan (SERP)	229,893	(10)	798,780	(11)	32,646	(12)	3,265	(13)	229,893	(12)	229,893	(13)
David A. Bush (1)
Compensation:
Base Salary	-		-		-		-		-		-
Benefits & Perquisites:
BOLI Death Benefit	-		-		-		-		-		-
Restricted Stock Awards	158,238	(5)	158,238	(5)	-		-		158,238	(6)	158,238	(8)
Ray L. Wesson, Jr. (1)
Compensation:
Base Salary	-		-		-		-		-		-
Benefits & Perquisites:
BOLI Death Benefit	-		500,000		-		-		-		-
Restricted Stock Awards	158,238	(5)	158,238	(5)	-		-		158,238	(6)	158,238	(8)
Douglas Eric Waldron (1)
Compensation:
Base Salary	-		-		-		-		-		-
Benefits & Perquisites:
BOLI Death Benefit	-		500,000		-		-		-		-
Restricted Stock Awards	158,238	(5)	158,238	(5)	-		-		158,238	(6)	158,238	(8)

99

(1)	David A. Bush, Ray L. Wesson, Jr., and Douglas Eric Waldron are executive officers of the Bank and not First Bancshares.
(2)	In the event of disability of Executive, salary will continue for 6 months or, if earlier, until date payments begin under disability insurance policy.
(3)	Lump sum severance payment and continuation of health benefits to end of term in the amount of $346,530 which includes one year’s salary of $337,654 plus health benefits of $8,876 through the end of the expiration of the second contract term, 5-31-17.
(4)	Lump sum severance in the amount of 2x current annual salary, and bonuses, etc. that would have been paid.
(5)	All non-vested restricted stock awards will become fully vested at the retirement or death of the NEO’s. None of the NEO’s have reached retirement age under the RSA Agreement. Calculated based on 12-31-15 stock closing price of $18.34 per share.
(6)	All non-vested restricted stock awards will become fully vested in the event of a change of control in which First Bancshares is not the survivor or if the acquirer does not assume the obligations. Calculated based on 12-31-15 stock closing price of $18.34 per share.
(7)	Agreement provides for 1 ½ x current annual salary.
(8)	All non-vested restricted stock awards will become fully vested if termination without cause occurs with 24 months of a change in control in which First Bancshares is the survivor or the acquirer has assumed the obligations. Calculated based on 12-31-15 stock closing price of $18.34 per share.
(9)	Upon separation from Service following attainment of age 65, Normal Retirement Benefit shall be $98,039 per year for 15 years, payable in 180 equal monthly installments
(10)	Upon Separation from Service following attainment of age 65, Normal Retirement Benefit shall be $53,252 per year for 15 years, payable in 180 equal monthly installments
(11)	In the event of death while in active service of the bank, beneficiary(s) shall be paid $1,470,585 and $798,780, respectively. In the event of death during benefit payment period, beneficiary(s) shall receive remaining installment payments.
(12)	The SERP Agreement includes a benefit provision for Change in Control and Disability. The actual benefit payable would be calculated upon such an event.
(13)	Upon Separation from Service prior to age 65, the benefit shall be equal to the vested portion of the Accrued Liability Balance calculated as of the date of Separation from Service.

Under the Emergency Economic Stabilization Act of 2008 and its implementing regulations, executive compensation restrictions will prohibit First Bancshares from making “any payment” for services performed or benefits accrued, including a prohibition on making any payments upon a change of control.

100

The First Bancshares, Inc.

Director Compensation Table

For the Year Ended December 31, 2015

	Fees Earned or Paid in Cash(1)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Cash Compensation	Total
David W. Bomboy	$24,700.00	$13,950.00	-	-	-	-	$38,650.00
M. Ray (Hoppy) Cole, Jr.(3)	21,800.00	-	-	-	-	-	21,800.00
E. Ricky Gibson	56,400.00	34,875.00	-	-	-	-	91,275.00
Charles R. Lightsey	33,050.00	13,950.00	-	-	-	-	47,000.00
Fred A. McMurry	25,600.00	13,950.00	-	-	-	-	39,550.00
Gregory H. Mitchell	27,700.00	13,950.00	-	-	-	-	41,650.00
Ted E. Parker	25,650.00	13,950.00	-	-	-	-	39,600.00
J. Douglas Seidenburg	28,650.00	13,950.00	-	-	-	-	42,600.00
Andrew D. Stetelman	26,000.00	13,950.00	-	-	-	-	39,950.00

(1)	First Bancshares directors were paid $500 per meeting; The First directors were paid $600 per meeting; audit committee members were paid $300 per meeting; compensation committee members were paid $250 per meeting nominating committee members were paid $150 per meeting, and executive committee members were paid $400 per meeting. The Chairman of the Board was paid a retainer of $6,000 per quarter. Chairmen of the Audit, Personnel and Nominating Committees were paid a retainer of $375 per quarter.
(2)	Directors of First Bancshares were paid an annual retainer of $2,500 based on attendance and directors of The First were paid an annual retainer of $8,000 based on attendance.
(3)	M. Ray (Hoppy) Cole, Jr. did not receive director stock awards. The management stock awards he received are shown in Summary Compensation Table and in the Grants of Plan-Based Awards above.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation/Human Resources Committee, which we refer to as the Committee, was an officer or employee of First Bancshares or any of its subsidiaries during its most recently completed fiscal year ended December 31, 2015, nor has any member of the Committee ever been an officer or employee of First Bancshares or any of its subsidiaries. No current member of the Committee or executive officer of First Bancshares had a relationship during its most recently completed fiscal year ended December 31, 2015 requiring disclosure in this proxy statement/prosepectus under Item 404 or Item 407(e)(4) of SEC Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information concerning quantitative and qualitative disclosures about market risk of First Bancshares is included in First Bancshares’ Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the nine month period ended September 30, 2016 under the heading “Liquidity and Market Risk Management” which is inlcuded in this proxy statement/prospectus as Annex F.

EXPERTS

The consolidated financial statements of First Bancshares appearing in First Bancshares Annual Report (Form 10-K) as of December 31, 2015 and December 31, 2014, and for each of the years in the three-year period ended December 31, 2015, have been audited by T. E. Lott & Company, independent registered public accounting firm, as set forth in their report thereon, included therein, and included herein as Annex E. Such consolidated financial statements have been so included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

101

LEGAL MATTERS

The validity of First Bancshares common stock to be issued in connection with the merger will be passed upon for First Bancshares by Jones Walker LLP, Jackson, Mississippi, First Bancshares’ outside legal counsel. Jones Walker LLP also provides legal advice to First Bancshares on a regular basis.

OTHER MATTERS

As of the date of this proxy statement/prospectus, management of Gulf Coast was unaware of any other matters to be brought before the Gulf Coast special meeting, other than those set forth herein. However, if any other matters are nonetheless properly brought before the special meeting, the persons named in the enclosed form of proxy for Gulf Coast will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

102

WHERE YOU CAN FIND MORE INFORMATION

First Bancshares has filed with the SEC a registration statement on Form S-4 that registers the distribution of the shares of First Bancshares common stock to holders of Gulf Coast common stock in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of First Bancshares and a proxy statement of Gulf Coast for the Gulf Coast special meetings.

First Bancshares files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any reports, statements or other information that First Bancshares files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. First Bancshares’ SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information that First Bancshares files with the SEC are also found on its website, www.thefirstbank.com, under the link “Investor Relations.”

Except where otherwise indicated First Bancshares has supplied all information contained in this proxy statement/prospectus relating to First Bancshares , and Gulf Coast has supplied all such information relating to Gulf Coast.

Documents are available from First Bancshares and Gulf Coast without charge. You can obtain documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

The First Bancshares, Inc. 6480 U.S. Hwy. 98 West Hattiesburg, Mississippi 39402 Attn: Donna T. (Dee Dee) Lowery Tel: (601) 268-8998	Gulf Coast Community Bank 40 N. Palafox Street Pensacola, FL 32502 Attn: Walter J. Ritchie, Jr. Tel: (850) 434-9300

Gulf Coast shareholders requesting documents should do so by December 26, 2016, in order to receive them before the special meetings. You will not be charged for any of these documents that you request.

Neither First Bancshares nor Gulf Coast has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

103

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

THE FIRST BANCSHARES, INC., and

THE FIRST, A NATIONAL BANKING ASSOCIATION,

on the one hand,

and

GULF COAST COMMUNITY BANK,

on the other hand.

DATED AS OF OCTOBER 12, 2016

TABLE OF CONTENTS

Page

Article 1 TRANSACTIONS AND TERMS OF MERGER		1
1.1	Merger	1
1.2	Time and Place of Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Tax Consequences	2
Article 2 MANAGEMENT AND GOVERNING DOCUMENTS FOLLOWING MERGER		2
2.1	Articles of Association	2
2.2	Bylaws	2
2.3	Directors and Officers	2
Article 3 MERGER CONSIDERATION		2
3.1	Conversion of Shares	2
Article 4 EXCHANGE OF SHARES		3
4.1	Exchange Procedures	3
4.2	Rights of Former Gulf Coast Shareholders	4
Article 5 REPRESENTATIONS AND WARRANTIES OF Gulf Coast		5
5.1	Organization, Standing, and Power	5
5.2	Authority of Gulf Coast; No Breach By Agreement.	5
5.3	Capital Stock.	6
5.4	Gulf Coast Subsidiaries	6
5.5	Financial Statements	6
5.6	Absence of Undisclosed Liabilities	6
5.7	Loan and Investment Portfolios	7
5.8	Absence of Certain Changes or Events	8
5.9	Tax Matters.	9
5.10	Allowance for Possible Loan Losses	11
5.11	Assets.	11
5.12	Derivative Instruments	12
5.13	Intellectual Property	12
5.14	Environmental Matters.	12
5.15	Compliance with Laws.	13
5.16	Labor Relations	13
5.17	Employee Benefit Plans.	14
5.18	Material Contracts.	16
5.19	Legal Proceedings	17
5.20	Reports	17
5.21	Accounting, Tax and Regulatory Matters	18
5.22	Technology Systems.	18
5.23	Gulf Coast Disclosure Memorandum	18
5.24	Board Recommendation	18
5.25	No Investment Adviser	18
5.26	Gulf Coast Information	18
5.27	Brokers and Finders	19
5.28	Gulf Coast Adjusted Capital	19
i

Article 6 REPRESENTATIONS AND WARRANTIES OF FBMS		19
6.1	Organization, Standing and Power.	19
6.2	Authority; No Breach By Agreement.	19
6.3	Capital Stock.	20
6.4	SEC Filings; Financial Statements.	20
6.5	Absence of Undisclosed Liabilities	21
6.6	Absence of Certain Changes or Events	21
6.7	Legal Proceedings.	21
6.9	Brokers and Finders	22
Article 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		22
7.1	Affirmative Covenants of Gulf Coast	22
7.2	Negative Covenants of Gulf Coast	22
7.3	Reports and Notification	24
Article 8 ADDITIONAL AGREEMENTS		24
8.1	Applications	24
8.2	Shareholder Approval and SEC Filings.	24
8.3	Agreement as to Efforts to Consummate	25
8.4	Access to Information and Confidentiality.	25
8.5	No Solicitations.	26
8.6	Press Releases	27
8.7	Indemnification and Insurance.	27
8.8	Employee Benefits and Contracts	28
8.9	Gulf Coast 401(k) Plan	29
8.10	Takeover Laws	29
8.11	Voting Support Agreements	29
8.12	Invitations to and Attendance at Directors’ and Committee Meetings	29
Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		30
9.1	Conditions to Obligations of Each Party	30
9.2	Conditions to Obligations of FBMS	30
9.3	Conditions to Obligations of Gulf Coast	31
Article 10 TERMINATION		32
10.1	Termination	32
10.2	Effect of Termination	33
10.3	Termination Payment and Reimbursement of Expenses.	33
Article 11 MISCELLANEOUS		34
11.1	Definitions.	34
11.2	Expenses	41
11.3	Entire Agreement	41
11.4	Amendments	41
11.5	Waivers.	42
11.6	Assignment; Third Party Beneficiaries	42
11.7	Notices	42
11.8	Governing Law; Jurisdiction	43
11.9	Waiver of Jury Trial	43
11.10	Specific Performance	44
11.11	Alternative Structure	44
11.12	Counterparts	44
11.13	Captions; Articles and Sections	44
11.14	Interpretations	44
11.15	Severability	44
ii

11.16 Survival	44

List of Exhibits

Exhibit A – Form of Bank Merger Agreement and Plan of Merger

Exhibit B – Form of Voting and Support Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 12, 2016, by and between THE FIRST BANCSHARES, INC. (“FBMS”), a corporation organized under the laws of the State of Mississippi, with its principal office located in Hattiesburg, Mississippi, and its wholly-owned subsidiary, THE FIRST, A NATIONAL BANKING ASSOCIATION, with its principal office located in Hattiesburg, Mississippi, (“The First”), on the one hand, and GULF COAST COMMUNITY BANK (“Gulf Coast”), a banking corporation organized under the laws of the State of Florida, with its principal office located in Pensacola, Florida.

Preamble

WHEREAS, the respective Boards of Directors of Gulf Coast, FBMS and The First are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders;

WHEREAS, this Agreement provides for the merger of Gulf Coast with and into The First, with The First being the surviving corporation of the merger.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1             Merger. Subject to the terms and conditions of this Agreement, Gulf Coast will merge with and into The First (the “Merger”).  The First shall be the surviving entity in the Merger and shall continue its corporate existence under the name “The First, A National Banking Association”, and, following the Merger, the separate corporate existence of Gulf Coast shall cease.  The Merger shall be implemented pursuant to a bank merger agreement and plan of merger, in the form attached hereto as Exhibit A (the “Bank Merger Agreement”).  Prior to the Effective Time, Gulf Coast and The First shall execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Merger effective (“Merger Certificates”) at the Effective Time.

1.2             Time and Place of Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, at the offices of Jones Walker LLP, 190 E. Capitol St., Suite 800, Jackson, Mississippi 39201, as soon as practicable (and, in any event, within five Business Days) after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article 9), or such other date or location as mutually agreed to by the Parties (the “Closing Date”).

A-1

1.3             Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles or Certificate of Merger reflecting the Merger shall become effective with the OCC (the “Effective Time”).

1.4             Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the National Bank Act and the Florida Statutes.

1.5             Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Code Section 368(a), and that this Agreement shall constitute a “plan of reorganization” for purposes of Code Sections 354 and 361.  From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Code Section 368(a).

Article 2
MANAGEMENT AND GOVERNING DOCUMENTS FOLLOWING MERGER

2.1             Articles of Association. The Articles of Association of The First in effect immediately prior to the Effective Time shall be the Articles of Association of the surviving bank.

2.2             Bylaws. The Bylaws of The First in effect immediately prior to the Effective Time shall be the Bylaws of the surviving bank until duly amended or repealed.

2.3             Directors and Officers. The directors and officers of The First immediately prior to the Effective Time shall be the directors and officers of the surviving bank, respectively, in each case until their respective successors are duly elected or appointed and qualified.

Article 3
MERGER CONSIDERATION

3.1             Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FBMS, The First, Gulf Coast, or the shareholders of the foregoing, the shares of the constituent corporation and banks shall be converted as follows:

(a)            Each share of capital stock of FBMS and The First issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

(b)            Subject to Sections 3.1(c) and Section 3.1(e) hereof, each share of Gulf Coast Common Stock outstanding immediately prior to the Effective Time, (other than (i) the shares that are cancelled pursuant to Section 3.1(c) and (ii) the shares with respect to which the holders thereof have perfected dissenters’ rights under the Dissenters Provisions (the “Dissenting Shares”)), shall automatically be converted at the Effective Time into the right to receive a Pro Rata Share of the Merger Consideration. Such shares of Gulf Coast Common Stock to be converted are sometimes referred to herein as the “Outstanding Gulf Coast Shares.”

For purposes of this Agreement:

“Merger Consideration” shall mean the number of whole shares of FBMS Common Stock obtained by (i) dividing $0.50 by (ii) the average of the closing prices of the FBMS Common Stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) Business Days prior to the Closing Date (the “Average Price”) and (iii) multiplied by the total number of shares of Gulf Coast Common

A-2

Stock outstanding as of the Effective Time; and

“Pro Rata Share” shall mean the quotient obtained by dividing (i) the number one by (ii) the total number of shares of Gulf Coast Common Stock outstanding as of the Effective Time.

(c)            All shares of Gulf Coast Common Stock issued and outstanding immediately prior to the Effective Time that are owned by FBMS, The First, Gulf Coast or any of their respective Subsidiaries (other than (i) shares of Gulf Coast Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of Gulf Coast Common Stock held, directly or indirectly, by FBMS, The First or Gulf Coast in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

(d)            No Dissenting Shares shall be converted in the Merger. All such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under the Dissenters Provisions; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with the Dissenters Provisions or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be treated the same as all other holders of Gulf Coast Common Stock who at the Effective Time held Gulf Coast Common Stock.

(e)            In the event FBMS or Gulf Coast changes the number of shares of FBMS Common Stock or Gulf Coast Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

(f)             FBMS shall not issue fractional shares of FBMS Common Stock for any portion of the Merger Consideration. In lieu of issuing fractional shares, FBMS will pay the Gulf Coast shareholders entitled to otherwise receive such fractional share cash for the fractional share in an amount equal to the Average Price multiplied by the fractional share due to the Gulf Coast stockholder, rounded to the nearest one cent

Article 4
EXCHANGE OF SHARES

4.1            Exchange Procedures.

(a)            Prior to the Effective Time, The First and FBMS shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of Gulf Coast Common Stock. No later than five (5) Business Days prior to the Closing Date, Gulf Coast shall deliver to the Exchange Agent a preliminary list of all Gulf Coast shareholders entitled to receive the Merger Consideration, along with such shareholders’ amount of Gulf Coast Common Stock owned. Prior to the Closing Date, The First and FBMS shall deliver (or cause to be delivered) the Merger Consideration to the Exchange Agent. Promptly following the Effective Time (but no later than five (5) Business Days thereafter), the Exchange Agent shall send to each holder of Gulf Coast Common Stock immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates previously evidencing shares of Gulf Coast Common Stock (“Old Certificates”) shall pass, only upon delivery of the Old Certificates, or affidavits of loss and a bond, to the Exchange Agent (the “Letter of Transmittal”) for use in exchanging Old Certificates. The Letter of Transmittal will include instructions with respect to the surrender of Old Certificates and the distribution of the Merger Consideration.

(b)            Upon surrender of an Old Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent, The First or FBMS, such Old Certificate shall be cancelled and the holder of such Old Certificate shall be entitled to receive, and the Exchange Agent shall in exchange therefor transfer to such holder the Merger

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Consideration, including any cash in lieu of fractional shares of FBMS Common Stock to be issued or paid in consideration therefor in respect of the shares of Gulf Coast Common Stock represented by such Old Certificate.

(c)            If any certificates or book-entry allocations for shares of FBMS Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(d)            All Merger Consideration, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to The First or FBMS, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a Regulatory Authority pursuant to applicable abandoned property laws, look as a general creditor only to The First for payment or delivery of such property. None of FBMS, The First, Gulf Coast, the Exchange Agent or any other Person shall be liable to any former holder of shares of Gulf Coast Common Stock for any amount delivered in good faith to a Regulatory Authority pursuant to applicable abandoned property, escheat or similar Laws. In no event will any holder of Gulf Coast Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent, The First or FBMS of the Merger Consideration.

(e)            At any time following six (6) months after the Effective Time, any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to The First or FBMS upon demand.

(f)             In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by The First or the Exchange Agent, the posting by such Person of a bond in such amount as The First may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate.

(g)            Each of The First or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent or The First, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent or The First, as the case may be, made such deduction and withholding.

(h)            In the case of outstanding shares of Gulf Coast Common Stock that are not represented by physical certificates, the Parties shall make such adjustments to Article 4 as are necessary or appropriate to implement the same purpose and effect that Article 4 have with respect to shares of Gulf Coast Common Stock that are represented by physical certificates.

4.2            Rights of Former Gulf Coast Shareholders. All Merger Consideration paid upon the surrender of Old Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Gulf Coast Common Stock formerly represented by such Old Certificate. At the Effective Time, the stock transfer books of Gulf Coast shall be closed as to holders of Gulf Coast Common Stock immediately prior to the Effective Time and no transfer of Gulf Coast Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate representing Gulf Coast Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 in exchange therefor. Whenever a dividend or other distribution is declared by FBMS on the FBMS Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FBMS Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of

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record of FBMS Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate representing Gulf Coast Common Stock until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate representing Gulf Coast Common Stock, both the Merger Consideration and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

Article 5
REPRESENTATIONS AND WARRANTIES OF Gulf Coast

Except as disclosed in writing in the correspondingly enumerated section or subsection of the Gulf Coast Disclosure Memorandum, Gulf Coast hereby represents and warrants to The First and FBMS as follows:

5.1            Organization, Standing, and Power. Gulf Coast is a bank duly organized, validly existing and in good standing under the Laws of the State of Florida. Gulf Coast has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Gulf Coast is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Gulf Coast Material Adverse Effect. The deposit accounts of Gulf Coast are insured by the FDIC through the bank insurance fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Gulf Coast when due. Gulf Coast is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. True and complete copies of Gulf Coast’s articles of incorporation and bylaws (or comparable organizational documents) as in effect as of the date of this Agreement, have previously been made available to The First and FBMS.  Gulf Coast is not in violation of any of the provisions of its articles of incorporation or bylaws (or comparable organizational documents), as applicable. The minute book (except for portions redacted for preservation of the attorney-client privilege) and other organizational documents for Gulf Coast have been made available to The First and FBMS for its review, and accurately reflect all amendments to such organizational documents and, in all material respects, all proceedings of the Board of Directors and shareholders thereof.

5.2            Authority of Gulf Coast; No Breach By Agreement.

(a)            Gulf Coast has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly approved by the Board of Directors of Gulf Coast, the Board of Directors of Gulf Coast has resolved to recommend to Gulf Coast’s shareholders the approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Gulf Coast has been taken, subject to the approval by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Gulf Coast Common Stock (the “Requisite Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by Gulf Coast.  Assuming due authorization, execution and delivery by The First and FBMS, this Agreement constitutes a valid and binding obligation of Gulf Coast, enforceable against Gulf Coast in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)            Neither the execution and delivery of this Agreement by Gulf Coast, nor the consummation by Gulf Coast of the transactions contemplated hereby, nor compliance by Gulf Coast with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its articles of incorporation or bylaws or any resolution adopted by the Board of Directors or the shareholders of Gulf Coast that is currently in effect, or (ii) except as set forth in Section 5.2(b) of the Gulf Coast Disclosure Memorandum, constitute or result in a

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Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Gulf Coast Entity under any Contract or Permit or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Gulf Coast or any of its Assets (including any FBMS Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any FBMS Entity being reassessed or revalued by any Taxing authority).

(c)            Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or Regulatory Authority is necessary for the consummation by Gulf Coast of the Merger and the other transactions contemplated in this Agreement.

5.3            Capital Stock.

(a)            The authorized capital stock of Gulf Coast consists of (i) 5,000,000 shares of Gulf Coast Class A Common Stock, of which 1,272,437 shares are issued and outstanding as of the date of this Agreement and (ii) 30,000,000 shares of Gulf Coast Class B Common Stock, of which 3,243,000 shares are issued and outstanding as of the date of this Agreement and (iii) 2,000,000 shares of Gulf Coast preferred stock, which no shares are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Gulf Coast are duly and validly issued and outstanding and are fully paid and nonassessable under the Florida Statutes. None of the outstanding shares of capital stock of Gulf Coast has been issued in violation of any preemptive rights of the current or past shareholders of Gulf Coast.

(b)           Except as set forth in Section 5.3(a) of this Agreement or in Section 5.3(b) of the Gulf Coast Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of Gulf Coast outstanding and no outstanding Equity Rights relating to the capital stock of Gulf Coast.

(c)            Except as set forth in Section 5.3(c) of the Gulf Coast Disclosure Memorandum, Gulf Coast does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of Gulf Coast, Equity Rights relating to the capital stock of Gulf Coast, or any other equity securities of Gulf Coast or any securities representing the right to purchase or otherwise receive any shares of capital stock of Gulf Coast (including any rights plan or agreement).

5.4            Gulf Coast Subsidiaries. Gulf Coast has no Subsidiaries and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation other than ownership of stock of, or membership interest in, the Federal Home Loan Bank of Atlanta. Except as set forth on Section 5.4 of the Gulf Coast Disclosure Memorandum, no capital stock (or other equity interest) of Gulf Coast is or may become required to be issued by reason of any Equity Rights, and there are no Contracts by which Gulf Coast is bound to issue additional shares of its capital stock (or other equity interests), Equity Rights or by which Gulf Coast is or may be bound to transfer any shares of its capital stock (or other equity interests. There are no Contracts relating to the rights of Gulf Coast to vote or to dispose of any shares of the capital stock (or other equity interests) of Gulf Coast.

5.5            Financial Statements. Each of the Gulf Coast Financial Statements (including, in each case, any related notes) made available to FBMS, including any Gulf Coast Financial Statements provided after the date of this Agreement until the Effective Time, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of Gulf Coast as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6            Absence of Undisclosed Liabilities. Except as set forth in Section 5.6 of the Gulf Coast Disclosure Memorandum, Gulf Coast has no Liabilities of a nature required to be reflected on a consolidated

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balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of Gulf Coast as of June 30, 2016, included in the Gulf Coast Financial Statements or reflected in the notes thereto. Gulf Coast has not incurred or paid any Liability since June 30, 2016, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a materially adverse effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7             Loan and Investment Portfolios.

(a)            Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Gulf Coast (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Gulf Coast’s file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)            The information with respect to each Loan set forth in the electronic media produced by Gulf Coast from its management information systems regarding the Loans and delivered to The First and FBMS prior to the date hereof (the “Loan Tape”) is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of the date the information was entered into electronic media.

(c)            (i) Section 5.7(c) of the Gulf Coast Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Gulf Coast to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Gulf Coast, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)             Each Loan payable to Gulf Coast (i) was originated or purchased by Gulf Coast and its principal balance as shown on Gulf Coast’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor, and (iii) complies, and at the time the Loan was originated or purchased by Gulf Coast complied, including as to the Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)            Each outstanding Loan (including Loans held for resale to investors) payable to Gulf Coast has been solicited and originated and is administered and serviced (to the extent administered and serviced by Gulf Coast), and during the period of time in which such Loan was originated, held or serviced by Gulf Coast, the relevant Loan Documentation was being maintained, in all material respects in accordance with Gulf Coast’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)             With respect to each Loan payable to Gulf Coast that is secured, Gulf Coast has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy,

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insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)            Except as set forth in Section 5.7(g) of the Gulf Coast Disclosure Memorandum, none of the agreements pursuant to which Gulf Coast has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.

(h)            Section 5.7(h) of the Gulf Coast Disclosure Memorandum identifies each Loan payable to Gulf Coast that (i) as of June 30, 2016 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import.  For each Loan identified in response to clause (i) or (ii) above, Section 5.7(h) of the Gulf Coast Disclosure Memorandum sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of June 30, 2016.

5.8            Absence of Certain Changes or Events. Since December 31, 2015, except as disclosed in the Gulf Coast Financial Statements delivered prior to the date of this Agreement or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Gulf Coast Material Adverse Effect, (ii) Gulf Coast has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Gulf Coast Common Stock, and (iii) Gulf Coast has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Gulf Coast provided in Article 7. Except as may result from the transactions contemplated by this Agreement, Gulf Coast has not, since the date of the Gulf Coast Financial Statements delivered prior to the date of this Agreement:

(a)            borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $25,000 in the aggregate or (iii) incurred any other Liability or loss representing, individually or in the aggregate, over $25,000;

(b)            suffered over $25,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)            experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)            except in the ordinary course of business and consistent with past practices, had any customer with a total deposit relationship balance of more than $250,000 terminate, or received notice of such customer’s intent to terminate, its entire deposit relationship with Gulf Coast;

(e)            failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

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(f)             forgiven any debt owed to it in excess of $25,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)            made any capital expenditure or capital addition or betterment in excess of $25,000;

(h)            entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers, employees or contractors, except such agreements (i) as are terminable at will without any penalty or other payment by it or (ii) that increase (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, severance, pension, retirement or other similar payments) of any such person whose annual compensation would not, following such increase, exceed $50,000;

(i)             except as set forth in Section 5.8(i) of the Gulf Coast Disclosure Memorandum, adopted, modified or amended any employee benefit plan other than as required by law;

(j)             except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Gulf Coast Financial Statements;

(k)            entered into any agreement, contract or commitment to do any of the foregoing; or

(l)             authorized or issued any additional shares of Gulf Coast Common Stock, preferred stock, or Equity Rights.

5.9            Tax Matters.

(a)            All Tax Returns required to be filed by or on behalf of Gulf Coast have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All such Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and payable have been timely paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Gulf Coast Financial Statements delivered prior to the date of this Agreement. The Gulf Coast federal income Tax Returns have not been audited by the IRS or any state or local jurisdiction, and no notices have been received indicating an intent to open an audit or other review. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of Gulf Coast. Gulf Coast has withheld and paid over all Taxes required to have been withheld to all applicable Tax authorities. Gulf Coast is not and has never been a party to any tax sharing agreement. Gulf Coast does not have any liability for the Taxes of any person or entity other than itself either as a result of being a transferee or successor by contract or otherwise. No claim has ever been made by a Regulatory Authority in a jurisdiction where Gulf Coast does not file Tax Returns that Gulf Coast may be subject to taxes in that jurisdiction.

(b)           Gulf Coast has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)           The provision for any Taxes due or to become due for Gulf Coast for the period or periods through and including the date of the respective Gulf Coast Financial Statements that has been made and is reflected on such Gulf Coast Financial Statements is sufficient to cover all such Taxes.

(d)           Deferred Taxes of Gulf Coast have been provided for in accordance with GAAP.

(e)           Gulf Coast is in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding (from any employee or other Person) requirements under federal, state, and local Tax

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Laws, and such records identify with specificity all accounts subject to backup withholding under Code Section 3406.

(f)             Gulf Coast has not experienced a change in ownership with respect to its respective stock, within the meaning of Code Section 382, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)           Gulf Coast has not made any payments, Gulf Coast is not obligated to make any payments, nor is Gulf Coast a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Gulf Coast has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Gulf Coast has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h)         Gulf Coast has no potential liability for any Tax under Code Section 1374. Gulf Coast has not in the past 10 years: (A) acquired assets from another corporation in a transaction in which Gulf Coast’s tax basis for the acquired assets was determined, in whole or in part, by any reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.

(i)          Gulf Coast will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iii)         intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(iv)        installment sale or open transaction disposition made on or prior to the Closing Date;

(v)         prepaid amount received on or prior to the Closing Date; or

(vi)        election under Code Section 108(i).

(j)          Gulf Coast has not received any private letter rulings from the IRS (or any comparable ruling from any other taxing authority).

(k)         Gulf Coast is not nor has it ever been a member of an affiliated group (other than a group the common parent of which was Gulf Coast) filing a consolidated, combined or unitary Tax Return. Gulf Coast does not have any liability for Taxes of any person (other than Gulf Coast) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(l)          Gulf Coast is not a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

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(m)        Gulf Coast has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as qualifying for tax-free treatment under Code Section 355.

(n)         Gulf Coast has not been a party to any “reportable transaction” as defined in Code Section 6707A(c)(i) and Regulation Section 1.6011-4(b).

5.10      Allowance for Possible Loan Losses. The allowance for loan or credit losses or similar term (as applicable, the “Allowance”) shown on the balance sheets of Gulf Coast included in the Gulf Coast Financial Statements and the Allowance shown on the balance sheets of Gulf Coast as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Gulf Coast and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Gulf Coast as of the dates thereof.

5.11      Assets.

(a)         Except as disclosed in Section 5.11 of the Gulf Coast Disclosure Memorandum, to the Knowledge of Gulf Coast, Gulf Coast has good and marketable title, free and clear of all Liens, to its respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Gulf Coast Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of Gulf Coast are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Gulf Coast’s past practices. All Assets which are material to the Gulf Coast’s business on a consolidated basis, held under leases or subleases by any of the Gulf Coast, are held under valid Contracts enforceable against Gulf Coast in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)         Gulf Coast has paid all amounts due and payable under any insurance policies and guarantees applicable to Gulf Coast and its Assets and operations; all such insurance policies and guarantees are in full force and effect, and all of Gulf Coast’s material properties are insured against fire, casualty, theft, loss, and such other events against which Gulf Coast reasonably believes it is customary to insure, all such insurance policies being in amounts and with deductibles that Gulf Coast reasonably believes are adequate and are consistent with past practice and experience. With respect to any policy of insurance in effect as of the date hereof, Gulf Coast has not received written notice from any insurance carrier that, (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will increase by more than 10%. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by Gulf Coast under such policies.

(c)         Section 5.11(c) of the Gulf Coast Disclosure Memorandum lists (i) all real property owned by Gulf Coast (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which Gulf Coast leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and lists all parcels of real property leased to Gulf Coast pursuant to the Real Property Leases (the “Leased Premises”) and (iii) all leases, subleases, licenses or other use agreements between Gulf Coast, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each

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case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to FBMS or The First on or prior to the date hereof Gulf Coast does not use in its businesses any real property other than the Owned Real Property and the Leased Premises. Except as set forth in Section 5.11(c) of the Gulf Coast Disclosure Memorandum, no Person other than Gulf Coast has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.

(d)         Gulf Coast has good and marketable leasehold interests in the Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. With respect to each lease of any real property or personal property to which Gulf Coast is a party (whether as lessee or lessor, including without limitation, the Real Property Leases and Tenant Leases) (i) such lease is in full force and effect in accordance with its terms by Gulf Coast; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by Gulf Coast; (iii) there exists no Default under such lease by Gulf Coast or, to the Knowledge of Gulf Coast, with respect to the other parties thereto; and (iv) except as set forth in Section 5.11(d) of the Gulf Coast Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(e)         Except as contemplated by this Agreement, Gulf Coast has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(f)          The Gulf Coast Assets include all material Assets required to operate the business of Gulf Coast as presently conducted.

5.12      Derivative Instruments. Except as disclosed in Section 5.12 of the Gulf Coast Disclosure Memorandum, Gulf Coast has not engaged in or been party to any Derivative Transactions.

5.13      Intellectual Property. Gulf Coast owns or has a valid license to use all of the Intellectual Property used by it in the course of its business. Gulf Coast is the owner of or has a license to any Intellectual Property sold or licensed to a third party by Gulf Coast in connection with Gulf Coast’s business operations, and Gulf Coast has the right to convey by sale or license any Intellectual Property so conveyed. Gulf Coast has not received notice of Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of Gulf Coast, overtly threatened, that challenge the rights of Gulf Coast with respect to its Intellectual Property used, sold or licensed by Gulf Coast in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of Gulf Coast’s business does not infringe any Intellectual Property of any other person. Gulf Coast is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Gulf Coast is not a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Intellectual Property.

5.14      Environmental Matters.

(a)         Gulf Coast and its Operating Properties are, and have been, to the Knowledge of Gulf Coast, in compliance in all material respects with all Environmental Laws.

(b)         There is no Litigation pending or to the Knowledge of Gulf Coast overtly threatened before any court, governmental agency, or authority or other forum in which Gulf Coast or any of its Operating Properties (or Gulf Coast in respect of such Operating Property) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by Gulf Coast or any of its Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

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(c)         During the period of (i) Gulf Coast’s ownership or operation of any of its Assets, (ii) Gulf Coast’s participation in the management of any Operating Property, or (iii) Gulf Coast’s holding of a security interest in an Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, or, to the Knowledge of Gulf Coast, adjacent to or affecting (or potentially affecting) such properties. To the Knowledge of Gulf Coast, prior to the period of (i) Gulf Coast’s ownership or operation of any of its Assets, (ii) Gulf Coast’s participation in the management of any Operating Property, or (iii) Gulf Coast’s holding of a security interest in an Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Operating Property. To the Knowledge of Gulf Coast, no lead based paint or asbestos in any form is present in, at, on, under, about, of affecting (or potentially affecting) any branch office of Gulf Coast or, any other real estate owned by Gulf Coast.

(d)         Except as disclosed in Section 5.14(d) of the Gulf Coast Disclosure Memorandum, there are no reports, studies, analyses, tests, or monitoring possessed or initiated by Gulf Coast pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by Gulf Coast or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

5.15      Compliance with Laws.

(a)         Gulf Coast and each of its employees hold all licenses, registrations, franchises, certificates, variances, Permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance in all material respects with, and are not and have not been in violation of, any applicable Law and Gulf Coast does not have Knowledge of, or has received notice of, any violations of any of the above.

(b)         Gulf Coast has properly administered all accounts for which it acts as a fiduciary, including accounts for which Gulf Coast serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Gulf Coast, or to the Knowledge of Gulf Coast, any director, officer or employee of Gulf Coast, has committed any breach of trust with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)         As of its last written communication with its primary federal regulator, the rating of Gulf Coast under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Gulf Coast has not been informed that its status as “satisfactory” for CRA purposes will change within one year, nor does Gulf Coast have Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(d)         Except as set forth in Section 5.15(d) of the Gulf Coast Disclosure Schedule, Gulf Coast is not in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Gulf Coast is not in compliance with any of the Laws or Orders which such Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring Gulf Coast to enter into or consent to the issuance of a cease and desist order, formal agreement, consent decree, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

5.16      Labor Relations. Gulf Coast Entities is not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is Gulf Coast party to any collective bargaining agreement, nor is there any pending or, to the Knowledge of Gulf Coast, threatened strike, slowdown, picketing, work stoppage or other labor dispute involving Gulf Coast. To the Knowledge of Gulf Coast, there is no activity involving any of Gulf Coast’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

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5.17      Employee Benefit Plans.

(a)         Gulf Coast has listed in Section 5.17(a) of the Gulf Coast Disclosure Memorandum, and has delivered or made available to FBMS or The First prior to the execution of this Agreement complete and accurate copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all employment, change in control, retention, executive compensation or severance arrangements, all other employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, cafeteria plans, flexible spending arrangements, and all other employee benefit plans or fringe benefit plans, including without limitation all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by Gulf Coast or any ERISA Affiliate thereof for the benefit of any of its current or former officers, employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or with respect to which Gulf Coast or any ERISA Affiliate thereof has any liability (whether actual or contingent), in each case, whether or not in writing and whether or not subject to ERISA (collectively, the “Gulf Coast Benefit Plans”). Any of the Gulf Coast Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Gulf Coast Pension Benefit Plan.”

(b)         Each Gulf Coast Pension Benefit Plan that is intended to meet the requirements of a “qualified plan” within the meaning of Code Section 401(a) is so qualified and its related trust is tax-exempt under Code Section 501(a), and no event has occurred and no condition exists that would cause the loss of such qualified or exempt status or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law. Each such Gulf Coast Pension Benefit Plan has either received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor regarding its qualified status, or has applied to the IRS for a favorable determination letter within the applicable remedial amendment period under Code Section 401(b), and since the date of the letter no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any Gulf Coast Pension Benefit Plan. A copy of the most recent letter issued by the IRS with respect to the qualified status of each Gulf Coast Pension Benefit Plan has been delivered or made available to FBMS or The First prior to the execution of this Agreement. No amount or any assets of a Gulf Coast Pension Benefit Plan is subject to tax as unrelated business taxable income.

(c)         Each Gulf Coast Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance in all material respects with applicable Law, including without limitation ERISA and the Code, and all regulations, rulings and announcements promulgated or issued thereunder. Each Gulf Coast Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5000(b)(1) has been operated at all times in material compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules; (iii) the applicable requirements of the Family Medical Leave Act of 1993; (iv) the Americans with Disabilities Act; (v) the applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, including, without limitation, all employer mandate and reporting requirements; and (vi) all other applicable Laws, including all regulations and rulings thereunder.

(d)         All required contributions, premiums or payments which are due under each Gulf Coast Benefit Plan, for which the due date has not yet occurred are properly accrued and reflected on the Gulf Coast Financial Statements in accordance with GAAP. Gulf Coast has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Gulf Coast Benefit Plans.

(e)         All filings required by ERISA and the Code as to each Gulf Coast Benefit Plan, including but not limited to the annual report, have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any Gulf Coast Benefit Plan grandfathered under the Patient Protection and Affordable Care Act, have been timely provided. A copy of the Form 5500 filed for each Gulf Coast Benefit Plan, if any, for the most recent fiscal year of the plan has been delivered or made available to FBMS or The First prior to the execution of this Agreement.

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(f)          Gulf Coast has not ever sponsored or maintained and does not have, nor has ever had, any liability (actual or contingent) with respect to (i) any plan which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA; (ii) an employee benefit plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) a multiemployer plan as defined in Code Section 414(f) or Sections 3(37) or 4001(a)(3) of ERISA; or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Further, Gulf Coast has no Knowledge of any facts, circumstances or reportable events that may give rise to any liability to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA.

(g)         Except as disclosed in Section 5.17(g) of the Gulf Coast Disclosure Memorandum, Gulf Coast has never sponsored, maintained, contributed to, nor does it have or ever had any liability under a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA. Nothing in any multiple employer plan in which Gulf Coast participates would prevent Gulf Coast’s withdrawal from such plan or result in any liability to Gulf Coast as a result of such withdrawal other than liability for contributions due but not yet paid.

(h)         There are no (i) investigations or other proceedings by any Regulatory Authority with respect to any Gulf Coast Benefit Plan or any of the assets thereof pending or, to the Knowledge of Gulf Coast, threatened or (ii) pending or, to the Knowledge of Gulf Coast, threatened claims (other than routine claims for benefits in the ordinary course) against any Gulf Coast Benefit Plan or any of the assets thereof, and there exists no facts or circumstances that would give rise to or could be expected to give rise to any such investigations, proceedings or claims.

(i)          Each Gulf Coast Benefit Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A is in written compliance, and has been established, operated, and maintained in compliance with Code Section 409A. All options subject to Code Section 409A have been granted at an exercise price that is no less than fair market value at grant date. No acts or omissions have occurred with respect to any Gulf Coast Benefit Plan that is subject to Code Section 409A which may give rise to any taxes thereunder.

(j)          Except as disclosed in Section 5.17(j) of the Gulf Coast Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, such as, but not limited to, termination of employment) will not (i) entitle any current or former employee, officer, retiree, director or independent contractor of Gulf Coast or their dependents, spouses, or beneficiaries to any severance pay, unemployment compensation or similar payments, (ii) accelerate the time of payment or vesting, require the funding of, or increase the amount of any compensation due to, or in respect of, any such current or former employee, officer, retiree, director or independent contractor of Gulf Coast or their dependents, spouses or beneficiaries or (iii) result in or satisfy any condition to the payment of compensation that would, alone or in combination with any other payment or event, result in an “excess parachute payment” within the meaning of Code Section 280G. No Gulf Coast Benefit Plan provides for any gross-up payments for any current or former employee, officer, retiree, director or independent contractor of Gulf Coast or their dependents, spouses or beneficiaries to cover any liability for tax under Code Section 4999 or 409A or similar laws, including state laws.

(k)         No Gulf Coast Benefit Plan provides benefits, including, without limitation, death, medical, health, dental, vision or disability benefits (whether or not insured) with respect to any current or former employees, officers, retirees, directors or independent contractors of Gulf Coast or their dependents, spouses or beneficiaries after retirement or other termination of service (other than coverage mandated by Code Section 4980B or Section 601 of ERISA or any similar state law. Each health or life insurance benefit plan may be amended or terminated at any time by Gulf Coast without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(l)          All service providers to Gulf Coast have been properly characterized as employees or independent contractors, and Gulf Coast has properly reported all payments of compensation on the applicable Forms W-2 or 1099. Gulf Coast does not have any obligations to provide benefits to any service provider characterized as independent contractors under the Gulf Coast Benefit Plans.

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(m)        No one authorized to make any representation or communication on behalf of Gulf Coast has made any written or, to the Knowledge of Gulf Coast, oral representation or communication with respect to the participation, eligibility for benefits, vesting, benefit accrual or provisions of any Gulf Coast Benefit Plan to any current or former employee, retiree, director or independent contractor of Gulf Coast or their dependents, spouses or beneficiaries that is inconsistent with the terms of the applicable Gulf Coast Benefit Plan or would otherwise increase the benefits payable under the applicable Gulf Coast Benefit Plan beyond that intended by its terms.

(n)         Each Gulf Coast Pension Benefit Plan that is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title 1 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of Gulf Coast are allocated to or held in a “rabbi trust” or similar funding vehicle and all Liability under each such plan has been properly accrued in accordance with GAAP and is reflected on the Gulf Coast Financial Statements. Gulf Coast has complied with the alternative reporting and disclosure provisions under Department of Labor Regulations Section 2520.104-23 with respect to each such Gulf Coast Pension Benefit Plan, if applicable.

(o)         Neither Gulf Coast nor any employee or director of Gulf Coast nor any trustee, administrator, or other fiduciary or any other “party in interest” or “disqualified person” with respect to any Gulf Coast Benefit Plan has engaged in a “prohibited transaction” as such term is defined in Code Section 4975 or Section 406 of ERISA that would result in any tax, penalty or liability on any Gulf Coast Benefit Plan or Gulf Coast under Code Section 4975 or Section 502(i) or 4071 of ERISA.

5.18      Material Contracts.

(a)         Except as disclosed in Section 5.18(a) of the Gulf Coast Disclosure Memorandum, none of Gulf Coast, nor any of its respective Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under (each Contract, the type described in this Section 5.18(a) whether written or oral and whether or not set forth in the Gulf Coast Disclosure Memorandum, is referred to as a “Gulf Coast Contract”):

(i)          any Contract entered into for the acquisition of the securities (other than the purchase of investment securities in the ordinary course of business) of or any material portion of the assets of any other Person;

(ii)         any trust indenture (including without limitation, those related to the Trust Preferred Securities), mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Gulf Coast is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

(iii)        any Contract limiting (or purporting to limit) the freedom of Gulf Coast to engage in any line of business or to compete with any other Person or prohibiting Gulf Coast from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)        any Contract of guarantee, support or indemnification by Gulf Coast, assumption or endorsement by Gulf Coast of, or any similar commitment by Gulf Coast with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(v)         any Contract which would be terminable other than by Gulf Coast or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

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(vi)        any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract involving a sharing of profits or losses relating to Gulf Coast;

(vii)        any employment, change of control, severance, termination, consulting, or retirement Contract;

(viii)       any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any Assets, or any interest therein, of Gulf Coast, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice;

(ix)        any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Gulf Coast or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Gulf Coast to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;

(x)         any material Contract that would require any Consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xi)        any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $10,000;

(xii)        any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by Gulf Coast in excess of $10,000;

(xiii)       any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers);

(xiv)       any Contract relating to the provision of data processing, network communication, or other technical services to or by Gulf Coast; and

(xv)       any Contract not listed above that is material to the financial condition, results of operations or business of Gulf Coast.

(b)         With respect to each Gulf Coast Contract and except as disclosed in Section 5.18(b) of the Gulf Coast Disclosure Memorandum: (i) the Contract is in full force and effect against Gulf Coast; (ii) Gulf Coast is not in Default thereunder; (iii) Gulf Coast has not repudiated or waived any material provision of any such Contract; and (iv) to the Knowledge of Gulf Coast, no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.18(b) of the Gulf Coast Disclosure Memorandum, all of the indebtedness of Gulf Coast for money borrowed is prepayable at any time by Gulf Coast without penalty or premium. True, correct and complete copies of all Gulf Coast Contracts have been furnished or made available to FBMS or The First.

5.19      Legal Proceedings. Except as disclosed in Section 5.19 of the Gulf Coast Disclosure Memorandum, there is no Litigation instituted, pending or overtly threatened (or unasserted but to the Knowledge of Gulf Coast considered probable of assertion) against Gulf Coast, or against any employee benefit plan of Gulf Coast, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against Gulf Coast.

5.20      Reports. Since January 1, 2013, Gulf Coast has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements,

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exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of the business of Gulf Coast, there is no pending proceeding before, or, to the Knowledge of Gulf Coast, examination or investigation by, any Regulatory Authority into the business or operations of Gulf Coast.  There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Report relating to any examinations of Gulf Coast.

5.21      Accounting, Tax and Regulatory Matters. Gulf Coast has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a), or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.22      Technology Systems.

(a)         Except to the extent indicated in Section 5.22 of the Gulf Coast Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Gulf Coast (collectively, the “Technology Systems”) to continue by the FBMS Entities to the same extent and in the same manner that it has been used by Gulf Coast.

(b)         The Technology Systems (for a period of 24 months prior to the Effective Time) have not suffered unplanned disruption causing an Gulf Coast Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)         Gulf Coast’s written disaster recovery and business continuity plan has previously been provided to the FBMS Entities.

(d)         Gulf Coast has not received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate Gulf Coast’s agreements or arrangements relating to the Technology Systems (including maintenance and support) other than rights contained in applicable contracts.

5.23      Gulf Coast Disclosure Memorandum. All information set forth in the Gulf Coast Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Gulf Coast under this Article 5.

5.24      Board Recommendation. The Board of Directors of Gulf Coast, at a meeting duly called and held, has by majority vote of the directors present (who constituted all of the directors then in office), resolved to recommend that the holders of the shares of Gulf Coast Common Stock approve this Agreement and accepted the opinion of its financial advisor that this Agreement and the transactions contemplated hereby, including the Merger, and the Voting and Support Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders.

5.25      No Investment Adviser. Gulf Coast does not serve in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

5.26      Gulf Coast Information. None of the information to be supplied by Gulf Coast expressly for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any other

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application, notification or other document filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Gulf Coast or at the time the Gulf Coast shareholders vote on the matters constituting the Requisite Shareholder Approval or, if applicable, at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the 1933 Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If requested by an FBMS Entity and provided to Gulf Coast prior to filing, Gulf Coast will review in good faith a form of Proxy Statement and/or Form S-4, as applicable, or any other application, notification or other document to be filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement and provide the FBMS Entities with any corrections to information supplied by Gulf Coast contained in such document. No representation or warranty is made by Gulf Coast in this Section 5.26 with respect to statements made or incorporated by reference therein based on information supplied by any FBMS Entity.   If at any time prior to the Effective Time any event should be discovered by Gulf Coast which should be set forth in an amendment to the Form S-4 (if applicable) or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Gulf Coast shall promptly so inform the FBMS Entities.

5.27      Brokers and Finders. Except as set forth in Section 5.27 of the of the Gulf Coast Disclosure Memorandum, none of Gulf Coast or any of its respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Gulf Coast, in connection with this Agreement or the transactions contemplated hereby.

5.28      Gulf Coast Adjusted Capital. Section 5.28 of the Gulf Coast Disclosure Memorandum, contains a true, correct and complete copy of the calculation of the Gulf Coast Adjusted Capital as of the business day prior to the date of this Agreement.

Article 6
REPRESENTATIONS AND WARRANTIES OF FBMS

FBMS, as to itself, and The First, as to itself, hereby represent and warrant to Gulf Coast as follows:

6.1        Organization, Standing and Power.

(a)         FBMS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi, and is duly registered as a bank holding company under the BHC Act. FBMS has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FBMS is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

(b)         The First is a national banking association duly organized, validly existing, and in good standing under the laws of the United States. The First has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The First is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The deposit accounts of The First are insured by the FDIC through the bank insurance fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by The First when due.

6.2        Authority; No Breach By Agreement.

(a)         Each of FBMS and The First has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated

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herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FBMS and The First. This Agreement has been duly and validly executed and delivered by FBMS and The First.  Assuming due authorization, execution and delivery by Gulf Coast, this Agreement constitutes a valid and binding obligation of FBMS and The First, enforceable against FBMS and The First, respectively, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)         Neither the execution and delivery of this Agreement by FBMS or The First, nor the consummation by FBMS or The First of the transactions contemplated hereby, nor compliance by FBMS or The First with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBMS’s articles of incorporation or The First’s articles of association or bylaws or the certificate or articles of incorporation or articles of association or bylaws of any FBMS Entity or any resolution adopted by the Board of Directors or the shareholders of any FBMS Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FBMS Entity under, any Contract or Permit of any FBMS Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FBMS Entity or any of their respective material Assets (including any FBMS Entity or Gulf Coast becoming subject to or liable for the payment of any Tax or any of the Assets owned by any FBMS Entity or Gulf Coast being reassessed or revalued by any Taxing authority).

(c)         Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of NASDAQ, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by FBMS or The First of the Merger and the other transactions contemplated in this Agreement.

6.3        Capital Stock.

(a)         The authorized capital stock of FBMS consists of 20,000,000 shares of FBMS Common Stock, of which 5,432,014 shares are issued and outstanding as of June 30, 2016, and 10,000,000 shares of FBMS Preferred Stock, of which 17,123 shares have been designated Fixed Cumulative Perpetual Preferred Stock, Series CD, $1,000 per share liquidation value, and are issued and outstanding as of June 30, 2016. All of the issued and outstanding shares of FBMS Common Stock are, and all of the shares of FBMS Common Stock to be issued in exchange for shares of Gulf Coast Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the MBCA and may be freely transferred without restriction. None of the outstanding shares of FBMS Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of FBMS.

(b)         The authorized capital stock of The First consists of 10,000,000 shares of $1.00 par value per share common stock, of which 1,029,896 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of The First are owned by FBMS, are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of The First has been issued in violation of any preemptive rights.

6.4        SEC Filings; Financial Statements.

(a)         Except as disclosed in Section 6.4 of the Gulf Coast Disclosure Memorandum, FBMS has timely filed all SEC Documents required to be filed by FBMS since December 31, 2013 (the “FBMS SEC Reports”). The FBMS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FBMS SEC Reports

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or necessary in order to make the statements in such FBMS SEC Reports, in light of the circumstances under which they were made, not misleading.

(b)         Each of the FBMS Financial Statements (including, in each case, any related notes) contained in the FBMS SEC Reports, including any FBMS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of FBMS and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)         Since December 31, 2015, neither any FBMS Entity, nor to the Knowledge of FBMS, any director, officer, employee, auditor, accountant or Representative of any FBMS Entity has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any FBMS Entity or its internal accounting controls, including material complaints, allegations, assertions, or claims that any FBMS Entity has engaged in questionable accounting or auditing practices.

6.5        Absence of Undisclosed Liabilities. No FBMS Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of FBMS as of March 31, 2016, included in the FBMS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No FBMS Entity has incurred or paid any Liability since March 31, 2016, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, an FBMS Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.6        Absence of Certain Changes or Events. Since March 31, 2016, except as disclosed in the FBMS Financial Statements delivered prior to the date of this Agreement or in the FBMS SEC Reports, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an FBMS Material Adverse Effect, and (ii) none of the FBMS Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FBMS or The First provided in Article 7.

6.7        Legal Proceedings.

(a)         There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FBMS Entity, or against any director, employee or employee benefit plan of any FBMS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any FBMS Entity, that in any case would be required to be disclosed in a Form 8-K, Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b)         There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any FBMS Entity as a result of examination by any bank or bank holding company Regulatory Authority.

(c)         No FBMS Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company Regulatory Authority, nor has any FBMS Entity been advised by any

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regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.8        BSA and OFAC Compliance Program. The Board of Directors of The First has adopted, and The First has implemented, an anti-money laundering and OFAC compliance program that, upon FBMS’s and The First’s reasonable belief, contains adequate and appropriate customer identification verification procedures to comply in all Material respects with the U.S. Anti-Money Laundering Laws and OFAC rules and regulations and has kept and filed all Material reports and other necessary Material documents as required, except those that, individually or in the aggregate, would not reasonably be expected to have an FBMS Material Adverse Effect.

6.9        Brokers and Finders. Except for Performance Trust Capital Partners, LLC, none of the FBMS Entities or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any of the FBMS Entities, in connection with this Agreement or the transactions contemplated hereby.

Article 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1        Affirmative Covenants of Gulf Coast. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBMS shall have been obtained, and except as otherwise expressly contemplated herein, Gulf Coast shall:

(a)         operate its business only in the usual, regular, and ordinary course; and

(b)         preserve intact its business organization and material Assets and maintain its rights and franchises.

7.2        Negative Covenants of Gulf Coast. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBMS or The First shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Gulf Coast covenants and agrees that it will not do or agree or commit to do any of the following:

(a)         amend its articles of incorporation, bylaws or other governing instruments;

(b)         incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of business of Gulf Coast consistent with past practices, and in no event greater than $100,000 (which shall include purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Gulf Coast of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Gulf Coast Disclosure Memorandum);

(c)         repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of Gulf Coast’s capital stock, or declare or pay any dividend or make any other distribution in respect of Gulf Coast’s capital stock other than as set forth in Section 3.2 of this Agreement;

(d)         issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Gulf Coast Common Stock or any other capital stock of Gulf Coast, or any Rights, or other Equity Right;

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(e)         adjust, split, combine or reclassify any shares of Gulf Coast Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Gulf Coast Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business and consistent with past practices for reasonable and adequate consideration;

(f)          purchase any securities or make any material investment of more than $250,000, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business and consistent with past practices;

(g)         enter into or amend any employment or change of control Contract with any Person (unless such amendment is required by Law or this Agreement);

(h)         adopt any new employee benefit plan or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of Gulf Coast other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, except as contemplated by this Agreement;

(i)          make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(j)          increase (except for increases of not more than 5% consistent with past practices) the compensation including wages, salary, fees, bonuses, profit sharing, incentive, pension, retirement, severance of any such person whose work compensation would, following such increase, exceed $50,000;

(k)         commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of Gulf Coast for over $25,000 in money damages or any restrictions upon the operations of Gulf Coast;

(l)          except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $25,000;

(m)        enter into, modify, amend or terminate any Contract of the sort that is or would be considered a Gulf Coast Contract, Real Property Lease or Tenant Lease;

(n)         change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice;

(o)         accept any brokered deposits;

(p)         make any unsecured extension of credit to a borrower in excess of $25,000 or make any secured extension of credit to a borrower in excess of $250,000; provided that for purposes of this Section 7.2(p), if FBMS or The First does not respond to the request for approval of Gulf Coast within five (5) Business Days, then FBMS or The First, as applicable, shall be deemed to have granted such request but only as to such loan or loans that were included in the request of Gulf Coast;

(q)         permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Gulf Coast;

(r)          enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking

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and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

(s)          introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements;

(t)          take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 9 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(u)         agree to, or make any commitment to, take, or adopt any resolutions of the Board of Directors of Gulf Coast in support of, any of the actions prohibited by this Section 7.2.

7.3        Reports and Notification. Each Party and its Subsidiaries shall:

(a)         timely file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed; and

(b)         give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it that (i) is reasonably likely to have, individually or in the aggregate, a FBMS Material Adverse Effect or a Gulf Coast Material Adverse Effect, as the case may be, or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

Article 8
ADDITIONAL AGREEMENTS

8.1        Applications. Each of FBMS, The First and Gulf Coast shall, and shall cause their Subsidiaries to, as soon as practicable, but not later than 45 days following the date of this Agreement, prepare and file applications with the appropriate Regulatory Authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. Each of FBMS, The First and Gulf Coast shall have the right to review and approve in advance all characterizations of the information relating to that Party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, each of FBMS, The First and Gulf Coast shall furnish to the other Party for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing. Each of FBMS, The First and Gulf Coast shall provide copies of all such filings to each other after such filings are made and copies of written communications received by such party, and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

8.2        Shareholder Approval and SEC Filings.

(a)         Gulf Coast shall take all action necessary in accordance with the Florida Statutes and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the Form S-4 is declared effective by the SEC for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Gulf Coast Shareholders’ Meeting”). Except in the case of a Change in Recommendation specifically permitted by Section 8.5(d), the Board of Directors of Gulf Coast shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Board Recommendation”), (ii) include the Board Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Requisite Shareholder Approval. Notwithstanding any Change in Recommendation, unless this Agreement shall have been terminated

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pursuant to Section 8.5(e) (in which event the Termination Fee shall become due and payable), this Agreement shall be submitted to the shareholders of the Gulf Coast at the Gulf Coast Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve Gulf Coast of such obligation; provided, however, that if the Board of Directors of Gulf Coast shall have effected a Change in Recommendation specifically permitted by Section 8.5(d), then the Board of Directors of Gulf Coast may submit this Agreement to the Gulf Coast’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Gulf Coast may communicate the basis for its lack of a recommendation to Gulf Coast’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, Gulf Coast shall not submit to the vote of its shareholders at the Gulf Coast Shareholders’ Meeting, or otherwise prior to the termination of this Agreement in accordance with its terms, any Acquisition Proposal other than this Agreement and the transactions contemplated hereby.

(b)         Except as set forth in Section 8.5(d), neither the Board of Directors of Gulf Coast nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to FBMS or The First, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”); provided that, for the avoidance of doubt, Gulf Coast may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 8.5(d).

(c)         Gulf Coast and FBMS shall as promptly as practicable prepare a proxy statement relating to the Gulf Coast Shareholders’ Meeting (the “Proxy Statement”) which shall be included as part of the Form S-4. Subject to Section 8.5(d), the Proxy Statement, and any amendment or supplement thereto, shall include the Board Recommendation. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Gulf Coast, FBMS or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such Party shall promptly notify the other Party of such event, and Gulf Coast and FBMS shall cooperate to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the shareholders of Gulf Coast.

(d)         Gulf Coast and FBMS shall as promptly as practicable prepare, and FBMS shall file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and Gulf Coast and FBMS shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to Gulf Coast, FBMS or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the Form S-4, which is required to be described in an amendment of, or a supplement to, the Form S-4, such Party shall promptly notify the other Party of such event, and Gulf Coast and FBMS shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the shareholders of Gulf Coast.

8.3        Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein (other than, as to Gulf Coast, its Consent Order) and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.4        Access to Information and Confidentiality.

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(a)         Subject to the Confidentiality Agreement, Gulf Coast agrees to provide FBMS, The First and their Representatives, from time to time prior to the Effective Time, such information as FBMS or The First shall reasonably request with respect to Gulf Coast and its respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Gulf Coast as FBMS or The First shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Gulf Coast. Gulf Coast shall not be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of Gulf Coast or contravene any binding agreement entered into prior to the date of this Agreement that is disclosed in the Gulf Coast Disclosure Memorandum or any law, rule, regulation, order, judgement, decree or fiduciary duty or (ii) except as otherwise provided in this Agreement, including what is required by applicable law to be included in the Proxy Statement, related to Gulf Coast’s or its directors’, or officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement, or (iii) the disclosure of which would violate applicable law or regulation.

(b)         FBMS, The First and Gulf Coast shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

8.5        No Solicitations.

(a)         Gulf Coast shall not, and shall cause each of its Representatives and Affiliates not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal, (iii) enter into any letter of intent or agreement regarding any Alternative Transaction or Acquisition Proposal or (iv) propose or agree to do any of the foregoing; provided, however, that if Gulf Coast is not otherwise in violation of this Section 8.5, nothing in this Agreement shall prevent the Gulf Coast Board of Directors from, pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to Gulf Coast than those contained in the Confidentiality Agreement,  providing information to, and engaging in such negotiations or discussions with, a person who shall have made from and after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal, with respect to such Acquisition Proposal, directly or through representatives, if the Gulf Coast Board of Directors, after consulting with and considering the advice of its outside counsel and financial advisor, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under applicable Law.

(b)         Gulf Coast shall notify FBMS promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Gulf Coast or for access to the properties, books or records of Gulf Coast by any Person that has made, or to Gulf Coast’s Knowledge may be considering making, an Acquisition Proposal.  Such notice to FBMS shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Gulf Coast, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal and indicating whether any such Acquisition Proposal or modification or amendment to an Acquisition Proposal is a Superior Proposal.  Gulf Coast shall notify FBMS in writing promptly (but in no event later than 24 hours) of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c)         Gulf Coast shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than FBMS or The First) conducted heretofore with respect to any of the foregoing.  Gulf Coast shall not release any third party from, and shall enforce, the confidentiality and standstill provisions of any agreement to which Gulf Coast is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

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(d)         Notwithstanding anything herein to the contrary, at any time prior to the Gulf Coast Shareholders’ Meeting, if Gulf Coast has received a Superior Proposal (after giving effect to the terms of any revised offer by FBMS or The First pursuant to this Section 8.5(d)), the Board of Directors of Gulf Coast may, in connection with such Superior Proposal, and may permit its officers and Representatives to furnish or cause to be furnished non-public information or data and participate in such negotiations or discussions and also may make a Change in Recommendation, if and only to the extent that the Board of Directors of Gulf Coast has determined in good faith, after consultation with outside counsel and its financial advisor, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Board of Directors of Gulf Coast may not effect a Change in Recommendation unless:

(i)          Gulf Coast shall have received a bona fide written Acquisition Proposal and the Board of Directors of Gulf Coast shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by FBMS or The First;

(ii)         Gulf Coast shall have provided prior written notice to FBMS and The First at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise FBMS and The First that the Board of Directors of Gulf Coast has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or group making the Superior Proposal);

(iii)         during the Notice Period, Gulf Coast shall, and shall cause its financial advisor and outside counsel to, negotiate with FBMS or The First in good faith (to the extent FBMS or The First desire to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)        the Board of Directors of Gulf Coast shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by FBMS or The First, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Gulf Coast shall deliver a new written notice to FBMS and shall comply with the requirements of this Section 8.5(d) with respect to such new written notice, except that the new Notice Period shall be three (3) Business Days. In the event that the Board of Directors of Gulf Coast does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in Recommendation.

(e)         Further, if the Board of Directors of Gulf Coast concludes that the Acquisition Proposal constitutes a Superior Proposal (after giving effect to the terms of any revised offer by FBMS or The First pursuant to this Section 8.5), Gulf Coast may terminate this Agreement pursuant to Section 10.1(i) to enter into a definitive agreement with respect to such Superior Proposal.

8.6        Press Releases. Prior to the Effective Time, Gulf Coast, FBMS and The First shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, provided such Party shall have consulted in good faith with the other Party prior to such disclosure.

8.7        Indemnification and Insurance.

(a)         The First covenants and agrees that:

(i)          all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Gulf Coast’s

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articles of incorporation, and bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which The First is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between The First and the Indemnified Party;

(ii)         promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against The First under such subparagraph, notify The First in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, The First shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from The First to such Indemnified Party of its election so to assume the defense thereof, The First shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if The First elects not to assume such defense or if counsel for the Indemnified Party advises The First in writing that there are material substantive issues that raise conflicts of interest between The First or Gulf Coast and the Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to it and The First, and The First shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, The First shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim.

(iii)         If The First or any of its successors or assigns (A) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of The First shall assume the obligations set forth in this Section 8.7(a).

(b)         Gulf Coast covenants and agrees that Gulf Coast shall purchase for a period of not less than six (6) years after the Effective Time, past acts insurance coverage for the period immediately preceding the Effective Time under its (A) current directors and officers insurance policy (or comparable coverage), and (B) employment practices liability insurance for each of the directors and officers of Gulf Coast currently covered under comparable policies held by Gulf Coast.

8.8        Employee Benefits and Contracts. All employees of Gulf Coast immediately prior to the Effective Time who continue employment with The First or any of its Affiliates immediately following the Effective Time (“Transferred Employees”) shall receive credit for purposes of eligibility to participate and vesting, but not for purposes of determining of the level of benefits, under each employee benefit plan, program or arrangement established or maintained for employees of FBMS or any of the FBMS Subsidiaries, for service accrued or deemed to accrue prior to and as of the Effective Time, to the same extent that such service was recognized for such employees for similar purposes under comparable benefit plans to which Gulf Coast was a party immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, such accrued service shall be credited for purposes of determining vacation benefits under and in accordance with the terms of the vacation policy of FBMS or any of FBMS Subsidiaries. If allowed under the applicable FBMS or The First benefit plans, FBMS shall recognize any health, dental, vision or other welfare expenses incurred by the Gulf Coast employees in the year that includes the Closing Date (or, if later, the year in which such employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan. All Transferred Employees will be covered by the employee benefit plans of FBMS and/or FBMS Subsidiaries on substantially the same basis as other employees of FBMS and FBMS Subsidiaries performing services in a comparable position. Notwithstanding the foregoing and except as provided in Section 8.9 below with respect to the Gulf Coast 401(k) Plan, FBMS or The First may determine to continue any of the employee benefit plans of Gulf Coast for Transferred Employees in lieu of offering participation in the benefit plans of FBMS or its Subsidiaries (e.g., medical or hospitalization benefits) for such period as FBMS shall determine. Alternatively, after the

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Effective Time, FBMS or The First may elect to terminate or amend any of the employee benefits plans of Gulf Coast or to merge any such benefit plans with the plans of FBMS or FBMS Subsidiaries or to require Gulf Coast to terminate such employee benefit plan immediately prior to the Effective Time.

8.9        Gulf Coast 401(k) Plan. Prior to the Closing and subject to the consummation of the Merger, Gulf Coast shall cause to be adopted resolutions of the Board of Directors of Gulf Coast and shall take all steps necessary to terminate, and/or terminate its participation in, any and all employee benefit plans intended to comply with Code Section 401(k) (the “401(k) Plan”), including the revocation of and withdrawal from participation in any multiple employer plan under which any such 401(k) Plan is maintained. Such termination and/or revocation and withdrawal from a multiple employer plan, shall be effective no later than immediately preceding the Effective Time. In furtherance thereof, Gulf Coast agrees to (i) appoint a committee (the “Committee”), if necessary, to serve from and after the Effective Time to complete all administration related to the termination of the 401(k) Plan, and/or revocation and withdrawal from a multiple employer plan under which the 401(k) Plan is maintained, not completed prior to the Closing, and to serve as plan administrator of any 401(k) Plan other than a multiple employer plan; (ii) with respect to each 401(k) plan that is a multiple employer plan, provide to the sponsor of such multiple employer plan any and all documentation and information required to confirm the revocation and withdrawal from participation in such plan, 100% vest all affected participants in their accounts balances thereunder and entitle the participants to distribution of their vested account balances following such revocation and withdrawal; (iii) with respect to any 401(k) plan being terminated, amend the 401(k) Plan, as necessary, to accomplish the termination and reserve the power in the Committee to further amend the 401(k) Plan following the date of termination to the extent necessary to comply with all applicable laws or to facilitate the termination thereof and obtain a favorable determination letter as to the effect of the termination on the qualified status of the 401(k) Plan; (iv) authorize the filing of the 401(k) Plan, other than a multiple employer plan, by the Committee with the IRS for a determination letter as to the effect of the termination on the qualified status of the Plan, and authorize the payment of the application fee in connection therewith; and (v) provide for the distribution of benefits from the 401(k) Plan as permitted under applicable law in connection with such termination after receipt of such favorable determination letter. Following the effective date of the termination of the 401(k) Plan other than a 401(k) Plan maintain under a multiple employer plan, no distributions shall be made from the 401(k) Plan except (x) as may be required by applicable law or (y) in accordance with the terms of the 401(k) Plan regarding distributable events in the ordinary course other than due to such termination (e.g., retirement or termination of employment), until receipt of such favorable determination letter.

8.10      Takeover Laws. Each of Gulf Coast, FBMS, The First and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

8.11      Voting Support Agreements. On or prior to the date that is ten (10) Business Days from the date hereof, each person set forth in Section 8.11 of the Gulf Coast Disclosure Memorandum shall execute and deliver to FBMS an agreement in substantially the form set forth in Exhibit B (collectively, the “Voting and Support Agreements”).

8.12      Invitations to and Attendance at Directors’ and Committee Meetings. Gulf Coast will give notice to one (1) designee of FBMS and invite that persons to attend all regular and special meetings of the Board of Directors of Gulf Coast and all regular and special meetings of any board or senior management committee of Gulf Coast. However, Gulf Coast may exclude such invitee from any portion of any meeting (i) during which any aspect of the Merger is discussed; (ii) as a result of which the invitee’s presence may, in the opinion of its counsel, constitute a breach of attorney-client privilege; or (iii) as otherwise prohibited by applicable Law. In addition, Gulf Coast will provide FBMS with copies of the minutes of all regular and special meetings of the Board of Directors of Gulf Coast and minutes of all regular and special meetings of any board or senior management committee of Gulf Coast held on or after the date of this Agreement (except

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portions of such minutes that are devoted to the discussion of this Agreement or the Merger that, upon the advice of legal counsel, are otherwise privileged) at the same time that those minutes are provided to directors or officers of Gulf Coast or otherwise upon the request of FBMS.

Article 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1        Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a)         Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b)         Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)         Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Gulf Coast Material Adverse Effect or an FBMS Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)         Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)         Form S-4.  If required pursuant to Section 8.2(d), the Form S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

(f)          NASDAQ Listing. The shares of FBMS Common Stock that shall be issued pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

9.2        Conditions to Obligations of FBMS. The obligations of FBMS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FBMS pursuant to Section 11.5(a):

(a)         Representations and Warranties. The representations and warranties of Gulf Coast set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date) except for inaccuracies that are not reasonably likely to have a Gulf Coast Material Adverse Effect; provided,

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however, that the representations and warranties of Gulf Coast set forth in Sections 5.1, 5.2, 5.3 and 5.26 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Gulf Coast Material Adverse Effect) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date).

(b)         Performance of Agreements and Covenants. Each and all of the agreements and covenants of Gulf Coast to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)         Certificates. Gulf Coast shall have delivered to FBMS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and chief financial officer, to the effect that the conditions set forth in Section 9.1, as they relate to Gulf Coast, Section 9.2(a) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Gulf Coast’s Board of Directors, Gulf Coast’s Board of Directors and their respective shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FBMS and its counsel shall request.

(d)         Employment Agreements. The First and each of the persons set forth on Section 9.2(d) of the Gulf Coast Disclosure Memorandum shall have entered into an employment agreement or consulting agreement on terms mutually satisfactory to the parties thereto.

(e)         Restrictive Covenant Agreements. FBMS shall have received from each non-employee director of Gulf Coast a signed mutually satisfactory restrictive covenant agreement providing that for a period of two (2) years after the Effective Time, such director will not, among other things, provide services to, or serve on the board of directors of, a competing financial institution located in certain counties in Alabama and Florida set forth on Section 9.2(e) of the Gulf Coast Disclosure Memorandum.

(f)          Fairness Opinion. Gulf Coast shall have received the opinion of Monroe Financial Partners, Inc. (and provided a copy of such opinion to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Gulf Coast Common Stock, and such opinion has not been withdrawn, revoked or modified.

(g)         Classified Assets. Gulf Coast’s aggregate Classified Assets, as defined below and as set forth on Section 5.7(g) of the Gulf Coast Disclosure Memorandum, shall not exceed $28,510,763.00 at the month-end that immediately precedes the Closing Date. “Classified Assets” means the sum of (i) loans and leases on nonaccrual status, (ii) loans and lease that were contractually past due 90 days or more in the payment of principal and/or interest (iii) other real estate owned, (iv) loans and leases which were required to be accounted for as troubled debt restructuring in accordance with Statement of Accounting Standards No. 15, (v) loans made or guaranteed by a person or entity presently a debtor in a federal bankruptcy proceeding, and (vi) loans and leases classified as “Substandard,” “Doubtful,” “Loss” or words of similar import; provided however, that “Classified Assets” shall not include any Watch List loans.

(h)         Tail Coverage. The tail coverages referenced in Section 8.7(b) shall have been purchased.

(i)          Option Cancellation. Gulf Coast shall have entered into cancellation agreements effective no later than the Closing Date with all holders of Gulf Coast Equity Rights, or otherwise have cancelled all Gulf Coast Equity Rights.

9.3        Conditions to Obligations of Gulf Coast. The obligations of Gulf Coast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Gulf Coast pursuant to Section 11.5(b):

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(a)         Representations and Warranties. The representations and warranties of FBMS and The First set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date) except for inaccuracies that are not reasonably likely to have a FBMS Material Adverse Effect.

(b)         Performance of Agreements and Covenants. Each and all of the agreements and covenants of FBMS or The First to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)         Certificates. FBMS shall have delivered to Gulf Coast (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as they relate to FBMS, Section 9.3(a) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FBMS and The First Boards of Directors and FBMS as the sole shareholder of The First evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonably detail as Gulf Coast and it counsel shall request.

Article 10
TERMINATION

10.1      Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Gulf Coast, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)         By mutual written consent of the Boards of Directors of FBMS, The First and Gulf Coast; or

(b)         By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the End Date) and which breach would constitute grounds for the conditions set forth in Section 9.2(a), 9.2(b), 9.3(a) or 9.3(b) not to be satisfied on the Closing Date; or

(c)         By the Board of Directors of either Party in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

(d)         By the Board of Directors of either Party in the event that the Merger shall not have been consummated by the End Date, if the failure to consummate the transactions contemplated hereby on or before the End Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)         By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)          By the Board of Directors of FBMS if the Board of Directors of Gulf Coast:

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(i)          withdraws or fails to give the Gulf Coast shareholders the Board Recommendation, effects a Change in Recommendation, whether or not permitted by the terms hereof, or resolves to do any of the foregoing; or

(ii)         affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal; or

(g)         By the Board of Directors of either Party if the Requisite Shareholder Approval shall not have been obtained at the Gulf Coast Shareholders’ Meeting; or

(h)         By the Board of Directors of FBMS if the Dissenting Shares represent more than 10% in the aggregate of the Gulf Coast Common Stock outstanding immediately prior to the record date for the Gulf Coast Shareholders’ Meeting.

(i)          By the Board of Directors of Gulf Coast pursuant to Section 8.5(e).

10.2      Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of Section 10.2 and Section 10.3 and Article 11 shall survive any such termination and abandonment.

10.3      Termination Payment and Reimbursement of Expenses.

(a)         In the event that (i) (A) an Acquisition Proposal shall have been made directly to Gulf Coast shareholders or communicated to or otherwise made known to the senior management or Board of Directors of Gulf Coast, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (B) thereafter Gulf Coast (I) withdraws or fails to give the Gulf Coast shareholders the Board Recommendation, effects a Change in Recommendation, whether or not permitted by the terms hereof, or resolves to do any of the foregoing; or (II) affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal, (C) this Agreement is terminated by FBMS pursuant to Section 10.1(d) or Section 10.1(f) as a result of Gulf Coast’s willful breach of its duties set forth in Section 8.3, and (D) prior to the date that is 18 months after the date of such termination, Gulf Coast consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, or (ii) this Agreement is terminated pursuant to Section 10.1(i), then Gulf Coast shall (x) as it relates to clause (i) of this Section 10.3(a), on the date an Alternative Transaction is consummated or (y) as it relates to clause (ii) of this Section 10.3(a), within five (5) Business Days, pay FBMS a fee equal to $500,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)         The Parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Party would enter into this Agreement; accordingly, if a Party (the “Aggrieved Party”) fails promptly to pay the amount due pursuant to this Section 10.3, and, in order to obtain such payment, the Aggrieved Party commences a suit which results in a judgment against the other Party for the fee set forth in this Section 10.3, such other Party shall pay to the Aggrieved Party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points.

(c)         Each of FBMS and Gulf Coast acknowledges and agrees that the Termination Fee is reasonable under the circumstances, and that it would be impossible to exactly determine FBMS’s actual damages as a result of such termination. The payment of the Termination Fee pursuant to this Section 10.3 shall fully discharge Gulf Coast from, and be the sole and exclusive remedy of FBMS and The First with respect to, any and all losses that may be incurred by them based upon, resulting from or rising out of the circumstances giving rise to the payment of the Termination Fee. In no event shall Gulf Coast be required to pay the Termination Fee on more than one occasion. Each of the parties also agrees that the Termination Fee is fair and reasonable to reimburse FBMS and The First for their losses, damages, costs, including opportunity costs, and not as a penalty, in connection with

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the termination of this Agreement pursuant to certain sections provided above. If any court, Regulatory Authority, arbitrator or any other judicial, quasi-judicial, or regulatory body charged with determining the enforceability of the Termination Fee determines that the Termination Fee is not enforceable, then the amount of the Termination Fee shall be reduced by the minimum amount necessary such that the Termination Fee, after giving effect to the foregoing reduction, would be enforceable.

Article 11
MISCELLANEOUS

11.1      Definitions.

(a)         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Gulf Coast that, if consummated, would constitute an Alternative Transaction.

“Affiliate” of a Person or Party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or Party; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or Party; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Alternative Transaction” shall mean any transaction or series of transactions involving:

(a)    any merger, consolidation, reorganization, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which Gulf Coast is a constituent corporation, (ii) in which a Person or “group” (as defined in the 1934 Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Gulf Coast, or (iii) in which Gulf Coast issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of Gulf Coast; or

(b)    any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of Gulf Coast.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole

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or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the non-binding indication of interest, May 5, 2016, by and between FBMS and Gulf Coast, as amended.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consent Order” shall mean the Consent Order issued January 24, 2010 by the FDIC and the State of Florida Office of Financial Regulation to Gulf Coast and the Modification of Consent Order thereto dated May 13, 2015.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Dissenters Provisions” means 12 U.S.C. § 215a(b)-(d).

“End Date” shall mean April 30, 2017; provided that such date shall be extended for an additional 60 days in the event that the regulatory approvals contemplated by Section 9.1(b) have not been obtained,

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or the Form S-4 (if required) shall have not been declared effective, by April 30, 2017 and neither Party has received notice from any applicable Regulatory Authority that any request for such regulatory approval has been denied.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any applicable Law, and any Order or binding agreement with any Regulatory Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person which is or has been a member of (i) a controlled group of corporations (as defined in Code Section 414(b)), (ii) a group of trades or business under common control (as defined in Code Section 414(c)), or (iii) an affiliated service group (as defined under Code Section 414(m)) any of which includes Gulf Coast.

“Exhibits” shall mean the exhibits to this Agreement, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FBMS Common Stock” shall mean the $1.00 par value common stock of FBMS.

“FBMS Entities” shall mean, collectively, FBMS and all FBMS Subsidiaries.

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“FBMS Financial Statements” shall mean (i) the consolidated, audited balance sheets (including related notes and schedules, if any) of FBMS as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by FBMS in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of FBMS as of March 31, 2016, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by FBMS to Gulf Coast prior to execution of this Agreement.

“FBMS Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FBMS and its Subsidiaries, taken as a whole, or (ii) the ability of FBMS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FBMS (or any of its Subsidiaries) taken with the prior informed written Consent of Gulf Coast in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of FBMS, including expenses incurred by FBMS in consummating the transactions contemplated by this Agreement.

“FBMS Subsidiaries” shall mean the Subsidiaries of FBMS and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FBMS in the future and held as a Subsidiary by FBMS at the Effective Time.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Florida Statutes” means the laws of the State of Florida, including the Florida Financial Institutions Codes and the Florida Business Corporation Act.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

“Gulf Coast Adjusted Capital” shall equal the sum of Gulf Coast’s consolidated total common equity, including common stock, additional paid-in-capital, retained earnings and accumulated other comprehensive income (loss), but reduced by the sum of the following if not already incorporated pursuant to GAAP applied on a consistent basis: (i) goodwill, (ii) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (iii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iv) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Gulf Coast’s insurance policies pursuant to Section 8.7(b), (v) the after-tax amount of any penalty or liquidated damages associated with the termination of the Gulf Coast Contracts identified by FBMS prior to Closing, whether or not such Gulf Coast Contracts are identified on Section 5.18(a) of the Gulf Coast Disclosure Memorandum, (vii) the after-tax amount of any payments to be made by Gulf Coast pursuant to any existing employment, change in control or other similar agreements or severance, retention or bonus arrangements between Gulf Coast and any other Person, (vii) the accrual through the Closing Date of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements, including without limitation, as provided in Section 8.8(b), and (viii) such other amounts as are agreed upon by the Parties. The Gulf Coast Adjusted Capital calculation shall be calculated on a consolidated basis, as determined pursuant to GAAP applied on a consistent basis as of the Closing Date.

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“Gulf Coast Class A Common Stock” shall mean the $10.00 par value voting common stock of Gulf Coast.

“Gulf Coast Class B Common Stock” shall mean the $1.00 par value voting common stock of Gulf Coast.

“Gulf Coast Common Stock” shall mean the Gulf Coast Class A Common Stock and the Gulf Coast Class B Common Stock, collectively.

“Gulf Coast Disclosure Memorandum” shall mean the written information entitled “Gulf Coast Disclosure Memorandum” delivered prior to the date of this Agreement to FBMS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Gulf Coast Financial Statements” shall mean (i) the consolidated, audited balance sheets (including related notes and schedules, if any) of Gulf Coast as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as provided by Gulf Coast to FBMS, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Gulf Coast as of June 30, 2016, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the six month period ended June 30, 2016, as delivered by Gulf Coast to FBMS prior to execution of this Agreement.

“Gulf Coast Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Gulf Coast, taken as a whole, or (ii) the ability of Gulf Coast to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Gulf Coast taken with the prior informed written Consent of FBMS in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Gulf Coast, including expenses incurred by Gulf Coast in consummating the transactions contemplated by this Agreement.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

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“IRS” shall mean the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean (1) the personal knowledge after due inquiry of, and (2) the knowledge obtained or which would have been obtained from a reasonable investigation by, the Person or if a corporation, its Officers. For the purpose of this definition, “Officers” shall be the following executive officers, if any, of a corporation: the chairman, president, chief executive officer, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, and each executive or other vice president.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the consideration described in Section 3.1(b) with respect to each of the Outstanding Gulf Coast Shares (together with any cash in lieu of fractional shares as specified in Section 3.1(c)).

“MBCA” shall mean the Mississippi Business Corporation Act.

“National Bank Act” shall mean 12 USC §38, et. seq.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Party” shall mean either Gulf Coast, FBMS or The First, and “Parties” shall mean Gulf Coast, FBMS and The First.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by Gulf Coast to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the NASDAQ Stock Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OCC, the FDIC, the Mississippi Department of Banking and Consumer Finance, the Florida Office of Financial Regulations, the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

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“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of Alternative Transaction changed from 20% to 50%), that the Gulf Coast Board determines in good faith (after consultation with outside legal counsel and financial advisor) is more favorable from a financial point of view to the holders of Gulf Coast Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on Gulf Coast, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Gulf Coast Board and (e) any revisions to the terms of this Agreement and the Merger proposed by FBMS or The First during the Notice Period set forth in Section 8.5(d).

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

(b)         Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2      Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

11.3      Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Voting and Support Agreements, Confidentiality Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.4      Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder

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approval of this Agreement has been obtained; provided, that after any such approval by the holders of Gulf Coast Common Stock, there shall be made no amendment that pursuant to the Florida Statutes requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of Gulf Coast Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Gulf Coast Common Stock will be exchanged for the Merger Consideration shall not be amended after the Gulf Coast Shareholders’ Meeting in a manner adverse to the holders of Gulf Coast Common Stock without any requisite approval of the holders of the issued and outstanding shares of Gulf Coast Common Stock entitled to vote thereon.

11.5      Waivers.

(a)         Prior to or at the Effective Time, FBMS or The First, acting through their Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Gulf Coast, to waive or extend the time for the compliance or fulfillment by Gulf Coast of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBMS or The First under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FBMS or The First, as applicable.

(b)         Prior to or at the Effective Time, Gulf Coast, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBMS or The First, to waive or extend the time for the compliance or fulfillment by FBMS or The First of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Gulf Coast under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Gulf Coast.

(c)         The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6      Assignment; Third Party Beneficiaries. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that FBMS may assign any of its rights under this Agreement to a direct or indirect wholly-owned Subsidiary of FBMS. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder; provided, that, notwithstanding the foregoing clause, following the Effective Time only, (i) the provisions of Section 8.7 shall be enforceable by each Indemnified Party described therein, and (ii) each holder of Gulf Coast Common Stock who properly surrenders his, her or its Gulf Coast Common Stock in accordance with Article 1 shall have the right to receive the Merger Consideration and such right shall be enforceable by such holder of Gulf Coast Common Stock.

11.7      Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission to the telephone number listed below, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date actually delivered:

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Gulf Coast:	Gulf Coast Community Bank 40 N. Palafox Street Pensacola, Florida 32502 Attention: Walter J. “Buzz” Ritchie, Chairman and CEO Facsimile: (850) 434-6686

With a copy to:	Smith Mackinnon, PA 255 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Attention: John P. Greeley Facsimile: (407) 843-2448

FBMS:	The First Bancshares, Inc. 6480 HWY 98 West P.O. Box 15549 Hattiesburg, MS 39404 Attention: M. Ray (Hoppy) Cole, Jr., President & CEO Facsimile: 601.268.0812

With a copy to:	Jones Walker LLP Attn: Neal C. Wise, Esquire 190 East Capital Street – Suite 800 Jackson, Mississippi 39201 Facsimile: 601.709.8636

11.8      Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws and the federal banking laws of the United States, as appropriate.  The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Mississippi.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE

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IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10    Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

11.11    Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, FBMS or The First may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided that (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revised structure or method is reasonably capable of consummation without delay in relation to the structure contemplated herein and (c) such revision does not otherwise cause any of the conditions set forth in Article 9 not to be capable of being fulfilled unless duly waived by the Party entitled to the benefits thereof.  This Agreement and any related documents will be appropriately amended in order to reflect any revised structure or method as contemplated by this Section 11.11.

11.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.13    Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.14    Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.15    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.16    Survival. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

[Signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

THE FIRST BANCSHARES, INC.

By: /s/ M. Ray (Hoppy) Cole, Jr.

Name: M. Ray “Hoppy” Cole, Jr.

Title: President and Chief Executive Officer

THE FIRST, A NATIONAL BANKING ASSOCIATION

By: /s/ M. Ray (Hoppy) Cole, Jr.

Name: M. Ray “Hoppy” Cole, Jr.

Title: President and Chief Executive Officer

GULF COAST COMMUNITY BANK

By: /s/ Walter J. Ritchie, Jr.

Name: Walter J. Ritchie, Jr.

Title: Chief Executive Officer

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ANNEX B

October 12, 2016

Board of Directors

Gulf Coast Community Bank

40 North Palafox Street

Pensacola, FL 32502

Members of the Board:

We understand that Gulf Coast Community Bank (“Gulf Coast”) and The First Bancshares, Inc. (“FBMS”) and its wholly owned subsidiary The First, A National Banking Association (“The First”) have entered into an Agreement and Plan of Merger dated October 12, 2016 (the “Agreement”), pursuant to which Gulf Coast will be acquired by FBMS and merge with and into The First (the “Merger”). Under the terms of the Agreement, each share of Gulf Coast Common Stock shall be converted into the right to receive a Pro Rata Share of the Merger Consideration (the “Merger Consideration”). The Merger Consideration shall mean the number of whole shares of FBMS Common Stock obtained by (i) dividing $0.50 by (ii) the Average Price of FBMS Common Stock for the thirty (30) trading days, ending five (5) Business Days prior to the Closing Date and (iii) multiplied by the total number of shares of Gulf Coast Common Stock outstanding as of the Effective Time, subject to certain limitations as set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Gulf Coast Common Stock in the Merger. The other terms and conditions of the Merger are fully set forth in the Agreement and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement.

Monroe Financial Partners, Inc. (“Monroe”) is a Financial Industry Regulatory Authority (FINRA) member investment banking firm, which specializes in the securities of financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions and transactions relating to their securities. We regularly publish our research on independent, community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Gulf Coast and will receive a fee for our services, a portion of which is payable upon execution of the Agreement and a portion of which is contingent upon successful completion of the Merger. Gulf Coast has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement.

Serving Community Banks since 1968

www.MonroeFP.com

Board of Directors

Gulf Coast Community Bank

October 12, 2016

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Gulf Coast and FBMS. We have reviewed: (i) the Agreement; (ii) audited financial information of Gulf Coast and FBMS for the years ending December 31, 2012 through 2015; (iii) unaudited financial information of Gulf Coast and FBMS for the six months ended June 30, 2016; and (iv) certain financial statements and other historical financial information of Gulf Coast and FBMS that we deemed relevant in determining the parties financial capacity to undertake the Merger. We have also: (a) held discussions with members of the managements of Gulf Coast and FBMS regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and any trading activity for the common stocks of both Gulf Coast and FBMS; (c) compared the results of operations of Gulf Coast and FBMS with those of certain banking companies which we deemed to be comparable and relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) considered the current market environment generally and the commercial banking environment in particular; and (f) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Gulf Coast and FBMS or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Gulf Coast and FBMS that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Gulf Coast and FBMS or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Gulf Coast and FBMS nor have we reviewed any individual credit files relating to Gulf Coast and FBMS.

Board of Directors

Gulf Coast Community Bank

October 12, 2016

With respect to the financial projections for Gulf Coast and FBMS used by Monroe in its analyses, we assumed that those projections reflected the best currently available estimates and judgments of the future financial performances of Gulf Coast and FBMS. We also assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Gulf Coast and FBMS since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. Finally, with your consent, we have relied upon the advice Gulf Coast received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

Our opinion is directed to the Board of Directors of Gulf Coast in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Gulf Coast as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or any transaction related thereto. Our opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in the Merger by Gulf Coast’s shareholders and does not address the underlying business decision of Gulf Coast to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies or transaction that might exist for Gulf Coast or the effect of any other transaction in which Gulf Coast might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Monroe’s prior written consent. This opinion has been approved by Monroe’s fairness opinion committee.

Board of Directors

Gulf Coast Community Bank

October 12, 2016

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of Gulf Coast Community Bank.

Sincerely,

MONROE FINANCIAL PARTNERS, INC.

ANNEX C

PERFORMANCE TRUST CAPITAL PARTNERS LLC

MEMBER FINRA/SIPC

201 ST. CHARLES AVENUE, SUITE 1410 (504) 526-1613

NEW ORLEANS, LOUISIANA 70170

August 18, 2016

The First Bancshares, Inc.

6480 U.S. Highway 98 West

Hattiesburg, MS 39402

Members of the Board of Directors:

We understand that The First Bancshares, Inc. (“FBMS”) intends to enter into an Agreement and Plan of Merger (the “Acquisition Agreement”) by and among FBMS, The First, A National Banking Association (“The First”) and Gulf Coast Community Bank (“Gulf Coast”), (the “Acquisition”). Subject to the terms and conditions of the Acquisition Agreement, Gulf Coast will merge with and into The First (the “Merger”), which will be implemented pursuant to a bank merger agreement and plan of merger (the “Bank Merger Agreement”). The First shall be the surviving entity in the Merger and remain a wholly-owned subsidiary of FBMS. Subject to the provisions of Article 3 within the Acquisition Agreement, at the date and at the time the Articles or Certificate of Merger reflecting the Merger become effective with the OCC (the “Effective Time”), the merger consideration (the “Merger Consideration”) payable by FBMS in exchange for the shares of Gulf Coast Common Stock shall mean the number of whole shares of FBMS Common Stock obtained by: (i) dividing $0.50 by (ii) the average of the closing prices of FBMS Common Stock as reported on the NASDAQ Stock Market on each of the 30 trading days ending five business days prior to the Closing Date (the “Average Price”) and (iii) multiplied by the total number of shares of Gulf Coast Common Stock outstanding as of the Effective Time (with FBMS in lieu of issuing fractional shares paying Gulf Coast shareholders cash for the fractional share in an amount equal to the Average Price multiplied by the fractional share due to the Gulf Coast stockholder, rounded to the nearest one cent).

You have requested Performance Trust Capital Partners, LLC (“PTCP” or “we”) to render an opinion as of the date hereof to the Board of Directors of FBMS (the “FBMS Board”) as to whether the Merger Consideration pursuant to the Acquisition Agreement is fair, from a financial point of view, to the holders of FBMS Common Stock (the “Opinion”).

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

(i)    reviewed a draft, dated August 9, 2016, of the Acquisition Agreement;

(ii)   reviewed certain publicly available business and historical financial information relating to FBMS and Gulf Coast;

(iii)  met with, either by phone or in person, certain members of the management of FBMS and Gulf Coast to discuss the business and prospects of FBMS and Gulf Coast and the proposed Acquisition;

C-1

(iv)  reviewed and compared certain financial metrics of FBMS with certain financial metrics of Gulf Coast that PTCP deemed relevant;

(v)   reviewed certain other business, financial and operating information relating to FBMS and Gulf Coast and any respective subsidiaries provided to us by the management of the respective companies, including financial forecasts and estimates regarding certain pro forma financial effects of the Acquisition on FBMS (including without limitation the cost savings and expenses associated with the Acquisition);

(vi)  reviewed certain financial terms of the proposed Acquisition and compared certain of those terms with the publicly available financial terms of certain merger transactions that have recently been effected or announced in the banking industry;

(vii) performed a comparison of certain financial and stock market information of FBMS and certain financial information of Gulf Coast with similar information for certain other publicly traded equity securities we deemed relevant; and

(viii) considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not verified independently any information, including the foregoing information. We have assumed and relied upon all data, material and other information furnished or otherwise made available to us and/or discussed with or reviewed by us as well as such information that is publicly available as being complete and accurate in all material respects, and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for FBMS that we have used in our analyses, the management of FBMS has advised us, and we have assumed that such forecasts and projections reasonably have been prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of FBMS as to the future financial performance of FBMS. PTCP expresses no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.

We have relied upon and assumed without independent verification the following: (i) the representations and warranties of all parties to the Acquisition Agreement and all other related documents and instruments that are referred to therein are true and correct; (ii) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party; (iii) all conditions to the consummation of the Acquisition and Merger will be satisfied without waiver thereof; and (iv) the Acquisition and Merger will be consummated in a timely manner in accordance with the terms described in the Acquisition Agreement and Bank Merger Agreement provided to us without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed without independent verification that there has been NO: (i) material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of FBMS and Gulf Coast since the respective dates of their most recent financial statements; (ii) other information, financial or otherwise, that if provided to us would be material to our analyses or this Opinion; and/or (iii) information or any facts that would make any of the information reviewed by us incomplete or misleading. We also have relied upon and assumed without independent verification and with your consent that: (i) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Acquisition and/or the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on FBMS or the contemplated benefits of the Acquisition; and (ii) that the Acquisition and Merger will be consummated in accordance with the terms of the Acquisition Agreement and Bank Merger Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Acquisition Agreement and the Bank Merger Agreement, when

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executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

This Opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to the holders of FBMS Common Stock pursuant to the Acquisition Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Acquisition or any agreement, arrangement or understanding entered into in connection with the Acquisition or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Acquisition.

This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility, and we express no opinion or view as to any potential effects of such volatility on FBMS, Gulf Coast or the Acquisition. We have not undertaken and are under no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Acquisition as compared to alternative strategies that might be available to FBMS, nor does it address the underlying business decision of FBMS or the FBMS Board to approve, recommend or proceed with the Acquisition. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent: (i) the advice of the outside counsel and the independent accountants of FBMS; and (ii) the assumptions of the management of FBMS and Gulf Coast as to all legal, regulatory, accounting, insurance and tax matters with respect to FBMS, Gulf Coast and the Acquisition.

We have not been requested to make and have not made any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of FBMS or Gulf Coast, nor have we been furnished with any such evaluations or appraisals. In addition, we are not experts in: (i) evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses; or (ii) evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of FBMS’s or Gulf Coast’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that FBMS’s and Gulf Coast’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of FBMS or Gulf Coast or the solvency or fair value of FBMS, Gulf Coast or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We and our affiliates have in the past provided, may currently be providing, and may in the future provide investment banking and other financial services to FBMS, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of FBMS, Gulf Coast and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities. PTCP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised FBMS.

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We have acted as financial advisor to FBMS in connection with the Acquisition and will receive fees for our services, including fees which are contingent upon the consummation of the Acquisition. In addition, FBMS has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

This Opinion and any other advice or analyses (written or oral) provided by PTCP were provided solely for the use and benefit of the FBMS Board (in its capacity as such) in connection with the FBMS Board’s consideration of the Acquisition and does not confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of PTCP, except as required by law. This Opinion should not be construed as creating and PTCP shall not be deemed to have any fiduciary duty to the FBMS Board, FBMS, any security holder or creditor of FBMS or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of FBMS or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Acquisition. The issuance of this Opinion was approved by an authorized internal committee of PTCP.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration pursuant to the Acquisition Agreement is fair, from a financial point of view, to the holders of FBMS Common Stock.

/s/ PERFORMANCE TRUST CAPITAL PARTNERS, LLC

C-4

ANNEX D

APPLICABLE DISSENT PROVISIONS

Florida Statutes

658.41 Merger; resulting state or national bank.

(1) Upon filing of an application with the office by the constituent banks or trust companies, and upon approval by the office, banks and state trust companies may be merged with a resulting state bank or state trust company, as prescribed in this code, except that the action by a constituent national bank shall be taken in the manner prescribed by, and shall be subject to, any limitations or requirements imposed by any law of the United States applicable thereto, which shall also govern the rights of its dissenting shareholders; and the terms and provisions of the plan of merger and merger agreement required by s. 658.42, as they relate to a constituent national bank, shall conform with such federal laws. The application shall be accompanied by a plan of merger and merger agreement as provided in s. 658.42.

(2) The laws of this state do not restrict the right of a state bank or state trust company to merge with a resulting national bank or out-of-state bank. In such case the action to be taken by a constituent state bank or state trust company, and its rights and liabilities and those of its shareholders, are the same as those prescribed for constituent national banks at the time of the action by the applicable federal law and not the law of this state.

United States Code

§215a. Merger of national banks or State banks into national banks.

(b) Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association

D-1

at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association

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ANNEX E

UNAUDITED FINANCIAL STATEMENTS OF THE FIRST BANCSHARES, INC. AS OF AND FOR

THREE AND NINE MONTH PERIOD ENDED SEPTEMBER 30, 2016

The following unaudited financial statements of First Bancshares, and related notes thereto, are as of and for the three and nine month period ended September 30, 2016. These unaudited financial statements should be read in conncetion with the audited financial statements of First Bancshares as of December 31, 2015 and December 31, 2014 and for each of years in the three year period ended December 31, 2015, which are also included in this Annex E.

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

($ In Thousands)

	(Unaudited)	(Audited)
	September 30,	December 31,
ASSETS	2016	2015

Cash and due from banks	$47,945	$23,635
Interest-bearing deposits with banks	19,774	17,303
Federal funds sold	2,395	321

Total cash and cash equivalents	70,114	41,259

Securities held-to-maturity, at amortized cost	6,000	7,092
Securities available-for-sale, at fair value	236,168	239,732
Other securities	9,516	8,135

Total securities	251,684	254,959

Loans held for sale	9,437	3,974
Loans	854,366	772,515
Allowance for loan losses	(7,481)	(6,747)

Loans, net	856,322	769,742

Premises and equipment	33,427	33,623
Interest receivable	4,014	3,953
Cash surrender value of life insurance	21,106	14,872
Goodwill	13,776	13,776
Other real estate owned	4,670	3,083
Other assets	11,525	9,864

TOTAL ASSETS	$1,266,638	$1,145,131

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$196,786	$189,445
Interest-bearing	875,003	727,250

TOTAL DEPOSITS	1,071,789	916,695

Interest payable	275	246
Borrowed funds	68,000	110,321
Subordinated debentures	10,310	10,310
Other liabilities	3,606	4,123

TOTAL LIABILITIES	1,153,980	1,041,695

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, $1,000 per
share liquidation, 10,000,000 shares
authorized; 17,123 issued and outstanding
at September 30, 2016 and December 31,
2015, respectively	17,123	17,123
Common stock, par value $1 per share,
20,000,000 shares authorized and 5,454,511
shares issued at September 30,2016; and
5,403,159 shares issued at December 31,
2015, respectively	5,455	5,403
Additional paid-in capital	44,996	44,650
Retained earnings	42,543	35,625
Accumulated other comprehensive income	3,005	1,099
Treasury stock, at cost, 26,494 shares at
September 30, 2016 and at
December 31, 2015	(464)	(464)

TOTAL STOCKHOLDERS’ EQUITY	112,658	103,436

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,266,638	$1,145,131

See Notes to Consolidated Financial Statements

E-1

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

($ In Thousands, except earnings and dividends per share)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015

INTEREST INCOME:
Interest and fees on loans	$9,798	$8,629	$28,146	$25,309
Interest and dividends on
securities:
Taxable interest and dividends	982	1,001	3,110	3,022
Tax exempt interest	464	437	1,398	1,402
Interest on federal funds sold	25	13	82	52

TOTAL INTEREST INCOME	11,269	10,080	32,736	29,785

INTEREST EXPENSE:
Interest on deposits	962	646	2,476	1,936
Interest on borrowed funds	240	147	663	467

TOTAL INTEREST EXPENSE	1,202	793	3,139	2,403

NET INTEREST INCOME	10,067	9,287	29,597	27,382

PROVISION FOR LOAN LOSSES	143	250	538	400

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES
LOSSES	9,924	9,037	29,059	26,982

OTHER INCOME:
Service charges on deposit accounts	1,273	1,348	3,839	3,690
Other service charges and fees	1,826	634	4,703	1,996
TOTAL OTHER INCOME	3,099	1,982	8,542	5,686

OTHER EXPENSES:
Salaries and employee benefits	5,645	4,628	16,194	13,867
Occupancy and equipment	1,209	1,137	3,392	3,383
Other	2,562	2,212	7,144	6,637

TOTAL OTHER EXPENSES	9,416	7,977	26,730	23,887

INCOME BEFORE INCOME TAXES	3,607	3,042	10,871	8,781

INCOME TAXES	1,049	815	3,060	2,340

NET INCOME	2,558	2,227	7,811	6,441

PREFERRED STOCK ACCRETION AND
DIVIDENDS	86	86	257	257

NET INCOME APPLICABLE TO
COMMON STOCKHOLDERS	$2,472	$2,141	$7,554	$6,184

NET INCOME APPLICABLE TO COMMON
STOCKHOLDERS:
BASIC	$.46	$.40	$1.39	$1.15
DILUTED	.45	.39	1.38	1.14
DIVIDENDS PER SHARE – COMMON	.0375	.0375	.1125	.1125

See Notes to Consolidated Financial Statements

E-2

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ In Thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015

Net income per consolidated
statements of income	$2,558	$2,227	$7,811	$6,441
Other Comprehensive Income:
Unrealized holding gains
(losses) arising during
period on available-for-
sale securities	189	1,579	3,016	(431)
Less reclassified adjustment
for gains included in net
income	(129)	-	(129)	-
Unrealized holding gains
(losses) arising during
period on available-for-
sale securities	60	1,579	2,887	(431)
Unrealized holding gains
(losses) on loans held for
sale	(85)	45	1	6
Income tax benefit(expense)	13	(554)	(982)	144
Other comprehensive income
(loss)	(12)	1,070	1,906	(281)
Comprehensive Income	$2,546	$3,297	$9,717	$6,160

See Notes to Consolidated Financial Statements

E-3

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

($ In Thousands, unaudited)

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accumulated Other Compre- hensive Income(Loss)	Treasury Stock	Total

Balance,
January 1, 2015	$5,343	$17,123	$284	$44,137	$27,975	$1,818	$(464)	$96,216
Net income	-	-	-	-	6,441	-	-	6,441
Other compre-
hensive income	-	-	-	-	-	(281)	-	(281)
Dividends on
preferred
stock	-	-	-	-	(257)	-	-	(257)
Dividends on
common stock,
$0.1125 per
share	-	-	-	-	(605)	-	-	(605)
Repurchase of
restricted
stock for
payment of
taxes	(6)	-	-	(86)	-	-	-	(92)
Restricted
stock grant	69	-	-	(69)	-	-	-	-
Compensation
expense	-	-	-	539	-	-	-	539
Reversal of
2,514 common
shares for
BCB Holdings	(3)	-	-	(33)	-	-	-	(36)
Repurchase
warrants	-	-	(284)	(19)	-	-	-	(303)
Balance,
Sept. 30, 2015	$5,403	$17,123	$-	$44,469	$33,554	$1,537	$(464)	$101,622

Balance,
January 1, 2016	$5,403	$17,123	$-	$44,650	$35,625	$1,099	$(464)	$103,436
Net income	-	-	-	-	7,811	-	-	7,811
Other compre-
hensive income	-	-	-	-	-	1,906	-	1,906
Dividends on
preferred
stock	-	-	-	-	(257)	-	-	(257)
Dividends on
common stock,
$0.0375 per
share	-	-	-	-	(611)	-	-	(611)
Issuance of
preferred
shares	-	-	-	-	(25)	-	-	(25)
Repurchase of
restricted
stock for
payment of
taxes	(9)	-	-	(167)	-	-	-	(176)
Restricted
stock grant	61	-	-	(61)	-	-	-	-
Compensation
expense	-	-	-	574	-	-	-	574
Balance,
Sept. 30, 2016	$5,455	$17,123	$-	$44,996	$42,543	$3,005	$(464)	$112,658

See Notes to Consolidated Financial Statements

E-4

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ In Thousands)

	(Unaudited) Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$7,811	$6,441
Adjustments to reconcile net income to net cash
provided by operating activities:
Gain on sale of securities	(129)	-
Depreciation, amortization and accretion	2,520	2,416
Provision for loan losses	538	400
Loss on sale/writedown of ORE	111	142
Gain on sale of bank premises	-	(119)
Restricted stock expense	573	539
Increase in cash value of life insurance	(384)	(308)
Federal Home Loan Bank stock dividends	(27)	(7)
Changes in:
Interest receivable	(61)	(150)
Loans held for sale, net	(5,462)	1,051
Interest payable	29	(84)
Other, net	(2,882)	(2,884)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,637	7,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities, calls and paydowns of available-
for-sale and held-to-maturity securities	37,141	35,135
Purchases of available-for-sale securities	(30,294)	(20,329)
Net (purchases)/sales of other securities	(1,433)	993
Net increase in loans	(84,019)	(42,179)
Proceeds from sale of bank premises	-	949
Net increase in premises and equipment	(1,055)	(860)
Purchase of bank-owned life insurance	(5,850)	-
NET CASH USED IN INVESTING ACTIVITIES	(85,510)	(26,291)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits	155,094	71,205
Net decrease in borrowed funds	(42,321)	(30,464)
Dividends paid on common stock	(587)	(584)
Dividends paid on preferred stock	(257)	(257)
Repurchase of restricted stock for payment of taxes	(176)	(92)
Issuance of preferred shares	(25)	-
Repurchase of shares issued in BCB acquisition	-	(36)
Repurchase of warrants	-	(303)

NET CASH PROVIDED BY FINANCING ACTIVITIES	111,728	39,469

NET INCREASE IN CASH	28,855	20,615
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	41,259	44,618
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$70,114	$65,233

SUPPLEMENTAL DISCLOSURES:

CASH PAYMENTS FOR INTEREST	3,110	2,627
CASH PAYMENTS FOR INCOME TAXES	4,277	3,675
LOANS TRANSFERRED TO OTHER REAL ESTATE	2,498	506
ISSUANCE OF RESTRICTED STOCK GRANTS	61	69

See Notes to Consolidated Financial Statements

E-5

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2016

NOTE 1 -- BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2016, are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. For further information, please refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 2015.

NOTE 2 -- SUMMARY OF ORGANIZATION

The First Bancshares, Inc., Hattiesburg, Mississippi (the "Company"), was incorporated June 23, 1995, under the laws of the State of Mississippi for the purpose of operating as a bank holding company. The Company’s primary asset is its interest in its wholly-owned subsidiary, The First, A National Banking Association (the “Bank”).

At September 30, 2016, the Company had approximately $1.3 billion in assets, $856.3 million in net loans, $1.1 billion in deposits, and $112.7 million in stockholders' equity. For the nine months ended September 30, 2016, the Company reported net income of $7.8 million ($7.6 million applicable to common stockholders).

In the first, second, and third quarters of 2016, the Company declared and paid a dividend of $.0375 per common share.

NOTE 3 -- RECENT ACCOUNTING PRONOUNCEMENTS

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments." Current GAAP is unclear or does not include specific guidance on how to classify certain transactions in the statement of cash flows. This ASU is intended to reduce diversity in practice in how eight particular transactions are classified in the statement of cash flows. ASU No. 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted, provided that all of the amendments are adopted in the same period. Entities will be required to apply the guidance retrospectively. If it is impracticable to apply the guidance retrospectively for an issue, the amendments related to that issue would be applied prospectively. As this guidance only affects the classification within the statement of cash flows, ASU No. 2016-15 is not expected to have a material impact on the Company's Consolidated Financial Statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (ASU 2016-13). ASU 2016-13 requires a new impairment model known as the current expected credit loss (“CECL”) which significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of financial instruments. The main provisions of ASU 2016-13 include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for

E-6

instruments measured at amortized cost, (2) requiring entities to record an allowance for credit losses related to available-for-sale debt securities rather than a direct write-down of the carrying amount of the investments, as is required by the other-than-temporary-impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. The Company is currently assessing the impact of the adoption of ASU 2016-13.

In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) NO. 2016-09 “Compensation (Topic 718) – Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election for forfeitures as they occur. The guidance is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. The Company is assessing the impact of ASU 2016-09 on its accounting and disclosures.

In February 2016 the FASB issued ASU NO. 2016-02 “Leases (Topic 842).” ASU 2016-02 establishes a right of use model that requires a lessee to record a right of use asset and a lease liability for all leases with terms longer than 12 months. Leases will be classified as either finance or operating with classification affecting the pattern of expense recognition in the income statement. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. A lease will be treated as sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public business entities. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with certain practical expedients available. Early adoption is permitted. The Company is assessing the impact of ASU 2016-02 on its accounting and disclosures.

NOTE 4 – BUSINESS COMBINATION

The Mortgage Connection

On December 14, 2015, the Company completed the acquisition of The Mortgage Connection, a Mississippi corporation, which included two loan production offices located in Madison and Brandon, Mississippi.

In connection with the acquisition, the Company recorded $1.5 million of goodwill.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$844
Payable	800
Total purchase price	1,644
Identifiable assets:
Intangible	100
Personal property	44
Total assets	144
Liabilities and equity	-
Net assets acquired	144
Goodwill resulting from acquisition	$1,500

E-7

NOTE 5 – PREFERRED STOCK AND WARRANT

Pursuant to the terms of the letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company issued 17,123 CDCI Preferred Shares.

The Letter Agreement contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends of $0.15 per share were declared and paid in 2011-2015) and on the Company’s ability to repurchase its common stock in the event of a non-payment of our dividend, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% for 8 years of the liquidation value of the shares, payable quarterly in arrears.

Pursuant to the terms of the letter agreement between the Company and the United States Department of the Treasury, the Company redeemed the warrant to purchase up to 54,705 shares of the Company’s common stock. In connection with this redemption, on May 13, 2015, the Company paid Treasury an aggregate redemption price of $302,410.

NOTE 6 -- EARNINGS APPLICABLE TO COMMON STOCKHOLDERS

Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock outstanding, such as stock options.

	For the Three Months Ended
	September 30, 2016
	Net Income	Shares	Per
	(Numerator)	(Denominator)	Share Data

Basic per share	$2,472,000	5,429,349	$0.46

Effect of dilutive shares:
Restricted stock grants		50,218

Diluted per share	$2,472,000	5,479,567	$0.45

	For the Nine Months Ended
	September 30, 2016
	Net Income	Shares	Per
	(Numerator)	(Denominator)	Share Data

Basic per share	$7,554,000	5,425,567	$1.39

Effect of dilutive shares:
Restricted stock grants		50,218

Diluted per share	$7,554,000	5,475,785	$1.38

	For the Three Months Ended
	September 30, 2015
	Net Income	Shares	Per
	(Numerator)	(Denominator)	Share Data

Basic per share	$2,141,000	5,374,790	$0.40

Effect of dilutive shares:
Restricted stock grants		67,190

Diluted per share	$2,141,000	5,441,980	$0.39

E-8

	For the Nine Months Ended
	September 30, 2015
	Net Income	Shares	Per
	(Numerator)	(Denominator)	Share Data

Basic per share	$6,184,000	5,369,260	$1.15

Effect of dilutive shares:
Restricted stock grants		67,190

Diluted per share	$6,184,000	5,436,450	$1.14

The Company granted 61,247 shares of restricted stock in the first quarter of 2016 and

-0- shares during the second and third quarters of 2016.

NOTE 7 – COMPREHENSIVE INCOME

As presented in the Consolidated Statements of Comprehensive Income, comprehensive income includes net income and other comprehensive income. The Company’s sources of other comprehensive income are unrealized gains and losses on available-for-sale investment securities and loans held for sale. Gains or losses on investment securities that were realized and reflected in net income of the current period, which had previously been included in other comprehensive income as unrealized holding gains or losses in the period in which they arose, are considered to be reclassification adjustments that are excluded from other comprehensive income in the current period.

NOTE 8 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. At September 30, 2016, and December 31, 2015, these financial instruments consisted of the following:

($ In Thousands)	September 30, 2016	December 31, 2015
Commitments to extend credit	$194,321	$144,086
Standby letters of credit	$1,964	$1,135

NOTE 9 – FAIR VALUE DISCLOSURES AND REPORTING, THE FAIR VALUE OPTION AND FAIR VALUE MEASUREMENTS

FASB’s standards on financial instruments, and on fair value measurements and disclosures, require all entities to disclose in their financial statement footnotes the estimated fair values of financial instruments for which it is practicable to estimate fair values. In addition to disclosure requirements, FASB’s standard on investments requires that our debt securities which are classified as available for sale and our equity securities that have readily determinable fair values be measured and reported at fair value in our statement of financial position. Certain impaired loans are also reported at fair value, as explained in greater detail below, and foreclosed assets are carried at the lower of cost or fair value. FASB’s standard on financial instruments permits companies to report certain other financial assets and liabilities at fair value, but we have not elected the fair value option for any of those financial instruments.

E-9

Fair value measurement and disclosure standards also establish a framework for measuring fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Further, the standards establish a fair value hierarchy that encourages an entity to maximize the use of observable inputs and limit the use of unobservable inputs when measuring fair values. The standards describe three levels of inputs that may be used to measure fair values:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
•	Level 2: Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.
•	Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the factors that market participants would likely consider in pricing an asset or liability.

Fair value estimates are made at a specific point in time based on relevant market data and information about the financial instruments. The estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to realized gains and losses could have a significant effect on fair value estimates but have not been considered in those estimates. Because no active market exists for a significant portion of our financial instruments, fair value disclosures are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. The estimates are subjective and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly alter the fair values presented. The following methods and assumptions were used by the Company to estimate its financial instrument fair values disclosed at September 30, 2016 and December 31, 2015:

•	Cash and cash equivalents and fed funds sold: The carrying amount is estimated to be fair value.
•	Securities (available-for-sale and held-to-maturity): Fair values are determined by obtaining quoted prices on nationally recognized securities exchanges or by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities by relying on their relationship to other benchmark quoted securities when quoted prices for specific securities are not readily available.
•	Loans and leases: For variable-rate loans and leases that re-price frequently with no significant change in credit risk or interest rate spread, fair values are based on carrying values. Fair values for other loans and leases are estimated by discounting projected cash flows at interest rates being offered at each reporting date for loans and leases with similar terms, to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.
•	Loans held for sale: Since loans designated by the Company as available-for-sale are typically sold shortly after making the decision to sell them, realized gains or losses are usually recognized within the same period and fluctuations in fair values are not relevant for reporting purposes. If available-for-sale loans are on our books for an extended period of time, the fair value of those loans is determined using quoted secondary-market prices.
•	Collateral-dependent impaired loans: Collateral-dependent impaired loans are carried at fair value when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the original loan agreement and the loan has been written down to the fair value of its underlying collateral, net of expected disposition costs where applicable.
•	Bank-owned life insurance: Fair values are based on net cash surrender policy values at each reporting date.

E-10

•	Other securities: Certain investments for which no secondary market exists are carried at cost and the carrying amount for those investments typically approximates their estimated fair value, unless an impairment analysis indicates the need for adjustments.
•	Deposits (noninterest-bearing and interest-bearing): Fair values for non-maturity deposits are equal to the amount payable on demand at the reporting date, which is the carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a cash flow analysis, discounted at interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.
•	FHLB and other borrowings: Current carrying amounts are used as an approximation of fair values for federal funds purchased, overnight advances from the Federal Home Loan Bank (“FHLB”), borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days of the reporting dates. Fair values of other short-term borrowings are estimated by discounting projected cash flows at the Company’s current incremental borrowing rates for similar types of borrowing arrangements.
•	Long-term borrowings: Fair values are estimated using projected cash flows discounted at the Company’s current incremental borrowing rates for similar types of borrowing arrangements.
•	Subordinated debentures: Fair values are determined based on the current market value for like instruments of a similar maturity and structure.
•	Off-Balance Sheet Instruments – Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

Estimated fair values for the Company’s financial instruments are as follows, as of the dates noted:

As of September 30, 2016			Fair Value Measurements
($ In Thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash
equivalents	$70,114	$70,114	$70,114	$-	$-
Securities
available-for-
sale	236,168	236,168	945	232,813	2,410
Securities held-
to-maturity	6,000	7,824	-	7,824	-
Other securities	9,516	9,516	-	9,516	-
Loans, net	856,322	879,361	-	-	879,361
Bank-owned life
insurance	21,106	21,106	-	21,106	-

Liabilities:
Noninterest-
bearing deposits	$196,786	$196,786	$-	$196,786	$-
Interest-bearing
deposits	875,003	874,872	$-	874,872	-
Subordinated
debentures	10,310	10,310	-	-	10,310
FHLB and other
borrowings	68,000	68,000	-	68,000	-

E-11

As of December 31, 2015			Fair Value Measurements
($ In Thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash
equivalents	$41,259	$41,259	$41,259	$-	$-
Securities
available-for-
sale	239,732	239,732	961	236,214	2,557
Securities held-
to-maturity	7,092	8,548	-	8,548	-
Other securities	8,135	8,135	-	8,135	-
Loans, net	769,742	784,113	-	-	784,113
Bank-owned life
insurance	14,872	14,872	-	14,872	-

Liabilities:
Noninterest-
bearing deposits	$189,445	$189,445	$-	$189,445	$-
Interest-bearing
deposits	727,250	726,441	-	726,441	-
Subordinated
debentures	10,310	10,310	-	-	10,310
FHLB and other
borrowings	110,321	110,321	-	110,321	-

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U. S. agency securities, mortgage-backed securities, obligations of states and political subdivisions and certain corporate, asset-backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

Assets measured at fair value on a recurring basis are summarized below:

E-12

September 30, 2016

($ In Thousands)	Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Obligations of
U. S. Government
Agencies	$9,109	$-	$9,109	$-
Municipal securities	97,870	-	97,870	-
Mortgage-backed
securities	108,752	-	108,752	-
Corporate
obligations	19,492	-	17,082	2,410
Other	945	945	-	-
Total	$236,168	$945	$232,813	$2,410

December 31, 2015

($ In Thousands)	Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Obligations of
U. S. Government
Agencies	$19,611	$-	$19,611	$-
Municipal securities	97,889	-	97,889	-
Mortgage-backed
securities	98,925	-	98,925	-
Corporate
obligations	22,346	-	19,789	2,557
Other	961	961	-	-
Total	$239,732	$961	$236,214	$2,557

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

($ In Thousands)	Bank-Issued Trust Preferred Securities
	2016	2015
Balance, January 1	$2,557	$2,801
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Other-than-temporary impairment loss included
in earnings (loss)	-	-
Unrealized loss included in comprehensive income	(147)	(244)
Balance at September 30, 2016 and December 31, 2015	$2,410	$2,557

E-13

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
September 30, 2016	$2,410	Discounted cash flow	Probability of default	1.41% - 3.30%
December 31, 2015	$2,557	Discounted cash flow	Probability of default	1.08% - 2.77%

Following is a description of the valuation methodologies used for assets measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, or premium or discount existing at origination or acquisition of the loan. Impaired loans are classified within Level 2 of the fair value hierarchy.

Other Real Estate Owned

Other real estate owned acquired through loan foreclosure is initially recorded at fair value less estimated costs to sell, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Operating costs associated with the assets are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other non-interest expense. Other real estate owned measured at fair value on a non-recurring basis at September 30, 2016, amounted to $4.7 million. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at September 30, 2016 and December 31, 2015.

E-14

($ In Thousands)

September 30, 2016

	Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$8,702	$-	$8,702	$-
Other real estate
owned	4,670	-	4,670	-

December 31, 2015

	Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$10,127	$-	$10,127	$-
Other real estate
owned	3,083	-	3,083	-

NOTE 10 - SECURITIES

The following disclosure of the estimated fair value of financial instruments is made in accordance with authoritative guidance. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at September 30, 2016, follows:

($ In Thousands)

	September 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S.
Government agencies	$9,040	$69	$-	$9,109
Tax-exempt and taxable
obligations of states
and municipal subdivisions	94,559	3,534	223	97,870
Mortgage-backed securities	106,174	2,593	15	108,752
Corporate obligations	20,604	144	1,256	19,492
Other	1,255	-	310	945
	$231,632	$6,340	$1,804	$236,168
Held-to-maturity securities:
Taxable obligations of states and municipal
subdivisions	6,000	1,824	-	7,824
	$6,000	$1,824	$-	$7,824

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S.
Government agencies	$19,479	$144	$13	$19,610
Tax-exempt and taxable
obligations of states
and municipal subdivisions	95,631	2,362	103	97,890
Mortgage-backed securities	98,223	1,127	425	98,925
Corporate obligations	23,495	62	1,211	22,346
Other	1,255	-	294	961
	$238,083	$3,695	$2,046	$239,732
Held-to-maturity securities:
Mortgage-backed
Securities	$1,092	$15	$-	$1,107
Taxable obligations of states and municipal
subdivisions	6,000	1,440	-	7,440
	$7,092	$1,455	$-	$8,547

E-15

NOTE 11 – LOANS

Loans typically provide higher yields than the other types of earning assets, and, thus, one of the Company's goals is for loans to be the largest category of the Company's earning assets. For the quarters ended September 30, 2016 and December 31, 2015, average loans accounted for 75.2% and 73.3% of average earning assets, respectively. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	September 30, 2016 ($ In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$518	$-	$2,788	$3,306	$104,644
Real Estate-mortgage	1,220	259	1,969	3,448	296,587
Real Estate-non farm non-residential	269	161	934	1,364	307,963
Commercial	-	-	72	72	121,963
Lease Financing Rec.	-	-	-	-	2,211
Obligations of states
and subdivisions	-	-	-	-	6,861
Consumer	55	-	36	91	14,137
Total	$2,062	$420	$5,799	$8,281	$854,366

	December 31, 2015 ($ In Thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$311	$-	$2,956	$3,267	$99,161
Real Estate-mortgage	3,339	29	2,055	5,423	272,180
Real Estate-non farm non residential	736	-	2,225	2,961	253,309
Commercial	97	-	100	197	129,197
Lease Financing Rec.	-	-	-	-	2,650
Obligations of states
and subdivisions	-	-	-	-	969
Consumer	70	-	32	102	15,049
Total	$4,553	$29	$7,368	$11,950	$772,515

Loans acquired with deteriorated credit quality are those purchased in the BCB Holding Company, Inc. acquisition. These loans were recorded at estimated fair value at the acquisition date with no carryover of the related allowance for loan losses. The acquired loans were segregated as of the acquisition date between those considered to be performing (acquired non-impaired loans) and those with evidence of credit deterioration (acquired impaired loans). Acquired loans are considered impaired if there is evidence of credit deterioration and if it is probable, at acquisition, all contractually required payments will not be collected.

The following table presents information regarding the contractually required payments receivable, cash flows expected to be collected and the estimated fair value of loans acquired in the BCB acquisition as of July 1, 2014, the closing date of the transaction:

E-16

	($ In Thousands)
	Commercial, financial and agricultural	Mortgage- Commercial	Mortgage- Residential	Commercial and other	Total
Contractually required
payments	$1,519	$29,648	$7,933	$976	$40,076
Cash flows expected to be
collected	1,570	37,869	9,697	1,032	50,168
Fair value of loans acquired	1,513	28,875	7,048	957	38,393

Total outstanding acquired impaired loans were $2,601,027 as of September 30, 2016 and $3,039,840 as of December 31, 2015. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loans, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off.

Changes in the carrying amount and accretable yield for acquired impaired loans were as follows at September 30, 2016 and December 31, 2015: ($ In Thousands)

($ In Thousands)	September 30, 2016		December 31, 2015
	Accretable Yield	Carrying Amount of Loans	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$1,219	$1,821	$1,417	$2,063
Accretion	(130)	130	(198)	198
Payments received, net	-	(440)	-	(440)
Balance at end of period	$1,089	$1,511	$1,219	$1,821

The following tables provide additional detail of impaired loans broken out according to class as of September 30, 2016 and December 31, 2015. The recorded investment included in the following tables represent customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at September 30, 2016 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

September 30, 2016
($ In Thousands)				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	($ In thousands)
Impaired loans with
no related allowance:
Commercial installment	$-	$-	$-	$-	$-
Commercial real estate	4,581	4,620	-	4,879	20
Consumer real estate	353	352	-	281	1
Consumer installment	15	15	-	8	-
Total	$4,949	$4,987	$-	$5,168	$21

Impaired loans with
a related allowance:
Commercial installment	$227	$227	$58	$267	$7
Commercial real estate	2,819	2,819	413	2,858	86
Consumer real estate	679	679	417	778	11
Consumer installment	28	28	22	33	-
Total	$3,753	$3,753	$910	$3,936	$104

Total Impaired Loans:
Commercial installment	$227	$227	$58	$267	$7
Commercial real estate	7,400	7,439	413	7,737	106
Consumer real estate	1,032	1,031	417	1,059	12
Consumer installment	43	43	22	41	-
Total Impaired Loans	$8,702	$8,740	$910	$9,104	$125

As of September 30, 2016, the Company had $1.4 million of foreclosed residential real estate property obtained by physical possession and $.4 million of consumer mortgage loans secured by residential real estate properties for which foreclosure proceedings are in process according to local jurisdictions.

December 31, 2015
($ In Thousands)				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	($ In thousands)
Impaired loans with
no related allowance:
Commercial installment	$-	$-	$-	$2	$-
Commercial real estate	5,790	5,828	-	5,099	50
Consumer real estate	223	223	-	205	-
Consumer installment	7	7	-	8	-
Total	$6,020	$6,058	$-	$5,314	$50
Impaired loans with
a related allowance:
Commercial installment	$306	$306	$50	$264	$14
Commercial real estate	2,927	2,927	444	2,891	132
Consumer real estate	842	842	438	1,152	15
Consumer installment	32	32	25	31	-
Total	$4,107	$4,107	$957	$4,338	$161

Total Impaired Loans:
Commercial installment	$306	$306	$50	$266	$14
Commercial real estate	8,717	8,755	444	7,990	182
Consumer real estate	1,065	1,065	438	1,357	15
Consumer installment	39	39	25	39	-
Total Impaired Loans	$10,127	$10,165	$957	$9,652	$211

E-17

The following table represents the Company’s impaired loans at September 30, 2016, and December 31, 2015.

	Sept. 30,	December 31,
	2016	2015
	($ In Thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$4,949	$6,020
Impaired loans with a valuation allowance	3,753	4,107
Total impaired loans	$8,702	$10,127
Allowance for loan losses on impaired loans at period end	910	957

Total nonaccrual loans	5,799	7,368

Past due 90 days or more and still accruing	420	29
Average investment in impaired loans	9,104	9,652

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans:

	Three Months Ended Sept. 30, 2016	Nine Months Ended Sept. 30, 2016
($ In Thousands)
Interest income recognized during
impairment	$-	$-
Cash-basis interest income
recognized	47	125

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the three months and nine months ended September 30, 2016 was $99,000 and $297,000, respectively, and $123,000 and $322,000, respectively, for the three months and nine months ended September 30, 2015. The Company had no loan commitments to borrowers in non-accrual status at September 30, 2016 and December 31, 2015.

E-18

The following tables provide detail of troubled debt restructurings (TDRs) at September 30, 2016.

For the Three Months Ending September 30, 2016
($ In Thousands)

Outstanding
	Outstanding	Recorded
	Recorded	Investment		Interest
	Investment	Post-	Number of	Income
	Pre-Modification	Modification	Loans	Recognized

Commercial installment	$-	$-	-	$-
Commercial real estate	-	-	-	-
Consumer real estate	-	-	-	-
Consumer installment	-	-	-	-
Total	$-	$-	-	$-

For the Nine Months Ending September 30, 2016
($ In Thousands)

Outstanding
	Outstanding	Recorded
	Recorded	Investment		Interest
	Investment	Post-	Number of	Income
	Pre-Modification	Modification	Loans	Recognized

Commercial installment	$-	$-	-	$-
Commercial real estate	296	276	1	10
Consumer real estate	-	-	-	-
Consumer installment	-	-	-	-
Total	$296	$276	1	$10

There were no TDRs modified during the three month period ended September 30, 2016.

The balance of troubled debt restructurings (TDRs) was $6.7 million at September 30, 2016 and $6.9 million at December 31, 2015, respectively, calculated for regulatory reporting purposes. There was $243,000 allocated in specific reserves established with respect to these loans as of September 30, 2016. As of September 30, 2016, the company had no additional amount committed on any loan classified as troubled debt restructuring.

E-19

The following tables set forth the amounts and past due status for the Bank TDRs at September 30, 2016 and December 31, 2015:

($ In Thousands)

	September 30, 2016
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non- accrual	Total

Commercial installment	$155	$-	$-	$50	$205
Commercial real estate	2,494	-	-	3,607	6,101
Consumer real estate	247	-	-	126	373
Consumer installment	7	-	-	25	32
Total	$2,903	$-	$-	$3,808	$6,711
Allowance for loan
losses	$115	$-	$-	$128	$243

($ In Thousands)

	December 31, 2015
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non- accrual	Total

Commercial installment	$206	$-	$-	$50	$256
Commercial real estate	1,823	-	-	2,934	4,757
Consumer real estate	721	-	-	1,135	1,856
Consumer installment	8	-	-	29	37
Total	$2,758	$-	$-	$4,148	$6,906
Allowance for loan
losses	$106	$-	$-	$197	$303

Internal Risk Ratings

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined

E-20

weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

As of September 30, 2016 and December 31, 2015, and based on the most recent analysis performed, the risk categories of loans by class of loans (excluding mortgage loans held for sale) were as follows:

 September 30, 2016

($ In Thousands)

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total

Pass	$509,503	$174,547	$26,114	$126,799	$836,963
Special Mention	915	241	-	650	1,806
Substandard	14,263	1,517	85	111	15,976
Doubtful	-	318	-	41	359
Subtotal	524,681	176,623	26,199	127,601	855,104
Less:
Unearned discount	379	63	-	296	738
Loans, net of unearned discount	$524,302	$176,560	$26,199	$127,305	$854,366

December 31, 2015

($ In Thousands)

	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Commercial Financial and Agriculture	Total

Pass	$434,638	$167,394	$19,556	$132,101	$753,689
Special Mention	681	153	-	168	1,002
Substandard	16,655	1,453	75	178	18,361
Doubtful	-	327	-	-	327
Subtotal	451,974	169,327	19,631	132,447	773,379
Less:
Unearned discount	448	76	-	340	864
Loans, net of unearned discount	$451,526	$169,251	$19,631	$132,107	$772,515

E-21

Activity in the allowance for loan losses for the period was as follows:

($ In Thousands)	Three Months	Nine Months
	Ended	Ended
	Sept. 30, 2016	Sept. 30, 2016

Balance at beginning of period	$7,259	$6,747
Loans charged-off:
Real Estate	(130)	(286)
Installment and Other	(26)	(55)
Commercial, Financial and Agriculture	-	(6)
Total	(156)	(347)
Recoveries on loans previously charged-off:
Real Estate	217	408
Installment and Other	15	52
Commercial, Financial and Agriculture	3	83
Total	235	543
Net recoveries	79	196
Provision for Loan Losses	143	538
Balance at end of period	$7,481	$7,481

The following tables represent how the allowance for loan losses is allocated to a particular loan type, as well as the percentage of the category to total loans at September 30, 2016 and December 31, 2015.

Allocation of the Allowance for Loan Losses

	September 30, 2016
	($ In Thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$920	14.9%
Commercial Real Estate	3,364	61.4
Consumer Real Estate	1,475	20.6
Consumer	133	3.0
Unallocated	1,589	0.1
Total	$7,481	100%

E-22

	December 31, 2015
	($ In Thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4
Consumer Real Estate	1,477	21.9
Consumer	141	2.5
Unallocated	1,216	0.1
Total	$6,747	100%

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of September 30, 2016 and December 31, 2015. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

September 30, 2016

			Commercial,
		Installment	Financial
	Real Estate	and Other	and Agriculture	Total
	($ In Thousands)
Loans
Individually evaluated	$8,432	$43	$227	$8,702
Collectively evaluated	700,286	14,437	130,941	845,664
Total	$708,718	$14,480	$131,168	$854,366

Allowance for Loan Losses
Individually evaluated	$830	$22	$58	$910
Collectively evaluated	4,009	1,700	862	6,571
Total	$4,839	$1,722	$920	$7,481

December 31, 2015

			Commercial,
		Installment	Financial
	Real Estate	and Other	and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,782	$39	$306	$10,127
Collectively evaluated	610,996	19,591	131,801	762,388
Total	$620,778	$19,630	$132,107	$772,515

Allowance for Loan Losses
Individually evaluated	$882	$25	$50	$957
Collectively evaluated	3,613	1,332	845	5,790
Total	$4,495	$1,357	$895	$6,747

E-23

NOTE 12 – SUBSEQUENT EVENTS/OTHER

Subsequent events have been evaluated by management through the date the financial statements were issued. The Company has experienced recoveries on a previously charged-off loan of $941,000. In 2015, $722,000 was recovered and a third and final installment of $219,000 is expected during 2016.

(b)   The First Bancshares, Inc. (the “Company”), which is the holding company of The First, A National Banking Association, (“The First”), entered into a Stock Purchase Agreement (the “Iberville Bank Acquisition Agreement”) with A. Wilbert’s Sons Lumber and Shingle Company (the “Iberville Bank Parent”), the parent company of Iberville Bank (“Iberville Bank”), dated October 12, 2016, under which the Company has agreed to acquire 100% of the common stock of Iberville Bank for a purchase price of $31.1 million in cash (the “Iberville Bank Acquisition”).

Separately, the Company and The First entered into an Agreement and Plan of Merger (the “GCCB Merger Agreement,” and together with the Iberville Bank Acquisition Agreement, the “Bank Transaction Agreements”), dated October 12, 2016, pursuant to which it has agreed to acquire Gulf Coast Community Bank (“GCCB”), Pensacola, Florida, in an all-stock transaction (the “GCCB Merger,” and together with the Iberville Bank Acquisition, the “Bank Transactions”). The purchase price for the GCCB Merger of $2.3 million is based on a price of $0.50 per share of GCCB stock and will be paid in the form of Company common stock issued to GCCB shareholders with the number of Company shares issued based on a 30-day average of the Company’s common stock price as of five business days prior to closing.

On October 12, 2016 the Company entered into Securities Purchase Agreements with a limited number of institutional and other accredited investors, including certain directors of the Company (collectively the “Purchasers”) to privately place a total of 3,563,380 shares of mandatorily convertible non-cumulative, non-voting, perpetual Preferred Stock, Series E, $1.00 par value (the “Series E Preferred Stock”) at a price of $17.75 per share, for aggregate gross proceeds of $63.25 million (the “Private Offering”).

NOTE 13 – RECLASSIFICATION

Certain amounts in the 2015 financial statements have been reclassified for comparative purposes to conform to the current period financial statement presentation.

E-24

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited The First Bancshares, Inc.’s (the Company) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The First Bancshares, Inc., maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of The First Bancshares, Inc., as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015, and our report dated March 30, 2016, expressed an unqualified opinion thereon.

/S/ T. E. Lott & Company

Columbus, Mississippi

October 11, 2016

E-25

Report Of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2015. The management of The First Bancshares, Inc. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 30, 2016

E-26

THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS

Cash and due from banks	$23,634,536	$30,332,502
Interest-bearing deposits with banks	17,303,381	13,899,287
Federal funds sold	321,000	386,000
Total cash and cash equivalents	41,258,917	44,617,789
Held-to-maturity securities (fair value of $8,547,832 in 2015 and $9,993,816 in 2014)	7,092,120	8,192,741
Available-for-sale securities	239,732,426	254,746,446
Other securities	8,134,850	7,234,350
Total securities	254,959,396	270,173,537
Loans held for sale	3,973,765	2,103,351
Loans, net of allowance for loan losses of $6,747,103 in 2015 and $6,095,001 in 2014	765,768,073	698,436,345
Interest receivable	3,953,338	3,659,006
Premises and equipment	33,623,011	34,809,843
Cash surrender value of life insurance	14,871,742	14,463, 207
Goodwill	13,776,040	12,276,040
Other real estate owned	3,082,694	4,654,604
Other assets	9,863,743	8,573,997
Total assets	$1,145,130,719	$1,093,767,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$189,444,815	$201,362,468
Interest-bearing	727,250,297	691,413,018
Total deposits	916,695,112	892,775,486
Interest payable	245,732	315,844
Borrowed funds	110,321,245	89,450,067
Subordinated debentures	10,310,000	10,310,000
Other liabilities	4,122,540	4,700,738
Total liabilities	1,041,694,629	997,552,135
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 shares issued and outstanding in 2015 and 2014, respectively	17,123,000	17,123,000
Common stock, par value $1 per share: 20,000,000 shares authorized; 5,403,159 shares issued and outstanding in 2015; 10,000,0000 shares authorized; 5,342,670 shares issued and outstanding in 2014.	5,403,159	5,342,670
Additional paid-in capital	44,650,274	44,420,149
Retained earnings	35,624,715	27,975,049
Accumulated other comprehensive income	1,098,587	1,818,361
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	103,436,090	96,215,584
Total liabilities and stockholders’ equity	$1.145,130,719	$1,093,767,719

The accompanying notes are an integral part of these statements.

E-27

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
INTEREST INCOME
Interest and fees on loans	$34,242,067	$30,276,477
Interest and dividends on securities:
Taxable interest and dividends	3,948,459	3,884,321
Tax-exempt interest	1,854,213	2,071,782
Interest on federal funds sold	63,841	52,945
Interest on deposits in banks	93,276	85,257
Total interest income	40,201,856	36,370,782

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	762,119	782,441
Interest on other deposits	1,800,122	1,586,897
Interest on borrowed funds	645,207	603,469
Total interest expense	3,207,448	2,972,807
Net interest income	36,994,408	33,397,975
Provision for loan losses	410,069	1,418,260
Net interest income after provision for loan losses	36,584,339	31,979,715

OTHER INCOME
Service charges on deposit accounts	5,013,983	4,261,795
Other service charges and fees	1,545,960	1,938,079
Bank owned life insurance income	408,535	369,804
Gain on sale of premises	133,339	110,734
Gain on sale of securities	-	237,174
Loss on sale of other real estate	(246,859)	(85,256)
Other	733,574	971,138
Total other income	7,588,532	7,803,468

OTHER EXPENSE
Salaries	15,089,136	14,207,216
Employee benefits	3,447,367	3,254,399
Occupancy	3,422,116	3,140,738
Furniture and equipment	1,198,930	1,540,796
Supplies and printing	300,022	497,755
Professional and consulting fees	1,331,928	1,617,828
Marketing and public relations	496,638	445,451
FDIC and OCC assessments	965,642	938,378
ATM expense	763,248	688,766
Telephone	631,261	616,160
Other	4,514,834	3,786,121
Total other expense	32,161,122	30,733,608

E-28

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2015 AND 2014

Continued:	2015	2014

Income before income taxes	12,011,749	9,049,575
Income taxes	3,213,047	2,435,879

Net income	8,798,702	6,613,696
Preferred dividends and stock accretion	342,460	362,953
Net income applicable to common stockholders	$8,456,242	$6,250,743

Net income per share:
Basic	$1.64	$1.27
Diluted	1.62	1.25
Net income applicable to common stockholders:
Basic	$1.57	$1.20
Diluted	1.55	1.19

The accompanying notes are an integral part of these statements.

E-29

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

Net income	$8,798,702	$6,613,696

Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains (losses) arising during the period	(1,093,182)	4,804,818
Less reclassification adjustment for gains included in net income	-	(237,173)
	(1,093,182)	4,567,645

Unrealized holding gains on loans held for sale	2,753	83,826

Income tax benefit (expense)	370,655	(1,584,266)

Other comprehensive income (loss)	(719,774)	3,067,205

Comprehensive income	$8,078,928	$9,680,901

The accompanying notes are an integral part of these statements.

E-30

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2014	$5,122,941	$17,102,507	$283,738	$41,802,725	$22,508,918	$(1,248,844)	$(463,645)	$85,108,340

Net income 2014	-	-	-	-	6,613,696	-	-	6,613,696
Other comprehensive income	-	-	-	-	-	3,067,205	-	3,067,205
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(784,612)	-	-	(784,612)
Grant of restricted stock	67,627	-	-	(67,627)	-	-	-	-
Compensation cost on restricted stock	-	-	-	617,779	-	-	-	617,779
Preferred stock accretion	-	20,493	-	-	(20,493)	-	-	-
Repurchase of restricted stock for payment of taxes	(5,981)	-	-	(79,551)	-	-	-	(85,532)
Issuance of 158,083 common shares for BCB Holding	158,083	-	-	1,863,085	-	-	-	2,021,168
Balance, December 31, 2014	$5,342,670	$17,123,000	$283,738	$44,136,411	$27,975,049	$1,818,361	$(463,645)	$96,215,584

Net income 2015	-	-	-	-	8,798,702	-	-	8,798,702
Other comprehensive (loss)	-	-	-	-	-	(719,774)	-	(719,774)

E-31

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2015 AND 2014

Continued:	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total

Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(806,576)	-	-	(806,576)
Grant of restricted stock	69,327	-	-	(69,327)	-	-	-	-
Compensation cost on restricted stock	-	-	-	721,124	-	-	-	721,124
Repurchase of restricted stock for payment of taxes	(6,324)	-	-	(86,066)	-	-	-	(92,390)
Adjustment to consideration issued in BCB Holding acquisition	(2,514)	-	-	(33,196)	-	-	-	(35,710)
Repurchase warrants	-	-	(283,738)	(18,672)	-	-	-	(302,410)
Balance, December 31, 2015	$5,403,159	$17,123,000	$-	$44,650,274	$35,624,715	$1,098,587	$(463,645)	$103,436,090

The accompanying notes are an integral part of these statements.

E-32

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,296,985	2,182,630
FHLB Stock dividends	(8,600)	(6,000)
Provision for loan losses	410,069	1,418,260
Deferred income taxes	255,638	331,399
Restricted stock expense	721,124	617,779
Increase in cash value of life insurance	(408,535)	(369,804)
Amortization and accretion, net	921,853	900,913
Gain on sale of land/bank premises	(133,339)	(110,734)
Gain on sale of securities	-	(237,174)
Loss on sale/writedown of other real estate	386,590	395,379
Changes in:
Loans held for sale	(1,867,661)	1,659,996
Interest receivable	(294,332)	(152,307)
Other assets	135,620	2,643,956
Interest payable	(70,112)	(109,218)
Other liabilities	(1,406,347)	(8,721,513)
Net cash provided by operating activities	9,737,655	7,057,258

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(29,571,287)	(38,459,683)
Purchases of other securities	(4,079,400)	(3,296,800)
Proceeds from maturities and calls of available-for-sale securities	42,569,677	42,723,486
Proceeds from maturities and calls of held-to-maturity securities	1,099,898	246,980
Proceeds from sales of securities available-for-sale	-	10,909,239
Proceeds from redemption of other securities	3,187,500	2,514,485
Increase in loans	(68,588,377)	(89,190,269)
Net additions to premises and equipment	(1,230,531)	(988,736)
Purchase of bank owned life insurance	-	(7,500,000)
Proceeds from sale of land/bank premises	949,516	76,375
Cash received (paid) in excess of cash paid for acquisition	(843,895)	4,272,735
Net cash used in investing activities	(56,506,899)	(78,692,188)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	24,090,591	53,845,509
Proceeds from borrowed funds	194,340,000	180,000,000
Repayment of borrowed funds	(173,468,821)	(155,653,580)
Dividends paid on common stock	(778,428)	(763,143)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of shares issued in BCB acquisition	(35,710)	-
Repurchase of warrants	(302,410)	-

The accompanying notes are an integral part of these statements.

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THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2015 AND 2014

Continued:	2015	2014

Repurchase of restricted stock for payment of taxes	(92,390)	(85,532)
Net cash provided by financing activities	43,410,372	77,000,794

Net increase (decrease) in cash and cash equivalents	(3,358,872)	5,365,864
Cash and cash equivalents at beginning of year	44,617,789	39,251,925
Cash and cash equivalents at end of year	$41,258,917	$44,617,789

Supplemental disclosures:

Cash paid during the year for:
Interest	$3,448,525	$3,056,939
Income taxes	4,152,050	275,075

Non-cash activities:
Transfers of loans to other real estate	1,050,342	2,208,010
Issuance of restricted stock grants	69,327	67,627
Loans originated to facilitate the sale of land	-	402,982

The accompanying notes are an integral part of these statements.

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THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi, South Alabama, and Louisiana. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and the Bank follow accounting principles generally accepted in the United States of America including, where applicable, general practices within the banking industry.

1.	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

2.	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

3.	Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2015, the required reserve balance on deposit with the Federal Reserve Bank was approximately $11,621,000.

4.	Securities

Investments in securities are accounted for as follows:

Available-for-Sale Securities

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported net of tax, as a component of accumulated other comprehensive income (loss) in stockholders' equity, until realized. Premiums and discounts are recognized in interest income using the interest method. Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

Securities to be Held-to-Maturity

Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts,

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computed by the interest method.

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2015 and 2014.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the Federal Home Loan Bank (FHLB), Federal Reserve Bank and First National Bankers’ Bankshares, Inc. Management reviews for impairment based on the ultimate recoverability of the cost basis.

Other-than-Temporary Impairment

Management evaluates investment securities for other-than-temporary impairment on a quarterly basis. A decline in the fair value of available-for-sale and held-to-maturity securities below cost that is deemed other-than-temporary is charged to earnings for a decline in value deemed to be credit related and a new cost basis for the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

5.	Loans held for sale

The Bank originates fixed rate single family, residential first mortgage loans on a presold basis. The Bank issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the servicing retained by the Bank. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Bank initially funding the loan. The Bank recognizes certain origination fees and service release fees upon the sale, which are included in other income on loans in the consolidated statements of income. Between the initial funding of the loans by the Bank and the subsequent purchase by the investor, the Bank carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

6.	Loans

Loans are carried at the principal amount outstanding, net of the allowance for loan losses. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

A loan is considered impaired, in accordance with the impairment accounting guidance of Accounting Standards Codification (ASC) Section 310-10-35, Receivables, Subsequent Measurement , when-based upon current events and information-it is probable that the scheduled payments of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days or when specifically determined to be impaired. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded in interest income. Past due status is determined based upon contractual terms.

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7.	Allowance for Loan Losses

For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimation of the amount necessary to maintain the allowance at an adequate level. Allowances for any impaired loans are generally determined based on collateral values. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Management evaluates the adequacy of the allowance for loan losses on a regular basis. These evaluations are based upon a periodic review of the collectibility considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal and independent loan reviews, and prevailing economic conditions. In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination. The allowance consists of two components: allocated and unallocated. The components represent an estimation performed pursuant to either ASC Topic 450, Contingencies , or ASC Subtopic 310-10, Receivables . The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. The analysis is performed quarterly and loss factors are updated regularly.

The unallocated portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, changes in collateral values, unfavorable information about a borrower’s financial condition, and other risk factors that have not yet manifested themselves. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in the loan loss analysis.

8.	Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations.

9.	Other Real Estate

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2015 and 2014, other real estate totaled $3,082,694 and $4,654,604, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $13,776,040 and $12,276,040 for the years ended December 31, 2015 and 2014, respectively.

Goodwill totaling $1,500,000 acquired during the year ended December 31, 2015, was a result of the acquisition of The Mortgage Connection. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2015.

The Company performed the required annual impairment tests of goodwill as of December 1, 2015. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill might be impaired.

The Company’s acquisition method recognized intangible assets, which are subject to amortization, and included in other assets in the accompanying consolidated balance sheets, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2015 and 2014.

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	2015			2014
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(1,885)	$2,115	$4,000	$(1,486)	$2,514

The related amortization expense of business combination related intangible assets is as follows:

(dollars in thousands)
Amount
Aggregate amortization expense for the year ended December 31:

2014	$387
2015	399

Estimated amortization expense for the year ending December 31:

2016	$383
2017	331
2018	331
2019	331
2020	331
Thereafter	408
$2,115

11.	Other Assets and Cash Surrender Value

Financing costs related to the issuance of junior subordinated debentures are being amortized over the life of the instruments and are included in other assets. The Company invests in bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies is reported as an asset, and increases in cash surrender values are reported as income.

12.	Stock Options

The Company accounts for stock based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation . Compensation cost is recognized for all stock options granted based on the weighted average fair value stock price at the grant date.

13.	Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The Company and its subsidiary file consolidated income tax returns. The subsidiary provides for income taxes on a

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separate return basis and remits to the Company amounts determined to be payable.

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company at December 31, 2015 and 2014, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2015 and 2014, was $437,085 and $394,363, respectively.

15.	Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Generally, federal funds are sold for a one to seven day period.

16.	Off-Balance Sheet Financial Instruments

In the ordinary course of business, the subsidiary bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

17.	Earnings Applicable to Common Stockholders

Per share amounts are presented in accordance with ASC Topic 260, Earnings Per Share. Under ASC Topic 260, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock, such as outstanding stock options .

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended December 31, 2015			For the Year Ended December 31, 2014
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common Share	$8,456,242	5,371,111	$1.57	$6,250,743	5,227,768	$1.20

Effect of dilutive shares:
Restricted Stock		70,939			42,901
	$8,456,242	5,442,050	$1.55	$6,250,743	5,270,669	$1.19

The diluted per share amounts were computed by applying the treasury stock method.

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18.	Reclassifications

Certain reclassifications have been made to the 2014 financial statements to conform with the classifications used in 2015. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.	Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-01, Investments-Equity Method and Joint Ventures (Topic 323), “Accounting for Investments in Qualified Affordable Housing Projects,” which permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional method, the investment should be accounted for as an equity method investment or a cost method investment. The decision to apply the proportional amortization method of accounting is an accounting policy decision that should be applied consistently to all qualifying affordable housing project investments rather than a decision to be applied to individual investments. This amendment should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. ASU 2014-01 is effective for fiscal years beginning on or after December 15, 2014, and interim periods within those annual periods. The Company adopted this standard, which had no material impact on the consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure,” which will eliminate diversity in practice regarding the timing of derecognition for residential mortgage loans when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under ASU 2014-04, physical possession of residential real estate property is achieved when either the creditor obtains legal title to the residential real estate property upon completion of a foreclosure or the borrower conveys all interest in the residential real estate property through completion of a deed in lieu or foreclosure in order to satisfy the loan. Once physical possession has been achieved, the loan is derecognized and the property recorded within other assets at the lower of cost or fair value (less estimated costs to sell). In addition, the guidance requires both interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The additional disclosure requirements are effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with retrospective disclosure necessary for all comparative periods presented. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14, Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure,” which will eliminate diversity in practice relating to how creditors classify government-guaranteed mortgage loans, including Federal Housing Administration (FHA) or the Department of Veterans Affairs (VA) guaranteed loans, upon foreclosure. Under ASU 2014-14 a mortgage must be derecognized and a separate other receivable recognized upon foreclosure when the loan possesses a non-separable government guarantee that the creditor has both the intent and ability to exercise and for which any amount of the claim determined on the basis of the fair value of the real estate is fixed. Other receivables recognized under this guidance are to be measured based on the amount of the principal and interest expected to be recovered from the guarantor. ASU 2014-14 allows for a modified retrospective or prospective adoption in conjunction with ASU 2014-04 and is effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with early adoption permitted. The Company has adopted this accounting standard; however, ASU 2014-14 did not have a material impact on the Company’s consolidated financial statements.

In February 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-02 “Consolidation (Topic 810) - Amendments to the Consolidation Analysis.” ASU 2015-02 includes amendments that are intended to improve targeted areas of consolidation for legal entities including reducing the

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number of consolidation models from four to two and simplifying the FASB Accounting Standards Codification. ASU 2015-02 is effective for annual and interim periods within those annual periods, beginning after December 15, 2015. The amendments may be applied retrospectively in previously issued financial statements for one or more years with a cumulative effect adjustment to retained earnings as of the beginning of the first year restated. Early adoption is permitted, including adoption in an interim period. The Company is assessing the impact of ASU 2015-02 on its accounting and disclosures.

NOTE C - BUSINESS COMBINATION

The Company accounts for its acquisitions using the acquisition method. Acquisition accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the acquisition method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the straight line method over their estimated useful lives of up to ten years. Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. The excess or deficit of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount or amortizable premium and is recognized into interest income over the remaining life of the loan.

The Mortgage Connection

On December 14, 2015, the Company completed the acquisition of The Mortgage Connection, a Mississippi corporation, which included two loan production offices located in Madison and Brandon, Mississippi.

In connection with the acquisition, the Company recorded $1.5 million of goodwill.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$844
Payable	800
Total purchase price	1,644
Identifiable assets:
Intangible	100
Personal property	44
Total assets	144
Liabilities and equity:
Net assets acquired	$144
Goodwill resulting from acquisition	$1,500

Expenses associated with the acquisition were $13,000 for the three and twelve month periods ended December 31, 2015, respectively. These costs included charges for legal and consulting expenses.

BCB Holding Company, Inc.

On March 3, 2014, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with BCB Holding Company, Inc., an Alabama corporation (“BCB”) and parent of Bay Bank, Mobile, Alabama. The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, BCB will merge with and into the Company (the “Merger”) and Bay Bank will merge with and into The First, A National Banking Association (“Bank Merger”). Subject to the terms and conditions of the Agreement, which has been approved by the Boards of Directors of the Company and BCB, each outstanding share of BCB common stock, other than shares

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held by the Company or BCB, or, shares with respect to which the holders thereof have perfected dissenters’ rights, received (i) for the BCB common stock that was outstanding prior to August 1, 2013, $3.60 per share and one non-transferable contingent value right (“CVR”) of the CVR Consideration, and (ii) for the BCB common stock that was issued on August 1, 2013, $2.25 per share in cash. Each CVR is eligible to receive a cash payment equal to up to $0.40, with the exact amount based on the resolution of certain identified BCB loans over a three-year period following the closing of the transaction. Payout of the CVR will be overseen by a special committee of the Company’s Board of Directors. The total consideration to be paid in connection with the acquisition will range between approximately $6.2 million and $6.6 million depending upon the payout of the CVR. An estimated liability of $174,000 has been accrued for the CVR and a payment of $8,000 was made during the second quarter of 2015 leaving an accrual of $166,000.

As of the closing on July 1, 2014, the Company and BCB entered into an agreement and plan of merger pursuant to which BCB’s wholly-owned subsidiary, Bay Bank, was merged with and into the Company’s wholly-owned subsidiary, the Bank.

In connection with the acquisition, the Company recorded $1.7 million of goodwill and $.2 million of core deposit intangible. The core deposit intangible is being expensed over 10 years.

The Company acquired the $40.1 million loan portfolio at a fair value discount of $1.7 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows

(dollars in thousands):

Purchase price:
Cash and fair value of common stock	$6,300
Total purchase price	6,300
Identifiable assets:
Cash and due from banks	8,307
Investments	23,423
Loans and leases	38,393
Other Real Estate	571
Core deposit intangible	225
Personal and real property	3,670
Deferred tax asset	2,502
Other assets	305
Total assets	77,396
Liabilities and equity:
Deposits	59,321
Borrowed funds	13,104
Other liabilities	326
Total liabilities	72,751
Net assets acquired	4,645
Goodwill resulting from acquisition	$1,655

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2015, are as follows (dollars in thousands):

Outstanding principal balance	$26,639
Carrying amount	25,332

Loans acquired with deteriorated credit quality are detailed in Note E - Loans.

Expenses associated with the acquisition were $29,000 and $508,000 for the three and twelve month periods ended

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December 31, 2014, respectively. These costs included system conversion and integrating operations charges as well as legal and consulting expenses, which have been expensed as incurred.

NOTE D - SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to- maturity securities at December 31, 2015 and 2014, follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$19,479,107	$144,408	$12,565	$19,610,950
Tax-exempt and taxable obligations of states and municipal subdivisions	95,631,123	2,361,599	103,391	97,889,331
Mortgage-backed securities	98,222,658	1,127,562	425,100	98,925,120
Corporate obligations	23,494,670	62,408	1,210,996	22,346,082
Other	1,255,483	-	294,540	960,943
	$238,083,041	$3,695,977	$2,046,592	$239,732,426
Held-to-maturity securities:
Mortgage-backed securities	$1,092,120	$15,712	$-	$1,107,832
Taxable obligations of states and municipal subdivisions	6,000,000	1,440,000	-	7,440,000
	$7,092,120	$1,455,712	$-	$8,547,832

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$27,225,335	$199,851	$53,550	$27,371,636
Tax-exempt and taxable obligations of states and municipal subdivisions	101,873,361	2,896,657	187,598	104,582,420
Mortgage-backed securities	91,697,199	1,579,218	240,805	93,035,612
Corporate obligations	29,952,502	140,556	1,307,782	28,785,276
Other	1,255,483	-	283,981	971,502
	$252,003,880	$4,816,282	$2,073,716	$254,746,446
Held-to-maturity securities:
Mortgage-backed securities	$2,192,741	$20,875	$-	$2,213,616
Taxable obligations of states and municipal subdivisions	6,000,000	1,780,200	-	7,780,200
	$8,192,741	$1,801,075	$-	$9,993,816

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The scheduled maturities of securities at December 31, 2015, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$22,350,096	$22,429,139	$-	$-
Due after one year through five years	59,279,860	59,825,406	-	-
Due after five years through ten years	41,007,663	42,484,543	6,000,000	7,440,000
Due after ten years	17,222,764	16,068,218	-	-
Mortgage-backed securities	98,222,658	98,925,120	1,092,120	1,107,832
	$238,083,041	$239,732,426	$7,092,120	$8,547,832

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

No gain or loss was realized from the sale of available-for-sale securities in 2015 and a gain of $237,173 was realized in 2014. No other-than-temporary impairment losses were recognized for the years ended December 31, 2015 and 2014.

Securities with a carrying value of $215,726,751 and $191,534,036 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2015 and 2014, were as follows:

	2015
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$4,975,580	$12,565	$-	$-	$4,975,580	$12,565
Tax-exempt and taxable obligations of states and municipal subdivisions	12,762,528	50,055	3,049,129	53,336	15,811,657	103,391
Mortgage-backed securities	36,024,587	370,514	2,507,036	54,586	38,531,623	425,100
Corporate obligations	8,531,765	28,627	3,144,333	1,182,369	11,676,098	1,210,996
Other	-	-	960,943	294,540	960,943	294,540
	$62,294,460	$461,761	$9,661,441	$1,584,831	$71,955,901	$2,046,592

	2014
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$5,510,325	$16,481	$3,451,215	$37,069	$8,961,540	$53,550
Tax-exempt and taxable obligations of states and municipal subdivisions	9,191,726	28,694	10,667,122	158,904	19,858,848	187,598
Mortgage-backed securities	156,589	5,207	19,319,269	235,598	19,475,858	240,805
Corporate obligations	6,910,425	32,096	6,580,925	1,275,686	13,491,350	1,307,782
Other	-	-	971,502	283,981	971,502	283,981
	$21,769,065	$82,478	$40,990,033	$1,991,238	$62,759,098	$2,073,716

E-44

Approximately 18% of the number of securities in the investment portfolio at December 31, 2015, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2015 and December 31, 2014, respectively, loans accounted for 74.0% and 71.3% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

	December 31, 2015		December 31, 2014
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$3,974	0.5%	$2,103	0.3%
Commercial, financial and agricultural	129,197	16.6	106,109	15.0
Real Estate:
Mortgage-commercial	253,309	32.6	238,602	33.8
Mortgage-residential	272,180	35.1	256,406	36.3
Construction	99,161	12.8	84,935	12.0
Lease financing receivable	2,650	0.3	-	-
Consumer and other	16,018	2.1	18,480	2.6
Total loans	776,489	100%	706,635	100%
Allowance for loan losses	(6,747)		(6,095)
Net loans	$769,742		$700,540

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

E-45

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

Activity in the allowance for loan losses for December 31, 2015 and 2014 was as follows:

(In thousands)

	2015	2014

Balance at beginning of period	$6,095	$5,728
Loans charged-off:
Real Estate	(534)	(1,203)
Installment and Other	(126)	(167)
Commercial, Financial and Agriculture	(183)	(89)
Total	(843)	(1,459)
Recoveries on loans previously charged-off:
Real Estate	905	325
Installment and Other	81	68
Commercial, Financial and Agriculture	99	15
Total	1,085	408
Net (Charge-offs) Recoveries	242	(1,051)
Provision for Loan Losses	410	1,418
Balance at end of period	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2015 and December 31, 2014.

Allocation of the Allowance for Loan Losses

	December 31, 2015
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4
Consumer Real Estate	1,477	21.9
Consumer	141	2.5
Unallocated	1,216	.1
Total	$6,747	100%

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9
Consumer Real Estate	1,852	24.2
Consumer	175	2.6
Unallocated	-	-
Total	$6,095	100%

E-46

The following table represents the Company’s impaired loans at December 31, 2015 and December 31, 2014. This table includes performing troubled debt restructurings.

	December 31,	December 31,
	2015	2014
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$6,020	$4,702
Impaired loans with a valuation allowance	4,107	4,858
Total impaired loans	$10,127	$9,560
Allowance for loan losses on impaired loans at period end	957	968
Total nonaccrual loans	7,368	6,056

Past due 90 days or more and still accruing	29	669
Average investment in impaired loans	9,652	7,077

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2015 and December 31, 2014:

	2015	2014

Interest income recognized during impairment	-	129
Cash-basis interest income recognized	211	256

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for the years ended December 31, 2015 and 2014, was $116,000 and $92,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2015 and 2014 .

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2015 and December 31, 2014. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2015

		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,782	$39	$306	$10,127
Collectively evaluated	610,996	19,591	131,801	762,388
Total	$620,778	$19,630	$132,107	$772,515

Allowance for Loan Losses
Individually evaluated	$882	$25	$50	$957
Collectively evaluated	3,613	1,332	845	5,790
Total	$4,495	$1,357	$895	$6,747

E-47

December 31, 2014

		Installment	Commercial,
	Real Estate	And Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,282	$38	$240	$9,560
Collectively evaluated	568,952	18,610	107,410	694,972
Total	$578,234	$18,648	$107,650	$704,532

Allowance for Loan Losses
Individually evaluated	$922	$29	$17	$968
Collectively evaluated	4,285	146	696	5,127
Total	$5,207	$175	$713	$6,095

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2015 and 2014. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2015 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2015

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$2	$-
Commercial real estate	5,790	5,828	-	5,099	50
Consumer real estate	223	223	-	205	-
Consumer installment	7	7	-	8	-
Total	$6,020	$6,058	$-	$5,314	$50

Impaired loans with a related allowance:
Commercial installment	$306	$306	$50	$264	$14
Commercial real estate	2,927	2,927	444	2,891	132
Consumer real estate	842	842	438	1,152	15
Consumer installment	32	32	25	31	-
Total	$4,107	$4,107	$957	$4,338	$161

Total Impaired Loans:
Commercial installment	$306	$306	$50	$266	$14
Commercial real estate	8,717	8,755	444	7,990	182
Consumer real estate	1,065	1,065	438	1,357	15
Consumer installment	39	39	25	39	-
Total Impaired Loans	$10,127	$10,165	$957	$9,652	$211

E-48

December 31, 2014

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$50	$-
Commercial real estate	4,665	4,665	-	2,654	142
Consumer real estate	27	27	-	179	-
Consumer installment	10	10	-	11	-
Total	$4,702	$4,702	$-	$2,894	$142

Impaired loans with a related allowance:
Commercial installment	$240	$240	$18	$189	$20
Commercial real estate	2,558	2,558	315	2,415	59
Consumer real estate	2,032	2,032	607	1,546	33
Consumer installment	28	28	28	33	2
Total	$4,858	$4,858	$968	$4,183	$114

Total Impaired Loans:
Commercial installment	$240	$240	$18	$239	$20
Commercial real estate	7,223	7,223	315	5,069	201
Consumer real estate	2,059	2,059	607	1,725	33
Consumer installment	38	38	28	44	2
Total Impaired Loans	$9,560	$9,560	$968	$7,077	$256

Loans acquired with deteriorated credit quality are those purchased in the BCB Holding Company, Inc. acquisition (See Note C -Business Combination for further information). These loans were recorded at estimated fair value at the acquisition date with no carryover of the related allowance for loan losses. The acquired loans were segregated as of the acquisition date between those considered to be performing (acquired non-impaired loans) and those with evidence of credit deterioration (acquired impaired loans). Acquired loans are considered impaired if there is evidence of credit deterioration and if it is probable, at acquisition, all contractually required payments will not be collected.

The following table presents information regarding the contractually required payments receivable, cash flows expected to be collected and the estimated fair value of loans acquired in the BCB acquisition as of July 1, 2014, the closing date of the transaction:

	July 1, 2014
	(In thousands)
	Commercial, financial and agricultural	Mortgage- Commercial	Mortgage- Residential	Commercial and other	Total
Contractually required payments	$1,519	$29,648	$7,933	$976	$40,076
Cash flows expected to be collected	1,570	37,869	9,697	1,032	50,168
Fair value of loans acquired	1,513	28,875	7,048	957	38,393

E-49

Total outstanding acquired impaired loans were $3,039,840 as of December 31, 2015. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loans, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off.

Changes in the carrying amount and accretable yield for acquired impaired loans were as follows for the year ended December 31, 2015 (in thousands):

	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$1,417	$2,063
Accretion	(198)	198
Payments received, net	-	(440)
Balance at end of period	$1,219	$1,821

The following tables provide additional detail of troubled debt restructurings during the twelve months ended December 31, 2015 and 2014.

	December 31, 2015
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	499	492	2	10
Consumer real estate	45	40	1	-
Consumer installment	-	-	-	-
Total	$544	$532	3	$10

	December 31, 2014
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$239	$176	1	$15
Commercial real estate	1,345	1,342	7	26
Consumer real estate	94	94	1	1
Consumer installment	-	-	-	-
Total	$1,678	$1,612	9	$42

E-50

The TDRs presented above did increase the allowance for loan losses but resulted in -0- charge-offs for the years ended December 31, 2015 and 2014, respectively.

The balance of troubled debt restructurings at December 31, 2015 and 2014, was $6.9 million and $6.8 million, respectively, calculated for regulatory reporting purpose. As of December 31, 2015, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

All loans were performing as agreed with modified terms.

During the twelve month period ending December 31, 2015 and 2014, the terms of 3 and 9 loans, respectively, were modified as TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

	December 31, 2015
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$206,237	$-	$-	$50,221	$256,458
Commercial real estate	1,823,217	-	-	2,933,287	4,756,504
Consumer real estate	721,110	-	-	1,134,816	1,855,926
Consumer installment	7,894	-	-	29,435	37,329
Total	$2,758,458	$-	$-	$4,147,759	$6,906,217
Allowance for loan losses	$106,028	$-	$-	$197,338	$303,366

	December 31, 2014
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$233,340	$-	$-	$-	$233,340
Commercial real estate	1,684,755	-	-	2,729,170	4,413,925
Consumer real estate	952,162	622,302	-	448,796	2,023,260
Consumer installment	9,983	-	-	103,109	113,092
Total	$2,880,240	$622,302	$-	$3,281,075	$6,783,617
Allowance for loan losses	$120,220	$11,206	$102,657	$-	$234,083

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$311	$-	$2,956	$3,267	$99,161
Real Estate-mortgage	3,339	29	2,055	5,423	272,180
Real Estate-nonfarm nonresidential	736	-	2,225	2,961	253,309
Commercial	97	-	100	197	129,197
Lease financing receivable	-	-	-	-	2,650
Consumer	70	-	32	102	16,018
Total	$4,553	$29	$7,368	$11,950	$772,515

E-51

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$428	$-	$2,747	$3,175	$84,935
Real Estate-mortgage	3,208	208	2,164	5,580	256,406
Real Estate- nonfarm nonresidential	3,408	461	1,102	4,971	238,602
Commercial	29	-	5	34	106,109
Consumer	90	-	38	128	18,480
Total	$7,163	$669	$6,056	$13,888	$704,532

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

As of December 31, 2015 and December 31, 2014, and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)

December 31, 2015

	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Commercial, Financial and Agriculture	Total

Pass	$434,638	$167,394	$19,556	$132,101	$753,689
Special Mention	681	153	-	168	1,002
Substandard	16,655	1,453	75	178	18,361
Doubtful	-	327	-	-	327
Subtotal	451,974	169,327	19,631	132,447	773,379
Less:
Unearned Discount	448	76	-	340	864
Loans, net of unearned discount	$451,526	$169,251	$19,631	$132,107	$772,515

E-52

December 31, 2014

	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Commercial, Financial and Agriculture	Total

Pass	$388,569	$167,827	$18,558	$107,126	$682,080
Special Mention	4,756	191	-	498	5,445
Substandard	14,727	2,567	90	63	17,447
Doubtful	-	-	-	-	-
Subtotal	408,052	170,585	18,648	107,687	704,972
Less:
Unearned Discount	320	82	-	38	440
Loans, net of unearned discount	$407,732	$170,503	$18,648	$107,649	$704,532

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2015	2014
Premises:
Land	$10,352,314	$10,565,633
Buildings and improvements	26,164,412	25,872,002
Equipment	10,927,780	11,663,195
Construction in progress	76,920	188,146
	47,521,426	48,288,976
Less accumulated depreciation and amortization	13,898,415	13,479,133
	$33,623,011	$34,809,843

The amounts charged to operating expense for depreciation were $1,645,081 and $1,552,297 in 2015 and 2014, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2015 and 2014, was $105,605,438 and $120,693,807, respectively.

At December 31, 2015, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

E-53

Year	Amount

2016	$120,771
2017	25,924
2018	12,154
2019	8,408
2020	12,216
Thereafter	-
$179,473

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	December 31,
	2015	2014

Reverse Repurchase Agreement	$5,000,000	$5,000,000
Fed Funds purchased	5,340,000	-
FHLB advances	99,981,245	84,450,067
	$110,321,245	$89,450,067

Advances from the FHLB have maturity dates ranging from January 2016 through June 2019. Interest is payable monthly at rates ranging from .31% to 5.47%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2015, FHLB advances available and unused totaled $242,945,692.

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2015, were as follows:

Year	Amount

2016	$91,981,245
2017	5,000,000
2018	-
2019	3,000,000
Total	$99,981,245

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,501,503 at December 31, 2015 and $7,443,951 at December 31, 2014. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

NOTE I - LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $530,000 and $421,000 as of December 31, 2015 and 2014, respectively.

The Company is also committed under two long-term capital lease agreements. One capital lease agreement had an outstanding balance of $1,018,000 and $1,154,000 at December 31, 2015 and 2014, respectively (included in other liabilities). This lease has a remaining term of 6 years at December 31, 2015. Assets related to the capital lease are included in premises and equipment and the cost consists of $2.6 million less accumulated depreciation of approximately $1,127,913 and $866,313 at December 31, 2015 and 2014, respectively. The second capital lease

E-54

agreement had an outstanding balance of $309,000 at December 31, 2015. This lease has a remaining term of 4 years at December 31, 2015. Assets related to the capital lease are included in premises and equipment and the cost consists of $0.3 million less accumulated depreciation of approximately $1,000 at December 31, 2015.

Minimum future lease payments for the operating and capital leases at December 31, 2015, were as follows:

	Operating
	Leases	Capital Leases
	(In thousands)

2016	503	252
2017	214	275
2018	141	275
2019	141	275
2020	130	191
Thereafter	556	175

Total Minimum Lease Payments	$1,685	$1,443

Less: Amount representing interest		(116)

Present value of minimum lease payments		$1,327

NOTE J - REGULATORY MATTERS

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital to adjusted total assets (leverage) and common equity Tier 1. Management believes, as of December 31, 2015, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

In 2013, the Federal Reserve voted to adopt final capital rules implementing Basel III requirements for U.S. Banking organizations. Under the final rule, minimum requirements increased for both the quantity and quality of capital held by banking organizations. The final rule includes a new minimum ratio of common equity Tier 1 capital (Tier 1 Common) to risk-weighted assets and a Tier 1 Common capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets and includes a minimum leverage ratio of 4% for all banking organizations. These new minimum capital ratios are effective on January 1, 2015, and will be fully phased in on January 1, 2019.

At December 31, 2015 and 2014, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. Under Basel III requirements, a financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 8% or more, has a common equity Tier 1 of 6.5%, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2015 and 2014, are presented in the following

E-55

table. No amount was deducted from capital for interest-rate risk exposure.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2015
Total risk-based	$103,403	11.9%	$102,911	11.8%
Common equity Tier 1	70,587	8.1%	96,164	11.0%
Tier I risk-based	96,656	11.1%	96,164	11.0%
Tier I leverage	96,656	8.7%	96,164	8.6%
December 31, 2014
Total risk-based	$95,419	12.3%	$94,888	12.2%
Tier I risk-based	89,324	11.5%	88,793	11.4%
Tier I leverage	89,324	8.4%	88,793	8.4%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2015 and 2014, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2015
Total risk-based	$69,753	8.0%	$69,698	8.0%
Common equity Tier 1	39,236	4.5%	39,205	4.5%
Tier I risk-based	52,315	6.0%	52,274	6.0%
Tier I leverage	44,661	4.0%	44,625	4.0%

December 31, 2014
Total risk-based	$62,272	8.0%	$62,208	8.0%
Tier I risk-based	31,136	4.0%	31,104	4.0%
Tier I leverage	42,363	4.0%	42,325	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2015	2014
Current:
Federal	$2,484,372	$1,757,098
State	473,037	347,382
Deferred	255,638	331,399
	$3,213,047	$2,435,879

E-56

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2015		2014
	Amount	%	Amount	%

Income taxes at statutory rate	$4,083,995	34%	$3,076,856	34%
Tax-exempt income	(831,141)	(7)%	(863,204)	(10)%
Nondeductible expenses	161,176	1%	238,638	3%
State income tax, net of federal tax effect	307,951	3%	215,803	2%
Tax credits	(295,800)	(2)%	(337,716)	(4)%
Other, net	(213,134)	(2)%	105,502	2%
	$3,213,047	27%	$2,435,879	27%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$2,516,669	$2,273,435
Net operating loss carryover	2,426,903	2,615,552
Other real estate	275,530	357,873
Other	1,194,345	1,200,419
	6,413,447	6,447,279
Deferred tax liabilities:
Securities accretion	(112,050)	(124,942)
Premises and equipment	(554,103)	(443,080)
Unrealized gain on available-for-sale securities	(560,791)	(932,473)
Core deposit intangible	(149,109)	(238,562)
Goodwill	(929,316)	(716,188)
	(2,305,369)	(2,455,245)
Net deferred tax asset, included in other assets	$4,108,078	$3,992,034

With the acquisition of Wiggins in 2006, Baldwin in 2013, and Bay in 2014, the Company assumed federal tax net operating loss carryovers. These net operating losses are available to the Company through the years 2023, 2033, and 2034, respectively.

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2015, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2011.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $287,055 in 2015 and $255,716 in 2014.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2015, the ESOP held 5,902 shares of Company common stock and had no debt obligation. All shares held by the plan were considered

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outstanding for net income per share purposes. Total ESOP expense was $25,506 for 2015 and $26,267 for 2014.

During 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, will be accrued by the Company at such retirement date. During 2015, the Company accrued $88,992 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provided for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  In 2015, the Company adopted an amendment to the 2007 Stock Incentive Plan which provided for the issuance of an additional 300,000 shares of Company Common Stock, $1.00 par value per share, for a total of 615,000 shares. Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  During the year ended December 31, 2014, 69,627 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2015, 69,327 nonvested restricted stock awards were granted under the Plan and no stock awards were forfeited due to separation. During 2015, 6,324 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $14.06 per share. Compensation costs in the amount of $721,124 was recognized for the year ended December 31, 2015 and $617,779 for the year ended December 31, 2014. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three or five year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends, which are held until vested. As of December 31, 2015, there was approximately $1,266,000 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 4 years).

NOTE N - SUBORDINATED DEBENTURES

On June 30, 2006, the Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities were redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, the Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the provisions of ASC Topic 810, Consolidation, the trusts are not included in the consolidated financial statements.

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2015, and 2014.

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NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $7,957,000 and $8,442,000 at December 31, 2015 and 2014, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2015, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$8,442
New loans	362
Repayments	(847)
Loans outstanding at end of year	$7,957

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $1,135,000 and $986,000 at December 31, 2015 and 2014, respectively, and had made loan commitments of approximately $144,086,000 and $128,086,000 at December 31, 2015 and 2014, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2015, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi, as well as Washington Parish, St. Tammany Parish and East Baton Rouge Parish in Louisiana and Baldwin and Mobile Counties in South Alabama. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2015, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

NOTE R - FAIR VALUES OF ASSETS AND LIABILITIES

The Company follows the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, that establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The guidance defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

In accordance with the guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

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Level 1:	Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets.

Available-for-Sale Securities

The fair value of available-for-sale securities is determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. Level 1 securities include mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. Treasury securities, obligations of U.S. government corporations and agencies, obligations of states and political subdivisions, mortgage-backed securities and collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2015 and December 31, 2014 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015

Obligations of U.S. Government agencies	$19,611	$-	$19,611	$-
Municipal securities	97,889	-	97,889	-
Mortgage-backed securities	98,925	-	98,925	-
Corporate obligations	22,346	-	19,789	2,557
Other	961	961	-	-
Total	$239,732	$961	$236,214	$2,557

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2014

Obligations of U.S. Government agencies	$27,372	$-	$27,372	$-
Municipal securities	104,582	-	104,582	-
Mortgage-backed securities	93,036	-	93,036	-
Corporate obligations	28,784	-	25,983	2,801
Other	972	972	-	-
Total	$254,746	$972	$250,973	$2,801

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The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Trust Preferred Securities
	2015	2014
Balance of recurring Level 3 assets at January 1	$2,801	$2,798
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Unrealized income (loss) included in comprehensive income	(244)	3
Balance of recurring Level 3 assets at December 31	$2,557	$2,801

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs

December 31, 2015	$2,557	Discounted cash flow	Discount rate	1.08% - 2.77%
December 31, 2014	$2,801	Discounted cash flow	Discount rate	.79% - 2.49%

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discounts existing at origination or acquisition of the loan. Impaired loans are classified within Level 2 of the fair value hierarchy.

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Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2015, amounted to $3,083,000. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2015 and December 31, 2014 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015

Impaired loans	$10,127	$-	$10,127	$-
Other real estate owned	3,083	-	3,083	-

December 31, 2014

Impaired loans	$9,560	$-	$9,560	$-
Other real estate owned	4,655	-	4,655	-

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents - For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment in securities available-for-sale and held-to-maturity - The fair value measurement for securities available-for-sale was discussed earlier. The same measurement approach was used for securities held-to-maturity and other securities.

Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Bank-owned Life Insurance - The fair value of bank-owned life insurance approximates the carrying amount, because upon liquidation of these investments, the Company would receive the cash surrender value which equals the carrying amount.

Deposits - The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate

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term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Short-Term Borrowings - The carrying value of any federal funds purchased and other short-term borrowings approximates their fair values.

FHLB and Other Borrowings - The fair value of the fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowing approximates its fair value.

Subordinated Debentures - The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

Off-Balance Sheet Instruments - Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

As of December 31, 2015			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$41,259	$41,259	$41,259	$-	$-
Securities available-for-sale	239,732	239,732	961	236,214	2,557
Securities held-to-maturity	7,092	8,548	-	8,548	-
Other securities	8,135	8,135	-	8,135	-
Loans, net	769,742	784,113	-	-	784,113
Bank-owned life insurance	14,872	14,872	-	14,872	-

Liabilities:
Noninterest-bearing deposits	$189,445	$189,445	$-	$189,445	$-
Interest-bearing deposits	727,250	726,441	-	726,441	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	110,321	110,321	-	110,321	-

As of December 31, 2014			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$44,618	$44,618	$44,618	$-	$-
Securities available-for-sale	254,746	254,746	972	250,973	2,801
Securities held-to-maturity	8,193	9,994	-	9,994	-
Other securities	7,234	7,234	-	7,234	-
Loans, net	700,540	715,849	-	-	715,849
Bank-owned life insurance	14,463	14,463	-	14,463	-

Liabilities:
Noninterest-bearing deposits	$201,362	$201,362	$-	$201,362	$-
Interest-bearing deposits	691,413	691,036	-	691,036	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	89,450	89,450	-	89,450	-

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NOTE S - SENIOR PREFERRED STOCK

Pursuant to the terms of the letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company issued 17,123 CDCI Preferred Shares.

The Letter Agreement contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends of $0.15 per share were declared and paid 2011 through 2015) and on the Company’s ability to repurchase its common stock in the event of a non-payment of our dividend, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% for 8 years of the liquidation value of the shares, payable quarterly in arrears.

On Wednesday, May 13, 2015, The First Bancshares, Inc. (the “Company”) entered into a Letter Agreement, including Schedule A thereto (the “Letter Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company redeemed the Warrant to purchase up to 54,705 shares of the Company’s common stock, no par value per share (the “Common Stock”) issued to Treasury on February 6, 2009 under the Capital Purchase Program. In connection with this redemption, on May 13, 2015, the Company paid Treasury an aggregate redemption price of $302,410.

NOTE T - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$213,621	$63,707
Investment in subsidiary bank	112,943,885	105,685,727
Investments in statutory trusts	310,000	310,000
Other	686,409	808,132
	$114,153,915	$106,867,566
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Other	407,825	341,982
Stockholders’ equity	103,436,090	96,215,584
	$114,153,915	$106,867,566

Condensed Statements of Income

	Years Ended December 31,
	2015	2014
Income:
Interest and dividends	$5,573	$5,453
Dividend income	1,650,000	5,109,668
Other	-	364,719
	1,655,573	5,479,840
Expenses:
Interest on borrowed funds	185,351	181,330
Legal	295,637	504,130
Other	833,502	752,027
	1,314,490	1,437,487

Income before income taxes and equity in undistributed income of subsidiary	341,083	4,042,353
Income tax benefit	487,853	296,388
Income before equity in undistributed income of subsidiary	828,936	4,338,741
Equity in undistributed income of subsidiary	7,969,766	2,274,955

Net income	$8,798,702	$6,613,696

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Condensed Statements of Cash Flows

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$8,798,702	$6,613,696
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(7,969,766)	(2,274,955)
Restricted stock expense	721,124	617,779
Gain on sale of assets	-	(364,719)
Other, net	151,251	689,740
Net cash provided by operating activities	1,701,311	5,281,541

Cash flows from investing activities:
Investment in subsidiary bank	-	-
Outlays for acquisition	(35,709)	(4,034,668)
Net cash used in investing activities	(35,709)	(4,034,668)

Cash flows from financing activities:
Dividends paid on common stock	(778,428)	(763,488)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(92,390)	(85,532)
Repurchase of warrants	(302,410)	-
Net cash used in financing activities	(1,515,688)	(1,191,480)

Net increase in cash and cash equivalents	149,914	55,393
Cash and cash equivalents at beginning of year	63,707	8,314

Cash and cash equivalents at end of year	$213,621	$63,707

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NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2015
Total interest income	$9,683	$10,022	$10,080	$10,417
Total interest expense	804	806	793	804
Net interest income	8,879	9,216	9,287	9,613
Provision for loan losses	150	-	250	10
Net interest income after provision for loan losses	8,729	9,216	9,037	9,603
Total non-interest income	1,850	1,854	1,982	1,903
Total non-interest expense	7,818	8,092	7,977	8,275
Income tax expense	732	793	815	873
Net income	2,029	2,185	2,227	2,358
Preferred dividends	85	86	86	85

Net income applicable to common stockholders	$1,944	$2,099	$2,141	$2,273
Per common share:
Net income, basic	$.36	$.39	$.40	$.42
Net income, diluted	.36	.39	.39	.42
Cash dividends declared	.0375	.0375	.0375	.0375

2014
Total interest income	$8,447	$8,574	$9,688	$9,662
Total interest expense	623	726	833	791
Net interest income	7,824	7,848	8,855	8,871
Provision for loan losses	358	277	631	152
Net interest income after provision for loan losses	7,466	7,571	8,224	8,719
Total non-interest income	1,672	2,055	2,021	2,055
Total non-interest expense	7,227	7,384	8,071	8,051
Income tax expense	484	629	641	682
Net income	1,427	1,613	1,533	2,041
Preferred dividends and stock accretion	106	86	85	86
Net income applicable to common Stockholders	$1,321	$1,527	$1,448	$1,955
Per common share:
Net income, basic	$.26	$.30	$.27	$.37
Net income, diluted	.25	.29	.27	.36
Cash dividends declared	.0375	.0375	.0375	.0375

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REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

The First Bancshares, Inc.

Hattiesburg, Mississippi

We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2014. The management of The First Bancshares, Inc. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

March 31, 2015

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THE FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Cash and due from banks	$30,332,502	$24,079,590
Interest-bearing deposits with banks	13,899,287	14,205,335
Federal funds sold	386,000	967,000
Total cash and cash equivalents	44,617,789	39,251,925
Held-to-maturity securities (fair value of $9,993,816 in 2014 and $9,624,427 in 2013)	8,192,741	8,438,435
Available-for-sale securities	254,746,446	244,050,671
Other securities	7,234,350	5,533,850
Total securities	270,173,537	258,022,956
Loans held for sale	2,103,351	3,679,521
Loans, net of allowance for loan losses of $6,095,001 in 2014 and $5,727,800 in 2013	698,436,345	573,894,868
Interest receivable	3,659,006	3,291,887
Premises and equipment	34,809,843	32,071,741
Cash surrender value of life insurance	14,463, 207	6,593,403
Goodwill	12,276,040	10,620,814
Other assets	13,228,601	13,462,960
Total assets	$1,093,767,719	$940,890,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$201,362,468	$173,793,894
Interest-bearing	691,413,018	606,177,141
Total deposits	892,775,486	779,971,035
Interest payable	315,844	399,976
Borrowed funds	89,450,067	52,000,000
Subordinated debentures	10,310,000	10,310,000
Other liabilities	4,700,738	13,100,724
Total liabilities	997,552,135	855,781,735
Stockholders’ Equity:
Preferred stock, no par value, $1,000 per share liquidation, 10,000,000 shares authorized; 17,123 shares issued and outstanding in 2014 and 2013, respectively	17,123,000	17,102,507
Common stock, par value $1 per share: 10,000,000 shares authorized; 5,342,670 and 5,122,941 shares issued and outstanding in 2014 and 2013, respectively	5,342,670	5,122,941
Additional paid-in capital	44,420,149	42,086,463
Retained earnings	27,975,049	22,508,918
Accumulated other comprehensive income (loss)	1,818,361	(1,248,844)
Treasury stock, at cost	(463,645)	(463,645)
Total stockholders’ equity	96,215,584	85,108,340
Total liabilities and stockholders’ equity	$1,093,767,719	$940,890,075

The accompanying notes are an integral part of these statements.

E-68

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
INTEREST INCOME
Interest and fees on loans	$30,276,477	$25,736,169
Interest and dividends on securities:
Taxable interest and dividends	3,884,321	3,279,367
Tax-exempt interest	2,071,782	2,140,084
Interest on federal funds sold	52,945	62,244
Interest on deposits in banks	85,257	100,169
Total interest income	36,370,782	31,318,033

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	520,373	698,580
Interest on other deposits	1,848,965	1,601,024
Interest on borrowed funds	603,469	617,654
Total interest expense	2,972,807	2,917,258
Net interest income	33,397,975	28,400,775
Provision for loan losses	1,418,260	1,075,983
Net interest income after provision for loan losses	31,979,715	27,324,792

OTHER INCOME
Service charges on deposit accounts	4,261,795	3,979,159
Other service charges and fees	2,162,958	2,187,229
Bank owned life insurance income	369,804	152,294
Loss on sale of other real estate	(85,256)	(76,532)
Other	1,094,167	841,147
Total other income	7,803,468	7,083,297

OTHER EXPENSE
Salaries	14,207,216	12,216,098
Employee benefits	3,254,399	2,638,558
Occupancy	2,805,157	2,351,009
Furniture and equipment	1,721,170	1,568,113
Supplies and printing	497,755	455,443
Professional and consulting fees	1,617,828	2,433,111
Marketing and public relations	445,451	451,018
FDIC and OCC assessments	938,378	766,503
Other	5,246,254	5,285,148
Total other expense	30,733,608	28,165,001

E-69

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

Continued:	2014	2013

Income before income taxes	9,049,575	6,243,088
Income taxes	2,435,879	1,603,593

Net income	6,613,696	4,639,495
Preferred dividends and stock accretion	362,953	424,428
Net income applicable to common stockholders	$6,250,743	$4,215,067

Net income per share:
Basic	$1.27	$1.07
Diluted	1.25	1.06
Net income applicable to common stockholders:
Basic	$1.20	$.98
Diluted	1.19	.96

The accompanying notes are an integral part of these statements.

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

Net income	$6,613,696	$4,639,495

Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains (losses) arising during the period	4,804,818	(5,676,942)
Less reclassification adjustment for gains included in net income	(237,173)	-
	4,567,645	(5,676,942)

Unrealized holding losses on loans held for sale	(83,826)	(55,967)

Income tax benefit (expense)	(1,416,614)	1,951,037

Other comprehensive income (loss)	3,067,205	(3,781,872)

Comprehensive income	$9,680,901	$857,623

The accompanying notes are an integral part of these statements.

E-70

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2014 AND 2013

	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2013	$3,133,596	$17,020,539	$283,738	$23,427,037	$19,951,173	$2,533,028	$(463,645)	$65,885,466

Net income 2013	-	-	-	-	4,639,495	-	-	4,639,495
Other comprehensive income (loss)	-	-	-	-	-	(3,781,872)	-	(3,781,872)
Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(615,781)	-	-	(615,781)
Grant of restricted stock	39,913	-	-	(39,913)	-	-	-	-
Compensation cost on restricted stock	-	-	-	391,777	-	-	-	391,777
Preferred stock accretion	-	81,968	-	-	(81,968)	-	-	-
Repurchase of restricted stock for payment of taxes	(1,788)	-	-	(24,961)	-	-	-	(26,749)
Issuance of 1,951,220 common shares	1,951,220	-	-	18,048,785	(1,041,541)	-	-	18,958,464
Balance, December 31, 2013	$5,122,941	$17,102,507	$283,738	$41,802,725	$22,508,918	$(1,248,844)	$(463,645)	$85,108,340

Net income 2014	-	-	-	-	6,613,696	-	-	6,613,696
Other comprehensive income	-	-	-	-	-	3,067,205	-	3,067,205

E-71

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2014 AND 2013

Continued:	Common Stock	Preferred Stock	Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Treasury Stock	Total

Dividends on preferred stock	-	-	-	-	(342,460)	-	-	(342,460)
Cash dividend declared, $.15 per common share	-	-	-	-	(784,612)	-	-	(784,612)
Grant of restricted stock	67,627	-	-	(67,627)	-	-	-	-
Compensation cost on restricted stock	-	-	-	617,779	-	-	-	617,779
Preferred stock accretion	-	20,493	-	-	(20,493)	-	-	-
Repurchase of restricted stock for payment of taxes	(5,981)	-	-	(79,551)	-	-	-	(85,532)
Issuance of 158,083 common shares for BCB Holding	158,083	-	-	1,863,085	-	-	-	2.021,168
Balance, December 31, 2014	$5,342,670	$17,123,000	$283,738	$44,136,411	$27,975,049	$1,818,361	$(463,645)	$96,215,584

The accompanying notes are an integral part of these statements.

E-72

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,613,696	$4,639,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,182,630	1,915,398
FHLB Stock dividends	(6,000)	(4,100)
Provision for loan losses	1,418,260	1,075,983
Deferred income taxes	331,399	1,707,403
Restricted stock expense	617,779	391,777
Increase in cash value of life insurance	(369,804)	(152,294)
Amortization and accretion, net	900,913	(107,170)
Gain on sale of land	(110,734)	-
Writedown of bank property	-	193,073
Gain on sale of securities	(237,174)	-
Loss on sale/writedown of other real estate	395,379	350,023
Changes in:
Loans held for sale	1,659,996	2,671,885
Interest receivable	(152,307)	(54,600)
Other assets	2,643,956	4,412,575
Interest payable	(109,218)	(153,065)
Other liabilities	(8,721,513)	1,108,980
Net cash provided by operating activities	7,057,258	17,995,363

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(38,459,683)	(83,415,975)
Purchases of other securities	(3,296,800)	(2,780,100)
Proceeds from maturities and calls of available-for-sale securities	42,723,486	52,237,989
Proceeds from maturities and calls of held-to-maturity securities	246,980	-
Proceeds from sales of securities available-for-sale	10,909,239	-
Proceeds from redemption of other securities	2,514,485	788,200
Increase in loans	(89,190,269)	(50,100,144)
Net additions to premises and equipment	(988,736)	(746,724)
Purchase of bank owned life insurance	(7,500,000)	-
Proceeds from sale of land	76,375	-
Cash received in excess of cash paid for acquisition	4,272,735	43,150,000
Net cash used in investing activities	(78,692,188)	(40,866,754)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	53,845,509	(1,971,438)
Proceeds from borrowed funds	180,000,000	47,000,000
Repayment of borrowed funds	(155,653,580)	(31,770,773)
Dividends paid on common stock	(763,143)	(600,452)
Dividends paid on preferred stock	(342,460)	(342,460)

The accompanying notes are an integral part of these statements.

E-73

THE FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014 AND 2013

Continued:	2014	2013

Repurchase of restricted stock for payment of taxes	(85,532)	(26,749)
Issuance of 1,951,220 common shares, net	-	18,958,464
Net cash provided by financing activities	77,000,794	31,246,592

Net increase in cash and cash equivalents	5,365,864	8,375,201
Cash and cash equivalents at beginning of year	39,251,925	30,876,724
Cash and cash equivalents at end of year	$44,617,789	$39,251,925

Supplemental disclosures:

Cash paid during the year for:
Interest	$3,056,939	$2,729,323
Income taxes	275,075	980,490

Non-cash activities:
Transfers of loans to other real estate	2,208,010	2,136,687
Issuance of restricted stock grants	67,627	39,913
Loans originated to facilitate the sale of land	402,982	-

The accompanying notes are an integral part of these statements.

E-74

THE FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF BUSINESS

The First Bancshares, Inc. (the Company) is a bank holding company whose business is primarily conducted by its wholly-owned subsidiary, The First, A National Banking Association (the Bank). The Bank provides a full range of banking services in its primary market area of South Mississippi, South Alabama, and Louisiana. The Company is regulated by the Federal Reserve Bank. Its subsidiary bank is subject to the regulation of the Office of the Comptroller of the Currency (OCC).

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company and the Bank follow accounting principles generally accepted in the United States of America including, where applicable, general practices within the banking industry.

1.	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

2.	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

3.	Cash and Due From Banks

Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2014, the required reserve balance on deposit with the Federal Reserve Bank was approximately $4,610,000.

4.	Securities

Investments in securities are accounted for as follows:

Available-for-Sale Securities

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported net of tax, as a component of accumulated other comprehensive income (loss) in stockholders' equity, until realized. Premiums and discounts are recognized in interest income using the interest method. Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

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Securities to be Held-to-Maturity

Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method.

Trading Account Securities

Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2014 and 2013.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of investments in the Federal Home Loan Bank (FHLB), Federal Reserve Bank and First National Bankers’ Bankshares, Inc. Management reviews for impairment based on the ultimate recoverability of the cost basis.

Other-than-Temporary Impairment

Management evaluates investment securities for other-than-temporary impairment on a quarterly basis. A decline in the fair value of available-for-sale and held-to-maturity securities below cost that is deemed other-than-temporary is charged to earnings for a decline in value deemed to be credit related and a new cost basis for the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

5.	Loans held for sale

The Bank originates fixed rate single family, residential first mortgage loans on a presold basis. The Bank issues a rate lock commitment to a customer and concurrently “locks in” with a secondary market investor under a best efforts delivery mechanism. Such loans are sold without the servicing retained by the Bank. The terms of the loan are dictated by the secondary investors and are transferred within several weeks of the Bank initially funding the loan. The Bank recognizes certain origination fees and service release fees upon the sale, which are included in other income on loans in the consolidated statements of income. Between the initial funding of the loans by the Bank and the subsequent purchase by the investor, the Bank carries the loans held for sale at the lower of cost or fair value in the aggregate as determined by the outstanding commitments from investors.

6.	Loans

Loans are carried at the principal amount outstanding, net of the allowance for loan losses. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

A loan is considered impaired, in accordance with the impairment accounting guidance of Accounting Standards Codification (ASC) Section 310-10-35, Receivables, Subsequent Measurement , when--based upon current events and information--it is probable that the scheduled payments of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan by loan basis using the fair value of the supporting collateral.

Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days or when specifically determined to be impaired. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded in interest income. Past due status is determined based upon contractual terms.

E-76

7.	Allowance for Loan Losses

For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimation of the amount necessary to maintain the allowance at an adequate level. Allowances for any impaired loans are generally determined based on collateral values. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

Management evaluates the adequacy of the allowance for loan losses on a regular basis. These evaluations are based upon a periodic review of the collectibility considering historical experience, the nature and value of the loan portfolio, underlying collateral values, internal and independent loan reviews, and prevailing economic conditions. In addition, the OCC, as a part of the regulatory examination process, reviews the loan portfolio and the allowance for loan losses and may require changes in the allowance based upon information available at the time of the examination. The allowance consists of two components: allocated and unallocated. The components represent an estimation performed pursuant to either ASC Topic 450, Contingencies , or ASC Subtopic 310-10, Receivables . The allocated component of the allowance reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans, including any impaired loans, and historical loan loss history. The analysis is performed quarterly and loss factors are updated regularly.

The unallocated portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, changes in collateral values, unfavorable information about a borrower’s financial condition, and other risk factors that have not yet manifested themselves. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in the loan loss analysis.

8.	Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations.

9.	Other Real Estate

Other real estate, carried in other assets in the consolidated balance sheets, consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expenses. At December 31, 2014 and 2013, other real estate totaled $4,654,604 and $4,470,249, respectively.

10.	Goodwill and Other Intangible Assets

Goodwill totaled $12,276,040 and $10,620,814 for the years ended December 31, 2014 and 2013, respectively.

Goodwill totaling $1,655,225 acquired during the year ended December 31, 2014, was a result of the acquisition of Bay Bank. Footnote C to these consolidated financial statements provides additional information on the acquisition during 2014.

The Company performed the required annual impairment tests of goodwill as of December 1, 2014. The Company’s annual impairment test did not indicate impairment as of the testing date, and subsequent to that date, management is not aware of any events or changes in circumstances since the impairment test that would indicate that goodwill might be impaired.

The Company’s acquisition method recognized intangible assets, which are subject to amortization, and included in other assets in the accompanying consolidated balance sheets, include core deposit intangibles, amortized on a straight-line basis, over a 10 year average life. The definite-lived intangible assets had the following carrying values at December 31, 2014 and 2013.

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	2014			2013
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
(Dollars in thousands)

Core deposit intangibles	$4,000	$(1,486)	$2,514	$3,775	$(1,098)	$2,677

During 2014, the Company recorded $225,000 in core deposit intangible assets related to the deposits acquired in the Bay Bank acquisition.

The related amortization expense of business combination related intangible assets is as follows:

(dollars in thousands)
Amount
Aggregate amortization expense for the year ended December 31:

2013	$355
2014	387

Estimated amortization expense for the year ending December 31:

2015	$400
2016	383
2017	331
2018	331
2019	331
Thereafter	738
$2,514

11.	Other Assets and Cash Surrender Value

Financing costs related to the issuance of junior subordinated debentures are being amortized over the life of the instruments and are included in other assets. The Company invests in bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies is reported as an asset, and increases in cash surrender values are reported as income.

12.	Stock Options

The Company accounts for stock based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation . Compensation cost is recognized for all stock options granted based on the weighted average fair value stock price at the grant date.

13.	Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

E-78

The Company and its subsidiary file consolidated income tax returns. The subsidiary provides for income taxes on a separate return basis and remits to the Company amounts determined to be payable.

ASC Topic 740, Income Taxes, provides guidance on financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. ASC Topic 740 requires an evaluation of tax positions to determine if the tax positions will more likely than not be sustainable upon examination by the appropriate taxing authority. The Company at December 31, 2014 and 2013, had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

14.	Advertising Costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense for the years ended December 31, 2014 and 2013, was $394,363 and $419,873, respectively.

15.	Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold. Generally, federal funds are sold for a one to seven day period.

16.	Off-Balance Sheet Financial Instruments

In the ordinary course of business, the subsidiary bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

17.	Earnings Applicable to Common Stockholders

Per share amounts are presented in accordance with ASC Topic 260, Earnings Per Share. Under ASC Topic 260, two per share amounts are considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock, such as outstanding stock options .

The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations applicable to common stockholders:

	For the Year Ended			For the Year Ended
	December 31, 2014			December 31, 2013
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount	Net Income (Numerator)	Shares (Denominator)	Per Share Amount

Basic per common Share	$6,250,743	5,227,768	$1.20	$4,215,067	4,319,485	$.98

Effect of dilutive shares:

Restricted Stock		42,901			53,445
	$6,250,743	5,270,669	$1.19	$4,215,067	4,372,930	$.96

The diluted per share amounts were computed by applying the treasury stock method.

E-79

18.	Reclassifications

Certain reclassifications have been made to the 2013 financial statements to conform with the classi-fications used in 2014. These reclassifications did not impact the Company's consolidated financial condition or results of operations.

19.	Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-01, Investments-Equity Method and Joint Ventures (Topic 323), “Accounting for Investments in Qualified Affordable Housing Projects,” which permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional method, the investment should be accounted for as an equity method investment or a cost method investment. The decision to apply the proportional amortization method of accounting is an accounting policy decision that should be applied consistently to all qualifying affordable housing project investments rather than a decision to be applied to individual investments. This amendment should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. ASU 2014-01 is effective for fiscal years beginning on or after December 15, 2014, and interim periods within those annual periods. The Company is evaluating the possible effects of this guidance on its financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure,” which will eliminate diversity in practice regarding the timing of derecognition for residential mortgage loans when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under ASU 2014-04, physical possession of residential real estate property is achieved when either the creditor obtains legal title to the residential real estate property upon completion of a foreclosure or the borrower conveys all interest in the residential real estate property through completion of a deed in lieu or foreclosure in order to satisfy the loan. Once physical possession has been achieved, the loan is derecognized and the property recorded within other assets at the lower of cost or fair value (less estimated costs to sell). In addition, the guidance requires both interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure. The additional disclosure requirements are effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with retrospective disclosure necessary for all comparative periods presented. The adoption of this standard will result in additional disclosures but is not expected to have any impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of the ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The ASU defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The new accounting guidance, which does not apply to financial instruments, is effective on a retrospective basis beginning on January 1, 2017, and early adoption is prohibited. The Company does not expect the new guidance to have a material impact on its consolidated financial position or results of operation.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860), “Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” The FASB issued ASU 2014-11 to change the accounting for repurchase-to-maturity transactions and linked repurchase financials to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements. The second disclosure provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The new guidance is effective beginning on January 1, 2015. The Company does not expect this guidance to have a material impact on its consolidated financial position.

E-80

In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation (Topic 718), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” The new guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted. The Company's current accounting treatment of performance conditions for employees who are or become retirement eligible prior to the achievement of the performance target is consistent with ASU 2014-12, and as such does not expect the new guidance to have a material effect on the Company’s consolidated financial condition and results of operations. The Company expects to prospectively adopt ASU 2014-12 in the first quarter 2015.

In August 2014, the FASB issued ASU 2014-14, Troubled Debt Restructurings by Creditors (Subtopic 310-40), “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure,” which will eliminate diversity in practice relating to how creditors classify government-guaranteed mortgage loans, including Federal Housing Administration (FHA) or the Department of Veterans Affairs (VA) guaranteed loans, upon foreclosure. Under ASU 2014-14 a mortgage must be derecognized and a separate other receivable recognized upon foreclosure when the loan possesses a non-separable government guarantee that the creditor has both the intent and ability to exercise and for which any amount of the claim determined on the basis of the fair value of the real estate is fixed. Other receivables recognized under this guidance are to be measured based on the amount of the principal and interest expected to be recovered from the guarantor. ASU 2014-14 allows for a modified retrospective or prospective adoption in conjunction with ASU 2014-04 and is effective for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods with early adoption permitted. The Company is currently evaluating which method will be employed and the final impact of the Standard; however, ASU 2014-14 is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20), “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” Presentation and disclosure requirement for items that are unusual in nature or infrequently occurring will be retained. ASU 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The guidance may be applied prospectively or on a retrospective basis. Early adoption is permitted. Entities that elect prospective application will be required, at transition, to disclose both the nature and amount of an item included in income from continuing operations after adoption that relates to an adjustment of an item previously separately classified and presented as an extraordinary item before adoption, if applicable. The Company does not currently report any extraordinary items on its income statement; therefore adoption of this guidance will not have a material impact on its consolidated financial statements.

NOTE C - BUSINESS COMBINATION

The Company accounts for its acquisitions using the acquisition method. Acquisition accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the acquisition method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized using the straight line method over their estimated useful lives of up to ten years. Loans that the Company acquires in connection with acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. The excess or deficit of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount or amortizable premium and is recognized into interest income over the remaining life of the loan.

E-81

First National Bank of Baldwin County

On April 30, 2013, the Company completed the acquisition of all of the outstanding shares of First National Bank of Baldwin County, a wholly-owned subsidiary of First Baldwin Bancshares, Inc., an Alabama corporation, which included five (5) branches and (1) loan production office located on the Alabama Gulf Coast in Baldwin County, Alabama.

In connection with the acquisition, the Company recorded $1.3 million of goodwill and $.7 million of core deposit intangible. The core deposit intangible will be expensed over 10 years. The Company acquired the $124.2 million loan portfolio at a fair value discount of $.5 million which included a credit mark of $.9 million. The discount represents expected credit losses, adjustments to market interest rates and liquidity adjustments.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows (dollars in thousands):

Purchase price:
Cash	$3,300
Total purchase price	3,300
Identifiable assets:
Cash and due from banks	46,450
Investments	2,508
Loans and leases	124,165
Other Real Estate	87
Core deposit intangible	680
Personal and real property	10,655
Deferred tax asset	2,969
Other assets	1,034
Total assets	188,548
Liabilities and equity:
Deposits	185,771
Other liabilities	736
Total liabilities	186,507
Net assets acquired	$2,041
Goodwill resulting from acquisition	$1,259

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2014, are as follows (dollars in thousands):

Outstanding principal balance	$87,453
Carrying amount	87,245

All loans obtained in the acquisition reflect no specific evidence of credit deterioration and very low probability that the Company would be unable to collect all contractually required principal and interest payments.

Expenses associated with the acquisition were $30,000 and $1,439,000 for the three and twelve month periods ended December 31, 2013, respectively. These costs included system conversion and integrating operations charges as well as legal and consulting expenses, which have been expensed as incurred.

E-82

BCB Holding Company, Inc.

On March 3, 2014, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with BCB Holding Company, Inc., an Alabama corporation (“BCB”) and parent of Bay Bank, Mobile, Alabama. The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, BCB will merge with and into the Company (the “Merger”) and Bay Bank will merge with and into The First, A National Banking Association (“Bank Merger”). Subject to the terms and conditions of the Agreement, which has been approved by the Boards of Directors of the Company and BCB, each outstanding share of BCB common stock, other than shares held by the Company or BCB, or, shares with respect to which the holders thereof have perfected dissenters’ rights, will receive (i) for the BCB common stock that was outstanding prior to August 1, 2013, $3.60 per share which may be received in cash or the Company common stock provided that at least 30% of the aggregate consideration paid to such shareholders is in the Company common stock and one non-transferable contingent value right (“CVR”) of the CVR Consideration, and (ii) for the BCB common stock that was issued on August 1, 2013, $2.25 per share in cash. Each CVR is eligible to receive a cash payment equal to up to $0.40, with the exact amount based on the resolution of certain identified BCB loans over a three-year period following the closing of the transaction. Payout of the CVR will be overseen by a special committee of the Company’s Board of Directors. The Company redeemed in full a note payable by BCB to Alostar Bank, as well as the preferred stock issued under the U.S. Treasury’s Capital Purchase Program. The total consideration to be paid in connection with the acquisition will range between approximately $6.2 million and $6.6 million depending upon the payout of the CVR, as well as the price of the Company common stock on the closing of the transaction, which is subject to a cap and a collar regarding its price. An estimated liability of $174,000 has been accrued for the CVR and reflected in the financials at December 31, 2014.

As of the closing on July 1, 2014, the Company and BCB entered into an agreement and plan of merger pursuant to which BCB’s wholly-owned subsidiary, Bay Bank, was merged with and into the Company’s wholly-owned subsidiary, the Bank.

In connection with the acquisition, the Company recorded $1.7 million of goodwill and $.2 million of core deposit intangible. The core deposit intangible will be expensed over 10 years.

The Company acquired the $40.1 million loan portfolio at a fair value discount of $1.7 million. The discount represents expected credit losses, adjusted to market interest rates and liquidity adjustments.

The amounts of the acquired identifiable assets and liabilities as of the acquisition date were as follows

(dollars in thousands):

Purchase price:
Cash and fair value of common stock	$6,300
Total purchase price	6,300
Identifiable assets:
Cash and due from banks	8,307
Investments	23,423
Loans and leases	38,393
Other Real Estate	571
Core deposit intangible	225
Personal and real property	3,670
Deferred tax asset	2,502
Other assets	305
Total assets	77,396
Liabilities and equity:
Deposits	59,321
Borrowed funds	13,104
Other liabilities	326
Total liabilities	72,751
Net assets acquired	4,645
Goodwill resulting from acquisition	$1,655

E-83

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet at December 31, 2014, are as follows (dollars in thousands):

Outstanding principal balance	$36,671
Carrying amount	35,149

Loans acquired with deteriorated credit quality are detailed in Note E - Loans.

The amount of the revenue and earnings included in the Company’s consolidated income statement for the year ended December 31, 2014, reflect only amounts from the acquisition date of July 1, 2014, through December 31, 2014.

The following pro forma financial information presents the combined results of operations as if the acquisition had been effective January 1, 2013. These results include the impact of amortizing certain purchase accounting adjustments such as tangible assets, compensation expenses and the impact of the acquisition on income tax expense. There were no material nonrecurring pro forma adjustments directly attributable to the acquisition included within the following pro forma financial information. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the combination constituted a single entity during such periods. Growth opportunities are expected to be achieved in various amounts at various times during the years subsequent to the acquisition and not ratably over, or at the beginning or end of such periods. No adjustments have been reflected in the following pro forma financial information for anticipated growth opportunities.

	Year Ended December 31,
(In thousands)	2014	2013
	(Unaudited)

Interest income	$37,572	$33,720
Net income	7,177	5,765

Expenses associated with the acquisition were $29,000 and $508,000 for the three and twelve month periods ended December 31, 2014, respectively. These costs included system conversion and integrating operations charges as well as legal and consulting expenses, which have been expensed as incurred.

NOTE D - SECURITIES

A summary of the amortized cost and estimated fair value of available-for-sale securities and held-to-maturity securities at December 31, 2014 and 2013, follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$27,225,335	$199,851	$53,550	$27,371,636
Tax-exempt and taxable obligations of states and municipal subdivisions	101,873,361	2,896,657	187,598	104,582,420
Mortgage-backed securities	91,697,199	1,579,218	240,805	93,035,612
Corporate obligations	29,952,502	140,556	1,307,782	28,785,276
Other	1,255,483	-	283,981	971,502
	$252,003,880	$4,816,282	$2,073,716	$254,746,446
Held-to-maturity securities:
Mortgage-backed securities	$2,192,741	$20,875	$-	$2,213,616
Taxable obligations of states and municipal subdivisions	6,000,000	1,780,200	-	7,780,200
	$8,192,741	$1,801,075	$-	$9,993,816

E-84

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities:
Obligations of U.S. Government agencies	$29,963,634	$122,764	$124,491	$29,961,907
Tax-exempt and taxable obligations of states and municipal subdivisions	107,676,085	1,937,586	1,535,036	108,078,635
Mortgage-backed securities	78,770,400	810,370	1,394,067	78,186,703
Corporate obligations	28,210,148	223,776	1,582,001	26,851,923
Other	1,255,483	-	283,980	971,503
	$245,875,750	$3,094,496	$4,919,575	$244,050,671
Held-to-maturity securities:
Mortgage-backed securities	$2,438,435	$-	$74,008	$2,364,427
Taxable obligations of states and municipal subdivisions	6,000,000	1,260,000	-	7,260,000
	$8,438,435	$1,260,000	$74,008	$9,624,427

The scheduled maturities of securities at December 31, 2014, were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due less than one year	$18,914,378	$19,004,315	$-	$-
Due after one year through five years	79,825,867	80,580,533	-	-
Due after five years through ten years	39,340,584	40,277,184	-	-
Due after ten years	22,225,850	21,848,802	6,000,000	7,780,200
Mortgage-backed securities	91,697,200	93,035,612	2,192,741	2,213,616
	$252,003,879	$254,746,446	$8,192,741	$9,993,816

Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

$237,173 in gain was realized from the sale of available-for-sale securities in 2014 and no gain or loss in 2013. No other-than-temporary impairment losses were recognized for the years ended 2014 and 2013.

Securities with a carrying value of $191,534,036 and $197,611,193 at December 31, 2014 and 2013, respectively, were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

E-85

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2014 and 2013, were as follows:

	2014
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$5,510,325	$16,481	$3,451,215	$37,069	$8,961,540	$53,550
Tax-exempt and tax- able obligations of states and municipal subdivisions	9,191,726	28,694	10,667,122	158,904	19,858,848	187,598
Mortgage-backed securities	156,589	5,207	19,319,269	235,598	19,475,858	240,805
Corporate obligations	6,910,425	32,096	6,580,925	1,275,686	13,491,350	1,307,782
Other	-	-	971,502	283,981	971,502	283,981
	$21,769,065	$82,478	$40,990,033	$1,991,238	$62,759,098	$2,073,716

	2013
	Losses < 12 Months		Losses 12 Months or >		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Obligations of U.S. government agencies	$6,898,945	$124,491	$-	$-	$6,898,945	$124,491
Tax-exempt and tax- able obligations of states and municipal subdivisions	37,725,915	1,523,780	1,297,792	11,256	39,023,707	1,535,036
Mortgage-backed securities	39,540,663	1,394,067	-	-	39,540,663	1,394,067
Corporate obligations	10,814,405	174,210	3,386,225	1,407,791	14,200,630	1,582,001
Other	-	-	971,503	283,980	971,503	283,980
	$94,979,928	$3,216,548	$5,655,520	$1,703,027	$100,635,448	$4,919,575

Approximately 22% of the number of securities in the investment portfolio at December 31, 2014, reflected an unrealized loss. Management is of the opinion the Company has the ability to hold these securities until such time as the value recovers or the securities mature. Management also believes the deterioration in value is attributable to changes in market interest rates and lack of liquidity in the credit markets. We have determined that these securities are not other-than-temporarily impaired based upon anticipated cash flows.

E-86

NOTE E - LOANS

Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2014 and December 31, 2013, respectively, loans accounted for 71.3% and 68.1% of earning assets. The Company controls and mitigates the inherent credit and liquidity risks through the composition of its loan portfolio.

The following table shows the composition of the loan portfolio by category:

	December 31, 2014		December 31, 2013
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$2,103	0.3%	$3,680	0.6%
Commercial, financial and agricultural	106,109	15.0	81,792	14.0
Real Estate:
Mortgage-commercial	238,602	33.8	212,388	36.4
Mortgage-residential	256,406	36.3	202,343	34.7
Construction	84,935	12.0	67,287	11.5
Consumer and other	18,480	2.6	15,812	2.8
Total loans	706,635	100%	583,302	100%
Allowance for loan losses	(6,095)		(5,728)
Net loans	$700,540		$577,574

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

Activity in the allowance for loan losses for December 31, 2014 and 2013 was as follows:

(In thousands)

	2014	2013

Balance at beginning of period	$5,728	$4,727
Loans charged-off:
Real Estate	(1,203)	(457)
Installment and Other	(167)	(197)
Commercial, Financial and Agriculture	(89)	(105)
Total	(1,459)	(759)
Recoveries on loans previously charged-off:
Real Estate	325	600
Installment and Other	68	66
Commercial, Financial and Agriculture	15	18
Total	408	684
Net Charge-offs	(1,051)	(75)
Provision for Loan Losses	1,418	1,076
Balance at end of period	$6,095	$5,728

E-87

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2014 and December 31, 2013.

Allocation of the Allowance for Loan Losses

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9
Consumer Real Estate	1,852	24.2
Consumer	175	2.6
Unallocated	-	-
Total	$6,095	100%

	December 31, 2013
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$582	14.0%
Commercial Real Estate	3,384	57.2
Consumer Real Estate	1,427	25.4
Consumer	173	3.4
Unallocated	162	-
Total	$5,728	100%

The following table represents the Company’s impaired loans at December 31, 2014 and December 31, 2013. This table includes performing troubled debt restructurings.

	December 31,	December 31,
	2014	2013
	(In thousands)
Impaired Loans:
Impaired loans without a valuation allowance	$4,702	$759
Impaired loans with a valuation allowance	4,858	4,071
Total impaired loans	$9,560	$4,830
Allowance for loan losses on impaired loans at period end	968	849
Total nonaccrual loans	6,056	3,181

Past due 90 days or more and still accruing	669	159
Average investment in impaired loans	7,077	4,007

E-88

The following table is a summary of interest recognized and cash-basis interest earned on impaired loans for the years ended December 31, 2014 and December 31, 2013:

	2014	2013

Interest income recognized during impairment	129	-
Cash-basis interest income recognized	256	148

The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the twelve months for the years ended December 31, 2014 and 2013, was $92,000 and $43,000, respectively. The Company had no loan commitments to borrowers in non-accrual status at December 31, 2014 and 2013 .

The following tables provide the ending balances in the Company's loans (excluding mortgage loans held for sale) and allowance for loan losses, broken down by portfolio segment as of December 31, 2014 and December 31, 2013. The tables also provide additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

December 31, 2014

		Installment	Commercial,
	Real Estate	and Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$9,282	$38	$240	$9,560
Collectively evaluated	568,952	18,610	107,410	694,972
Total	$578,234	$18,648	$107,650	$704,532

Allowance for Loan Losses
Individually evaluated	$922	$29	$17	$968
Collectively evaluated	4,285	146	696	5,127
Total	$5,207	$175	$713	$6,095

December 31, 2013

		Installment	Commercial,
	Real Estate	And Other	Financial and Agriculture	Total
	(In thousands)
Loans
Individually evaluated	$4,709	$39	$82	$4,830
Collectively evaluated	473,832	19,725	81,236	574,793
Total	$478,541	$19,764	$81,318	$579,623

Allowance for Loan Losses
Individually evaluated	$804	$35	$10	$849
Collectively evaluated	4,007	300	572	4,879
Total	$4,811	$335	$582	$5,728

E-89

The following tables provide additional detail of impaired loans broken out according to class as of December 31, 2014 and 2013. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2014 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

December 31, 2014
				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$-	$-	$-	$50	$-
Commercial real estate	4,665	4,665	-	2,654	142
Consumer real estate	27	27	-	179	-
Consumer installment	10	10	-	11	-
Total	$4,702	$4,702	$-	$2,894	$142

Impaired loans with a related allowance:
Commercial installment	$240	$240	$18	$189	$20
Commercial real estate	2,558	2,558	315	2,415	59
Consumer real estate	2,032	2,032	607	1,546	33
Consumer installment	28	28	28	33	2
Total	$4,858	$4,858	$968	$4,183	$114

Total Impaired Loans:
Commercial installment	$240	$240	$18	$239	$20
Commercial real estate	7,223	7,223	315	5,069	201
Consumer real estate	2,059	2,059	607	1,725	33
Consumer installment	38	38	28	44	2
Total Impaired Loans	$9,560	$9,560	$968	$7,077	$256

E-90

December 31, 2013

				Average	Interest
				Recorded	Income
	Recorded	Unpaid	Related	Investment	Recognized
	Investment	Balance	Allowance	YTD	YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial installment	$3	$3	$-	$45	$-
Commercial real estate	353	353	-	1,035	8
Consumer real estate	341	399	-	262	9
Consumer installment	4	4	-	5	-
Total	$701	$759	$-	$1,347	$17

Impaired loans with a related allowance:
Commercial installment	$79	$79	$10	$42	$6
Commercial real estate	2,685	2,685	400	2,147	100
Consumer real estate	1,202	1,272	404	1,019	21
Consumer installment	35	35	35	36	4
Total	$4,001	$4,071	$849	$3,244	$131

Total Impaired Loans:
Commercial installment	$82	$82	$10	$87	$6
Commercial real estate	3,038	3,038	400	3,182	108
Consumer real estate	1,543	1,671	404	1,281	30
Consumer installment	39	39	35	41	4
Total Impaired Loans	$4,702	$4,830	$849	$4,591	$148

Loans acquired with deteriorated credit quality are those purchased in the BCB Holding Company, Inc. acquisition (See Note C -Business Combination for further information). These loans were recorded at estimated fair value at the acquisition date with no carryover of the related allowance for loan losses. The acquired loans were segregated as of the acquisition date between those considered to be performing (acquired non-impaired loans) and those with evidence of credit deterioration (acquired impaired loans). Acquired loans are considered impaired if there is evidence of credit deterioration and if it is probable, at acquisition, all contractually required payments will not be collected.

The following table presents information regarding the contractually required payments receivable, cash flows expected to be collected and the estimated fair value of loans acquired in the BCB acquisition as of July 1, 2014, the closing date of the transaction:

	December 31, 2014
	(In thousands)
	Commercial, financial and agricultural	Mortgage- Commercial	Mortgage- Residential	Commercial and other	Total
Contractually required payments	$1,519	$29,648	$7,933	$976	$40,076
Cash flows expected to be collected	1,570	37,869	9,697	1,032	50,168
Fair value of loans acquired	1,513	28,875	7,048	957	38,393

Total outstanding acquired impaired loans were $3,480,190 as of December 31, 2014. The outstanding balance of these loans is the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loans, owed at the reporting date, whether or not currently due and whether or not any such amounts have been charged off.

Changes in the carrying amount and accretable yield for acquired impaired loans were as follows for the year ended December 31, 2014: (in thousands)

	Accretable Yield	Carrying Amount of Loans
Balance at beginning of period	$-	$-
Additions due to BCB acquisition on July 1, 2014	1,603	2,325
Accretion	(186)	186
Payments received, net	-	(448)
Balance at end of period	$1,417	$2,063

E-91

The following tables provide additional detail of troubled debt restructurings during the twelve months ended December 31, 2014 and 2013.

	December 31, 2014
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$239	$176	1	$15
Commercial real estate	1,345	1,342	7	26
Consumer real estate	94	94	1	1
Consumer installment	-	-	-	-
Total	$1,678	$1,612	9	$42

	December 31, 2013
	Outstanding Recorded	Outstanding Recorded		Interest
	Investment Pre-Modification	Investment Post-Modification	Number of Loans	Income Recognized
	(in thousands except number of loans)

Commercial installment	$-	$-	-	$-
Commercial real estate	858	858	3	53
Consumer real estate	66	65	1	2
Consumer installment	-	-	-	-
Total	$924	$923	4	$55

The TDRs presented above did increase the allowance for loan losses but resulted in -0- charge-offs for the years ended December 31, 2014 and 2013, respectively.

The balance of troubled debt restructurings at December 31, 2014 and 2013, was $6.8 million and 2.2 million, respectively, calculated for regulatory reporting purpose. As of December 31, 2014, the Company had no additional amount committed on any loan classified as troubled debt restructuring.

All loans were performing as agreed with modified terms.

During the twelve month period ending December 31, 2014 and 2013, the terms of 9 and 4 loans, respectively, were modified as TDRs. The modifications included one of the following or a combination of the following: maturity date extensions, interest only payments, amortizations were extended beyond what would be available on similar type loans, and payment waiver. No interest rate concessions were given on these nor were any of these loans written down.

	December 31, 2014
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total
Commercial installment	$233,340	$-	$-	$-	$233,340
Commercial real estate	1,684,755	-	-	2,729,170	4,413,925
Consumer real estate	952,162	622,302	-	448,796	2,023,260
Consumer installment	9,983	-	-	103,109	113,092
Total	$2,880,240	$622,302	$-	$3,281,075	$6,783,617
Allowance for loan losses	$120,220	$11,206	$102,657	$-	$234,083

E-92

	December 31, 2013
	Current Loans	Past Due 30-89	Past Due 90 days and still accruing	Non-Accrual	Total

Commercial installment	$72,783	$-	$-	$-	$72,783
Commercial real estate	406,931	-	-	-	406,931
Consumer real estate	1,071,918	58,462	-	422,142	1,552,522
Consumer installment	4,198	35,051	-	135,083	174,332
Total	$1,555,830	$93,513	$-	$557,225	$2,206,568
Allowance for loan losses	$62,084	$43,254	$-	$78,466	$183,804

The following tables summarize by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$428	$-	$2,747	$3,175	$84,935
Real Estate-mortgage	3,208	208	2,164	5,580	256,406
Real Estate-nonfarm nonresidential	3,408	461	1,102	4,971	238,602
Commercial	29	-	5	34	106,109
Consumer	90	-	38	128	18,480
Total	$7,163	$669	$6,056	$13,888	$704,532

	December 31, 2013
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 Days or More and Still Accruing	Non-Accrual	Total Past Due and Non-Accrual	Total Loans

Real Estate-construction	$478	$-	$212	$690	$67,287
Real Estate-mortgage	4,696	143	2,453	7,292	202,343
Real Estate- nonfarm nonresidential	252	-	507	759	212,388
Commercial	12	-	9	21	81,792
Consumer	115	16	-	131	15,813
Total	$5,553	$159	$3,181	$8,893	$579,623

E-93

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention.  Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

As of December 31, 2014 and December 31, 2013, and based on the most recent analysis performed, the risk category of loans by class of loans (excluding mortgage loans held for sale) was as follows:

(In thousands)

December 31, 2014

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total
Pass	$388,569	$167,827	$18,558	$107,126	$682,080
Special Mention	4,756	191	-	498	5,445
Substandard	14,727	2,567	90	63	17,447
Doubtful	-	-	-	-	-
Subtotal	408,052	170,585	18,648	107,687	704,972
Less:
Unearned Discount	320	82	-	38	440
Loans, net of unearned discount	$407,732	$170,503	$18,648	$107,649	$704,532

December 31, 2013

				Commercial,
	Real Estate Commercial	Real Estate Mortgage	Installment and Other	Financial and Agriculture	Total
Pass	$316,573	$145,787	$19,725	$80,087	$562,172
Special Mention	4,084	32	-	1,033	5,149
Substandard	10,972	1,426	39	225	12,662
Doubtful	-	-	-	-	-
Subtotal	331,629	147,245	19,764	81,345	579,983
Less:
Unearned Discount	236	97	-	27	360
Loans, net of unearned discount	$331,393	$147,148	$19,764	$81,318	$579,623

E-94

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

	2014	2013
Premises:
Land	$10,565,633	$9,891,750
Buildings and improvements	25,872,002	22,966,215
Equipment	11,663,195	9,558,090
Construction in progress	188,146	32,985
	48,288,976	42,449,040
Less accumulated depreciation and amortization	13,479,133	10,377,299
	$34,809,843	$32,071,741

The amounts charged to operating expense for depreciation were $1,552,297 and $1,379,748 in 2014 and 2013, respectively.

NOTE G - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2014 and 2013, was $120,693,807 and $116,623,516, respectively.

At December 31, 2014, the scheduled maturities of time deposits included in interest-bearing deposits were as follows (in thousands):

Year	Amount

2015	$132,109
2016	39,029
2017	18,071
2018	7,878
2019	8,972
Thereafter	-
$206,059

NOTE H - BORROWED FUNDS

Borrowed funds consisted of the following:

	December 31,
	2014	2013

Reverse Repurchase Agreement	$5,000,000	$5,000,000
FHLB advances	84,450,067	47,000,000
	$89,450,067	$52,000,000

Advances from the FHLB have maturity dates ranging from January 2015 through June 2019. Interest is payable monthly at rates ranging from 0.16% to 5.47%. Advances due to the FHLB are collateralized by a blanket lien on first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At December 31, 2014, FHLB advances available and unused totaled $143,885,000.

E-95

Future annual principal repayment requirements on the borrowings from the FHLB at December 31, 2014, were as follows:

Year	Amount

2015	$80,468,000
2016	982,067
2017	-
2018	-
2019	3,000,000
Total	$84,450,067

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $7,443,951 at December 31, 2014 and $6,530,592 at December 31, 2013. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

NOTE I - LEASE OBLIGATIONS

The Company is committed under several long-term operating leases which provide for minimum lease payments. Certain leases contain options for renewal. Total rental expense under these operating leases amounted to $421,000 and $249,000 as of December 31, 2014 and 2013, respectively.

The Company is also committed under one long-term capital lease agreement. The capital lease agreement had an outstanding balance of $1,154,000 and $1,286,000 at December 31, 2014 and 2013, respectively (included in other liabilities). This lease has a remaining term of 7 years at December 31, 2014. Assets related to the capital lease are included in premises and equipment and the cost consists of $2.6 million less accumulated depreciation of approximately $866,313 and $605,712 at December 31, 2014 and 2013, respectively.

Minimum future lease payments for the operating and capital leases at December 31, 2014, were as follows:

	Operating
	Leases	Capital Lease
	(In thousands)

2015	$481	$166
2016	473	168
2017	214	191
2018	141	191
2019	141	191
Thereafter	687	364

Total Minimum Lease Payments	$2,137	$1,271

Less: Amount representing interest		(117)

Present value of minimum lease payments		$1,154

NOTE J - REGULATORY MATTERS

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

E-96

To ensure capital adequacy, quantitative measures have been established by regulators, and these require the Company and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 2014, that the Company and its subsidiary bank exceeded all capital adequacy requirements.

At December 31, 2014 and 2013, the subsidiary bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier I risk-based capital ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization. The actual capital amounts and ratios at December 31, 2014 and 2013, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

In 2013, the Federal Reserve voted to adopt final capital rules implementing Basel III requirements for U.S. Banking organizations. Under the final rule, minimum requirements will increase for both the quantity and quality of capital held by banking organizations. The final rule includes a new minimum ratio of common equity Tier 1 capital (Tier 1 Common) to risk-weighted assets and a Tier 1 Common capital conservation buffer of 2.5% of risk-weighted assets that will apply to all supervised financial institutions. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets and includes a minimum leverage ratio of 4% for all banking organizations. These new minimum capital ratios are effective on January 1, 2015, and will be fully phased in on January 1, 2019.

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2014
Total risk-based	$95,419	12.3%	$94,888	12.2%
Tier I risk-based	89,324	11.5%	88,793	11.4%
Tier I leverage	89,324	8.4%	88,793	8.4%

December 31, 2013
Total risk-based	$88,503	13.4%	$87,707	13.3%
Tier I risk-based	82,755	12.5%	81,979	12.4%
Tier I leverage	82,755	9.0%	81,979	8.9%

The minimum amounts of capital and ratios as established by banking regulators at December 31, 2014 and 2013, were as follows:

	Company		Subsidiary
	(Consolidated)		The First
	Amount	Ratio	Amount	Ratio
December 31, 2014
Total risk-based	$62,272	8.0%	$62,208	8.0%
Tier I risk-based	31,136	4.0%	31,104	4.0%
Tier I leverage	42,363	4.0%	42,325	4.0%

December 31, 2013
Total risk-based	$53,029	8.0%	$52,935	8.0%
Tier I risk-based	26,514	4.0%	26,467	4.0%
Tier I leverage	37,002	4.0%	36,956	4.0%

The Company’s dividends, if any, are expected to be made from dividends received from its subsidiary bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years.

E-97

NOTE K - INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2014	2013
Current:
Federal (benefit)	$1,757,098	$(88,073)
State (benefit)	347,382	(15,737)
Deferred	331,399	1,707,403
	$2,435,879	$1,603,593

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2014		2013
	Amount	%	Amount	%

Income taxes at statutory rate	$3,076,856	34%	$2,122,650	34%
Tax-exempt income	(863,204)	(10)%	(797,167)	(13)%
Nondeductible expenses	238,638	3%	326,871	5%
State income tax, net of federal tax effect	215,803	2%	(10,386)	-
Tax credits	(337,716)	(4)%	-	-
Other, net	105,502	2%	(38,375)	-
	$2,435,879	27%	$1,603,593	26%

The components of deferred income taxes included in the consolidated financial statements were as follows:

	December 31,
	2014	2013
Deferred tax assets:
Allowance for loan losses	$2,273,435	$1,980,194
Net operating loss carryover	2,615,552	1,313,501
Unrealized loss on available-for-sale securities	-	620,527
Other real estate	357,873	445,448
Other	1,200,419	668,313
	6,447,279	5,027,983
Deferred tax liabilities:
Securities accretion	(124,942)	(97,917)
Premises and equipment	(443,080)	(684,787)
Unrealized gain on available-for-sale securities	(932,473)	-
Core deposit intangible	(238,562)	(239,364)
Goodwill	(716,188)	(498,612)
	(2,455,245)	(1,520,680)
Net deferred tax asset, included in other assets	$3,992,034	$3,507,303

With the acquisition of Wiggins in 2006, Baldwin in 2013, and Bay in 2014, the Company assumed federal tax net operating loss carryovers. These net operating losses are available to the Company through the years 2023, 2033, and 2034, respectively.

E-98

The Company follows the guidance of ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2014, the Company had no uncertain tax positions that it believes should be recognized in the financial statements. The tax years still subject to examination by taxing authorities are years subsequent to 2010.

NOTE L - EMPLOYEE BENEFITS

The Company and its subsidiary bank provide a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of six percent or less, the Company and its subsidiary bank provide a 50% matching contribution. Contributions totaled $255,716 in 2014 and $248,355 in 2013.

The Company sponsors an Employee Stock Ownership Plan (ESOP) for employees who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are at the discretion of the Board of Directors. At December 31, 2014, the ESOP held 5,969 shares of Company common stock and had no debt obligation. All shares held by the plan were considered outstanding for net income per share purposes. Total ESOP expense was $26,267 for 2014 and $22,785 for 2013.

During 2014, the Company established a Supplemental Executive Retirement Plan (“SERP”) for three active key executives. Pursuant to the SERP, these officers are entitled to receive 180 equal monthly payments commencing at the later of obtaining age 65 or separation from service. The costs of such benefits, assuming a retirement date at age 65, will be accrued by the Company at such retirement date. During 2014, the Company accrued $57,000 for future benefits payable under the SERP. The SERP is an unfunded plan and is considered a general contractual obligation of the Company.

NOTE M - STOCK PLANS

In 2007, the Company adopted the 2007 Stock Incentive Plan.  The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  Through the year ended December 31, 2009, no shares were issued under this Plan. During the year ended December 31, 2013, 52,653 nonvested restricted stock awards were granted under the Plan. During the year ended December 31, 2014, 69,627 nonvested restricted stock awards were granted under the Plan and 2,000 stock awards were forfeited due to separation. During 2014, 5,981 shares were repurchased for payment of taxes. The weighted average grant-date fair value for these shares was $14.27 per share. Compensation costs in the amount of $617,779 was recognized for the year ended December 31, 2014 and $391,777 for the year ended December 31, 2013. Shares of restricted stock granted to employees under this stock plan are subject to restrictions as to the vesting period. The restricted stock award becomes 100% vested on the earliest of 1) the three or five year vesting period provided the Grantee has not incurred a termination of employment prior to that date, 2) the Grantee’s retirement, or 3) the Grantee’s death. During this period, the holder is entitled to full voting rights and dividends, which are held until vested. As of December 31, 2014, there was approximately $1,012,000 of unrecognized compensation cost related to this Plan. The cost is expected to be recognized over the remaining term of the vesting period (approximately 2 years).

NOTE N - SUBORDINATED DEBENTURES

On June 30, 2006, the Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities were redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, the Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the provisions of ASC Topic 810, Consolidation, the trusts are not included in the consolidated financial statements.

E-99

NOTE O - TREASURY STOCK

Shares held in treasury totaled 26,494 at December 31, 2014, and 2013.

NOTE P - RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to its directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. Such loans amounted to approximately $8,442,000 and $8,977,000 at December 31, 2014 and 2013, respectively. The activity in loans to current directors, executive officers, and their affiliates during the year ended December 31, 2014, is summarized as follows (in thousands):

Loans outstanding at beginning of year	$8,977
New loans	908
Repayments	(1,443)
Loans outstanding at end of year	$8,442

NOTE Q - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The subsidiary bank had outstanding letters of credit of $986,000 and $675,000 at December 31, 2014 and 2013, respectively, and had made loan commitments of approximately $128,086,000 and $113,372,000 at December 31, 2014 and 2013, respectively.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the two years ended December 31, 2014, nor are any significant losses as a result of these transactions anticipated.

The primary market area served by the Bank is Forrest, Lamar, Jones, Pearl River, Jackson, Hancock, Stone, and Harrison Counties within South Mississippi, as well as Washington Parish, St. Tammany Parish and East Baton Rouge Parish in Louisiana and Baldwin and Mobile Counties in South Alabama. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 2014, management does not consider there to be any significant credit concentrations within the loan portfolio. Although the Bank’s loan portfolio, as well as existing commitments, reflects the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

E-100

NOTE R - FAIR VALUES OF ASSETS AND LIABILITIES

The Company follows the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, that establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The guidance defines the fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

In accordance with the guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1:	Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets.

Available-for-Sale Securities

The fair value of available-for-sale securities is determined by various valuation methodologies. Where quoted market prices are available in an active market, securities are classified within Level 1. Level 1 securities include mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities include U.S. Treasury securities, obligations of U.S. government corporations and agencies, obligations of states and political subdivisions, mortgage-backed securities and collateralized mortgage obligations. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

E-101

The following table presents the Company’s available-for-sale securities that are measured at fair value on a recurring basis and the level within the hierarchy in which the fair value measurements fell as of December 31, 2014 and December 31, 2013 (in thousands):

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2014

Obligations of U.S. Government agencies	$27,372	$-	$27,372	$-
Municipal securities	104,582	-	104,582	-
Mortgage-backed securities	93,036	-	93,036	-
Corporate obligations	28,784	-	25,983	2,801
Other	972	972	-	-
Total	$254,746	$972	$250,973	$2,801

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2013

Obligations of U.S. Government agencies	$29,962	$-	$29,962	$-
Municipal securities	108,078	-	108,078	-
Mortgage-backed securities	78,187	-	78,187	-
Corporate obligations	26,852	-	24,054	2,798
Other	972	972	-	-
Total	$244,051	$972	$240,281	$2,798

The following is a reconciliation of activity for assets measured at fair value based on significant unobservable (non-market) information.

(In thousands)	Bank-Issued Trust Trust Preferred Securities
	2014	2013
Balance of recurring Level 3 assets at January 1	$2,798	$2,668
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Unrealized income included in comprehensive income	3	130
Balance of recurring Level 3 assets at December 31	$2,801	$2,798

The following table presents quantitative information about recurring Level 3 fair value measurements (in thousands):

Trust Preferred Securities	Fair Value	Valuation Technique	Significant Unobservable Inputs	Range of Inputs
December 31, 2014	$2,801	Discounted cash flow	Discount rate	.79% - 2.49%
December 31, 2013	$2,798	Discounted cash flow	Discount rate	.79% - 2.49%

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

E-102

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used. This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate. The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discounts existing at origination or acquisition of the loan. Impaired loans are classified within Level 2 of the fair value hierarchy.

Other Real Estate Owned

Other real estate owned consists of properties obtained through foreclosure. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Fair value of other real estate owned is based on current independent appraisals. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through other income. Operating costs associated with the assets after acquisition are also recorded as non-interest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted to other income. Other real estate owned measured at fair value on a non-recurring basis at December 31, 2014, amounted to $4.7 million. Other real estate owned is classified within Level 2 of the fair value hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fell at December 31, 2014 and December 31, 2013 (in thousands).

		Fair Value Measurements Using
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2014

Impaired loans	$9,560	$-	$9,560	$-
Other real estate owned	4,655	-	4,655	-

December 31, 2013

Impaired loans	$4,830	$-	$4,830	$-
Other real estate owned	4,470	-	4,470	-

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents - For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment in securities available-for-sale and held-to-maturity - The fair value measurement for securities available-for-sale was discussed earlier. The same measurement approach was used for securities held-to-maturity and other securities.

E-103

Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Bank-owned Life Insurance - The fair value of bank-owned life insurance approximates the carrying amount, because upon liquidation of these investments, the Company would receive the cash surrender value which equals the carrying amount.

Deposits - The fair values of demand deposits are, as required by ASC Topic 825, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Short-Term Borrowings - The carrying value of any federal funds purchased and other short-term borrowings approximates their fair values.

FHLB and Other Borrowings - The fair value of the fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowing approximates its fair value.

Subordinated Debentures - The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

Off-Balance Sheet Instruments - Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

As of December 31, 2014			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$44,618	$44,618	$44,618	$-	$-
Securities available-for-sale	254,746	254,746	972	250,973	2,801
Securities held-to-maturity	8,193	9,994	-	9,994	-
Other securities	7,234	7,234	-	7,234	-
Loans, net	700,540	715,849	-	-	715,849
Bank-owned life insurance	14,463	14,463	-	14,463	-

Liabilities:
Noninterest-bearing deposits	$201,362	$201,362	$-	$201,362	$-
Interest-bearing deposits	691,413	691,036	-	691,036	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	89,450	89,450	-	89,450	-

E-104

As of December 31, 2013			Fair Value Measurements
	Carrying Amount	Estimated Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Instruments:
Assets:
Cash and cash equivalents	$39,252	$39,252	$39,252	$-	$-
Securities available-for-sale	244,051	244,051	972	240,281	2,798
Securities held-to-maturity	8,438	9,624	-	9,624	-
Other securities	5,534	5,534	-	5,534	-
Loans, net	577,574	590,866	-	-	590,866
Bank-owned life insurance	6,593	6,593	-	6,593	-

Liabilities:
Noninterest-bearing deposits	$144,624	$144,624	$-	$144,624	$-
Interest-bearing deposits	635,347	634,907	-	634,907	-
Subordinated debentures	10,310	10,310	-	-	10,310
FHLB and other borrowings	52,000	52,000	-	52,000	-

NOTE S - SENIOR PREFERRED STOCK

Pursuant to the terms of the letter agreement between the Company and the United States Department of the Treasury (“Treasury”), the Company issued 17,123 CDCI Preferred Shares.

The Letter Agreement contains limitations on the payment of dividends on the common stock to no more than 100% of the aggregate per share dividend and distributions for the immediate prior fiscal year (dividends of $0.15 per share were declared and paid 2011 through 2014) and on the Company’s ability to repurchase its common stock in the event of a non-payment of our dividend, and continues to subject the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (EESA), as previously disclosed by the Company. The CDCI Preferred Shares entitle the holder to an annual dividend of 2% for 8 years of the liquidation value of the shares, payable quarterly in arrears.

E-105

NOTE T - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of income and cash flows for The First Bancshares, Inc. (parent company only) follow.

Condensed Balance Sheets

	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$63,707	$8,314
Investment in subsidiary bank	105,685,727	94,311,642
Investments in statutory trusts	310,000	310,000
Other securities	-	100,000
Premises and equipment	-	368,623
Other	808,132	511,742
	$106,867,566	$95,610,321
Liabilities and Stockholders’ Equity:
Subordinated debentures	$10,310,000	$10,310,000
Other	341,982	191,981
Stockholders’ equity	96,215,584	85,108,340
	$106,867,566	$95,610,321

Condensed Statements of Income

	Years Ended December 31,
	2014	2013
Income:
Interest and dividends	$5,453	$5,610
Dividend income	5,109,668	3,100,000
Other	364,719	-
	5,479,840	3,105,610
Expenses:
Interest on borrowed funds	181,330	186,581
Legal	504,130	773,163
Other	752,027	810,323
	1,437,487	1,770,067

Income before income taxes and equity in undistributed income of subsidiary	4,042,353	1,335,543
Income tax benefit	296,388	511,743
Income before equity in undistributed income of subsidiary	4,338,741	1,847,286
Equity in undistributed income of subsidiary	2,274,955	2,792,209

Net income	$6,613,696	$4,639,495

E-106

Condensed Statements of Cash Flows

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$6,613,696	$4,639,495
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of subsidiary	(2,274,955)	(2,792,209)
Restricted stock expense	617,779	391,777
Gain on sale of assets	(364,719)	-
Other, net	689,740	181,923
Net cash provided by operating activities	5,281,541	2,420,986

Cash flows from investing activities:
Investment in subsidiary bank	-	(20,450,000)
Outlays for acquisition	(4,034,668)	-
Net cash used in investing activities	(4,034,668)	(20,450,000)

Cash flows from financing activities:
Dividends paid on common stock	(763,488)	(600,452)
Dividends paid on preferred stock	(342,460)	(342,460)
Repurchase of restricted stock for payment of taxes	(85,532)	(26,749)
Issuance of 1,951,220 common shares, net	-	18,958,464
Net cash provided by (used in) financing activities	(1,191,480)	17,988,803

Net increase (decrease) in cash and cash equivalents	55,393	(40,211)
Cash and cash equivalents at beginning of year	8,314	48,525

Cash and cash equivalents at end of year	$63,707	$8,314

E-107

NOTE U - SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)

2014
Total interest income	$8,447	$8,574	$9,688	$9,662
Total interest expense	623	726	833	791
Net interest income	7,824	7,848	8,855	8,871
Provision for loan losses	358	277	631	152
Net interest income after provision for loan losses	7,466	7,571	8,224	8,719
Total non-interest income	1,672	2,055	2,021	2,055
Total non-interest expense	7,227	7,384	8,071	8,051
Income tax expense	484	629	641	682
Net income	1,427	1,613	1,533	2,041
Preferred dividends and stock accretion	106	86	85	86

Net income applicable to common stockholders	$1,321	$1,527	$1,448	$1,955
Per common share:
Net income, basic	$.26	$.30	$.27	$.37
Net income, diluted	.25	.29	.27	.36
Cash dividends declared	.0375	.0375	.0375	.0375

2013
Total interest income	$6,650	$7,609	$8,648	$8,411
Total interest expense	759	823	690	645
Net interest income	5,891	6,786	7,958	7,766
Provision for loan losses	311	349	360	59
Net interest income after provision for loan losses	5,580	6,437	7,598	7,707
Total non-interest income	1,930	1,890	1,592	1,671
Total non-interest expense	5,979	7,245	7,630	7,308
Income tax expense	306	270	456	572
Net income	1,225	812	1,104	1,498
Preferred dividends and stock accretion	106	106	106	106
Net income applicable to common Stockholders	$1,119	$706	$998	$1,392
Per common share:
Net income, basic	$.36	$.18	$.20	$.27
Net income, diluted	.35	.18	.19	.27
Cash dividends declared	.0375	.0375	.0375	.0375

E-108

ANNEX F

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST BANCSHARES

Purpose

The purpose of management's discussion and analysis of our financial condition and results of operations is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and The First as of and for the three and nine month periods ended September 30, 2016 when compared to the same periods ended September 30, 2015 and as of and for the year ended December 31, 2015, when compared to the year ended December 31, 2014 and as of and for the year ended December 31, 2014 when compared to the year ended December 31, 2013. The Company's consolidated financial statements and related notes, which are included as Annex E to this proxy statement/prospectus, should also be considered. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those contained in forward-looking statements as a result of many factors, including those discussed herein under the heading “Risk Factors,” as well as other unknown risks and uncertainties.

All dollar amounts in the tables in this section are in thousands of dollars, except per share data, yields, percentages and rates, or when otherwise specifically noted. The words “we,” “us,” “our,” the “Company,” “First Bancshares” and similar terms when used in this section refer The First Bancshares, Inc. and its consolidated affiliates, unless the context indicates otherwise.

Critical Accounting Policies

In the preparation of the Company's consolidated financial statements, certain significant amounts are based upon judgment and estimates. The most critical of these is the accounting policy related to the allowance for loan losses. The allowance is based in large measure upon management's evaluation of borrowers' abilities to make loan payments, local and national economic conditions, and other subjective factors. If any of these factors were to deteriorate, management would update its estimates and judgments which may require additional loss provisions.

Companies are required to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company’s intent and ability to hold the security. Pursuant to these requirements, Management assesses valuation declines to determine the extent to which such changes are attributable to fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or market-related factors, such as interest rates. Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are recorded in earnings as realized losses.

Goodwill is assessed for impairment both annually and when events or circumstances occur that make it more likely than not that impairment has occurred. As part of its testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines the fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the fair value of goodwill with its carrying amount, and then measures impaired loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. No impairment was indicated when the annual test was performed in 2015.

F-1

Overview

The Company was incorporated on June 23, 1995, and serves as a bank holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The First has 28 full service branches, one motorbank and four loan production office in South Mississippi, South Alabama and Louisiana. See Note C of Notes to Consolidated Financial Statements, which are included as Annex E to this proxy statement/prospectus, for information regarding branch acquisitions. The Company and The First engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals.

The Company’s primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, the Company also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as “Federal Funds Sold”) to correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company’s loans and deposits, as well as the profit margin (“interest spread”) and fee income which can be generated on these amounts.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO THREE AND NINE MONTHS SEPTEMBER 30, 2015

Results Of Operations Summary

The Company had a consolidated net income of $2,558,000 for the three months ended September 30, 2016, compared with consolidated net income of $2,227,000 for the same period last year.

Net interest income increased to $10.1 million from $9.3 million for the three months ended September 30, 2016, or an increase of 8.4% as compared to the same period in 2015. Quarterly average earning assets at September 30, 2016, increased $108.3 million, or 10.8% and quarterly average interest-bearing liabilities also increased $109.4 million or 13.4% when compared to September 30, 2015.

Noninterest income for the three months ended September 30, 2016, was $3,099,000 compared to $1,982,000 for the same period in 2015, reflecting an increase of $1,117,000 or 56.4%. This increase consisted mainly of increased mortgage income of $1,058,000 resulting from the acquisition of The Mortgage Connection, LLC in December 2015.

The provision for loan losses was $143,000 for the three months ended September 30, 2016 compared with $250,000 for the same period in 2015. The allowance for loan losses of $7.5 million at September 30, 2016 (approximately .87% of total loans and 1.06% of loans including valuation accounting adjustments on acquired loans) is considered by management to be adequate to cover losses inherent in the loan portfolio. The level of this allowance is dependent upon a number of factors, including the total amount of past due loans, general economic conditions, and management’s assessment of potential losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required. Management evaluates the adequacy of the allowance for loan losses quarterly and makes provisions for loan losses based on this evaluation.

Noninterest expense increased by $1,439,000 or 18.0% for the three months ended September 30, 2016, when compared with the same period in 2015. The largest increase was related to salaries and benefits of $1,017,000 of which $600,000 can be attributed to acquisition of The Mortgage Connection, LLC, as well as additional salaries and benefits related to the banking team in Mobile and the lender in Madison.

F-2

First Nine Months of 2016 compared to First Nine Months of 2015

The Company had a consolidated net income of $7,811,000 for the nine months ended September 30, 2016, compared with consolidated net income of $6,441,000 for the same period last year.

Net interest income increased to $29.6 million from $27.4 million for the nine months ended September 30, 2016, or an increase of 8.1% as compared to the same period in 2015. Average earning assets at September 30, 2016, increased $77.6 million, or 7.6% and average interest-bearing liabilities also increased $86.7 million or 10.5% when compared to December 31, 2015.

Noninterest income for the nine months ended September 30, 2016, was $8,542,000 compared to $5,686,000 for the same period in 2015, reflecting an increase of $2,856,000 or 50.2%. This increase consists of $2,196,000 of increased mortgage income and increased service charges of $149,000 and a one-time gain on the conversion of our debit card provider of $260,000.

The provision for loan losses was $538,000 for the nine months ended September 30, 2016, compared with $400,000 for the same period in 2015. The allowance for loan losses of $7.5 million at September 30, 2016 (approximately .87% of total loans and 1.06% of loans including valuation accounting adjustments on acquired loans) is considered by management to be adequate to cover losses inherent in the loan portfolio. The level of this allowance is dependent upon a number of factors, including the total amount of past due loans, general economic conditions, and management’s assessment of potential losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required. Management evaluates the adequacy of the allowance for loan losses quarterly and makes provisions for loan losses based on this evaluation.

Noninterest expense increased by $2.8 million or 11.9% for the nine months ended September 30, 2016, when compared with the same period in 2015. $2.3 million of the increase can be attributed to the salaries and benefits of The Mortgage Connection, LLC that was acquired in the fourth quarter of 2015 and the addition of the team in Mobile and the lender in Madison as well as the executive for Treasury Management.

Financial Condition

The First represents the primary asset of the Company. The First reported total assets of $1.3 billion at September 30, 2016, compared to $1.1 billion at December 31, 2015, an increase of $.2 billion. Loans increased $81.0 million, or 10.5%, during the first nine months of 2016. Deposits at September 30, 2016, totaled $1.1 billion compared to $916.7 million at December 31, 2015. For the nine month period ended September 30, 2016, The First reported net income of $8.7 million compared to $6.4 million for the nine months ended September 30, 2015.

Nonperforming Assets And Risk Elements

Diversification within the loan portfolio is an important means of reducing inherent lending risks. At September 30, 2016, The First had no concentrations of ten percent or more of total loans in any single industry or any geographical area outside its immediate market areas.

At September 30, 2016, The First had loans past due as follows:

($ In Thousands)

Past due 30 through 89 days	$ 2,062
Past due 90 days or more and still accruing	420

The accrual of interest is discontinued on loans which become ninety days past due (principal and/or interest), unless the loans are adequately secured and in the process of collection. Nonaccrual loans totaled $5.8 million at September 30, 2016, a decrease of $1.6 million from December 31, 2015. Any other real estate owned is carried at fair value, determined by an appraisal, less estimated costs to sell. Other real estate owned totaled $4.7 million at September 30, 2016. A loan is classified as a restructured loan when the following two conditions are present: First, the borrower is experiencing financial difficulty and second, the creditor grants a concession it would not otherwise consider but for the borrower’s financial difficulties. At September 30, 2016, the Bank had $6.7 million in loans that were modified as troubled debt restructurings, of which $2.9 million were performing as agreed with modified terms.

F-3

Earnings Performance

The Company earns income from two primary sources. The first is net interest income, which is interest income generated by earning assets less interest expense on deposits and other borrowed money. The second is non-interest income, which primarily consists of customer service charges and fees as well as mortgage income but also comes from non-customer sources such as bank-owned life insurance. The majority of the Company’s non-interest expense is comprised of operating costs that facilitate offering a full range of banking services to our customers.

Net Interest Income And Net Interest Margin

Net interest income increased by $780,000, or 8.4%, for the third quarter of 2016 relative to the third quarter of 2015, and by $2.2 million, or 8.1%, for the first nine months of 2016 compared to the first nine months of 2015. The level of net interest income we recognize in any given period depends on a combination of factors including the average volume and yield for interest-earning assets, the average volume and cost of interest-bearing liabilities, and the mix of products which comprise the Company’s earning assets, deposits, and other interest-bearing liabilities. Net interest income is also impacted by the reversal of interest for loans placed on non-accrual status during the reporting period, and the recovery of interest on loans that had been on non-accrual and were paid off, sold or returned to accrual status.

The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

Average Balances, Tax Equivalent Interest and Yields/Rates

	Three Months Ended			Three Months Ended
	September 30, 2016			September 30, 2015
		Tax			Tax
	Avg.	Equivalent	Yield/	Avg.	Equivalent	Yield/
($ In Thousands)	Balance	interest	Rate	Balance	interest	Rate

Earning Assets:
Taxable securities	$177,154	$965	2.18%	$172,478	$976	2.26%
Tax exempt
securities	77,073	704	3.65%	74,807	662	3.54%
Total investment securities	254,227	1,669	2.63%	247,285	1,638	2.65%
Fed funds sold	10,356	25	0.97%	5,502	13	.95%
Other	11,961	16	0.54%	20,613	25	0.49%
Loans	836,931	9,798	4.68%	731,818	8,629	4.72%
Total earning assets	1,113,475	11,508	4.13%	1,005,218	10,305	4.10%
Other assets	119,559			104,726
Total assets	$1,233,034			$1,109,944
Interest-bearing liabilities:
Deposits	$850,442	$962	0.45%	$759,939	$646	0.34%
Repo	5,000	49	3.92%	5,000	48	3.84%
Fed funds purchased	1,926	5	1.04%	661	2	1.21%
FHLB	55,337	106	0.77%	37,716	50	0.53%
Subordinated debentures	10,310	80	3.10%	10,310	47	1.82%
Total interest- bearing liabilities	923,015	1,202	0.52%	813,626	793	0.39%
Other liabilities	198,889			197,150
Stockholders' equity	111,130			99,168
Total liabilities and stockholders’ equity	$1,233,034			$1,109,944
Net interest income (TE)		$10,306	3.61%		$9,512	3.71%

Net interest margin			3.70%			3.79%

F-4

Average Balances, Tax Equivalent Interest and Yields/Rates

	Nine Months Ended			Twelve Months Ended
	September 30, 2016			December 31, 2015
		Tax			Tax
	Avg.	Equivalent	Yield/	Avg.	Equivalent	Yield/
($ In Thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Earning Assets:
Taxable securities	$184,313	$3,055	2.21%	$178,151	$3,949	2.22%
Tax-exempt securities	77,385	2,118	3.65%	78,311	2,810	3.59%
Total investment securities	261,698	5,173	2.64%	256,462	6,759	2.64%
Federal funds sold	2,377	82	4.60%	24,582	64	0.26%
Other	23,626	56	0.32%	7,585	93	1.23%
Loans	808,821	28,146	4.64%	730,326	34,242	4.69%
Total earning assets	$1,096,522	$33,457	4.07%	$1,018,955	$41,158	4.04%

Other	116,252			103,237
Total assets	$1,212,774			$1,122,192

Interest-bearing liabilities:
Deposits	$824,065	$2,476	0.40%	$752,716	$2,563	0.34%
Repo	5,000	145	3.87%	5,000	194	3.88%
Fed funds purchased	1,867	15	1.07%	698	11	1.58%
FHLB	68,170	342	0.67%	53,984	256	0.47%
Subordinated Debentures	10,310	162	2.10%	10,310	185	1.79%
Total interest- bearing liabilities	909,412	3,140	0.46%	822,708	3,209	0.39%
Other liabilities	196,289			200,878
Stockholders' equity	107,073			98,606
Total liabilities and stockholders’ equity	$1,212,774			$1,122,192
Net interest income (TE)		$30,317	3.61%		$37,949	3.65%

Net interest margin			3.69%			3.72%

F-5

Interest Rate Sensitivity – September 30, 2016

	Net Interest Income@ Risk		Market Value of Equity
Change in Interest Rates	% Change from Base	Policy Limit	% Change from Base	Policy Limit

Up 400 bps	12.7%	-20%	44.1%	-40.00%
Up 300 bps	9.6%	-15%	35.8%	-30.00%
Up 200 bps	6.4%	-10%	25.9%	-20.00%
Up 100 bps	3.0%	-5%	14.1%	-10.00%
Down 100 bps	2.9%	-5%	3.9%	-10.00%
Down 200 bps	4.6%	-10%	0.8%	-20.00%

F-6

Liquidity And Capital Resources

Liquidity is adequate with cash and cash equivalents of $70.1 million as of September 30, 2016. In addition, loans and investment securities repricing or maturing within one year or less is approximately $242 million at September 30, 2016. Approximately $194.3 million in loan commitments could fund within the next three months and other commitments, primarily standby letters of credit, totaled $2.0 million at September 30, 2016.

There are no known trends or any known commitments or uncertainties that will result in The First’s liquidity increasing or decreasing in a significant way.

Total consolidated equity capital at September 30, 2016, was $112.7 million, or approximately 8.9% of total assets. The Company currently has adequate capital positions to meet the minimum capital requirements for all regulatory agencies. The Company’s capital ratios as of September 30, 2016, were as follows:

Tier 1 leverage	8.53%
Tier 1 risk-based	10.47%
Total risk-based	11.23%
Common equity Tier 1	7.81%

On June 30, 2006, The Company issued $4,124,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 2 in which the Company owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $4,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2036. Interest on the preferred securities is the three month London Interbank Offer Rate (LIBOR) plus 1.65% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. On July 27, 2007, The Company issued $6,186,000 of floating rate junior subordinated deferrable interest debentures to The First Bancshares Statutory Trust 3 in which the Company owns all of the common equity. The debentures are the sole asset of Trust 3. The Trust issued $6,000,000 of Trust Preferred Securities (TPSs) to investors. The Company’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust’s obligations under the preferred securities. The preferred securities are redeemable by the Company at its option. The preferred securities must be redeemed upon maturity of the debentures in 2037. Interest on the preferred securities is the three month LIBOR plus 1.40% and is payable quarterly. The terms of the subordinated debentures are identical to those of the preferred securities. In accordance with the authoritative guidance, the trusts are not included in the consolidated financial statements.

Provision For Loan And Lease Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions which it believes to be reasonable, but which may not prove to be accurate, particularly given the Company’s growth and the economy. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

F-7

The Company’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance regarding contingencies. The Company’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon more than 72 months of loss history is utilized in determining the appropriate allowance. Historical loss factors are determined by risk rated loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the establishment of a long-term loss history for areas in which this data is unavailable and incorporated into the qualitative factors to be considered. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with the Company’s loan officers and loan committee, and data and guidance received or obtained from the Company’s regulatory authorities.

The second part of the allowance is determined in accordance with authoritative guidance regarding loan impairment. Impaired loans are determined based upon a review by internal loan review and senior management.

The sum of the two parts constitutes management’s best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to the Company’s audit committee for review and approval on a quarterly basis.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan by loan basis, and a specific allowance is assigned to each loan determined to be impaired. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if, in the Company’s opinion, the ultimate source of repayment will be generated from the liquidation of collateral.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

F-8

Non-Interest Income And Non-Interest Expense

The following table provides details on the Company’s non-interest income and non-interest expense for the three-month and nine month periods ended September 30, 2016 and 2015:

($ In Thousands)	Three Months Ended				Nine Months Ended
EARNINGS STATEMENT	9/30/16	% of Total	9/30/15	% of Total	9/30/16	% of Total	9/30/15	% of Total
Non-interest
income:
Service charges
on deposit
accounts	$606	19.6%	$737	37.2%	$1,847	21.6%	$1,896	33.3%
Mortgage income	1,399	45.1%	341	17.2%	3,228	37.8%	1,032	18.2%
Interchange fee
income	666	21.5%	611	30.8%	1,991	23.3%	1,794	31.6%
Gain (loss) on
securities, net	-	-	-	-	129	1.5%	-	-
Gain on sale of
premises and
equipment	-	-	-	-	-	-	110	1.9%
Other charges and
fees	428	13.8%	293	14.8%	1,347	15.8%	854	15.0%
Total non-interest
income	$3,099	100%	$1,982	100%	$8,542	100%	$5,686	100%

Non-interest
expense:
Salaries and
employee
benefits	$5,645	60.0%	$4,628	58.0%	$16,194	60.5%	$13,867	58.1%
Occupancy expense	1,209	12.8%	1,136	14.2%	3,392	12.7%	3,382	14.1%
FDIC premiums	254	2.7%	241	3.0%	755	2.8%	723	3.0%
Marketing	76	.8%	64	.8%	280	1.1%	287	1.2%
Amortization of
core deposit
intangibles	100	1.1%	100	1.3%	294	1.1%	300	1.3%
Other professional
services	461	4.9%	318	4.0%	1,013	3.8%	955	4.0%
Other non-interest
expense	1,671	17.7%	1,490	18.7%	4,802	18.0%	4,373	18.3%
Total non-interest
expense	$9,416	100%	$7,977	100%	$26,730	100%	$23,887	100%

Noninterest income increased $1.1 million in quarterly comparison mainly consisting of increases in mortgage income of $1.0 million. Third quarter 2016 noninterest expenses increased $1.4 million, or 18.0% as compared to third quarter 2015. The largest increase in noninterest expenses was related to salaries and benefits of $1.0 million of which $0.6 million can be attributed to acquisition of The Mortgage Connection, LLC in December 2015 as well as additional salaries and benefits related to the banking teams in Mobile and Madison along with Treasury Management personnel.

Noninterest income increased $2.9 million in year-over-year comparison mainly consisting of increases in mortgage income of $2.2 million. Noninterest expenses increased $2.8 million in year-over-year comparison consisting of increases in salaries and benefits of $2.3 million relating to the acquisition of The Mortgage Connection, LLC as well as salaries and benefits related to the lending teams in Madison and Mobile along with the executive for Treasury Management.

Provision For Income Taxes

The Company sets aside a provision for income taxes on a monthly basis. The amount of that provision is determined by first applying the Company’s statutory income tax rates to estimated taxable income, which is pre-tax book income adjusted for permanent differences, and then subtracting available tax credits if applicable. Permanent differences include but are not limited to tax-exempt interest income, BOLI income, and certain book expenses that are not allowed as tax deductions.

The Company’s provision for income taxes was $3.1 million as of September 30, 2016 relative to $2.3 million as of September 30, 2015. The higher tax provisioning for the first nine months comparison is the result of an increase in pre-tax income.

Balance Sheet Analysis

Earning Assets

The Company’s interest-earning assets are comprised of investments and loans, and the composition, growth characteristics, and credit quality of both are significant determinants of the Company’s financial condition. Investments are analyzed in the section immediately below, while the loan and lease portfolio and other factors affecting earning assets are discussed in the sections following investments.

F-9

Investments

The Company’s investments can at any given time consist of debt securities and marketable equity securities (together, the “investment portfolio”), investments in the time deposits of other banks, surplus interest-earning balances in our Federal Reserve Bank (“FRB”) account, and overnight fed funds sold. Surplus FRB balances and fed funds sold to correspondent banks represent the temporary investment of excess liquidity. The Company’s investments serve several purposes: 1) they provide liquidity to even out cash flows from the loan and deposit activities of customers; 2) they provide a source of pledged assets for securing public deposits, bankruptcy deposits and certain borrowed funds which require collateral; 3) they constitute a large base of assets with maturity and interest rate characteristics that can be changed more readily than the loan portfolio, to better match changes in the deposit base and other funding sources of the Company; 4) they are another interest-earning option for surplus funds when loan demand is light; and 5) they can provide partially tax exempt income. Total securities excluding other securities totaled $242.2 million, or 19.1% of total assets at September 30, 2016, compared to $246.8 million, or 21.6% of total assets at December 31, 2015.

We had $2.4 million of fed funds sold at September 30, 2016 and $0.3 million of fed funds sold at December 31, 2015; and interest-bearing balances at other banks increased to $19.8 million at September 30, 2016 from $17.3 million at December 31, 2015 primarily due to an increase in our Federal Reserve Bank account. The Company’s investment portfolio remained steady with a total fair value of $244.0 million at September 30, 2016, reflecting a decrease of $4.3 million, or 1.7%, for the first nine months of 2016. The Company carries investments at their fair market values. The Company holds a small amount of “held-to-maturity” investments with a fair market value of $7.8 million at September 30, 2016 as compared to $8.5 million at December 31, 2015. All other investment securities are classified as “available for sale” to allow maximum flexibility with regard to interest rate risk and liquidity management.

Refer to table shown in NOTE 10 - SECURITIES for information on the Company’s amortized cost and fair market value of its investment portfolio by investment type.

Loan And Lease Portfolio

The Company’s loans and leases, gross of the associated allowance for losses and deferred fees and origination costs, and including loans held for sale, totaled $863.8 million at September 30, 2016, an increase of $87.3 million, or 11.2%, since December 31, 2015. With an increase of $84.5 million in the Real Estate category, the real estate-commercial portfolio had the largest area of growth of $54.7 million. At September 30, 2016, the company had direct energy related loans of $19.4 million, representing 2.3% of the total loan portfolio. A majority of the outstanding are secured by marine assets that operate in the Gulf of Mexico, which are under term contracts to major operators tied primarily to oil and gas production.

A distribution of the Company’s loans showing the balance and percentage of loans by type is presented for the noted periods in the table below. The balances shown are before deferred or unamortized loan origination, extension, or commitment fees, and deferred origination costs.

F-10

The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio
	Sept. 30, 2016		December 31, 2015
	Amount	Percent of Total	Amount	Percent of Total
	($ In Thousands)
Mortgage loans held for sale	$9,437	1.1%	$3,974	0.5%
Commercial, financial and agricultural	121,963	14.1	129,197	16.6
Real Estate:
Mortgage-commercial	307,963	35.7	253,309	32.6
Mortgage-residential	296,587	34.3	272,180	35.1
Construction	104,644	12.1	99,161	12.8
Lease financing receivable	2,211	0.3	2,650	0.3
Obligations of states and subdivisions	6,861	0.8	969	0.1
Consumer and other	14,137	1.6	15,049	2.0
Total loans	863,803	100%	776,489	100%
Allowance for loan losses	(7,481)		(6,747)
Net loans	$856,322		$769,742

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

Nonperforming Assets

Nonperforming assets are comprised of loans for which the Company is no longer accruing interest, and foreclosed assets including mobile homes and OREO. If the Company grants a concession to a borrower in financial difficulty, the loan falls into the category of a troubled debt restructuring (“TDR”). TDRs may be classified as either nonperforming or performing loans depending on their accrual status. The following table presents comparative data for the Company’s nonperforming assets and performing TDRs as of the dates noted:

Nonperforming assets totaled $10.5 million at September 30, 2016, remaining constant compared to $10.5 million at December 31, 2015. The ALLL/total loans ratio was .87% at September 30, 2016 and .87% at December 31, 2015. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.06% of loans at September 30, 2016. The ratio of annualized net charge-offs (recoveries) to total loans was (0.04)% for the quarter ended September 30, 2016 compared to (0.04)% for the quarter ended September 30, 2015. As noted in our first quarter 2015 10-Q, the Company had been notified that a recovery of $941,000 was more likely than not expected during 2015. We received the first installment during the second quarter of 2015 which totaled $481,000 and the second installment during the third quarter of 2015 which totaled $241,000. The remaining balance of $219,000 is expected to be received in 2016.

F-11

Nonperforming Assets and Performing Troubled Debt Restructurings

($ In Thousands)

NON-ACCRUAL LOANS
Real Estate:	09/30/16	12/31/15	09/30/15
1-4 family residential construction	$-	$-	$578
Other construction/land	2,788	2,956	2,665
1-4 family residential revolving/open-end	317	327	331
1-4 family residential closed-end	1,652	1,728	1,811
Nonfarm, nonresidential, owner-occupied	598	1,853	2,043
Nonfarm, nonresidential, other nonfarm nonresidential	336	372	382
TOTAL REAL ESTATE	5,691	7,236	7,810
Commercial and industrial	72	100	106
Loans to individuals - other	36	32	33
TOTAL NON-ACCRUAL LOANS	5,799	7,368	7,949
Other real estate owned	4,670	3,083	4,104
TOTAL NON-PERFORMING ASSETS	$10,469	$10,451	$12,053
Performing TDRs	$2,903	$2,758	$2,883

Total non-performing assets as a % of total loans & leases
net of unearned income	1.21%	1.35%	1.61%
Total non-accrual loans as a % of total loans & leases
net of unearned income	0.67%	0.95%	1.06%

Allowance For Loan And Lease Losses

The allowance for loan and lease losses, a contra-asset, is established through a provision for loan and lease losses. It is maintained at a level that is considered adequate to absorb probable incurred losses inherent in the remaining loan portfolio. Specifically identifiable and quantifiable losses are immediately charged off against the allowance; recoveries are generally recorded only when sufficient cash payments are received subsequent to the charge off.

F-12

The table that follows summarizes the activity in the allowance for loan and lease losses for the noted periods:

Allowance for Loan and Lease Losses
($ In Thousands)

	3 months ended	3 months ended	9 months ended	9 months ended	For the Year Ended
Balances:	9/30/16	9/30/15	9/30/16	9/30/15	12/31/15
Average gross loans & leases outstanding during period:	$836,931	$731,818	$808,821	$721,325	$730,326
Gross Loans & leases outstanding at end of period	863,803	747,646	863,803	747,646	776,489

Allowance for Loan and Lease Losses:
Balance at beginning of period	7,259	6,419	6,747	6,095	6,095
Provision charged to expense	143	250	538	400	410
Charge-offs:
Real Estate-
1-4 family residential construction	-	-	-	-	74
Other construction/land	-	50	67	50	88
1-4 family revolving, open-ended	-	8	-	8	8
1-4 family closed-end	130	-	219	349	364
Nonfarm, nonresidential, owner-occupied	-	-	-	-	-
Total Real Estate	130	58	286	407	534
Commercial and industrial	-	183	6	183	183
Credit cards	-	-	1	-	-
Automobile loans	20	5	29	24	31
Loans to individuals - other	-	-	-	-	-
All other loans	6	19	25	63	95
Total	156	265	347	677	843

Recoveries:
Real Estate-
1-4 family residential construction	-	-	-	-	-
Other construction/land	108	21	191	40	63
1-4 family revolving, open-ended	3	4	17	8	9
1-4 family closed-end	105	267	194	790	818
Nonfarm, nonresidential, owner-occupied	1	4	6	11	15
Total Real Estate	217	296	408	849	905
Commercial and industrial	3	2	83	11	99
Credit cards	1	1	1	2	2
Automobile loans	-	-	1	-	1
Loans to individuals - other	5	12	10	13	14
All other loans	9	19	40	41	64
Total	235	330	543	916	1,085
Net loan charge offs (recoveries)	(79)	(65)	(196)	(239)	(242)
Balance at end of period	$7,481	$6,734	$7,481	$6,734	$6,747

RATIOS

Net Charge-offs (recoveries) to
average Loans & Leases(annualized)	(0.04)%	(0.04)%	(0.03)%	(0.04)%	(0.03)%
Allowance for Loan Losses to
gross Loans & Leases at end of period	0.87%	0.90%	0.87%	0.90%	0.87%
Net Loan Charge-offs (recoveries) to
provision for loan losses	(55.24)%	(26.0)%	(36.43)%	(59.75)%	(59.02)%

F-13

Off-Balance Sheet Arrangements

The Company maintains commitments to extend credit in the normal course of business, as long as there are no violations of conditions established in the outstanding contractual arrangements. Unused commitments to extend credit totaled $194.3 million at September 30, 2016 and $144.1 million at December 31, 2015, although it is not likely that all of those commitments will ultimately be drawn down. Unused commitments represented approximately 22.5% of gross loans outstanding at September 30, 2016 and 18.5% at December 31, 2015, with the increase due in part to higher commitments in commercial and industrial loans. The Company also had undrawn letters of credit issued to customers totaling $2.0 million at September 30, 2016 and $1.1 million at December 31, 2015. The effect on the Company’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used. However, the “Liquidity” section in this Form 10-Q outlines resources available to draw upon should we be required to fund a significant portion of unused commitments. For more information regarding the Company’s off-balance sheet arrangements, see NOTE 8 to the financial statements located elsewhere herein.

In addition to unused commitments to provide credit, the Company is utilizing a $84 million letter of credit issued by the Federal Home Loan Bank on the Company’s behalf as security for certain deposits as of September 30, 2016. That letter of credit is backed by loans which are pledged to the FHLB by the Company.

Other Assets

The Company’s balance of non-interest earning cash and due from banks was $48.0 million at September 30, 2016 and $23.6 million at December 31, 2015. The balance of cash and due from banks depends on the timing of collection of outstanding cash items (checks), the level of cash maintained on hand at our branches, and our reserve requirement among other things, and is subject to significant fluctuation in the normal course of business. While cash flows are normally predictable within limits, those limits are fairly broad and the Company manages its short-term cash position through the utilization of overnight loans to and borrowings from correspondent banks, including the Federal Reserve Bank and the Federal Home Loan Bank. Should a large “short” overnight position persist for any length of time, the Company typically raises money through focused retail deposit gathering efforts or by adding brokered time deposits. If a “long” position is prevalent, the Company will let brokered deposits or other wholesale borrowings roll off as they mature, or might invest excess liquidity in higher-yielding, longer-term bonds.

The Company’s net premises and equipment at September 30, 2016 was $33.4 million and $33.6 million at December 31, 2015; the result being a decrease of $196,000, or 0.6% for the first nine months of 2016. In the second quarter of 2016, the Company purchased $5.9 million in life insurance, thereby creating a balance of $21.1 million at September 30, 2016. Bank-owned life insurance is also discussed above in the “Non-Interest Income and Non-Interest Expense” section. Goodwill did not change during the period, ending the first nine months of 2016 with a balance of $13.8 million, but other intangible assets, namely the Company’s core deposit intangible, decreased by $294,000 due to amortization. The Company’s goodwill and other intangible assets are evaluated annually for potential impairment, and pursuant to that analysis Management has determined that no impairment exists as of September 30, 2016.

F-14

Other real estate increased $1.6 million, or 51.5% during the first nine months of 2016. Total equity securities increased $1.4 million due primarily to an increase in FHLB stock.

Deposits And Interest Bearing Liabilities

Deposits

Deposits are another key balance sheet component impacting the Company’s net interest margin and other profitability metrics. Deposits provide liquidity to fund growth in earning assets, and the Company’s net interest margin is improved to the extent that growth in deposits is concentrated in less volatile and typically less costly non-maturity deposits such as demand deposit accounts, NOW accounts, savings accounts, and money market demand accounts. Information concerning average balances and rates paid by deposit type for the three-month and nine-month periods ended September 30, 2016 and 2015 is included in the Average Balances and Rates tables appearing above, in the section titled “Net Interest Income and Net Interest Margin.” A distribution of the Company’s deposits showing the balance and percentage of total deposits by type is presented for the noted periods in the following table.

Deposit Distribution
($ In Thousands)	Sept. 30, 2016	December 31, 2015
Non-interest bearing demand deposits	$196,786	$189,445
NOW accounts and Other	465,404	373,687
Money Market / Savings	187,228	174,090
Time Deposits of less than $100,000	78,785	73,865
Time Deposits of $100,000 or more	143,586	105,608
Total deposits	$1,071,789	$916,695

Percentage of Total Deposits
Non-interest bearing demand deposits	18.4%	20.7%
NOW accounts and other	43.4%	40.8%
Money Market / Savings	17.5%	19.0%
Time Deposits of less than $100,000	7.4%	8.0%
Time Deposits of $100,000 or more	13.3%	11.5%
Total	100.00%	100.00%

Other Interest-Bearing Liabilities

The Company’s non-deposit borrowings may, at any given time, include fed funds purchased from correspondent banks, borrowings from the Federal Home Loan Bank, advances from the Federal Reserve Bank, securities sold under agreement to repurchase, and/or junior subordinated debentures. The Company uses short-term FHLB advances and fed funds purchased on uncommitted lines to support liquidity needs created by seasonal deposit flows, to temporarily satisfy funding needs from increased loan demand, and for other short-term purposes. The FHLB line is committed, but the amount of available credit depends on the level of pledged collateral.

Total non-deposit interest-bearing liabilities decreased by $42.3 million, or 35.1%, in the first nine months of 2016, due to a reduction in notes payable to the Federal Home Loan Bank and fed funds purchased. We had no overnight fed funds purchased at September 30, 2016, relative to $5.3 million in fed funds purchased at December 31, 2015. Repurchase agreements remained unchanged for both periods at $5 million. The Company had junior subordinated debentures totaling $10.3 million at September 30, 2016 and December 31, 2015, in the form of long-term borrowings from trust subsidiaries formed specifically to issue trust preferred securities.

F-15

Other Non-Interest Bearing Liabilities

Other liabilities are principally comprised of accrued interest payable and other accrued but unpaid expenses. Other liabilities declined by $517,000, or 12.5%, during the first nine months of 2016, due to the reduction in other accrued but unpaid expenses.

Liquidity And Market Risk Management

Liquidity

Liquidity management refers to the Company’s ability to maintain cash flows that are adequate to fund operations and meet other obligations and commitments in a timely and cost-effective manner. Detailed cash flow projections are reviewed by Management on a monthly basis, with various scenarios applied to assess our ability to meet liquidity needs under adverse conditions. Liquidity ratios are also calculated and reviewed on a regular basis. While those ratios are merely indicators and are not measures of actual liquidity, they are closely monitored and we are focused on maintaining adequate liquidity resources to draw upon should unexpected needs arise.

The Company, on occasion, experiences cash needs as the result of loan growth, deposit outflows, asset purchases or liability repayments. To meet short-term needs, the Company can borrow overnight funds from other financial institutions, draw advances via Federal Home Loan Bank lines of credit, or solicit brokered deposits if deposits are not immediately obtainable from local sources. The net availability on lines of credit from the FHLB totaled $240.6 million at September 30, 2016. Furthermore, funds can be obtained by drawing down the Company’s correspondent bank deposit accounts, or by liquidating unpledged investments or other readily saleable assets. In addition, the Company can raise immediate cash for temporary needs by selling under agreement to repurchase those investments in its portfolio which are not pledged as collateral. As of September 30, 2016, the market value of unpledged debt securities plus pledged securities in excess of current pledging requirements comprised $98.6 million of the Company’s investment balances, compared to $66 million at December 31, 2015. The increase in unpledged debt from September 2016 compared to December 2015 is primarily due to an increase in letters of credit utilized for pledging purposes. Other forms of balance sheet liquidity include but are not necessarily limited to any outstanding fed funds sold and vault cash. The Company has a higher level of actual balance sheet liquidity than might otherwise be the case, since we utilize a letter of credit from the FHLB rather than investment securities for certain pledging requirements. That letter of credit, which is backed by loans that are pledged to the FHLB by the Company, totaled $84.0 million at September 30, 2016. Management is of the opinion that available investments and other potentially liquid assets, along with the standby funding sources it has arranged, are more than sufficient to meet the Company’s current and anticipated short-term liquidity needs.

The Company’s liquidity ratio as of September 30, 2016 was 14.46%, as compared to internal policy guidelines of 10% minimum. Other liquidity ratios reviewed include the following along with policy guidelines:

	Sept. 30, 2016	Policy Maximum
Loans to Deposits (including FHLB advances)	74.69%	90.00%	In Policy
Net Non-core Funding Dependency Ratio	9.91%	20.00%	In Policy
Fed Funds Purchased / Total Assets	0.39%	10.00%	In Policy
FHLB Advances / Total Assets	5.06%	20.00%	In Policy
FRB Advances / Total Assets	0.00%	10.00%	In Policy
Pledged Securities to Total Securities	68.73%	90.00%	In Policy

F-16

Continued growth in core deposits and relatively high levels of potentially liquid investments have had a positive impact on our liquidity position in recent periods, but no assurance can be provided that our liquidity will continue at current robust levels.

The holding company’s primary uses of funds are ordinary operating expenses and stockholder dividends, and its primary source of funds is dividends from the Bank since the holding company does not conduct regular banking operations. Management anticipates that the Bank will have sufficient earnings to provide dividends to the holding company to meet its funding requirements for the foreseeable future. Both the holding company and the Bank are subject to legal and regulatory limitations on dividend payments, as outlined in Item 5(c) Dividends in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 which was filed with the SEC.

Interest Rate Risk Management

Market risk arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Company does not engage in the trading of financial instruments, nor does it have exposure to currency exchange rates. Our market risk exposure is primarily that of interest rate risk, and we have established policies and procedures to monitor and limit our earnings and balance sheet exposure to changes in interest rates. The principal objective of interest rate risk management is to manage the financial components of the Company’s balance sheet in a manner that will optimize the risk/reward equation for earnings and capital under a variety of interest rate scenarios.

To identify areas of potential exposure to interest rate changes, we utilize commercially available modeling software to perform earnings simulations and calculate the Company’s market value of portfolio equity under varying interest rate scenarios every month. The model imports relevant information for the Company’s financial instruments and incorporates Management’s assumptions on pricing, duration, and optionality for anticipated new volumes. Various rate scenarios consisting of key rate and yield curve projections are then applied in order to calculate the expected effect of a given interest rate change on interest income, interest expense, and the value of the Company’s financial instruments. The rate projections can be shocked (an immediate and parallel change in all base rates, up or down), ramped (an incremental increase or decrease in rates over a specified time period), economic (based on current trends and econometric models) or stable (unchanged from current actual levels).

We use seven standard interest rate scenarios in conducting our 12-month net interest income simulations: “static,” upward shocks of 100, 200, 300 and 400 basis points, and downward shocks of 100, and 200 basis points. Pursuant to policy guidelines, we typically attempt to limit the projected decline in net interest income relative to the stable rate scenario to no more than 5% for a 100 basis point (bp) interest rate shock, 10% for a 200 bp shock, 15% for a 300 bp shock, and 20% for a 400 bp shock. As of September 30, 2016 the Company had the following estimated net interest income sensitivity profile, without factoring in any potential negative impact on spreads resulting from competitive pressures or credit quality deterioration:

September 30, 2016	Net Interest Income at Risk
($ In Thousands)	-200 bp	-100 bp	STATIC	+100 bp	+200 bp	+300 bp	+400 bp
Net Interest Income	35,804	36,395	37,348	37,801	38,398	38,933	39,422
Dollar Change	-1,544	-953	-	453	1,050	1,585	2,074
NII @ Risk - Sensitivity Y1	-4.13%	-2.55%	-	1.21%	2.81%	4.25%	5.55%

If there were an immediate and sustained downward adjustment of 200 basis points in interest rates, all else being equal, net interest income over the next twelve months would likely be around $1.5 million lower than in a stable interest rate scenario, for a negative variance of 4.13%. The unfavorable variance increases if rates were to drop below 200 basis points, due to the fact that certain deposit rates are already relatively low (on NOW accounts and savings accounts, for example), and will hit a natural floor of close to zero while non-floored variable-rate loan yields continue to drop. This effect is exacerbated by accelerated prepayments on fixed-rate loans and mortgage-backed securities when rates decline, although rate floors on some of our variable-rate loans partially offset other negative pressures. While we view further interest rate reductions as highly unlikely, the potential percentage drop in net interest income exceeds our internal policy guidelines in declining interest rate scenarios and we will continue to monitor our interest rate risk profile and take corrective action as deemed appropriate.

F-17

Net interest income would likely improve by $1.0 million, or 2.81%, if interest rates were to increase by 200 basis points relative to a stable interest rate scenario, with the favorable variance expanding the higher interest rates rise. The initial increase in rising rate scenarios will be limited to some extent by the fact that some of our variable-rate loans are currently at rate floors, resulting in a re-pricing lag while base rates are increasing to floored levels, but the Company still appears well-positioned to benefit from a material upward shift in the yield curve.

The Company’s one year cumulative GAP ratio is approximately 178.94%, which means that there are more assets repricing than liabilities within the first year. The Company is “asset-sensitive.” These results are based on cash flows from assumptions of assets and liabilities that reprice (maturities, likely calls, prepayments, etc.) Typically, the net interest income of asset-sensitive companies should improve with rising rates and decrease with declining rates.

In addition to the net interest income simulations shown above, we run stress scenarios modeling the possibility of no balance sheet growth, the potential runoff of “surge” core deposits which flowed into the Company in the most recent economic cycle, and potential unfavorable movement in deposit rates relative to yields on earning assets. Even though net interest income will naturally be lower with no balance sheet growth, the rate-driven variances projected for net interest income in a static growth environment are similar to the changes noted above for our standard projections. When a greater level of non-maturity deposit runoff is assumed or unfavorable deposit rate changes are factored into the model, projected net interest income in declining rate and flat rate scenarios does not change materially relative to standard growth projections. However, the benefit we would otherwise experience in rising rate scenarios is minimized and net interest income remains relatively flat.

The economic value (or “fair value”) of financial instruments on the Company’s balance sheet will also vary under the interest rate scenarios previously discussed. The difference between the projected fair value of the Company’s financial assets and the fair value of its financial liabilities is referred to as the economic value of equity (“EVE”), and changes in EVE under different interest rate scenarios are effectively a gauge of the Company’s longer-term exposure to interest rate risk. Fair values for financial instruments are estimated by discounting projected cash flows (principal and interest) at projected replacement interest rates for each account type, while the fair value of non-financial accounts is assumed to equal their book value for all rate scenarios. An economic value simulation is a static measure utilizing balance sheet accounts at a given point in time, and the measurement can change substantially over time as the characteristics of the Company’s balance sheet evolve and interest rate and yield curve assumptions are updated.

The change in economic value under different interest rate scenarios depends on the characteristics of each class of financial instrument, including stated interest rates or spreads relative to current or projected market-level interest rates or spreads, the likelihood of principal prepayments, whether contractual interest rates are fixed or floating, and the average remaining time to maturity. As a general rule, fixed-rate financial assets become more valuable in declining rate scenarios and less valuable in rising rate scenarios, while fixed-rate financial liabilities gain in value as interest rates rise and lose value as interest rates decline. The longer the duration of the financial instrument, the greater the impact a rate change will have on its value. In our economic value simulations, estimated prepayments are factored in for financial instruments with stated maturity dates, and decay rates for non-maturity deposits are projected based on historical patterns and Management’s best estimates. The table below shows estimated changes in the Company’s EVE as of September 30, 2016, under different interest rate scenarios relative to a base case of current interest rates:

	Balance Sheet Shock
($ In Thousands)	-200 bp	-100 bp	STATIC (Base)	+100 bp	+200 bp	+300 bp	+400 bp
Market Value of Equity	255,467	243,463	253,332	288,957	318,948	343,996	365,035
Change in EVE
from base	2,135	-9,869		35,625	65,616	90,664	111,703
% Change	0.84%	-3.90%		14.06%	25.90%	35.79%	44.09%
Policy Limits	-20.00%	-10.00%		-10.00%	-20.00%	-30.00%	-40.00%

F-18

The table shows that our EVE will generally deteriorate in declining rate scenarios, but should benefit from a parallel shift upward in the yield curve. As noted previously, however, Management is of the opinion that the potential for a significant rate decline is low. We also run stress scenarios for EVE to simulate the possibility of higher loan prepayment rates, unfavorable changes in deposit rates, and higher deposit decay rates. Model results are highly sensitive to changes in assumed decay rates for non-maturity deposits, in particular.

Capital Resources

At September 30, 2016 the Company had total stockholders’ equity of $112.7 million, comprised of $5.5 million in common stock, $17.1 million in preferred stock, less than one half a million in treasury stock, $45.0 million in surplus, $42.5 million in undivided profits, $3.0 million in accumulated comprehensive income for available for sale securities. Total stockholders’ equity at the end of 2015 was $103.4 million. The increase of $9.2 million, or 8.9%, in stockholders’ equity during the first nine months of 2016 is comprised of capital added via net earnings of $7.8 million, $1.9 million increase in accumulated comprehensive income for available for sale securities, offset by $.9 million in cash dividends paid.

The Company uses a variety of measures to evaluate its capital adequacy, including risk-based capital and leverage ratios that are calculated separately for the Company and the Bank. Management reviews these capital measurements on a quarterly basis and takes appropriate action to help ensure that they meet or surpass established internal and external guidelines. As permitted by the regulators for financial institutions that are not deemed to be “advanced approaches” institutions, the Company has elected to opt out of the Basel III requirement to include accumulated other comprehensive income in risk-based capital. The following table sets forth the Company’s and the Bank’s regulatory capital ratios as of the dates indicated.

Regulatory Capital Ratios
The First, ANBA	September 30, 2016	December 31, 2015	Minimum Required to be Well Capitalized
Common Equity Tier 1
Capital Ratio	10.43%	11.04%	6.50%
Tier 1 Capital Ratio	10.43%	11.04%	8.00%
Total Capital Ratio	11.18%	11.81%	10.00%
Tier 1 Leverage Ratio	8.49%	8.62%	5.00%

Regulatory Capital Ratios
The First Bancshares, Inc.	September 30, 2016	December 31, 2015	Minimum Required to be Well Capitalized
Common Equity Tier 1
Capital Ratio*	7.81%	8.10%	6.50%
Tier 1 Capital Ratio**	10.47%	11.09%	8.00%
Total Capital Ratio	11.23%	11.86%	10.00%
Tier 1 Leverage Ratio	8.53%	8.66%	5.00%

* The numerator does not include Preferred Stock and Trust Preferred.

** The numerator includes Preferred Stock and Trust Preferred.

Regulatory capital ratios slightly decreased from December 31, 2015 to September 30, 2016 as asset growth outpaced capital formation. Our capital ratios remain very strong relative to the median for peer financial institutions, and at September 30, 2016 were well above the threshold for the Company and the Bank to be classified as “well capitalized,” the highest rating of the categories defined under the Bank Holding Company Act and the Federal Deposit Insurance Corporation Improvement Act of 1991. We do not foresee any circumstances that would cause the Company or the Bank to be less than well capitalized, although no assurance can be given that this will not occur.

F-19

YEAR ENDED DECEMBER 31, 2015 COMPARED TO THE YEAR ENDED DECEMBER 31, 2014

Overview of 2015 Results

The Company increased from approximately $1.1 billion in total assets, and $892.8 million in deposits at December 31, 2014 to approximately $1.1 billion in total assets, and $916.7 million in deposits at December 31, 2015. Loans net of allowance for loan losses increased from $701.0 million at December 31, 2014 to approximately $769.7 million at December 31, 2015. The Company increased from $96.2 million in stockholders’ equity at December 31, 2014 to approximately $103.4 million at December 31, 2015. The First reported net income of $9,620,000 and $7,385,000 for the years ended December 31, 2015 and 2014, respectively. For the years ended December 31, 2015 and 2014, the Company reported consolidated net income applicable to common stockholders of $8,456,000 and $6,251,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” on p. 10 of this proxy statement/prospectus and the Company's Consolidated Financial Statements and the Notes thereto, which are included as Annex E to this proxy statement/prospectus, and the other financial data included elsewhere.

Selected Consolidated Financial Highlights

	December 31,
	2015	2014	2013	2012	2011
Earnings:
Net interest income	$36,994	$33,398	$28,401	$22,194	$19,079
Provision for loan losses	410	1,418	1,076	1,228	1,468
Noninterest income	7,588	7,803	7,083	6,324	4,598
Noninterest expense	32,161	30,734	28,165	22,164	18,870
Net income	8,799	6,614	4,639	4,049	2,871
Net income applicable to common stockholders	8,456	6,251	4,215	3,624	2,529

Per common share data:
Basic net income per share	$1.57	$1.20	$.98	$1.17	$.83
Diluted net income per share	1.55	1.19	.96	1.16	.82
Per share data:
Basic net income per share	$1.64	$1.27	$1.07	$1.31	$.94
Diluted net income per share	1.62	1.25	1.06	1.29	.93

Selected Year End Balances:

Total assets	$1,145,131	$1,093,768	$940,890	$721,385	$681,413
Securities	254,959	270,174	258,023	226,301	221,176
Loans, net of allowance	769,742	700,540	577,574	408,970	383,418
Deposits	916,695	892,775	779,971	596,627	573,394
Stockholders’ equity	103,436	96,216	85,108	65,885	60,425

F-20

Comparison Of Results Of Operations for the year ended December 31, 2015

The following is a summary of the results of operations by the Company for the years ended December 31, 2015 and 2014.

	2015	2014
	(In thousands)

Interest income	$40,196	$36,365
Interest expense	3,022	2,791
Net interest income	37,174	33,574

Provision for loan losses	410	1,418

Net interest income after provision for loan losses	36,764	32,156

Other income	7,589	7,439

Other expense	31,032	29,477

Income tax expense	3,701	2,733

Net income	$9,620	$7,385

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2015 and 2014:

	2015	2014
	(In thousands)

Net interest income:
Net interest income of The First	$37,174	$33,574
Intercompany eliminations	(180)	(176)
	$36,994	$33,398

Net income applicable to common stockholders:
Net income of The First	$9,620	$7,385
Net loss of the Company, excluding intercompany accounts	(1,164)	(1,134)
	$8,456	$6,251

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of $8,456,242 for the year ended December 31, 2015, compared to a consolidated net income of $6,250,743 for the year ended December 31, 2014. The increase in income was attributable to an increase in net interest income of $3.6 million or 10.8%, which was offset by an increase in other expenses of $1.4 million or 4.6%.

Consolidated Net Interest Income

The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

F-21

Consolidated net interest income was approximately $36,994,000 for the year ended December 31, 2015, as compared to $33,398,000 for the year ended December 31, 2014. This increase was the direct result of increased loan volumes during 2015 as compared to 2014. Average interest-bearing liabilities for the year 2015 were $822,708,000 compared to $746,025,000 for the year 2014. At December 31, 2015, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.55% compared to 3.50% at December 31, 2014. The net interest margin (which is net interest income divided by average earning assets) was 3.63% for the year 2015 compared to 3.58% for the year 2014. Rates paid on average interest-bearing liabilities decreased to .39% for the year 2015 compared to .40% for the year 2014. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 71.7% of average earning assets for the year 2015 compared to 67.8% for the year 2014.

Average Balances, Income and Expenses, and Rates. The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

	Years Ended December 31,
	2015			2014			2013
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
	(Dollars in thousands)
Assets
Earning Assets
Loans (1)(2)	$730,326	$34,242	4.69%	$632,049	$30,276	4.79%	$583,200	$25,736	4.41%
Securities	256,462	5,803	2.26%	271,247	5,957	2.20%	248,237	5,419	2.18%
Federal funds sold (3)	24,582	64	.26%	24,845	53	.21%	18,564	62	.33%
Other	7,585	93	1.23%	3,827	85	2.22%	7,404	101	1.36%
Total earning assets	1,018,955	40,202	3.94%	931,968	36,371	3.90%	857,405	31,318	3.65%

Cash and due from banks	31,378			30,657			25,447
Premises and equipment	33,797			33,252			30,816
Other assets	44,375			40,428			33,314
Allowance for loan losses	(6,313)			(5,983)			(5,240)
Total assets	$1,122,192			$1,030,322			$941,742

Liabilities
Interest-bearing liabilities	$822,708	$3,208	.39%	$746,025	$2,973	.40%	$728,322	$2,917	.40%
Demand deposits (1)	196,284			184,037			115,909
Other liabilities	4,594			11,990			12,430
Stockholders’ equity	98,606			88,270			85,081
Total liabilities and stockholders’ equity	$1,122,192			$1,030,322			$941,742

Net interest spread			3.55%			3.50%			3.25%
Net yield on interest-earning assets		$36,994	3.63%		$33,398	3.58%		$28,401	3.31%

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $7,368, $6,056, and $3,181, respectively, during the periods presented. Loans include held for sale loans.
(2)	Includes loan fees of $692, $717, and $525, respectively.
(3)	Includes EBA-MNBB and Federal Reserve - New Orleans.

F-22

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

	Year Ended December 31,			Year Ended December 31,
	2015 versus 2014 Increase (decrease) due to			2014 versus 2013 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$3,826	$140	$3,966	$2,154	$2,386	$4,540
Securities	(298)	144	(154)	502	36	538
Federal funds sold	19	(8)	11	21	(30)	(9)
Other short-term investments	3	5	8	(49)	33	(16)
Total interest income	3,550	281	3,831	2,628	2,425	5,053
Interest-Bearing Liabilities
Interest-bearing transaction accounts	204	66	270	88	(31)	57
Money market accounts and savings	6	(24)	(18)	82	(57)	25
Time deposits	(108)	50	(58)	59	62	121
Borrowed funds	77	(36)	41	1,113	(1,260)	(147)
Total interest expense	179	56	235	1,342	(1,286)	56
Net interest income	$3,371	$225	$3,596	$1,286	$3,711	$4,997

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

F-23

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2013, 2014, and 2015.

	December 31, 2013
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$89,314	$98,315	$187,629	$395,673	$583,302
Securities (2)	10,114	16,006	26,120	231,903	258,023
Funds sold and other	967	14,205	15,172	-	15,172
Total earning assets	$100,395	$128,526	$228,921	$627,576	$856,497
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$240,513	$240,513	$-	$240,513
Money market accounts	107,564	-	107,564	-	107,564
Savings deposits (1)	-	55,113	55,113	-	55,113
Time deposits	46,875	87,475	134,350	68,637	202,987
Total interest-bearing deposits	154,439	383,101	537,540	68,637	606,177
Borrowed funds (3)	37,000	4,000	41,000	11,000	52,000
Total interest-bearing liabilities	191,439	387,101	578,540	79,637	658,177
Interest-sensitivity gap per period	$(91,044)	$(258,575)	$(349,619)	$547,939	$198,320
Cumulative gap at December 31, 2013	$(91,044)	$(349,619)	$(349,619)	$198,320	$198,320
Ratio of cumulative gap to total earning assets at December 31, 2013	(10.6)%	(40.8)%	(40.8)%	23.2%

	December 31, 2014
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$99,183	$82,644	$181,827	$524,808	$706,635
Securities (2)	14,266	14,880	29,146	241,028	270,174
Funds sold and other	386	13,899	14,285	-	14,285
Total earning assets	$113,835	$111,423	$225,258	$765,836	$991,094
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$301,721	$301,721	$-	$301,721
Money market accounts	117,018	-	117,018	-	117,018
Savings deposits (1)	-	66,615	66,615	-	66,615
Time deposits	53,529	78,581	132,110	73,949	206,059
Total interest-bearing deposits	170,547	446,917	617,464	73,949	691,413
Borrowed funds (3)	40,004	40,464	80,468	8,982	89,450
Total interest-bearing liabilities	210,551	487,381	697,932	82,931	780,863
Interest-sensitivity gap per period	$(96,716)	$(375,958)	$(472,674)	$682,905	$210,231
Cumulative gap at December 31, 2014	$(96,716)	$(472,674)	$(472,674)	$210,231	$210,231
Ratio of cumulative gap to total earning assets at December 31, 2014	(9.8)%	(47.7)%	(47.7)%	21.2%

F-24

	December 31, 2015
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$101,160	$76,996	$178,156	$598,333	$776,489
Securities (2)	14,831	18,100	32,931	222,028	254,959
Funds sold and other	321	17,303	17,624	-	17,624
Total earning assets	$116,312	$112,399	$228,711	$820,361	$1,049,072
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$373,686	$373,686	$-	$373,686
Money market accounts	105,434	-	105,434	-	105,434
Savings deposits (1)	-	68,657	68,657	-	68,657
Time deposits	37,222	83,549	120,771	58,702	179,473
Total interest-bearing deposits	142,656	525,892	668,548	58,702	727,250
Borrowed funds (3)	81,130	21,191	102,321	8,000	110,321
Total interest-bearing liabilities	223,786	547,083	770,869	66,702	837,571
Interest-sensitivity gap per period	$(107,474)	$(434,684)	$(542,158)	$753,659	$211,501
Cumulative gap at December 31, 2015	$(107,474)	$(542,158)	$(542,158)	$211,501	$211,501
Ratio of cumulative gap to total earning assets at December 31, 2015	(10.2)%	(51.7)%	(51.7)%	20.2%

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive within the one-year time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position within one year would not be as indicative of the Company’s true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

F-25

Provision and Allowance for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

The Company’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance . The Company’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior three years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the establishment of a long-term loss history for areas in which this data is unavailable and incorporated into the qualitative factors to be considered. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with the Company’s loan officers and loan committees, and data and guidance received or obtained from the Company’s regulatory authorities.

The second part of the allowance is determined in accordance with guidance issued by the FASB regarding impaired loans. Impaired loans are determined based upon a review by internal loan review and senior loan officers. Impaired loans are loans for which the Bank does not expect to receive contractual interest and/or principal by the due date. A specific allowance is assigned to each loan determined to be impaired based upon the value of the loan’s underlying collateral. Appraisals are used by management to determine the value of the collateral.

The sum of the two parts constitutes management’s best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to the Company’s audit committee for review and approval on a quarterly basis.

Our allowance for loan losses model is focused on establishing a loss history within the Bank and relying on specific impairment to determine credits that the Bank feels the ultimate repayment source will be liquidation of the subject collateral.  Our model takes into account many other factors as well such as local and national economic factors, portfolio trends, non performing asset, charge off, and delinquency trends as well as underwriting standards and the experience of branch management and lending staff.  These trends are measured in the following ways:

Local Trends: (Updated quarterly usually the month following quarter end)

Local Unemployment Rate
Insurance Issues (Windpool Areas)
Bankruptcy Rates (Increasing/Declining)
Local Commercial R/E Vacancy Rates
Established Market/New Market
Hurricane Threat

National Trends: (Updated quarterly usually the month following quarter end)

Gross Domestic Product (GDP)
Home Sales
Consumer Price Index (CPI)
Interest Rate Environment (Increasing/Steady/Declining)
Single Family Construction Starts
Inflation Rate
Retail Sales

F-26

Portfolio Trends: (Updated monthly as the ALLL is calculated)

Second Mortgages
Single Pay Loans
Non-Recourse Loans
Limited Guaranty Loans
Loan to Value Exceptions
Secured by Non-Owner Occupied Property
Raw Land Loans
Unsecured Loans

Measurable Bank Trends: (Updated quarterly)

Delinquency Trends
Non-Accrual Trends
Net Charge Offs
Loan Volume Trends
Non-Performing Assets
Underwriting Standards/Lending Policies
Experience/Depth of Bank Lending Management

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2015, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from - 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

Measurable Bank Wide Trends are measured on a quarterly basis as well. This consists of data tracked on a bank wide basis in which we have identified areas of additional risk or the need for additional allocation to the allowance for loan loss.  Data is updated quarterly, each area is assigned a basis point value from -25 basis points to + 25 basis points based on how each area measures to the previous time period.  Net charge offs, loan volume trends and non performing assets have all trended upwards therefore increasing the need for increased funds reserved for loan losses.  Underwriting standards/ lending standards as well as experience/ depth of bank lending management is evaluated on a per branch level.

Loans are reviewed for impairment when, in the Bank’s opinion, the ultimate source of repayment will be the liquidation of collateral through foreclosure or repossession.  Once identified updated collateral values are obtained on these loans and impairment worksheets are prepared to determine if impairment exists.  This method takes into account any expected expenses related to the disposal of the subject collateral.  Specific allowances for these loans are done on a per loan basis as each loan is reviewed for impairment.  Updated appraisals are ordered on real estate loans and updated valuations are ordered on non real estate loans to determine actual market value.

At December 31, 2015, the consolidated allowance for loan losses amounted to approximately $6.7 million, or .87% of outstanding loans. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.11% of loans at December 31, 2015. At December 31, 2014, the allowance for loan losses amounted to approximately $6.1 million, which was .86% of outstanding loans. The Company’s provision for loan losses was $410,000 for the year ended December 31, 2015, compared to $1,418,000 for the year ended December 31, 2014.

F-27

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if in the Bank’s opinion the ultimate source of repayment will be generated from the liquidation of collateral.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2015 and 2014.

	December 31, 2015
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$311	$-	$2,956
Real Estate-mortgage	3,339	29	2,055
Real Estate-nonfarm nonresidential	736	-	2,225
Commercial	97	-	100
Consumer	70	-	32
Total	$4,553	$29	$7,368

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$428	$-	$2,747
Real Estate-mortgage	3,208	208	2,164
Real Estate-nonfarm nonresidential	3,408	461	1,102
Commercial	29	-	5
Consumer	90	-	38
Total	$7,163	$669	$6,056

Total nonaccrual loans at December 31, 2015, amounted to $7.4 million which was an increase of $1.3 million from the December 31, 2014, amount of $6.1 million. Management believes these relationships were adequately reserved at December 31, 2015. Restructured loans not reported as past due or nonaccrual at December 31, 2015, amounted to $2.8 million.

F-28

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2015 and December 31, 2014, The First had potential problem loans of $17,878,000 and $20,946,000, respectively.

	Years Ended December 31,
	2015		2014		2013		2012		2011

Average loans outstanding	$730,326		$632,049		$583,200		$388,012		$354,295
Loans outstanding at year end	$776,489		$706,635		$583,302		$413,697		$387,929

Total nonaccrual loans	$7,368		$6,056		$3,181		$3,401		$5,125

Beginning balance of allowance	$6,095		$5,728		$4,727		$4,511		$4,617
Loans charged-off	(843)		(1,459)		(759)		(1,190)		(1,987)
Total loans charged-off	(843)		(1,459)		(759)		(1,190)		(1,987)
Total recoveries	1,085		408		684		178		413
Net loans (charged-off) recoveries	242		(1,051)		(75)		(1,012)		(1,574)
Provision for loan losses	410		1,418		1,076		1,228		1,468
Balance at year end	$6,747		$6,095		$5,728		$4,727		$4,511

Net charge-offs (recoveries) to average loans	(.03)%		.17%		.01%		.26%		.44%
Allowance as percent of total loans	.87%		.86%		.98%		1.14%		1.16%
Nonperforming loans as a percentage of total loans	.95%		.86%		.55%		.82%		1.32%
Allowance as a multiple of nonaccrual loans	.92	X	1.0	X	1.8	X	1.4	X	.88	X

At December 31, 2015, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$957
Graded loans	5,790
$6,747

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

F-29

The following table represents the activity of the allowance for loan losses for the years 2015 and 2014.

	Years Ended December 31,
	2015	2014
	(Dollars in thousands)

Balance at beginning of year	$6,095	$5,728
Charge-offs:
Real Estate-construction	(162)	(47)
Real Estate-mortgage	(372)	(1,156)
Real Estate-nonfarm nonresidential	(-)	(-)
Commercial	(183)	(89)
Consumer	(126)	(167)
Total	(843)	(1,459)
Recoveries:
Real Estate-construction	63	96
Real Estate-mortgage	827	212
Real Estate-nonfarm nonresidential	15	17
Commercial	99	15
Consumer	81	68
Total	1,085	408
Net (Charge-offs) Recoveries	242	(1,051)
Provision for Loan Losses	410	1,418
Balance at end of year	$6,747	$6,095

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2015 and 2014.

	December 31, 2015
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$895	17.1%
Commercial Real Estate	3,018	58.4%
Consumer Real Estate	1,477	21.9%
Consumer	141	2.5%
Unallocated	1,216	0.1%
Total	$6,747	100%

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9%
Consumer Real Estate	1,852	24.2%
Consumer	175	2.6%
Unallocated	-	-
Total	$6,095	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income decreased $215,000 or 2.8% during 2015 to $7,589,000 from $7,803,000 for the year ended December 31, 2014. The deposit activity fees were $5,014,000 for 2015 compared to $4,262,000 for 2014. Other service charges decreased by $392,000 or 20.2% from $1,938,000 for the year ended December 31, 2014, to $1,546,000 for the year ended December 31, 2015. Impairment losses on investment securities were $0 for 2015 and 2014.

F-30

Noninterest expense increased from $30.7 million for the year ended December 31, 2014, to $32.2 million for the year ended December 31, 2015. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $1.1 million in 2015 as compared to 2014. These increases were due in part to a full year of the Bay Bank branches that were acquired in 2014 and the addition of the Mortgage Connection, LLC.

The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

	Years ended December 31,
	2015	2014	2013
	(In thousands)

Salaries and employee benefits	$18,537	$17,462	$14,855
Occupancy	3,422	3,141	2,648
Equipment	1,199	1,541	1,452
Marketing and public relations	497	445	451
Data processing	150	161	169
Supplies and printing	300	498	455
Telephone	631	616	731
Correspondent services	104	83	74
Deposit and other insurance	1,051	1,048	834
Professional and consulting fees	1,332	1,618	2,433
Postage	400	302	303
ATM expense	763	689	639
Other	3,775	3,130	3,121

Total	$32,161	$30,734	$28,165

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future income/deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2015 and 2014, respectively, average loans accounted for 71.7% and 67.8% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $730.3 million during 2015, as compared to $632.0 million during 2014, and $583.2 million during 2013.

F-31

The following table shows the composition of the loan portfolio by category:

	December 31,
	2015		2014		2013
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$3,974	0.5%	$2,103	0.3%	$3,680	0.6%
Commercial, financial and agricultural	129,197	16.6%	106,109	15.0%	81,792	14.0%
Real Estate:
Mortgage-commercial	253,309	32.6%	238,602	33.8%	212,388	36.4%
Mortgage-residential	272,180	35.1%	256,406	36.3%	202,343	34.7%
Construction	99,161	12.8%	84,935	12.0%	67,287	11.5%
Lease Financing Receivable	2,650	0.3%
Consumer and other	16,018	2.1%	18,480	2.6%	15,812	2.8%
Total loans	776,489	100%	706,635	100%	583,302	100%
Allowance for loan losses	(6,747)		(6,095)		(5,728)
Net loans	$769,742		$700,540		$577,574

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2015.

	December 31, 2015
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$44,176	$63,078	$21,943	$129,197
Real estate - construction	44,720	36,189	18,252	99,161
	$88,896	$99,267	$40,195	$228,358

Loans maturing after one year with:
Fixed interest rates				$115,777
Floating interest rates				23,685
				$139,462

The information presented in the above table is based on the contractual maturities of the individual loans, including

F-32

loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

F-33

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $256.5 million in 2015, as compared to $271.2 million in 2014 and $248.2 million in 2013. This represents 25.2%, 29.1%, and 29.0% of the average earning assets for the years ended December 31, 2015, 2014, and 2013, respectively. At December 31, 2015, investment securities were $255.0 million and represented 24.5% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the carrying value of securities for the dates indicated.

	December 31,
	2015	2014	2013
	(In thousands)
Available-for-sale
U. S. Government agencies and Mortgage-backed Securities	$118,536	$120,407	$108,148
States and municipal subdivisions	97,889	104,582	108,079
Corporate obligations	22,346	28,785	26,852
Mutual finds	961	972	972
Total available-for-sale	239,732	254,746	244,051
Held-to-maturity
U.S. Government agencies	1,092	2,193	2,438
States and municipal subdivisions	6,000	6,000	6,000
Total held-to-maturity	7,092	8,193	8,438
Total	$246,824	$262,939	$252,489

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2015.

	December 31, 2015
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$-	-	$-	-	$-	-	$-	-
States and municipal subdivisions	-	-	-	-	6,000,000	.93%	-	-
Total investment securities held-to-maturity	$-		$-		$6,000,000		$-
Available-for-sale:
U.S. Government agencies (3)	$7,034,600	.85%	$9,602,910	1.25%	$469,976	2.78%	$2,503,464	3.20%
States and municipal subdivisions	11,873,559	2.39%	33,931,040	3.07%	39,538,380	4.09%	12,546,352	4.70%
Corporate obligations and other	3,520,980	2.24%	16,291,456	1.91%	2,476,187	2.0%	1,018,402	2.00%
Total investment securities available-for-sale	$22,429,139		$59,825,406		$42,484,543		$16,068,218

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $1.1 million with a yield of 2.63%.
(3)	Excludes mortgage-backed securities totaling $98.9 million with a yield of 2.34% and mutual funds of $.9 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $24.6 million in 2015, $24.8 million in 2014, and $18.6 million in 2013. At December 31, 2015, and December 31, 2014, short-term investments totaled $321,000 and $386,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

F-34

Deposits

Deposits. Average total deposits increased $109.8 million, or 14.3% in 2014. Average total deposits increased $75.2 million, or 8.6% in 2015. At December 31, 2015, total deposits were $916.7 million, compared to $892.8 million a year earlier, an increase of $23.9 million, or 2.7%.

The following table sets forth the deposits of the Company by category for the period indicated.

	December 31,
(Dollars in thousands)	2015		2014		2013
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$189,445	20.6%	$201,362	22.6%	$173,793	22.3%
NOW accounts	373,686	40.8%	301,721	33.8%	240,514	30.8%
Money market accounts	105,434	11.5%	117,018	13.1%	107,564	13.8%
Savings accounts	68,657	7.5%	66,615	7.5%	55,113	7.1%
Time deposits less than $100,000	73,868	8.1%	85,365	9.6%	86,363	11.1%
Time deposits of $100,000 or over	105,605	11.5%	120,694	13.4%	116,624	14.9%
Total deposits	$916,695	100%	$892,775	100%	$779,971	100%

The Company’s loan-to-deposit ratio was 84.3% at December 31, 2015 and 78.9% at December 31, 2014. The loan-to-deposit ratio averaged 76.8% during 2015. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $811.1 million at December 31, 2015 and $772.1 million at December 31, 2014. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2015, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2015	$22,363	$48,497	$34,745	$105,605

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2015, advances from the FHLB totaled $100.0 million compared to $84.5 million at December 31, 2014. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were $5.3 million and $0 federal funds purchased at December 31, 2015 and December 31, 2014, respectively.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $5,501,503 at December 31, 2015 and $7,443,951 at December 31, 2014. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

F-35

Subordinated Debentures

In 2006, the Company issued subordinated debentures of $4,124,000 to The First Bancshares, Inc. Statutory Trust 2 (Trust 2). The Company is the sole owner of the equity of the Trust 2. The Trust 2 issued $4,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 2. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2011 and thereafter, and mature in 2036. The Company entered into this arrangement to provide funding for expected growth.

In 2007, the Company issued subordinated debentures of $6,186,000 to The First Bancshares, Inc. Statutory Trust 3 (Trust 3). The Company is the sole owner of the equity of the Trust 3. The Trust 3 issued $6,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 3. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2012 and thereafter, and mature in 2037. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total stockholders’ equity as of December 31, 2015, was $103.4 million, an increase of $7.2 million or approximately 7.5%, compared with stockholders' equity of $96.2 million as of December 31, 2014.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 600%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses, subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 6% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2015 and 2014.

The Federal Reserve and the Federal Deposit Insurance Corporation approved final capital rules in July 2013, that substantially amend the existing capital rules for banks. These new rules reflect, in part, certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010 (which standards are commonly referred to as “Basel III”) as well as requirements contemplated by the Dodd-Frank Act.

Under the new capital rules, the Company is required to meet certain minimum capital requirements that differ from past capital requirements. The rules implement a new capital ratio of common equity Tier 1 capital to risk-weighted assets. Common equity Tier 1 capital generally consists of retained earnings and common stock (subject to certain adjustments) as well as accumulated other comprehensive income (“AOCI”), except to the extent that the Company exercised a one-time irrevocable option to exclude certain components of AOCI as of March 31, 2015. The Company will also be required to establish a “conservation buffer,” consisting of a common equity Tier 1 capital amount equal to 2.5% of risk-weighted assets to be phased in by 2019. An institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases, and discretionary bonuses to executive officers.

The prompt corrective action rules are modified to include the common equity Tier 1 capital ratio and to increase the Tier 1 capital ratio requirements for the various thresholds. For example, the requirements for the Company to be considered well-capitalized under the rules will be a 5.0% leverage ratio, a 6.5% common equity Tier 1capital ratio, an 8.0% Tier 1 capital ratio, and a 10.0% total capital ratio. To be adequately capitalized, those ratios are 4.0%, 4.5%, 6.0%, and 8.0%, respectively.

F-36

The rules modify the manner in which certain capital elements are determined. The rules make changes to the methods of calculating the risk-weighting of certain assets, which in turn affects the calculation of the risk-weighted capital ratios. Higher risk weights are assigned to various categories of assets, including commercial real estate loans, credit facilities that finance the acquisition, development or construction of real property, certain exposures or credit that are 90 days past due or are nonaccrual, securitization exposures, and in certain cases mortgage servicing rights and deferred tax assets.

The Company was required to comply with the new capital rules on January 1, 2015, with a measurement date of March 31, 2015. The conservation buffer will be phased-in beginning in 2016, and will take full effect on January 1, 2019. Certain calculations under the rules will also have phase-in periods.

The following table sets forth the Company’s capital ratios as of the dates indicated therein.

	Adequately	Well	The Company		The First
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2015	2014	2015	2014

Leverage	4.0%	5.0%	8.7%	8.4%	8.6%	8.4%
Risk-based capital:
Common equity Tier 1	4.5%	6.5%	-	-	-	-
Tier 1	6.0%	8.0%	11.1%	11.5%	11.0%	11.4%
Total	8.0%	10.0%	11.9%	12.3%	11.8%	12.2%

The following table sets forth certain performance ratios of the Company for the fiscal years ended December 31 of the following years.

	2015	2014	2013
Return on assets (net income applicable to common stockholders divided by average total assets)	.75%	.61%	.45%

Return on equity (net income applicable to common stockholders divided by average equity)	8.58%	7.1%	5.0%

Dividend payout ratio (dividends per share divided by net income per common share)	9.7%	12.6%	15.6%

Equity to asset ratio (average equity divided by average total assets)	8.8%	8.6%	9.0%

Liquidity Management

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company’s market area.

F-37

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $24.6 million during the year ended December 31, 2015 and totaled $17.6 million at December 31, 2015. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2015, advances available totaled approximately $342.9 million of which $100.0 million had been drawn, or used for letters of credit.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Subprime Assets

The First does not engage in subprime lending activities targeted towards borrowers in high risk categories.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

F-38

YEAR ENDED DECEMBER 31, 2014 COMPARED TO THE YEARD ENDED DECEMBER 31, 2013

The Company increased from approximately $940.9 million in total assets, and $780.0 million in deposits at December 31, 2013 to approximately $1.1 billion in total assets, and $892.8 million in deposits at December 31, 2014. Loans net of allowance for loan losses increased from $577.6 million at December 31, 2013 to approximately $701.0 at December 31, 2014. The Company increased from $85.1 million in stockholders’ equity at December 31, 2013 to approximately $96.2 million at December 31, 2014. The First reported net income of $7,385,000 and $5,895,000 for the years ended December 31, 2014 and 2013, respectively. For the years ended December 31, 2014 and 2013, the Company reported consolidated net income applicable to common stockholders of $6,251,000 and $4,215,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” on p. 10 of this proxy statement/prospectus and the Company's Consolidated Financial Statements and the Notes thereto, which are included as Annex E to this proxy statement/prospectus, and the other financial data included elsewhere.

Selected Consolidated Financial Highlights

	December 31,
	2014	2013	2012	2011	2010
Earnings:
Net interest income	$33,398	$28,401	$22,194	$19,079	$16,334
Provision for loan losses	1,418	1,076	1,228	1,468	983
Noninterest income	7,803	7,083	6,324	4,598	3,895
Noninterest expense	30,734	28,165	22,164	18,870	15,843
Net income	6,614	4,639	4,049	2,871	2,549
Net income applicable to common stockholders	6,251	4,215	3,624	2,529	2,233

Per common share data:
Basic net income per share	$1.20	$.98	$1.17	$.83	$.74
Diluted net income per share	1.19	.96	1.16	.82	.74
Per share data:
Basic net income per share	$1.27	$1.07	$1.31	$.94	$.84
Diluted net income per share	1.25	1.06	1.29	.93	.84

Selected Year End Balances:

Total assets	$1,093,768	$940,890	$721,385	$681,413	$503,045
Securities	270,174	258,023	226,301	221,176	107,136
Loans, net of allowance	700,540	577,574	408,970	383,418	327,956
Deposits	892,775	779,971	596,627	573,394	396,479
Stockholders’ equity	96,216	85,108	65,885	60,425	57,098

F-39

Results of Operations for the years ended December 31, 2014 and December 31, 2013

The following is a summary of the results of operations by the Company for the years ended December 31, 2014 and 2013.

	2014	2013
	(In thousands)

Interest income	$36,365	$31,312
Interest expense	2,791	2,731
Net interest income	33,574	28,581

Provision for loan losses	1,418	1,076

Net interest income after provision for loan losses	32,156	27,505

Other income	7,439	7,083

Other expense	29,477	26,578

Income tax expense	2,733	2,115

Net income	$7,385	$5,895

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at December 31, 2014 and 2013:

	2014	2013
	(In thousands)

Net interest income:
Net interest income of The First	$33,574	$28,581
Intercompany eliminations	(176)	(180)
	$33,398	$28,401

Net income applicable to common stockholders:
Net income of The First	$7,385	$5,895
Net loss of the Company, excluding intercompany accounts	(1,134)	(1,680)
	$6,251	$4,215

Consolidated Net Income

The Company reported consolidated net income applicable to common stockholders of $6,250,743 for the year ended December 31, 2014, compared to a consolidated net income of $4,215,067 for the year ended December 31, 2013. The increase in income was attributable to an increase in net interest income of $5.0 million or 17.6%, and an increase of $.7 million or 10.2% in other income which were offset by an increase in other expenses of $2.6 million or 9.1%.

Consolidated Net Interest Income

The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was approximately $33,398,000 for the year ended December 31, 2014, as compared to $28,401,000 for the year ended December 31, 2013. This increase was the direct result of increased loan volumes during 2014 as compared to 2013. Average interest-bearing liabilities for the year 2014 were $746,025,000 compared to $728,322,000 for the year 2013. At December 31, 2014, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.50% compared to 3.25% at December 31, 2013. The net interest margin (which is net interest income divided by average earning assets) was 3.58% for the year 2014 compared to 3.31% for the year 2013. Rates paid on average interest-bearing liabilities remained constant at ..40% for the year 2013 and for the year 2014. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 67.8% of average earning assets for the year 2014 compared to 68.0% for the year 2013.

F-40

Average Balances, Income and Expenses, and Rates. The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

	Years Ended December 31,
	2014			2013			2012
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
Assets	(Dollars in thousands)
Earning Assets
Loans (1)(2)	$632,049	$30,276	4.79%	$583,200	$25,736	4.41%	$388,012	$21,412	5.52%
Securities	271,247	5,957	2.20%	248,237	5,419	2.18%	235,833	4,785	2.03%
Federal funds sold (3)	24,845	53	.21%	18,564	62	.33%	19,670	51	.26%
Other	3,827	85	2.22%	7,404	101	1.36%	4,845	83	1.71%
Total earning assets	931,968	36,371	3.90%	857,405	31,318	3.65%	648,360	26,331	4.06%

Cash and due from banks	30,657			25,447			16,699
Premises and equipment	33,252			30,816			22,633
Other assets	40,428			33,314			32,337
Allowance for loan losses	(5,983)			(5,240)			(4,457)
Total assets	$1,030,322			$941,742			$715,572

Liabilities
Interest-bearing liabilities	$746,025	$2,973	.40%	$728,322	$2,917	.40%	$534,998	$4,137	.77%
Demand deposits (1)	184,037			115,909			107,392
Other liabilities	11,990			12,430			10,036
Stockholders’ equity	88,270			85,081			63,146
Total liabilities and stockholders’ equity	$1,030,322			$941,742			$715,572

Net interest spread			3.50%			3.25%			3.29%
Net yield on interest-earning assets		$33,398	3.58%		$28,401	3.31%		$22,194	3.42%

 _________________

(1)	All loans and deposits were made to borrowers in the United States. Includes nonaccrual loans of $6,056, $3,181, and $3,589, respectively, during the periods presented. Loans include held for sale loans.
(2)	Includes loan fees of $717, $525, and $430 respectively.
(3)	Includes EBA-MNBB and Federal Reserve - New Orleans.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

Analysis of Changes in Consolidated Net Interest Income

	Year Ended December 31,			Year Ended December 31,
	2014 versus 2013 Increase (decrease) due to			2013 versus 2012 Increase (decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Earning Assets
Loans	$2,154	$2,386	$4,540	$10,774	$(6,450)	$4,324
Securities	502	36	538	270	374	644
Federal funds sold	21	(30)	(9)	(3)	13	10
Other short-term investments	(49)	33	(16)	35	(26)	9
Total interest income	2,628	2,425	5,053	11,076	(6,089)	4,987
Interest-Bearing Liabilities
Interest-bearing transaction accounts	88	(31)	57	460	(748)	(288)
Money market accounts	73	(70)	3	123	(154)	(31)
Savings deposits	9	13	22	3	(10)	(7)
Time deposits	59	62	121	172	(886)	(714)
Borrowed funds	1,113	(1,260)	(147)	97	(277)	(180)
Total interest expense	1,342	(1,286)	56	855	(2,075)	(1,220)
Net interest income	$1,286	$3,711	$4,997	$10,221	$(4,014)	$6,207

F-41

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

The following tables illustrate the Company's consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2012, 2013, and 2014.

	December 31, 2012
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$72,670	$78,168	$150,838	$262,859	$413,697
Securities (2)	11,185	15,504	26,689	199,612	226,301
Funds sold and other	1,064	9,588	10,652	-	10,652
Total earning assets	$84,919	$103,260	$188,179	$462,471	$650,650
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$230,588	$230,588	$-	$230,588
Money market accounts	47,325	-	47,325	-	47,325
Savings deposits (1)	-	48,153	48,153	-	48,153
Time deposits	32,624	70,883	103,507	57,429	160,936
Total interest-bearing deposits	79,949	349,624	429,573	57,429	487,002
Borrowed funds (3)	20,000	1,771	21,771	15,000	36,771
Total interest-bearing liabilities	99,949	351,395	451,344	72,429	523,773
Interest-sensitivity gap per period	$(15,030)	$(248,135)	$(263,165)	$390,042	$126,877
Cumulative gap at December 31, 2012	$(15,030)	$(263,165)	$(263,165)	$126,877	$126,877
Ratio of cumulative gap to total earning assets at December 31, 2012	(2.3)%	(40.4)%	(40.4)%	19.5%

F-42

	December 31, 2013
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$89,314	$98,315	$187,629	$395,673	$583,302
Securities (2)	10,114	16,006	26,120	231,903	258,023
Funds sold and other	967	14,205	15,172	-	15,172
Total earning assets	$100,395	$128,526	$228,921	$627,576	$856,497
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$240,513	$240,513	$-	$240,513
Money market accounts	107,564	-	107,564	-	107,564
Savings deposits (1)	-	55,113	55,113	-	55,113
Time deposits	46,875	87,475	134,350	68,637	202,987
Total interest-bearing deposits	154,439	383,101	537,540	68,637	606,177
Borrowed funds (3)	37,000	4,000	41,000	11,000	52,000
Total interest-bearing liabilities	191,439	387,101	578,540	79,637	658,177
Interest-sensitivity gap per period	$(91,044)	$(258,575)	$(349,619)	$547,939	$198,320
Cumulative gap at December 31, 2013	$(91,044)	$(349,619)	$(349,619)	$198,320	$198,320
Ratio of cumulative gap to total earning assets at December 31, 2013	(10.6)%	(40.8)%	(40.8)%	23.2%

F-43

	December 31, 2014
	Within Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Nonsensitive	Total
	(Dollars in thousands)
Assets
Earning Assets:
Loans	$99,183	$82,644	$181,827	$524,808	$706,635
Securities (2)	14,266	14,880	29,146	241,028	270,174
Funds sold and other	386	13,899	14,285	-	14,285
Total earning assets	$113,835	$111,423	$225,258	$765,836	$991,094
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts (1)	$-	$215,107	$215,107	$86,614	$301,721
Money market accounts	117,018	-	117,018	-	117,018
Savings deposits (1)	-	66,615	66,615	-	66,615
Time deposits	53,529	78,581	132,110	73,949	206,059
Total interest-bearing deposits	170,547	360,303	530,850	160,563	691,413
Borrowed funds (3)	40,004	40,464	80,468	8,982	89,450
Total interest-bearing liabilities	210,551	400,767	611,318	169,545	780,863
Interest-sensitivity gap per period	$(96,716)	$(289,344)	$(386,060)	$596,291	$210,231
Cumulative gap at December 31, 2014	$(96,716)	$(386,060)	$(386,060)	$210,231	$210,231
Ratio of cumulative gap to total earning assets at December 31, 2014	(9.8)%	(38.9)%	(38.9)%	21.2%

______________

(1)	NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)	Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.
(3)	Does not include subordinated debentures of $10,310,000.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive within the one-year time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position within one year would not be as indicative of the Company’s true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

F-44

Provision and Allowance for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

The Company’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance . The Company’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior three years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The loss factors of peer groups are considered in the determination of the allowance and are used to assist in the establishment of a long-term loss history for areas in which this data is unavailable and incorporated into the qualitative factors to be considered. The historical loss factors may also be modified based upon other qualitative factors including but not limited to local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio. These factors require judgment upon the part of management and are based upon state and national economic reports received from various institutions and agencies including the Federal Reserve Bank, United States Bureau of Economic Analysis, Bureau of Labor Statistics, meetings with the Company’s loan officers and loan committees, and data and guidance received or obtained from the Company’s regulatory authorities.

The second part of the allowance is determined in accordance with guidance issued by the FASB regarding impaired loans. Impaired loans are determined based upon a review by internal loan review and senior loan officers. Impaired loans are loans for which the Bank does not expect to receive contractual interest and/or principal by the due date. A specific allowance is assigned to each loan determined to be impaired based upon the value of the loan’s underlying collateral. Appraisals are used by management to determine the value of the collateral.

The sum of the two parts constitutes management’s best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to the Company’s audit committee for review and approval on a quarterly basis.

Our allowance for loan losses model is focused on establishing a loss history within the Bank and relying on specific impairment to determine credits that the Bank feels the ultimate repayment source will be liquidation of the subject collateral.  Our model takes into account many other factors as well such as local and national economic factors, portfolio trends, non performing asset, charge off, and delinquency trends as well as underwriting standards and the experience of branch management and lending staff.  These trends are measured in the following ways:

Local Trends: (Updated quarterly usually the month following quarter end)

Local Unemployment Rate

Insurance Issues (Windpool Areas)

Bankruptcy Rates (Increasing/Declining)

Local Commercial R/E Vacancy Rates

Established Market/New Market

Hurricane Threat

National Trends: (Updated quarterly usually the month following quarter end)

Gross Domestic Product (GDP)

Home Sales

Consumer Price Index (CPI)

Interest Rate Environment (Increasing/Steady/Declining)

Single Family Construction Starts

Inflation Rate

Retail Sales

F-45

Portfolio Trends: (Updated monthly as the ALLL is calculated)

Second Mortgages

Single Pay Loans

Non-Recourse Loans

Limited Guaranty Loans

Loan to Value Exceptions

Secured by Non-Owner Occupied Property

Raw Land Loans

Unsecured Loans

Measurable Bank Trends: (Updated quarterly)

Delinquency Trends

Non-Accrual Trends

Net Charge Offs

Loan Volume Trends

Non-Performing Assets

Underwriting Standards/Lending Policies

Experience/Depth of Bank Lending

Management

F-46

Our model takes into account many local and national economic factors as well as portfolio trends.  Local and national economic trends are measured quarterly, typically in the month following quarter end to facilitate the release of economic data from the reporting agencies.  These factors are allocated a basis point value ranging from -25 to +25 basis points and directly affect the amount reserved for each branch.  As of December 31, 2014, most economic indicators both local and national pointed to a weak economy thus most factors were assigned a positive basis point value. This increased the amount of the allowance that was indicated by historical loss factors.  Portfolio trends are measured monthly on a per branch basis to determine the percentage of loans in each branch that the Bank has determined as having more risk.  Portfolio risk is defined as areas in the Bank’s loan portfolio in which there is additional risk involved in the loan type or some other area in which the Bank has identified as having more risk.  Each area is tracked on bank-wide as well as on a branch-wide basis.  Branches are analyzed based on the gross percentage of concentrations of the Bank as a whole.  Portfolio risk is determined by analyzing concentrations in the areas outlined by determining the percentage of each branch’s total portfolio that is made up of the particular loan type and then comparing that concentration to the Bank as a whole. Branches with concentrations in these areas are graded on a scale from - 25 basis points to + 25 basis points. Second mortgages, single pay loans, loans secured by raw land, unsecured loans and loans secured by non owner occupied property are considered to be of higher risk than those of a secured and amortizing basis. LTV exceptions place the Bank at risk in the event of repossession or foreclosure.

Measurable Bank Wide Trends are measured on a quarterly basis as well. This consists of data tracked on a bank wide basis in which we have identified areas of additional risk or the need for additional allocation to the allowance for loan loss.  Data is updated quarterly, each area is assigned a basis point value from -25 basis points to + 25 basis points based on how each area measures to the previous time period.  Net charge offs, loan volume trends and non performing assets have all trended upwards therefore increasing the need for increased funds reserved for loan losses.  Underwriting standards/ lending standards as well as experience/ depth of bank lending management is evaluated on a per branch level.

Loans are reviewed for impairment when, in the Bank’s opinion, the ultimate source of repayment will be the liquidation of collateral through foreclosure or repossession.  Once identified updated collateral values are obtained on these loans and impairment worksheets are prepared to determine if impairment exists.  This method takes into account any expected expenses related to the disposal of the subject collateral.  Specific allowances for these loans are done on a per loan basis as each loan is reviewed for impairment.  Updated appraisals are ordered on real estate loans and updated valuations are ordered on non real estate loans to determine actual market value.

At December 31, 2014, the consolidated allowance for loan losses amounted to approximately $6.1 million, or .86% of outstanding loans or 1.01% of loans excluding those booked at fair value due to business combination. At December 31, 2013, the allowance for loan losses amounted to approximately $5.7 million, which was .98% of outstanding loans. The Company’s provision for loan losses was $1,418,000 for the year ended December 31, 2014, compared to $1,076,000 for the year ended December 31, 2013.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if in the Bank’s opinion the ultimate source of repayment will be generated from the liquidation of collateral.

F-47

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

The following tables illustrate the Company’s past due and nonaccrual loans at December 31, 2014 and 2013.

	December 31, 2014
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$428	$-	$2,747
Real Estate-mortgage	3,208	208	2,164
Real Estate-nonfarm nonresidential	3,408	461	1,102
Commercial	29	-	5
Consumer	90	-	38
Total	$7,163	$669	$6,056

	December 31, 2013
	(In thousands)
	Past Due 30 to 89 Days	Past Due 90 days or more and still accruing	Non-Accrual

Real Estate-construction	$478	$-	$212
Real Estate-mortgage	4,696	143	2,453
Real Estate-nonfarm nonresidential	252	-	507
Commercial	12	-	9
Consumer	115	16	-
Total	$5,553	$159	$3,181

Total nonaccrual loans at December 31, 2014, amounted to $6.1 million which was an increase of $2.9 million from the December 31, 2013, amount of $3.2 million. Management believes these relationships were adequately reserved at December 31, 2014. Restructured loans not reported as past due or nonaccrual at December 31, 2014, amounted to $2.9 million.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming asset categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2014 and December 31, 2013, The First had potential problem loans of $20,946,000 and $17,070,000, respectively. This represents an increase of $3,876,000 of which $3,480,000 are acquired loans from Bay Bank.

F-48

Consolidated Allowance For Loan Losses

	Years Ended December 31,
	2014		2013		2012		2011		2010

Average loans outstanding	$632,049		$583,200		$388,012		$354,295		$328,950
Loans outstanding at year end	$706,635		$583,302		$413,697		$387,929		$332,573

Total nonaccrual loans	$6,056		$3,181		$3,401		$5,125		$4,212

Beginning balance of allowance	$5,728		$4,727		$4,511		$4,617		$4,762
Loans charged-off	(1,459)		(759)		(1,190)		(1,987)		(1,370)
Total loans charged-off	(1,459)		(759)		(1,190)		(1,987)		(1,370)
Total recoveries	408		684		178		413		242
Net loans charged-off	(1,051)		(75)		(1,012)		(1,574)		(1,128)
Acquisition	-		-		-		-		-
Provision for loan losses	1,418		1,076		1,228		1,468		983
Balance at year end	$6,095		$5,728		$4,727		$4,511		$4,617

Net charge-offs to average loans	.17%		.01%		.26%		.44%		.34%
Allowance as percent of total loans	.86%		.98%		1.14%		1.16%		1.39%
Nonperforming loans as a percentage of total loans	.86%		.55%		.82%		1.32%		1.27%
Allowance as a multiple of nonaccrual loans	1.0	X	1.8	X	1.4	X	.88	X	1.1	X

F-49

At December 31, 2014, the components of the allowance for loan losses consisted of the following:

Allowance
(In thousands)
Allocated:
Impaired loans	$968
Graded loans	5,127
$6,095

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

The following table represents the activity of the allowance for loan losses for the years 2014 and 2013.

	Years Ended December 31,
	2014	2013
	(Dollars in thousands)

Balance at beginning of year	$5,728	$4,727
Charge-offs:
Real Estate-construction	(47)	(305)
Real Estate-mortgage	(1,156)	(152)
Real Estate-nonfarm nonresidential	(-)	(-)
Commercial	(89)	(105)
Consumer	(167)	(197)
Total	(1,459)	(759)
Recoveries:
Real Estate-construction	96	133
Real Estate-mortgage	212	393
Real Estate-nonfarm nonresidential	17	74
Commercial	15	18
Consumer	68	66
Total	408	684
Net Charge-offs	(1,051)	(75)
Provision for Loan Losses	1,418	1,076
Balance at end of year	$6,095	$5,728

F-50

The following tables represent how the allowance for loan losses is allocated to a particular loan type as well as the percentage of the category to total loans at December 31, 2014 and 2013.

	December 31, 2014
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$713	15.3%
Commercial Real Estate	3,355	57.9%
Consumer Real Estate	1,852	24.2%
Consumer	175	2.6%
Unallocated	-	-
Total	$6,095	100%

	December 31, 2013
	(Dollars in thousands)
	Amount	% of loans in each category to total loans

Commercial Non Real Estate	$582	14.0%
Commercial Real Estate	3,384	57.2%
Consumer Real Estate	1,427	25.4%
Consumer	173	3.4%
Unallocated	162	-
Total	$5,728	100%

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income increased $720,000 or 10.2% during 2014 to $7,803,000 from $7,083,000 for the year ended December 31, 2013. The deposit activity fees were $4,262,000 for 2014 compared to $3,979,000 for 2013. Other service charges decreased by $24,000 or 1.1% from $2,187,000 for the year ended December 31, 2013, to $2,163,000 for the year ended December 31, 2014. Impairment losses on investment securities were $0 for 2014 and 2013.

Noninterest expense increased from $28.2 million for the year ended December 31, 2013, to $30.7 million for the year ended December 31, 2014. The Company experienced slight increases in most expense categories. The largest increase was in salaries and employee benefits, which increased by $2.6 million in 2014 as compared to 2013. These increases were due in part to the addition of the Bay Bank branches and staff and a full year of the Baldwin branches.

F-51

The following table sets forth the primary components of noninterest expense for the periods indicated:

	Years ended December 31,
	2014	2013	2012
	(In thousands)

Salaries and employee benefits	$17,462	$14,855	$12,001
Occupancy	2,805	2,351	1,797
Equipment	1,721	1,568	1,435
Marketing and public relations	445	451	329
Data processing	161	169	85
Supplies and printing	498	455	425
Telephone	616	731	533
Correspondent services	83	74	96
Deposit and other insurance	1,048	834	734
Professional and consulting fees	1,618	2,433	747
Postage	302	303	252
ATM fees	623	575	434
Other	3,352	3,366	3,296

Total	$30,734	$28,165	$22,164

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future income/deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At December 31, 2014 and 2013, respectively, average loans accounted for 67.8% and 68.0% of average earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $632.0 million during 2014, as compared to $583.2 million during 2013, and $388.0 million during 2012.

F-52

The following table shows the composition of the loan portfolio by category:

	December 31,
	2014		2013		2012
	Amount	Percent Of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Mortgage loans held for sale	$2,103	0.3%	$3,680	0.6%	$5,585	1.4%
Commercial, financial and agricultural	106,109	15.0%	81,792	14.0%	53,234	12.9%
Real Estate:
Mortgage-commercial	238,602	33.8%	212,388	36.4%	142,046	34.3%
Mortgage-residential	256,406	36.3%	202,343	34.7%	140,703	34.0%
Construction	84,935	12.0%	67,287	11.5%	57,529	13.9%
Consumer and other	18,480	2.6%	15,812	2.8%	14,600	3.5%
Total loans	706,635	100%	583,302	100%	413,697	100%
Allowance for loan losses	(6,095)		(5,728)		(4,727)
Net loans	$700,540		$577,574		$408,970

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the Bank and sold into the secondary market. Commitments from investors to purchase the loans are obtained upon origination.

The following table sets forth the Company's commercial and construction real estate loans maturing within specified intervals at December 31, 2014.

	December 31, 2014
Type	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(In thousands)

Commercial, financial and agricultural	$47,491	$50,706	$7,912	$106,109
Real estate - construction	49.932	30,942	4,061	84,935
	$97,423	$81,648	$11,973	$191,044

Loans maturing after one year with:
Fixed interest rates				$72,492
Floating interest rates				21,129
				$93,621

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $271.2 million in 2014, as compared to $248.2 million in 2013 and $235.8 million in 2012. This represents 29.1%, 29.0%, and 36.4% of the average earning assets for the years ended December 31, 2014, 2013, and 2012, respectively. At December 31, 2014, investment securities were $270.2 million and represented 27.3% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as the Company focuses on growing its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

F-53

The following table summarizes the carrying value of securities for the dates indicated.

	December 31,
	2014	2013	2012
	(In thousands)
Available-for-sale
U. S. Government agencies and Mortgage-backed Securities	$120,407	$108,148	$98,326
States and municipal subdivisions	104,582	108,079	98,910
Corporate obligations	28,785	26,852	16,187
Mutual finds	972	972	970
Total available-for-sale	254,746	244,051	214,393
Held-to-maturity
U.S. Government agencies	2,193	2,438	2,470
States and municipal subdivisions	6,000	6,000	6,000
Total held-to-maturity	8,193	8,438	8,470
Total	$262,939	$252,489	$222,863

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2014.

	December 31, 2014
			After One But		After Five But
(Dollars in thousands)	Within One Year		Within Five Years		Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held-to-maturity:
U.S. Government agencies (2)	$-	-	$-	-	$-	-	$-	-
States and municipal subdivisions	-	-	-	-	-	-	6,000	.93%
Total investment securities held-to-maturity	$-		$-		$-		$6,000
Available-for-sale:
U.S. Government agencies (3)	$4,367	.71%	$19,788	1.06%	$3,217	2.77%	$-	-
States and municipal subdivisions	10,094	2.86%	41,678	2.93%	33,146	4.05%	19,665	4.87%
Corporate obligations and other	4,543	1.67%	19,115	2.01%	3,914	1.59%	2,184	1.82%
Total investment securities available-for-sale	$19,004		$80,581		$40,277		$21,849

_______________

(1)	Investments with a call feature are shown as of the contractual maturity date.
(2)	Excludes mortgage-backed securities totaling $2.2 million with a yield of 2.63%.
(3)	Excludes mortgage-backed securities totaling $93.0 million with a yield of 2.34% and mutual funds of $1.0 million.

Short-Term Investments. Short-term investments, consisting of Federal Funds Sold, funds in due from banks and interest-bearing deposits with banks, averaged $24.8 million in 2014, $18.6 million in 2013, and $19.7 million in 2012. At December 31, 2014, and December 31, 2013, short-term investments totaled $386,000 and $967,000, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits. Average total deposits increased $160.0 million, or 26.6% in 2013. Average total deposits increased $109.8 million, or 14.3% in 2014. At December 31, 2014, total deposits were $892.8 million, compared to $780.0 million a year earlier, an increase of $112.8 million, or 14.5%.

The following table sets forth the deposits of the Company by category for the period indicated.

F-54

	December 31,
(Dollars in thousands)	2014		2013		2012
		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Noninterest-bearing accounts	$201,362	22.6%	$173,793	22.3%	$109,624	18.4%
NOW accounts	301,721	33.8%	240,514	30.8%	230,589	38.6%
Money market accounts	117,018	13.1%	107,564	13.8%	47,325	7.9%
Savings accounts	66,615	7.5%	55,113	7.1%	48,153	8.1%
Time deposits less than $100,000	85,365	9.6%	86,363	11.1%	69,115	11.6%
Time deposits of $100,000 or over	120,694	13.4%	116,624	14.9%	91,821	15.4%
Total deposits	$892,775	100%	$779,971	100%	$596,627	100%

The Company’s loan-to-deposit ratio was 78.9% at December 31, 2014 and 74.3% at December 31, 2013. The loan-to-deposit ratio averaged 71.1% during 2014. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $772.1 million at December 31, 2014 and $663.3 million at December 31, 2013. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company's certificates of deposit of $100,000 or more at December 31, 2014, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

		After Three
	Within Three	Through	After Twelve
(In thousands)	Months	Twelve Months	Months	Total

December 31, 2014	$36,356	$43,516	$40,822	$120,694

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank of Dallas, federal funds purchased and reverse repurchase agreements. At December 31, 2014, advances from the FHLB totaled $84.5 million compared to $47.0 million at December 31, 2013. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. There were no federal funds purchased at December 31, 2014 and December 31, 2013.

Reverse Repurchase Agreements consist of one $5,000,000 agreement. The agreement is secured by securities with a fair value of $7,443,951 at December 31, 2014 and $6,530,592 at December 31, 2013. The maturity date of the remaining agreement is September 26, 2017, with a rate of 3.81%.

Subordinated Debentures

In 2006, the Company issued subordinated debentures of $4,124,000 to The First Bancshares, Inc. Statutory Trust 2 (Trust 2). The Company is the sole owner of the equity of the Trust 2. The Trust 2 issued $4,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 2. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2011 and thereafter, and mature in 2036. The Company entered into this arrangement to provide funding for expected growth.

F-55

In 2007, the Company issued subordinated debentures of $6,186,000 to The First Bancshares, Inc. Statutory Trust 3 (Trust 3). The Company is the sole owner of the equity of the Trust 3. The Trust 3 issued $6,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust 3. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2012 and thereafter, and mature in 2037. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total stockholders’ equity as of December 31, 2014, was $96.2 million, an increase of $11.1 million or approximately 13.1%, compared with stockholders' equity of $85.1 million as of December 31, 2013.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses, subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 4%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and The First exceeded their minimum regulatory capital ratios as of December 31, 2014 and 2013.

The Federal Reserve and the Federal Deposit Insurance Corporation approved final capital rules in July 2013, that substantially amend the existing capital rules for banks. These new rules reflect, in part, certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010 (which standards are commonly referred to as “Basel III”) as well as requirements contemplated by the Dodd-Frank Act.

Under the new capital rules, the Company will be required to meet certain minimum capital requirements that differ from current capital requirements. The rules implement a new capital ratio of common equity Tier 1 capital to risk-weighted assets. Common equity Tier 1 capital generally consists of retained earnings and common stock (subject to certain adjustments) as well as accumulated other comprehensive income (“AOCI”), except to the extent that the Company exercises a one-time irrevocable option to exclude certain components of AOCI as of March 31, 2015. The Company will also be required to establish a “conservation buffer,” consisting of a common equity Tier 1 capital amount equal to 2.5% of risk-weighted assets to be phased in by 2019. An institution that does not meet the conservation buffer will be subject to restrictions on certain activities including payment of dividends, stock repurchases, and discretionary bonuses to executive officers.

The prompt corrective action rules are modified to include the common equity Tier 1 capital ratio and to increase the Tier 1 capital ratio requirements for the various thresholds. For example, the requirements for the Company to be considered well-capitalized under the rules will be a 5.0% leverage ratio, a 6.5% common equity Tier 1capital ratio, an 8.0% Tier 1 capital ratio, and a 10.0% total capital ratio. To be adequately capitalized, those ratios are 4.0%, 4.5%, 6.0%, and 8.0%, respectively.

The rules modify the manner in which certain capital elements are determined. The rules make changes to the methods of calculating the risk-weighting of certain assets, which in turn affects the calculation of the risk-weighted capital ratios. Higher risk weights are assigned to various categories of assets, including commercial real estate loans, credit facilities that finance the acquisition, development or construction of real property, certain exposures or credit that are 90 days past due or are nonaccrual, securitization exposures, and in certain cases mortgage servicing rights and deferred tax assets.

The Company is required to comply with the new capital rules on January 1, 2015, with a measurement date of March 31, 2015. The conservation buffer will be phased-in beginning in 2016, and will take full effect on January 1, 2019. Certain calculations under the rules will also have phase-in periods.

F-56

The following table sets forth selected consolidated capital ratios at the periods indicated for both the Company and The First.

	Adequately	Well	The Company		The First
Capital Ratios	Capitalized	Capitalized	December 31,		December 31,
			2014	2013	2014	2013

Leverage	4.0%	5.0%	8.4%	9.0%	8.4%	8.9%
Risk-based capital:
Tier 1	4.0%	6.0%	11.5%	12.5%	11.4%	12.4%
Total	8.0%	10.0%	12.3%	13.4%	12.2%	13.3%

	2014	2013	2012
Return on assets (net income applicable to common stockholders divided by average total assets)	.61%	.45%	.51%
Return on equity (net income applicable to common stockholders divided by average equity)	7.1%	5.0%	5.7%
Dividend payout ratio (dividends per share divided by net income per common share)	12.6%	15.6%	12.9%
Equity to asset ratio (average equity divided by average total assets)	8.6%	9.0%	8.8%

Liquidity Management

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company’s market area.

The Company's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, is typically its primary source of liquidity, averaged $24.8 million during the year ended December 31, 2014 and totaled $14.3 million at December 31, 2014. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2014, advances available totaled approximately $228.4 million of which $84.5 million had been drawn, or used for letters of credit.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

EESA also increased FDIC deposit insurance on most accounts from $100,000 to $250,000. However, with the passage of the Dodd-Frank Act, this increase in the basic coverage limit has been made permanent.

Subprime Assets

The First does not engage in subprime lending activities targeted towards borrowers in high risk categories.

F-57

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

F-58

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if

•	he conducted himself in good faith;

•	he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director in connection with

•	a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA; or

•	any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a signed written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•	the board of directors if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote;

•	special legal counsel selected in accordance with the MBCA; or

•	the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.
II-1

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

First Bancshares Articles of Incorporation

The Articles of Incorporation of First Bancshares contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to it or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

First Bancshares Bylaws

Under its Bylaws, First Bancshares must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or The First or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the directors in connection with the proceeding. Directors are also entitled to have First Bancshares advance any such expenses prior to final disposition of the proceeding, upon delivery of (1) a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.The Registrant also maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 22. Undertakings

(a)    The undersigned registrant hereby undertakes:

 (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)    That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on November 30, 2016.

THE FIRST BANCSHARES, INC.

By: /s/ M. Ray (Hoppy) Cole, Jr.

M. Ray (Hoppy) Cole, Jr.

President & Chief Executive Officer

By: /s/ Donna T. (Dee Dee) Lowery

Donna T. (Dee Dee) Lowery

Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the date set forth below.

	*	Director and Chairman of the Board	November 30, 2016
E. Ricky Gibson
	*	Director	November 30, 2016
Charles R. Lightsey
	*	Director	November 30, 2016
J. Douglas Seidenburg
	*	Director	November 30, 2016
Andy Stetelman
	*	Director	November 30, 2016
David W. Bomboy
	*	Director	November 30, 2016
Ted E. Parker
	*	Director	November 30, 2016
Fred McMurry
	*	Director	November 30, 2016
Gregory Mitchell
	/s/ M. Ray (Hoppy) Cole, Jr.	CEO, President and Director (Principal Executive Officer)	November 30, 2016
	/s/ Donna T. (Dee Dee) Lowery	Executive VP & Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2016

*By	/s/ M. Ray (Hoppy) Cole, Jr.
as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated October 12, 2016, by and among The First Bancshares, Inc., The First, A National Banking Association, and Gulf Coast Community Bank (attached as Appendix A to the proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)
2.2	Stock Purchase Agreement, dated October 12, 2016, by and between The First Bancshares, Inc. and A. Wilbert’s Sons Lumber and Shingle Co. (incorporated herein by reference to Exhibit 1.1 to First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)
3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on July 28, 2016)
3.2	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016)
3.3	Certificate of Designation of the Series E Preferred Stock of The First Bancshares, Inc., effective October 14, 2016 (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)
4.1	Provisions in the Company’s Articles of Incorporation and Bylaws defining the rights of holders of the Company’s Common Stock (incorporated herein by reference to Exhibit 3.1 to the First Bancshares’ Current Report on Form 8-K filed on July 28, 2016 and to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016)
4.2	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement No. 33-94288 on Form S-1).
4.3	Certificate of Designation of the Series E Preferred Stock of The First Bancshares, Inc., effective October 14, 2016 (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)
5.1**	Opinion of Jones Walker L.L.P. regarding legality of securities being registered
8.1*	Opinion of Jones Walker L.L.P. as to certain tax matters
10.1	Securities Purchase Agreement between the Company and the Purchasers provided therein, dated October 12, 2016 (incorporated herein by reference to Exhibit 1.3 to First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)
10.2	Registration Rights Agreement between the Company and the Purchasers provided therein, dated October 12, 2016 (incorporated herein by reference to Exhibit 1.4 to First Bancshares’ Current Report on Form 8-K filed on October 14, 2016)
10.3	Exchange Letter Agreement dated September 29, 2010 between The First Bancshares and the United States Department of the Treasury, including the Standard Terms, with respect to the exchange of the CDCI Preferred Stock. (incorporated herein by reference to Exhibit 10.2 to First Bancshares’ Current Report on Form 8-K filed on October 4, 2010)
10.4	Employment Agreement dated May 31, 2011, between The First, A National Banking Association and M. Ray Cole, Jr. (incorporated herein by reference to Exhibit 10.5 of the First Bancshares' Annual Report on Form 10-K filed on March 29, 2012)
10.5	The First Bancshares, Inc. 2007 Stock Incentive Plan (incorporated herein by reference to Exhibit 4.3 to First Bancshares’ Registration Statement No. 171996 on Form S-8)

10.6	Amendment to 2007 Stock Incentive Plan effective May 28, 2015 upon approval by shareholders of the Company (incorporated herein by reference to Exhibit 10.6 to First Bancshares Annual Report on Form 10-K filed on March 30, 2016)
10.7**	Form of Gulf Coast Community Bank Voting and Support Agreement
13.1	The Company's 2015 Annual Report to Shareholders (pages 1 to 77) (incorporated herein by reference to Exhibit 13 to First Bancshares Annual Report on Form 10-K filed on March 30, 2016)
21.1	Subsidiaries of First Bancshares (incorporated herein by reference to Exhibit 21 to First Bancshares Annual Report on Form 10-K filed on March 30, 2016)
23.1*	Consent of T.E. Lott & Company
23.2**	Consent of Monroe Financial Partners, Inc.
23.3**	Consent of Performance Trust Capital Partners, LLC
23.4	Consent of Jones Walker L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.
23.5	Consent of Jones Walker L.L.P. included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference.
24.1***	Power of Attorney of Directors of the Registrant
99.1**	Form of Proxy for Special Meeting of Shareholders of Gulf Coast Community Bank
*	Filed herewith.
**	Previously filed with the registrant’s Amendment No. 1 to Registration Statement on Form S-4 (No. 333-214426), which was filed on November 23, 2016.
***	Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-214426), which was filed on November 3, 2016.